Cadia Valley Operations New South Wales Australia Technical Report Summary Report current as at: December 31, 2025 Qualified Person: Mr. Shaun Chanter, RM SME. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page a NOTE REGARDING FORWARD-LOOKING INFORMATION This Technical Report Summary contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding Newmont’s expectation for its mines and any related development or expansions, including estimated cash flows, production, revenue, EBITDA, costs, taxes, capital, rates of return, mine plans, material mined and processed, recoveries and grade, future mineralization, future adjustments and sensitivities and other statements that are not historical facts. Forward-looking statements address activities, events, or developments that Newmont expects or anticipates will or may occur in the future and are based on current expectations and assumptions. Although Newmont’s management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which Newmont operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, molybdenum and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) other planning assumptions. Important factors that could cause actual results to differ materially from those in the forward- looking statements include, among others, risks that estimates of mineral reserves and mineral resources are uncertain and the volume and grade of ore actually recovered may vary from our estimates, risks relating to fluctuations in metal prices; risks due to the inherently hazardous nature of mining-related activities; risks related to the jurisdictions in which we operate, uncertainties due to health and safety considerations, uncertainties related to environmental considerations, including, without limitation, climate change, uncertainties relating to obtaining approvals and permits, including renewals, from governmental regulatory authorities; and uncertainties related to changes in law; as well as those factors discussed in Newmont’s filings with the U.S. Securities and Exchange Commission, including Newmont’s latest Annual Report on Form 10-K for the period ended December 31, 2025, which is available on newmont.com. Newmont does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this document, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page i CONTENTS 1.0 EXECUTIVE SUMMARY ........................................................................................................... 1-1 1.1 Introduction ................................................................................................................................. 1-1 1.2 Terms of Reference ................................................................................................................... 1-1 1.3 Property Setting ......................................................................................................................... 1-1 1.4 Ownership .................................................................................................................................. 1-2 1.5 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements .............................. 1-2 1.6 Geology and Mineralization ........................................................................................................ 1-3 1.7 History and Exploration .............................................................................................................. 1-5 1.8 Drilling and Sampling ................................................................................................................. 1-5 1.8.1 Drilling .................................................................................................................................... 1-5 1.8.2 Hydrogeology ......................................................................................................................... 1-6 1.8.3 Geotechnical .......................................................................................................................... 1-6 1.8.4 Sampling and Assay .............................................................................................................. 1-6 1.8.5 Quality Assurance and Quality Control .................................................................................. 1-7 1.9 Data Verification ......................................................................................................................... 1-7 1.10 Metallurgical Testwork ............................................................................................................... 1-8 1.11 Mineral Resource Estimation ..................................................................................................... 1-8 1.11.1 Estimation Methodology ......................................................................................................... 1-8 1.11.2 Mineral Resource Statement ................................................................................................ 1-10 1.11.3 Factors That May Affect the Mineral Resource Estimate..................................................... 1-12 1.12 Mineral Reserve Estimation ..................................................................................................... 1-12 1.12.1 Estimation Methodology ....................................................................................................... 1-12 1.12.2 Mineral Reserve Statement .................................................................................................. 1-13 1.12.3 Factors That May Affect the Mineral Reserve Estimate ....................................................... 1-14 1.13 Mining Methods ........................................................................................................................ 1-15 1.13.1 Cadia East ............................................................................................................................ 1-15 1.13.2 Ridgeway .............................................................................................................................. 1-17 1.14 Recovery Methods ................................................................................................................... 1-17 1.15 Infrastructure ............................................................................................................................ 1-19 1.16 Markets and Contracts ............................................................................................................. 1-20 1.17 Environmental, Permitting and Social Considerations ............................................................. 1-21 1.17.1 Environmental Studies and Monitoring ................................................................................ 1-21 1.17.2 Waste Rock .......................................................................................................................... 1-21 1.17.3 Tailings Storage Facilities .................................................................................................... 1-21 1.17.4 Water Supply and Water Management ................................................................................ 1-22 1.17.5 Closure and Reclamation Considerations ............................................................................ 1-23 1.17.6 Permitting ............................................................................................................................. 1-23 1.17.7 Social Considerations, Plans, Negotiations and Agreements .............................................. 1-23 1.18 Capital Cost Estimates ............................................................................................................. 1-23 1.19 Operating Cost Estimates ........................................................................................................ 1-24 1.20 Economic Analysis ................................................................................................................... 1-25 1.20.1 Economic Analysis ............................................................................................................... 1-25 1.20.2 Sensitivity Analysis ............................................................................................................... 1-27 1.21 Risks and Opportunities ........................................................................................................... 1-28 1.21.1 Risks ..................................................................................................................................... 1-28 1.21.2 Opportunities ........................................................................................................................ 1-29 1.22 Conclusions .............................................................................................................................. 1-29 Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page ii 1.23 Recommendations ................................................................................................................... 1-29 2.0 INTRODUCTION ........................................................................................................................ 2-1 2.1 Introduction ................................................................................................................................. 2-1 2.2 Terms of Reference ................................................................................................................... 2-1 2.2.1 Report Purpose ...................................................................................................................... 2-1 2.2.2 Terms of Reference................................................................................................................ 2-1 2.3 Qualified Persons ....................................................................................................................... 2-4 2.4 Site Visits and Scope of Personal Inspection ............................................................................ 2-4 2.5 Report Date ................................................................................................................................ 2-4 2.6 Information Sources and References ........................................................................................ 2-4 2.7 Previous Technical Report Summaries ...................................................................................... 2-4 3.0 PROPERTY DESCRIPTION ...................................................................................................... 3-1 3.1 Introduction ................................................................................................................................. 3-1 3.2 Property and Title in New South Wales ..................................................................................... 3-1 3.2.1 Mineral Title ............................................................................................................................ 3-1 3.2.2 Surface Rights ........................................................................................................................ 3-2 3.2.3 Government Mining Taxes, Levies or Royalties .................................................................... 3-2 3.3 Ownership .................................................................................................................................. 3-2 3.4 Mineral Title ................................................................................................................................ 3-3 3.5 Surface Rights ............................................................................................................................ 3-5 3.6 Water Rights............................................................................................................................... 3-8 3.7 Royalties ..................................................................................................................................... 3-9 3.8 Encumbrances ........................................................................................................................... 3-9 3.9 Permitting ................................................................................................................................... 3-9 3.10 Community Concerns, Regulatory Actions, and Legal Proceedings ......................................... 3-9 3.11 Significant Factors and Risks That May Affect Access, Title or Work Programs .................... 3-10 4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY ...................................................................................................................................... 4-1 4.1 Physiography.............................................................................................................................. 4-1 4.2 Accessibility ................................................................................................................................ 4-2 4.3 Climate ....................................................................................................................................... 4-2 4.4 Local Resources and Infrastructure ........................................................................................... 4-3 4.5 Seismicity ................................................................................................................................... 4-3 5.0 HISTORY ................................................................................................................................... 5-1 6.0 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT ............................................... 6-1 6.1 Deposit Type .............................................................................................................................. 6-1 6.1.1 Alkalic Porphyry Gold–Copper Deposits ................................................................................ 6-1 6.2 Regional Geology ....................................................................................................................... 6-2 6.3 Local Geology ............................................................................................................................ 6-6 6.3.1 Lithologies .............................................................................................................................. 6-6 6.3.2 Metamorphism ........................................................................................................................ 6-9 6.3.3 Structure ................................................................................................................................. 6-9 6.3.4 Mineralization ......................................................................................................................... 6-9 6.3.5 Weathering ........................................................................................................................... 6-10 6.4 Deposit Geology ....................................................................................................................... 6-10 6.4.1 Cadia East ............................................................................................................................ 6-10 6.4.1.1 Geology ............................................................................................................................ 6-10 6.4.1.2 Alteration .......................................................................................................................... 6-11 6.4.1.3 Structure ........................................................................................................................... 6-14 6.4.1.4 Mineralization ................................................................................................................... 6-14

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page iii 6.4.2 Ridgeway .............................................................................................................................. 6-15 6.4.2.1 Geology ............................................................................................................................ 6-15 6.4.2.2 Alteration .......................................................................................................................... 6-18 6.4.2.3 Structure ........................................................................................................................... 6-18 6.4.2.4 Mineralization ................................................................................................................... 6-18 7.0 EXPLORATION ......................................................................................................................... 7-1 7.1 Exploration ................................................................................................................................. 7-1 7.1.1 Grids and Surveys .................................................................................................................. 7-1 7.1.2 Geological Mapping ............................................................................................................... 7-1 7.1.3 Geochemistry ......................................................................................................................... 7-2 7.1.4 Geophysics ............................................................................................................................. 7-5 7.1.5 Petrology, Mineralogy, and Research Studies ..................................................................... 7-10 7.1.6 Qualified Person’s Interpretation of the Exploration Information ......................................... 7-10 7.1.7 Exploration Potential ............................................................................................................ 7-11 7.2 Drilling ...................................................................................................................................... 7-13 7.2.1 Overview .............................................................................................................................. 7-13 7.2.1.1 Drilling on Property ........................................................................................................... 7-13 7.2.1.2 Drilling Excluded For Estimation Purposes ...................................................................... 7-19 7.2.1.3 Drilling Since Database Close-out Date ........................................................................... 7-19 7.2.2 Drill Methods ........................................................................................................................ 7-21 7.2.3 Logging ................................................................................................................................. 7-21 7.2.4 Recovery .............................................................................................................................. 7-22 7.2.5 Collar Surveys ...................................................................................................................... 7-22 7.2.6 Down Hole Surveys .............................................................................................................. 7-22 7.2.7 Comment on Material Results and Interpretation ................................................................ 7-23 7.3 Hydrogeology ........................................................................................................................... 7-23 7.3.1 Overview .............................................................................................................................. 7-23 7.3.2 Sampling Methods and Laboratory Determinations ............................................................. 7-24 7.3.3 Comment on Results ............................................................................................................ 7-24 7.3.4 Groundwater Models ............................................................................................................ 7-24 7.3.5 Water Balance ...................................................................................................................... 7-25 7.4 Geotechnical ............................................................................................................................ 7-25 7.4.1 Overview .............................................................................................................................. 7-25 7.4.2 Sampling Methods and Laboratory Determinations ............................................................. 7-26 7.4.2.1 Geotechnical Logging ...................................................................................................... 7-26 7.4.2.2 Laboratory Rock Strength Testing ................................................................................... 7-26 7.4.2.3 On-site Point Load Testing ............................................................................................... 7-26 7.4.3 Comment on Results ............................................................................................................ 7-26 8.0 SAMPLE PREPARATION, ANALYSES, AND SECURITY ...................................................... 8-1 8.1 Sampling Methods ..................................................................................................................... 8-1 8.1.1 RC .......................................................................................................................................... 8-1 8.1.2 Core ........................................................................................................................................ 8-1 8.1.3 Grade Control ......................................................................................................................... 8-1 8.1.4 Production Sampling .............................................................................................................. 8-1 8.2 Sample Security Methods .......................................................................................................... 8-1 8.3 Density Determinations .............................................................................................................. 8-2 8.4 Analytical and Test Laboratories ................................................................................................ 8-2 8.5 Sample Preparation ................................................................................................................... 8-3 8.6 Analysis ...................................................................................................................................... 8-4 8.7 Quality Assurance and Quality Control ...................................................................................... 8-4 Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page iv 8.7.1 QA/QC Procedures ................................................................................................................ 8-4 8.7.2 Current QA/QC Reviews ........................................................................................................ 8-5 8.7.2.1 Short-Term Control Measures and Reporting .................................................................... 8-5 8.7.2.2 Longer-Term Control Measures and Reporting ................................................................. 8-5 8.7.3 Analytical QA/QC Review ...................................................................................................... 8-6 8.8 Database .................................................................................................................................... 8-6 8.9 Qualified Person’s Opinion on Sample Preparation, Security, and Analytical Procedures ....... 8-6 9.0 DATA VERIFICATION ............................................................................................................... 9-1 9.1 Internal Data Verification ............................................................................................................ 9-1 9.1.1 Mineral Resource and Mineral Reserve Estimates ................................................................ 9-1 9.1.2 Reconciliation ......................................................................................................................... 9-2 9.1.3 Mineral Resource and Mineral Reserve Review .................................................................... 9-2 9.1.4 Subject Matter Expert Reviews .............................................................................................. 9-2 9.2 External Data Verification ........................................................................................................... 9-3 9.3 Data Verification by Qualified Person ........................................................................................ 9-4 9.4 Qualified Person’s Opinion on Data Adequacy .......................................................................... 9-4 10.0 MINERAL PROCESSING AND METALLURGICAL TESTING .............................................. 10-1 10.1 Introduction ............................................................................................................................... 10-1 10.2 Metallurgical Testwork ............................................................................................................. 10-1 10.2.1 Cadia East ............................................................................................................................ 10-1 10.2.1.1 Sample Selection ......................................................................................................... 10-2 10.2.1.2 Testwork Summary ...................................................................................................... 10-2 10.2.2 Ridgeway .............................................................................................................................. 10-5 10.2.2.1 Sample Selection ......................................................................................................... 10-6 10.2.2.2 Testwork Summary ...................................................................................................... 10-6 10.3 Recovery Estimates ................................................................................................................. 10-7 10.3.1 Cadia East ............................................................................................................................ 10-7 10.3.2 Ridgeway .............................................................................................................................. 10-9 10.4 Metallurgical Variability ............................................................................................................ 10-9 10.5 Deleterious Elements ............................................................................................................. 10-10 10.5.1 Cadia East .......................................................................................................................... 10-10 10.5.2 Ridgeway ............................................................................................................................ 10-10 10.6 Qualified Person’s Opinion on Data Adequacy ...................................................................... 10-11 11.0 MINERAL RESOURCE ESTIMATES ...................................................................................... 11-1 11.1 Introduction ............................................................................................................................... 11-1 11.2 Modelling Approach ................................................................................................................. 11-1 11.2.1 Cadia East ............................................................................................................................ 11-1 11.2.2 Ridgeway .............................................................................................................................. 11-1 11.3 Exploratory Data Analysis ........................................................................................................ 11-2 11.3.1 Cadia East ............................................................................................................................ 11-2 11.3.2 Ridgeway .............................................................................................................................. 11-2 11.4 Composites .............................................................................................................................. 11-2 11.4.1 Cadia East ............................................................................................................................ 11-2 11.4.2 Ridgeway .............................................................................................................................. 11-2 11.5 Grade Capping/Outlier Restrictions ......................................................................................... 11-3 11.5.1 Cadia East ............................................................................................................................ 11-3 11.5.2 Ridgeway .............................................................................................................................. 11-3 11.6 Density (Specific Gravity) Assignment ..................................................................................... 11-3 11.6.1 Cadia East ............................................................................................................................ 11-3 11.6.2 Ridgeway .............................................................................................................................. 11-3 Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page v 11.7 Variography .............................................................................................................................. 11-3 11.7.1 Cadia East ............................................................................................................................ 11-3 11.7.2 Ridgeway .............................................................................................................................. 11-4 11.8 Estimation/Interpolation Methods ............................................................................................. 11-4 11.8.1 Cadia East ............................................................................................................................ 11-4 11.8.2 Ridgeway .............................................................................................................................. 11-5 11.9 Block Model Validation ............................................................................................................. 11-5 11.10 Confidence Classification of Mineral Resource Estimate ........................................................ 11-6 11.10.1 Mineral Resource Confidence Classification ................................................................... 11-6 11.10.1.1 Cadia East .................................................................................................................... 11-6 11.10.1.2 Ridgeway ...................................................................................................................... 11-6 11.10.2 Uncertainties Considered During Confidence Classification ........................................... 11-6 11.11 Stockpiles ................................................................................................................................. 11-7 11.12 Reasonable Prospects of Economic Extraction ....................................................................... 11-7 11.12.1 Input Assumptions ............................................................................................................ 11-7 11.12.1.1 Cadia East .................................................................................................................... 11-7 11.12.1.2 Ridgeway ...................................................................................................................... 11-8 11.12.1.3 Cadia Hill Stockpiles .................................................................................................... 11-9 11.12.2 Commodity Price .............................................................................................................. 11-9 11.12.3 Cut-off ............................................................................................................................. 11-10 11.12.4 QP Statement ................................................................................................................. 11-10 11.13 Mineral Resource Statement.................................................................................................. 11-10 11.14 Uncertainties (Factors) That May Affect the Mineral Resource Estimate .............................. 11-12 12.0 MINERAL RESERVE ESTIMATES ......................................................................................... 12-1 12.1 Introduction ............................................................................................................................... 12-1 12.2 Cadia East ................................................................................................................................ 12-1 12.2.1 Overview .............................................................................................................................. 12-1 12.2.2 Net Smelter Return............................................................................................................... 12-3 12.2.3 Development Ore Selection ................................................................................................. 12-3 12.2.4 Panel Cave Ore Selection .................................................................................................... 12-3 12.2.5 Shut-off Values ..................................................................................................................... 12-3 12.2.6 Dilution ................................................................................................................................. 12-4 12.2.7 Metallurgical Recoveries ...................................................................................................... 12-4 12.3 Ridgeway .................................................................................................................................. 12-4 12.3.1 Overview .............................................................................................................................. 12-4 12.3.2 Net Smelter Return............................................................................................................... 12-5 12.3.3 Development Ore Selection ................................................................................................. 12-6 12.3.4 Block Cave Ore Selection .................................................................................................... 12-6 12.3.5 Metallurgical Recovery ......................................................................................................... 12-6 12.4 Royalties ................................................................................................................................... 12-6 12.5 Mineral Reserve Statement ...................................................................................................... 12-7 12.6 Uncertainties (Factors) That May Affect the Mineral Reserve Estimate .................................. 12-8 13.0 MINING METHODS ................................................................................................................. 13-1 13.1 Cadia East Operations ............................................................................................................. 13-1 13.1.1 Overview .............................................................................................................................. 13-1 13.1.2 Geotechnical Considerations ............................................................................................... 13-3 13.1.2.1 Rock Quality and Geotechnical Domains .................................................................... 13-3 13.1.2.2 Design Considerations ................................................................................................. 13-4 13.1.2.3 Cave Initiation ............................................................................................................... 13-5 13.1.2.4 Hydraulic Fracturing ..................................................................................................... 13-5 Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page vi 13.1.2.5 Caveability, Fragmentation, and Flow .......................................................................... 13-5 13.1.2.6 Cave Subsidence ......................................................................................................... 13-5 13.1.2.7 Ground Support ............................................................................................................ 13-6 13.1.3 Hydrogeological Considerations .......................................................................................... 13-6 13.1.3.1 Hydrogeology ............................................................................................................... 13-6 13.1.3.2 Inflows .......................................................................................................................... 13-6 13.1.3.3 Dewatering ................................................................................................................... 13-7 13.1.4 Design Considerations ......................................................................................................... 13-7 13.1.4.1 Extraction Levels .......................................................................................................... 13-8 13.1.4.2 Undercut Levels ........................................................................................................... 13-8 13.1.4.3 Monitoring and Cave Engineering Horizon .................................................................. 13-9 13.1.4.4 Waste ........................................................................................................................... 13-9 13.1.5 Declines ................................................................................................................................ 13-9 13.1.6 Ventilation ............................................................................................................................. 13-9 13.1.7 Materials Handling System ................................................................................................ 13-10 13.1.8 Equipment .......................................................................................................................... 13-11 13.1.9 Facilities ............................................................................................................................. 13-12 13.1.10 Blasting ........................................................................................................................... 13-12 13.1.11 Production Schedule ...................................................................................................... 13-13 13.1.12 Personnel ....................................................................................................................... 13-13 13.2 Ridgeway ................................................................................................................................ 13-13 13.2.1 Introduction ......................................................................................................................... 13-13 13.2.2 Geotechnical Considerations ............................................................................................. 13-14 13.2.3 Hydrogeological Considerations ........................................................................................ 13-14 13.2.3.1 Inflows ........................................................................................................................ 13-14 13.2.3.2 Dewatering ................................................................................................................. 13-15 13.2.4 Design Considerations ....................................................................................................... 13-15 13.2.5 Ventilation ........................................................................................................................... 13-16 13.2.6 Materials Handling System ................................................................................................ 13-16 13.2.7 Facilities ............................................................................................................................. 13-16 13.2.8 Equipment .......................................................................................................................... 13-16 13.2.9 Production Schedule .......................................................................................................... 13-17 13.2.10 Personnel ....................................................................................................................... 13-17 14.0 PROCESSING AND RECOVERY METHODS ........................................................................ 14-1 14.1 Introduction ............................................................................................................................... 14-1 14.2 Flowsheet ................................................................................................................................. 14-1 14.3 Plant Design ............................................................................................................................. 14-3 14.3.1 Concentrator 1 Design ......................................................................................................... 14-3 14.3.2 Concentrator 2 Design ......................................................................................................... 14-3 14.3.3 Molybdenum Plant Design ................................................................................................... 14-3 14.4 Equipment Sizing ..................................................................................................................... 14-4 14.5 Power and Consumables ......................................................................................................... 14-7 14.5.1 Energy .................................................................................................................................. 14-7 14.5.2 Water .................................................................................................................................... 14-7 14.5.3 Process Consumables ......................................................................................................... 14-7 14.6 Personnel ................................................................................................................................. 14-7 15.0 INFRASTRUCTURE ................................................................................................................ 15-1 15.1 Introduction ............................................................................................................................... 15-1 15.2 Road and Logistics ................................................................................................................... 15-3 15.2.1 Roads ................................................................................................................................... 15-3

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page vii 15.2.2 Concentrate Dewatering and Handling ................................................................................ 15-3 15.3 Stockpiles ................................................................................................................................. 15-5 15.4 Waste Storage Facilities .......................................................................................................... 15-5 15.5 Tailings Storage Facilities ........................................................................................................ 15-5 15.6 Water Management .................................................................................................................. 15-5 15.7 Built Infrastructure .................................................................................................................... 15-5 15.8 Camps and Accommodation .................................................................................................... 15-6 15.9 Power and Electrical ................................................................................................................ 15-6 15.10 Fuel .......................................................................................................................................... 15-6 15.11 Communications ...................................................................................................................... 15-6 15.12 Water Supply ............................................................................................................................ 15-6 16.0 MARKET STUDIES ................................................................................................................. 16-1 16.1 Markets ..................................................................................................................................... 16-1 16.1.1 Existing Markets ................................................................................................................... 16-1 16.1.2 Cadia East ............................................................................................................................ 16-1 16.1.3 Ridgeway .............................................................................................................................. 16-3 16.2 Commodity Price Forecasts ..................................................................................................... 16-3 16.3 Contracts .................................................................................................................................. 16-3 17.0 ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS ................................................................. 17-1 17.1 Introduction ............................................................................................................................... 17-1 17.2 Baseline and Supporting Studies ............................................................................................. 17-1 17.3 Environmental Considerations/Monitoring Programs............................................................... 17-2 17.4 Stockpiles ................................................................................................................................. 17-1 17.5 Waste Rock Storage Facilities ................................................................................................. 17-1 17.6 Tailings Storage Facility ........................................................................................................... 17-2 17.6.1 Overview .............................................................................................................................. 17-2 17.6.2 Northern Tailings Storage Facility (NTSF) Embankment Failure ......................................... 17-4 17.6.3 LOM Requirements .............................................................................................................. 17-4 17.6.4 Deposition Methods ............................................................................................................. 17-5 17.7 Water Management .................................................................................................................. 17-5 17.7.1 Management Strategy .......................................................................................................... 17-5 17.7.2 Cadia Pit TSF ....................................................................................................................... 17-7 17.8 Water Supply ............................................................................................................................ 17-7 17.8.1 Overview .............................................................................................................................. 17-7 17.8.2 Water Recycling ................................................................................................................... 17-9 17.9 Closure Plan ............................................................................................................................. 17-9 17.10 Permitting ............................................................................................................................... 17-10 17.10.1 Statutory Environmental Approvals and Compliance ..................................................... 17-10 17.10.2 Operating Permits .......................................................................................................... 17-10 17.10.3 Modification 15 ............................................................................................................... 17-11 17.10.4 Cadia Continued Operations Project.............................................................................. 17-11 17.11 Considerations of Social and Community Impacts ................................................................ 17-12 17.12 Qualified Person’s Opinion on Adequacy of Current Plans to Address Issues ..................... 17-12 18.0 CAPITAL AND OPERATING COSTS ..................................................................................... 18-1 18.1 Introduction ............................................................................................................................... 18-1 18.2 Capital Cost Estimates ............................................................................................................. 18-1 18.2.1 Basis of Estimate.................................................................................................................. 18-1 18.2.2 Capital Cost Summary ......................................................................................................... 18-2 18.3 Operating Cost Estimates ........................................................................................................ 18-2 Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page viii 18.3.1 Basis of Estimate.................................................................................................................. 18-2 18.3.2 Operating Cost Summary ..................................................................................................... 18-2 19.0 ECONOMIC ANALYSIS .......................................................................................................... 19-1 19.1 Methodology Used ................................................................................................................... 19-1 19.2 Financial Model Parameters .................................................................................................... 19-1 19.3 Sensitivity Analysis ................................................................................................................... 19-1 20.0 ADJACENT PROPERTIES ..................................................................................................... 20-1 21.0 OTHER RELEVANT DATA AND INFORMATION .................................................................. 21-1 22.0 INTERPRETATION AND CONCLUSIONS ............................................................................. 22-1 22.1 Introduction ............................................................................................................................... 22-1 22.2 Property Setting ....................................................................................................................... 22-1 22.3 Ownership ................................................................................................................................ 22-1 22.4 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements ............................ 22-1 22.5 Geology and Mineralization ...................................................................................................... 22-2 22.6 History ...................................................................................................................................... 22-2 22.7 Exploration, Drilling, and Sampling .......................................................................................... 22-3 22.8 Data Verification ....................................................................................................................... 22-3 22.9 Metallurgical Testwork ............................................................................................................. 22-4 22.10 Mineral Resource Estimates .................................................................................................... 22-4 22.11 Mineral Reserve Estimates ...................................................................................................... 22-5 22.12 Mining Methods ........................................................................................................................ 22-5 22.13 Recovery Methods ................................................................................................................... 22-6 22.14 Infrastructure ............................................................................................................................ 22-6 22.15 Market Studies ......................................................................................................................... 22-6 22.16 Environmental, Permitting and Social Considerations ............................................................. 22-6 22.17 Capital Cost Estimates ............................................................................................................. 22-8 22.18 Operating Cost Estimates ........................................................................................................ 22-8 22.19 Economic Analysis ................................................................................................................... 22-8 22.20 Risks and Opportunities ........................................................................................................... 22-8 22.20.1 Risks ................................................................................................................................. 22-8 22.20.2 Opportunities .................................................................................................................... 22-9 22.21 Conclusions .............................................................................................................................. 22-9 23.0 RECOMMENDATIONS ............................................................................................................ 23-1 24.0 REFERENCES ......................................................................................................................... 24-1 24.1 Bibliography.............................................................................................................................. 24-1 24.2 Abbreviations............................................................................................................................ 24-4 24.3 Glossary of Terms .................................................................................................................... 24-6 25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT ................................... 25-1 25.1 Introduction ............................................................................................................................... 25-1 25.2 Macroeconomic Trends ............................................................................................................ 25-1 25.3 Markets ..................................................................................................................................... 25-1 25.4 Legal Matters............................................................................................................................ 25-2 25.5 Environmental Matters ............................................................................................................. 25-2 25.6 Stakeholder Accommodations ................................................................................................. 25-2 25.7 Governmental Factors .............................................................................................................. 25-2 Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page ix TABLES Table 1-1: Measured and Indicated Mineral Resource Statement .................................................... 1-11 Table 1-2: Inferred Mineral Resource Statement .............................................................................. 1-11 Table 1-3: Proven and Probable Mineral Reserve Statement ........................................................... 1-14 Table 1-4: Commodity Price and Exchange Rate Forecasts ............................................................ 1-20 Table 1-5: Capital Cost Estimate Summary ...................................................................................... 1-24 Table 1-6: Operating Cost Estimate Summary.................................................................................. 1-24 Table 1-7: Operating Unit Cost Estimate ........................................................................................... 1-25 Table 1-8: Cash Flow Summary Table .............................................................................................. 1-26 Table 3-1: Deposit Locations ............................................................................................................... 3-1 Table 3-2: Mineral Titles ...................................................................................................................... 3-1 Table 3-3: Mineral Tenure Summary Table ......................................................................................... 3-3 Table 3-4: Water Access Licenses ...................................................................................................... 3-8 Table 5-1: Project History .................................................................................................................... 5-1 Table 6-1: Deposit Model Features ..................................................................................................... 6-1 Table 6-2: Major Fault Types, Cadia East ......................................................................................... 6-14 Table 7-1: Geophysical Surveys ......................................................................................................... 7-6 Table 7-2: Project Drill Summary Table by Company ....................................................................... 7-13 Table 7-3: Project Drill Summary Table by Area ............................................................................... 7-15 Table 7-4: Drill Holes Supporting Cadia East Mineral Resource Estimate ....................................... 7-16 Table 7-5: Drill Holes Supporting Ridgeway Mineral Resource Estimate ......................................... 7-16 Table 9-1: Internal Data Verification Measures ................................................................................... 9-1 Table 9-2: External Data Verification Programs .................................................................................. 9-3 Table 10-1: Cadia East Testwork Summary (1995–2011) .................................................................. 10-3 Table 10-2: Cadia East Testwork Summary (2015–2021) .................................................................. 10-4 Table 10-3: Ridgeway Deeps Testwork Summary .............................................................................. 10-6 Table 10-4: Cadia East Gold Recovery Models .................................................................................. 10-7 Table 10-5: Cadia East Copper Recovery Models .............................................................................. 10-8 Table 11-1: Kriging Estimation Parameters ......................................................................................... 11-5 Table 11-2: Cadia East Drill Spacing Supporting Confidence Categories .......................................... 11-6 Table 11-3: Metal Price and Exchange Rate Assumptions ................................................................. 11-7 Table 11-4: Inputs Used for Reasonable Prospects of Economic Extraction, Cadia East .................. 11-8 Table 11-5: Inputs Used for Reasonable Prospects of Economic Extraction, Ridgeway ................... 11-9 Table 11-6: Inputs Used for Reasonable Prospects of Economic Extraction, Cadia Hill Stockpiles .. 11-9 Table 11-7: Measured and Indicated Mineral Resource Statement (gold, copper, silver) ................ 11-11 Table 11-8: Measured and Indicated Mineral Resource Statement (molybdenum) .......................... 11-11 Table 11-9: Inferred Mineral Resource Statement (gold, copper, silver) .......................................... 11-11 Table 11-10: Inferred Mineral Resource Statement (molybdenum) ................................................ 11-11 Table 12-1: Metal Price and Exchange Rate Assumptions ................................................................. 12-1 Table 12-2: Mineral Reserve Shut-off Value ....................................................................................... 12-4 Table 12-3: Metallurgical Recovery, Cadia East ................................................................................. 12-4 Table 12-4: Ridgeway Deeps Lift 1 Shut-Off Values ........................................................................... 12-6 Table 12-5: Metallurgical Recovery, Ridgeway ................................................................................... 12-6 Table 12-6: Proven and Probable Mineral Reserve Statement ........................................................... 12-7 Table 13-1: Cadia East Key Design Parameters................................................................................. 13-7 Table 13-2: Future Development Profiles ............................................................................................ 13-8 Table 13-3: Primary Equipment Summary, Cadia East .................................................................... 13-11 Table 13-4: Secondary Production Equipment Summary, Cadia East ............................................. 13-12 Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page x Table 13-5: Forecast Production Schedule, Cadia East ................................................................... 13-13 Table 13-6: Key Design Parameters, Ridgeway ............................................................................... 13-15 Table 13-7: Primary Equipment, Ridgeway ....................................................................................... 13-16 Table 14-1: Process Equipment .......................................................................................................... 14-4 Table 16-1: Commodity Price and Exchange Rate Forecasts ............................................................ 16-3 Table 17-1: Cadia Modifications .......................................................................................................... 17-2 Table 17-2: Environmental Management and Monitoring Regime ...................................................... 17-1 Table 17-3: Waste Management ......................................................................................................... 17-1 Table 17-4: Water Management System Elements............................................................................. 17-5 Table 17-5: Water Management Strategy ........................................................................................... 17-6 Table 17-6: Key Permits .................................................................................................................... 17-11 Table 18-1: Capital Cost Estimate Summary ...................................................................................... 18-2 Table 18-2: Operating Cost Estimate Summary.................................................................................. 18-3 Table 18-3: Operating Unit Cost Estimate ........................................................................................... 18-3 Table 19-1: Cash Flow Summary Table .............................................................................................. 19-2 Table 19-2: Annualized Cash Flow (2026–2033) ................................................................................ 19-4 Table 19-3: Annualized Cash Flow (2034–2043) ................................................................................ 19-5 Table 19-4: Annualized Cash Flow (2044–2053) ................................................................................ 19-6 Table 19-5: Annualized Cash Flow (2054–2058) ................................................................................ 19-7 FIGURES Figure 1-1: Sensitivity Analysis ........................................................................................................... 1-27 Figure 2-1: Project Location Plan ......................................................................................................... 2-2 Figure 2-2: Deposit Locations ............................................................................................................... 2-3 Figure 3-1: Mineral Tenure Location Plan ............................................................................................ 3-6 Figure 3-2: Surface Rights Location Map ............................................................................................. 3-7 Figure 6-1: Regional Geology of the Ordovician Rocks of New South Wales ..................................... 6-3 Figure 6-2: Cadia Valley Geological Plan ............................................................................................. 6-4 Figure 6-3: Cadia Valley Geological Cross Section (long-section looking north 22500N) ................... 6-5 Figure 6-4: Comparative Stratigraphy .................................................................................................. 6-7 Figure 6-5: Comparative Geological Cross-Sections ........................................................................... 6-8 Figure 6-6: Geology Section, Cadia East (15,820 mE) ...................................................................... 6-12 Figure 6-7: Geology Section, Cadia Far East (Section 15820 mE) .................................................... 6-13 Figure 6-8: Geology Level Plan, Ridgeway (5280RL level) ................................................................ 6-16 Figure 6-9: Geological Sections, Ridgeway ........................................................................................ 6-17 Figure 6-10: Alteration and Pyrite Zoning, Ridgeway (section 11050 mE) .......................................... 6-19 Figure 7-1: Stream Sediment Sampling ............................................................................................... 7-3 Figure 7-2: Rock Chip Sampling ........................................................................................................... 7-4 Figure 7-3: Soil Sampling ..................................................................................................................... 7-5 Figure 7-4: Geophysical Survey Location Plan .................................................................................... 7-9 Figure 7-5: Regional Prospects .......................................................................................................... 7-12 Figure 7-6: Project Drill Hole Location Plan ........................................................................................ 7-14 Figure 7-7: Cadia East Drill Hole Location Plan ................................................................................. 7-17 Figure 7-8: Ridgeway Drill Hole Location Plan ................................................................................... 7-18 Figure 7-9: Drilling Since Cadia East Database Closeout Date ......................................................... 7-20 Figure 12-1: Planned Mine Layout Schematic, Cadia East .................................................................. 12-2 Figure 12-2: Ridgeway Mine Layout Schematic ................................................................................... 12-5 Figure 13-1: Schematic Showing Mining Operations ........................................................................... 13-2

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page xi Figure 13-2: Geotechnical Block Model Schematic .............................................................................. 13-4 Figure 13-3: Planned Infrastructure Schematic, Cadia East .............................................................. 13-10 Figure 13-4: Offset Herringbone Layout Schematic ........................................................................... 13-15 Figure 14-1: Simplified Process Flow Diagram .................................................................................... 14-2 Figure 15-1: Infrastructure Layout Plan ................................................................................................ 15-2 Figure 15-2: Final Project Layout ......................................................................................................... 15-4 Figure 17-1: Tailings Storage Facility Location Plan ............................................................................ 17-3 Figure 19-1: Sensitivity Analysis ........................................................................................................... 19-1 Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-1 1.0 EXECUTIVE SUMMARY 1.1 Introduction This technical report summary (the Report) was prepared for Newmont Corporation (Newmont) on the Cadia Valley Operations (Cadia Valley Operations or the Project), in New South Wales (NSW), Australia. The Cadia Valley Operations are 100% owned by Newmont, and consist of the operating Cadia East gold mine (Cadia East), the mined-out Cadia Hill gold mine (Cadia Hill), and the Ridgeway gold mine (Ridgeway) that is on care-and-maintenance. 1.2 Terms of Reference Mineral resources are estimated for the Cadia East and Ridgeway deposits and the Cadia Hill stockpile. Mineral reserves are estimated for Cadia East and Ridgeway, and in stockpiles. Mineral resources and mineral reserves are reported using the definitions in Regulation S–K 1300 (SK1300), under Item 1300. All measurement units used in this Report are metric unless otherwise noted, and currency is expressed in United States dollars (US$) as identified in the text. The Australian currency is the Australian dollar (AU$), the assumed US$:AU$ exchange rate was 0.70:1. Unless otherwise indicated, all financial values are reported in US$ including all operating costs, capital costs, cash flows, taxes, revenues, expenses, and overhead distributions. The mine plan uses the terms block cave (Ridgeway) and panel cave (Cadia East). A block cave operation produces from the full orebody footprint from the outset of the operation. In panel caving the active caving zone moves across the full footprint with time. Development of a new panel in a panel caving operation is analogous to a pit cutback in an open pit mining operation. The Report uses US English. 1.3 Property Setting The Cadia Valley Operations are located approximately 25 km south–southwest of the town of Orange in NSW, and approximately 200 km west–northwest of Sydney. The Cadia Valley Operations are accessed by sealed road from Orange. Commuter airlines provide Brisbane to Orange, Sydney to Orange, and Melbourne to Orange services. The Orange airport is about 12 km northeast of the Cadia Valley Operations. The area experiences the warmest temperatures from November to March and the coolest from May to August. The lowest mean monthly rainfall occurs March and April and the highest mean monthly rainfall occurs in August. The most common wind directions are from the southwest and northeast. Mining and exploration activities are conducted year-round. Elevations range from approximately 600 m Australian height datum (AHD) to 1,000 mAHD. The region is characterized by gently undulating hills, cleared open grassland and vegetation consisting mainly of scattered paddock trees, with isolated patches of remnant woodland and Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-2 shelterbelts, and State Forest plantations of Monterey Pine. The dominant land use in the Orange region is agriculture, principally grazing (sheep and cattle), cropping and orchards. The bushfire season in the Cadia valley area and Central West Region is generally from mid- November to mid-March. Depending on factors such as weather, fuel loads (build-up of leaf litter and broken branches), and drought indices, this season can be extended from early September to late April. There are moderate fuel loads associated with the open forest and woodland areas within the Cadia East subsidence zone and the tailings storage facilities (TSF) expansion areas that may present a fire hazard. The deposits are located in an area that has been seismically active both prior to and subsequent to the commencement of mining by Newcrest. These events can produce seismic loading, and this risk is considered in infrastructure design. 1.4 Ownership The Cadia Valley Operations are 100% owned by Newmont through its wholly-owned subsidiary, Cadia Holdings Pty Ltd. 1.5 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements The Cadia Valley Operations consist of 11 granted Mining Leases and 11 granted Exploration Licenses, with a total approximate area of 386 km2. The current minimum statutory annual expenditure changes on an annual basis depending on approved work programs. All statutory obligations to retain the Exploration Licenses had been met as at December 31, 2025. Newmont predominantly owns all surface properties covered by the Mining Leases and a number of properties in the surrounding area. Newmont also holds licenses to occupy crown roads within the Mining Leases and two small portions of crown land comprising Lot 7001 in Deposited Land (DP) 1020360 and Lot 103 in DP 750371 within Mining Lease 1405. Newmont holds occupation permits for infrastructure within surrounding State forest lands. The concentrate pipeline and return water line from Blayney is subject to leases within public lands under the control of the Blayney and Cabonne local government areas. Newmont owns the land on which the Cadia dewatering plant is located (Lot 106 DP1161062) and leases adjoining Lot 102 which contains the rail track spur line from Mitziya Pty Ltd as owner of the adjoining ‘Sea-Link’ development site. The rail track spur line connects to the Great Western Railway line, with transport of concentrate ultimately to Port Kembla. An Environmental Protection License covers the operations within the six Mining Leases plus the Cadia dewatering facilities, and ancillary infrastructure. Newmont holds water access licenses under the Water Management Act 2000 for water extraction. In New South Wales the royalty rate is 4% of the ex-mine value of the bullion and concentrate “recovered” (recovered being sold material and increases in stockpile material), less allowable deductions (treatment, depreciation, realization, and administration costs). Currently, gold, silver, copper, and molybdenum are levied at 4% of the ex-mine value less allowable deductions. There are no other royalties or similar obligations payable on the Project. There are a number of current community concerns, regulatory actions, and legal proceedings in relation to the Cadia Valley Operations. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-3 In October 2023 the New South Wales Environment Protection Authority commenced two charges against Newmont for the Cadia Valley Operations relating to alleged air pollution from the surface of the Cadia Valley Operations’ tailing storage facilities on October 13 and 22, 2022. Newmont has entered a plea of not guilty in relation to both charges, and the matter will go to court in February 2026. Community concerns were raised in relation to groundwater and surface water quality downstream of the Cadia Valley Operations, and in relation to both metals and per- and polyfluoroalkyl substances. The New South Wales Environment Protection Authority completed extensive sampling of the surface water network in the Upper Belubula River catchment and produced publicly available reports. The Environment Protection Authority sampling shows that water in the district meets irrigation and livestock criteria. Traces of perfluorooctane sulfonic acid, a chemical found in fire-fighting foams amongst other uses, were detected in water monitoring within the Cadia Valley Operations. As a result, the New South Wales Environment Protection Authority altered the site’s Environment Protection License to have Newmont engage an independent consultant to undertake an investigation of potential sources of perfluorooctane sulfonic acid on site. The New South Wales Environment Protection Authority has also put the same investigative condition on other major industries in the Orange district. Newmont has not used fire-fighting foam containing perfluorooctane sulfonic acid since 2016. 1.6 Geology and Mineralization The Cadia East and Ridgeway deposits are considered to be examples of alkalic porphyry gold– copper-style mineralization. The Cadia deposits are located in the eastern Lachlan Fold Belt of NSW and formed within the intra-oceanic Macquarie Arc, a belt of Ordovician to early Silurian mafic to intermediate volcanic, volcaniclastic and intrusive rocks. Post-mineral deformation partially dismembered the district, thereby superposing different porphyry copper–gold systems as well as the host stratigraphy level. The basement rocks in the Cadia district are Ordovician siltstones and volcanic units of the Weemalla Formation. They are conformably overlain by andesitic to basaltic andesitic lithologies of the Ordovician Forest Reefs Volcanics. Silurian conglomerates, sandstones, and siltstones (part of the Waugoola Group) cover large portions of the Ordovician volcano-sedimentary succession. Tertiary basalts of the Canobolas Volcanic Complex cover the Paleozoic rocks to the north and east of the district. Mineralization-related Ordovician to Silurian alkalic intrusions young eastwards across the Cadia Valley, with Ridgeway being the oldest deposit in the district and Cadia East the youngest. Three main intrusive complexes were identified. Although currently spatially separated due to the current erosion level, they may be connected at depth. The Cadia Intrusive Complex (CIC) consists of pyroxene diorite, monzodiorite and occasional pyroxenite in the west to monzonite, quartz monzonite, and quartz monzodiorite in the east. The mafic, western portion of the CIC is interpreted to be separated from the eastern, felsic portion of the CIC by a major north–northwest-striking, west–southwest-dipping thrust fault, the Purple Fault.

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-4 The Ridgeway Intrusive Complex (RIC) is located 2.5 km northwest of the Cadia Hill portion of the CIC, with the top of the RIC occurring about 500 m below surface. At least three intrusive stages were defined, of which the latter two have a clearly demonstrated temporal relationship with Ridgeway deposit alteration and mineralization. The RIC comprises a vertically attenuated composite pipe of monzodiorite to quartz monzonite. It has horizontal dimensions of 200 x 100 m, is elongated along a northwest trending axis, and extends subvertically for at least 1 km. The Cadia East Intrusive Complex (CEIC) comprises a series of west–northwest- to west-striking dikes that dip steeply to the north. The top of the complex averages about 800 m below the surface. Dyke compositions range from monzodiorite and quartz monzodiorite to quartz monzonite. The major regional structure is the 30 km long Werribee–Cadiangullong Fault Zone. Where the Werribee–Cadiangullong Fault Zone intersects structures related to the west–northwest-oriented Lachlan Transverse Zone, it forms a series of north–northwest- and northeast-trending thrust faults. This structural intersection appears to have controlled the location of the CIC and associated mineralization. Newmont identified more than 56 structures during production and development activities that influence the Cadia Valley-wide structural setting, and therefore mine planning and caving operations. Underground mapping demonstrated that fault behavior at the local scale can be highly complex, particularly for steeply-dipping structures. The Cadia porphyry deposits record a sequence of alteration and mineralization events that evolved from early-stage magnetite-stable sodic, potassic and calc-potassic alteration with locally significant gold–copper mineralization, through a period of transitional stage potassic alteration that introduced most of the gold–copper mineralization. Propylitic and calc-silicate alteration were developed in the deposit peripheries at this time and a late stage of feldspathic alteration developed irregularly around the deposit margins and locally destroyed mineralization. The mineralization within the Project area occurs within a 6 km-long west–northwest-oriented corridor. Mineralization in the porphyry deposits occurs as sheeted and stockwork quartz–sulfide veins, and locally as broadly stratabound disseminated mineralization (Cadia East) and skarn (Big Cadia and Little Cadia). The Cadia deposit occupies a mineralized zone 2.5 km in strike length, 600 m in width and over 1,900 m in vertical extent. Mineralization at Cadia East is divided into two broad overlapping zones: an upper, copper-rich disseminated zone and a deeper gold-rich zone associated with sheeted veins. The upper zone forms a relatively small cap to the overall mineralized envelope and has a core of disseminated chalcopyrite (and rare bornite), capped by chalcopyrite–pyrite mineralization. The deeper zone is localized around a core of steeply-dipping, sheeted, quartz– calcite–bornite–chalcopyrite–molybdenite veins, with the highest gold grades associated with the bornite-bearing veins. Copper and molybdenite form a mineralized blanket above and to the east of the higher-grade gold envelope. The Ridgeway deposit is a subvertical body of quartz–sulfide vein stockwork mineralization with an elliptical, pipe-like geometry, elongated along a northwest-striking axis. Stockwork dimensions are approximately 400 m east–west, 250 m north–south and the deposit extends to a depth in excess of 1,000 m. Mineralization at Ridgeway and Ridgeway Deeps occurs in dense quartz vein stockworks and sheeted arrays localized in and around the small (50–100 m diameter) composite diorite to quartz–monzonite intrusive complex. The most strongly developed quartz stockwork veining and alteration, and the highest copper and gold grades, occur immediately adjacent to the monzonite. Sulfide minerals are zoned from a bornite to chalcopyrite (plus gold) core, outwards and upwards through a chalcopyrite-rich to an outer pyrite-rich domain. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-5 1.7 History and Exploration Historical gold and copper mining operations occurred at a number of small deposits in the general Cadia area. Prior to Newmont’s interest, Pacific Copper Limited (Pacific Copper), and Homestake Australia Limited conducted exploration in the Big Cadia area, including soil sampling, core, reverse circulation (RC), and rotary air blast (RAB) drilling. Newcrest acquired the property in March 1991 with an initial focus on the small shallow oxide resources at Big Cadia. Newcrest completed rock chip, soil, and stream sediment geochemical sampling, down-hole, ground and airborne geophysical surveys, technical studies, and mining operations. Newmont acquired Newcrest in November, 2023. Cadia is a mature district with numerous exploration prospects. As such, the amount of data and geological knowledge that is available is extensive. Newmont is currently using district-scale datasets and tools to potentially identify additional mineralization surrounding current Cadia Valley Operations. 1.8 Drilling and Sampling 1.8.1 Drilling Drilling to December 31, 2025 consisted of 7,039 drill holes (about 1,771,939 m). Drill types used include core, RC, aircore, rotary air blast (RAB), sonic, and percussion. Core drilling is the predominant drill type. The drilling that supports the mineral resource estimates consists of: • Cadia East: 691 drill holes (about 494,759 m); • Ridgeway: 495 drill holes (about 232,096 m); Aircore, RAB, sonic, and percussion drill types are not used in mineral resource estimation. The drilling of the Cadia East deposit includes drill core of the following sizes, NQ3 (47.6 mm core diameter), HQ3 (63.5 mm) and PQ (85 mm). Drilling at Ridgeway is predominantly LTK60 (44.0 mm), NQ (47.6 mm) or HQ (63.5 mm) core sizes. Most drill holes are collared at PQ or HQ sizes for accurate and safe drilling. The drill hole size is then reduced at the geologist’s discretion as the drill hole advances. Most of the drilling uses triple-tube core tools. RC drilling is used for infill resource definition on occasion; however, geotechnical data are not collected from RC drilling. Early logging (pre–2000) was typically conducted on 1 m intervals. After 2000, lithology was logged on a variable interval basis with intervals determined from combinations of rock type, alteration, structure, and mineralization. Logging and data collection include collar, lithology, mineralization, structure, geotechnical and bulk density information. Lithology is logged based on the geological unit, with subdivisions created based on alteration and mineralization. There are only minor zones of lost core or poor core recovery overall. Core recovery is generally excellent Project-wide, with core recoveries in fresh rock of around 99–100%. Survey methods included theodolite surveys and differential global positioning system (DGPS) instruments. A variety of methods were used to measure down-hole deviation (dip and azimuth), Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-6 including FlexIT, Ranger, Eastman, Maxibor, Multishot, and gyroscopic instruments. Face and wall samples are located using iSITE mapping equipment, with field data processed in Vulcan. Drawpoint samples do not require accurate location and are labelled according to the drawpoint number. 1.8.2 Hydrogeology The Cadia monitoring drill hole network has continuously expanded over time due to the inherent complexity of fractured bedrock aquifers. Currently there are 149 groundwater drill holes active within, and surrounding, the Cadia Valley Operations, of which 120 are monitored on a routine basis. To the Report date, the hydrogeological data collection programs have provided data suitable for use in the mining operations, and have supported the assumptions used in the active mining operations. Monitoring data are collected for the following elements: groundwater level (piezometric surface) and water quality variables. A regional numerical groundwater flow model has been developed to predict impacts from mining and tailings storage at Cadia. A new regional numerical flow model is under development. The site water balance is on average negative and as a result, the site needs to import water to satisfy all the demand requirements. During wet seasons, however, the site water balance becomes positive, capturing more water than required. 1.8.3 Geotechnical The geological hard rock setting at Cadia East and Ridgeway is well understood and displays reasonable consistency through the spatial extent of the host sequences. Where this is not the case due to geotechnical conditions or alteration (e.g. Ca-La Fracture Zones), these areas are well defined and domained accordingly. To date, the geotechnical data collection programs have provided data suitable for use in the mining operations, with this data used in various geotechnical models (e.g., RMR, Q’, P32 and Is50) that inform at both tunnel (development design) and cave/mine-wide (e.g., subsidence, flow, fragmentation, propagation, and seismic hazard) scale. 1.8.4 Sampling and Assay Core is sampled and analyzed on intervals determined by the geologist, with the aim of a nominal 2 m sample interval. Minimal RC sampling has been undertaken. Intervals for bulk density determination are selected according to lithology, alteration, and mineralization considerations. Density determinations are performed on site by geologists or geological assistants as part of the logging process, and use the water immersion method. Depending on the deposit and the geotechnical conditions encountered, measurements are generally taken at 20–50 m intervals down hole. Third-party, independent analytical and sample preparation laboratories used during early exploration efforts include Genalysis (Townsville), AAL (Orange), Analabs (Townsville), ALS Chemex (Townsville), and AMDEL (Orange, Perth). There are no accreditation data available in Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-7 the Project database for these laboratories at the time of use. Other third-party, independent analytical and sample preparation laboratories include ALS Chemex (Orange), and Intertek (Perth), both of which hold ISO170025 accreditations for selected analytical techniques. The Newcrest Services Laboratory, located in Orange (NSLO), has been used as the primary laboratory since June 2010. NSLO holds ISO 17025 accreditations but is not independent. Sample preparation and analytical methods varied over time. Earlier programs typically crushed to 2 mm and pulverized to 90% passing 75 µm; after 2009 this was amended to crushing to 2 mm and pulverizing to 95% passing 75 µm. The analytical methods used for the majority of the legacy data are not recorded in the Project database. Information recorded typically consists of the element and detection limit. Legacy analyses were primarily for gold and copper, but a multi-element suite could occasionally be completed. Depending on the area, some core may have gaps where no assays were recorded. Samples collected during the Newcrest/Newmont programs were routinely assayed for gold, copper, and a multi-element suite. Data are stored in a SQL server database using acQuire software. Regular reviews of data quality are conducted by site and corporate teams prior to resource estimation, in addition to external reviews. The database is regularly backed up, and copies are stored both offsite and in Newmont- owned facilities. Sample security has not historically been monitored. Sample collection from drill point to laboratory relies upon the fact that samples are either always attended, or stored in the locked on-site preparation facility, or stored in a secure area prior to laboratory shipment. Chain-of- custody procedures consist of sample submittal forms to be sent to the laboratory with sample shipments to ensure that all samples are received by the laboratory. 1.8.5 Quality Assurance and Quality Control A comprehensive quality assurance and quality control (QA/QC) program is in place for sample analysis. The process typically involves submission and analysis of standard reference materials, blanks, duplicates, replicates, and grind and crush size checks. QA/QC submission rates are typical for the program at the time the data were collected. Results are regularly monitored. The QA/QC programs adequately address issues of precision, accuracy, and contamination. 1.9 Data Verification Newmont personnel regularly visit the laboratories that process Newmont samples to inspect sample preparation and analytical procedures. The database that supports mineral resource and mineral reserve estimates is checked using electronic data scripts and triggers. Data verification was performed by external consultants in support of mine development and operations. No material issues were identified in the reviews. Observations made during the QP’s site visit, in conjunction with discussions with site-based technical staff also support the geological interpretations, and analytical and database quality.

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

The QP's personal inspection supports the use of the data in mineral resource and mineral reserve estimation, and in mine planning.

The QP received reconciliation reports from the operations. Through the review of these reconciliation factors, the QP can accept the use of the data in support of the mineral resource and mineral reserve estimates.

1.10 Metallurgical Testwork

Independent laboratories and testwork facilities used during metallurgical evaluation included AMML, ALS Townsville, ALS Brisbane, Metso Minerals Process Technology, JKTech, Metcon, Enviromet, Optimet, Amdel, Normet, and Lakefield Laboratory (Canada).

Metallurgical testwork and mineralogical information supporting the process design and metal recovery estimates included: optical mineralogy; X-ray diffraction (XRD) and mineral laboratory analysis (MLA); comminution tests (drop-weight (DWi), SAG mill comminution (SMC), Bond ball work index (BWi), rod work index (RWi), abrasion (Ai); rougher and cleaner flotation tests, gravity testwork, primary grind and regrind size sensitivity tests; evaluation of alternate reagents; flash flotation testing, fluorine depression batch flotation tests and locked cycle flotation tests.

Overall, samples selected for metallurgical testing during feasibility, development and expansion studies were representative of the various styles of mineralization within the different mineralized zones. Samples were selected from a range of locations and metal grades within the deposit zones. Sample density is acceptable for forecasting purposes. Cadia East and Ridgeway can be described as "well behaved" porphyry copper deposits where the mineralogical drivers of metallurgical performance are well understood, risks were recognized and appropriate industry standard mitigating actions are identified.

Metallurgical recovery forecasts are:

- Cadia East gold recovery rates are forecast at approximately 80%, copper recovery rates at approximately 86%, silver recovery rates at approximately 67% and molybdenum recovery rates (relative to plant feed) of approximately 67%;
- Ridgeway: recovery forecasts for the overall LOM are 81% for gold, 87% for copper and 66% for silver;
- Stockpiles: gold recovery of 64%, and copper recovery of 75%.

Fluorine is the main deleterious element identified at Cadia East that could influence concentrate sales and marketing. Since 2017, all material within the plant has been processed through a Jameson cell, giving maximum fluorine rejection, particularly of the entrained fluorine-bearing minerals, and therefore it is unlikely that fluorine levels in copper concentrate will exceed the maximum contractual limits over the LOM. There are expected to be no deleterious elements in any Ridgeway concentrates that will trigger penalty payments or rejection rates.

1.11 Mineral Resource Estimation

1.11.1 Estimation Methodology

The Cadia East resource model is based on a structural model and lithological model that uses multi-element geochemistry. Grade shells of 0.1% Cu, 0.1 g/t Au, and 20 ppm Mo inform the area

Date: February 2026 Page 1-8

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

of mineralization. A total of five estimation domains were constructed, and were used in the estimation of gold, copper, silver, molybdenum, fluorine, iron, lead, sulfur, and zinc. Ordinary kriging (OK) was used as the estimation method for all elements in all domains. Gold, copper, and molybdenum were estimated using locally varying anisotropy (LVA).

At Ridgeway, estimation domains were based on lithology and structure inside a mineralized envelope. Individual domains were created for gold, copper, sulfur, and silver. Data were separated into six geological domains, seven structural domains, and six grade domains.

At Cadia East, the drill hole database was composited to 10 m downhole for use in all subsequent analysis and estimation. Composite lengths of 2 m and 4 m were tested at Ridgeway to verify the optimum length, and the 4 m length was selected to support resource estimation of gold and copper.

Capping was only applied to selected elements and domains at Cadia East. Local capping was employed for gold, copper, and molybdenum to preserve higher grades where those grades are supported by surrounding data. No grade caps were applied during estimation at Ridgeway.

At Cadia East, bulk density was estimated using OK. Bulk density was assigned by domain at Ridgeway.

For Cadia East, grade estimations for the major elements were completed using OK. A kriging neighborhood analysis was used for the search neighborhoods. A minimum of 10 composites and a maximum of 20 composites were used in estimating. A restriction of maximum of four composites per drill hole was applied to avoid any single drill hole having too much influence on an estimated block. A block discretization of 4 x 4 x 4 was applied to all the blocks for estimation. Domains were treated as soft to firm with variable data sharing ranges between 5–40 m.

The following estimation parameters were used for the Ridgeway mineral resource estimate: block size of 25 m (E) x 25 m (N) x 25 m (elevation); minimum of eight samples and maximum of 48 samples; and OK interpolation. Estimation parameters for the Ridgeway resource model were optimized using quantitative kriging neighborhood analysis.

The block models and informing composites were validated using a combination of visual inspection in plan and section, nearest-neighbor model comparison, swath plots, grade–tonnage curves, and direct block simulation.

Resource confidence categories were assigned on the basis of drill spacing studies at Cadia East. The gold average variogram weighted distance was taken as a proxy for the gold average drill hole spacing. Mineral resources for Ridgeway were classified within a 0.2 g/t Au grade shell based on drill spacing. Stockpiles generated from the mining of the former Cadia Hill open pit are estimated as measured mineral resources using the cost assumptions for Cadia Hill at the time the stockpile material was deposited.

The mineral resource estimate for Cadia East was reported within an outline determined by net smelter return (NSR) cut-offs for each block in the resource model. The NSR was the estimated proceeds from the sale of mineral products after the application of metal recoveries and deduction of transport, smelting, refining, and marketing charges, as well as royalty payments. The reporting shell (potentially economic outline) was expanded or contracted (in places) to fully encompass the panel cave footprints, or remove areas that were not considered potentially mineable. The classification of material at Cadia East was constrained within an US$24.62 NSR cut-off, and was considered to be the boundary at which the material had reasonable prospects for economic extraction.

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New South Wales, Australia
Technical Report Summary

The Ridgeway estimate was reported assuming an underground mass mining method, likely block/panel caving. There was an assumption of a change in the mining method at 5040 mRL, from sub-level caving to block caving. The conceptual cave was constructed by assigning an NSR value to all blocks in the resource block model, determining a cave footprint string, and projecting directly to the top of the cave column. The cave was not allowed to expand beyond the extraction level footprint but could be reduced in diameter as a draw bell can be shut-off at cut-off grade before the entire column was extracted. Column heights ranged from 150–400 m with minimum diameters of 120 m. Mineral resources were reported inclusive of internal zones of non-mineralized diluting material. These zones can include low-grade to barren monzonite zones and late-stage pyroxene porphyry dikes. Mineral resources were reported using an US$8.75/t value shell.

Commodity prices used in resource estimation are based on long-term analyst and bank forecasts, supplemented with research by Newmont's internal specialists. The estimated timeframe used for the price forecasts is the 32-year LOM that supports the mineral reserve estimates.

For those deposits considered potentially amenable to underground mass mining methods, Cadia East and Ridgeway, no cut-off is used. The entire volume within the mineable shape outline is reported including internal dilution.

1.11.2 Mineral Resource Statement

Mineral resources are reported using the mineral resource definitions set out in SK1300 on a 100% basis. Newmont holds a 100% Project interest. The estimates are current as at December 31, 2025. The reference point for the estimates is in situ or in stockpiles. Mineral resources are reported exclusive of those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Measured and indicated mineral resources are summarized in Table 1-1. Inferred mineral resources are presented in Table 1-2.

The Qualified Person for the estimate is Mr. Shaun Chanter, RM SME, Head Reserve Governance - Global, a Newmont employee.

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New South Wales, Australia
Technical Report Summary

Table 1-1: Measured and Indicated Mineral Resource Statement

Resource Confidence Classification	Area	Tonnes (kt)	Grade			Contained Metal		
			Au (g/t)	Cu (%)	Ag (g/t)	Au (koz)	Cu (kt)	Ag (koz)
Measured	Stockpile	28,500	0.30	0.13	—	300	0	—
Indicated	Underground	1,009,300	0.29	0.25	0.62	9,400	2,600	20,200
Total measured and indicated		***1,037,800***	***0.29***	***0.25***	***0.62***	***9,700***	***2,600***	***20,200***

Resource Confidence Classification	Area	Tonnes (kt)	Grade	Contained Metal
			Mo (%)	Mo (kt)
Indicated	Underground	938,100	0.01	100
Total measured and indicated		***938,100***	***0.01***	***100***

Table 1-2: Inferred Mineral Resource Statement

Resource Confidence Classification	Area	Tonnes (kt)	Grade			Contained Metal		
			Au (g/t)	Cu (%)	Ag (g/t)	Au (koz)	Cu (kt)	Ag (koz)
Inferred	Underground	163,900	0.2	0.2	0.4	1,300	300	2,300

Resource Confidence Classification	Area	Tonnes (kt)	Grade	Contained Metal
			Mo (%)	Mo (kt)
Inferred	Underground	124,200	0.01	0

Notes to Accompany Mineral Resource Tables:

1. Mineral resources are current as at December 31, 2025. Mineral resources are reported using the definitions in SK1300 on a 100% basis. The Qualified Person responsible for the estimate is Mr. Shaun Chanter, RM SME, Head Reserve Governance - Global, a Newmont employee.
2. The reference point for the mineral resources is in situ or in stockpiles.
3. Mineral resources are reported exclusive of mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.
4. Mineral resources that are potentially amenable to underground mass mining methods are reported using the inputs summarized in Table 11-4 and Table 11-5. Mineral resources in stockpiles are constrained using the inputs summarized in Table 11-6.
5. Tonnages are metric tonnes. Gold and silver ounces and copper and molybdenum tonnes are estimates of metal contained in tonnages and do not include allowances for processing losses.
6. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Tonnes are rounded to the nearest 100,000 tonnes. Ounces are rounded to the nearest 100,000 ounces and tonnes are rounded to the nearest 100,000. In instances where tonnage and grade are presented but metal is shown as “0”, this is due to the metal contained falling below the metal rounding limit.

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Technical Report Summary
Newmont

1.11.3 Factors That May Affect the Mineral Resource Estimate

Areas of uncertainty that may materially impact the mineral resource estimates include: changes to long-term metal and exchange rate price assumptions; changes in local interpretations of mineralization geometry, structures, and continuity of mineralized zones; changes to geological and grade shape and geological and grade continuity assumptions; changes to metallurgical recovery assumptions; changes to the input assumptions used to derive the conceptual underground mass mining methods used to constrain the estimates; changes to the to the input assumptions used in the constraining pit shell for those mineral resources amenable to open pit mining methods; changes to the NSR cut-offs applied to the estimates; variations in geotechnical (including seismicity), hydrogeological and mining assumptions; and changes to environmental, permitting and social license assumptions.

A risk to the resource estimates is the assumption that there will be sufficient tailings storage capacity at the tailings cost input assumption used when considering reasonable prospects of economic extraction.

1.12 Mineral Reserve Estimation

1.12.1 Estimation Methodology

Mineral reserves are reported for Cadia East and Ridgeway. The Cadia East mine is operating; Ridgeway is currently on care-and-maintenance.

Mineral reserves are estimated assuming bulk underground mining methods. Mine designs supporting the mineral reserves were based on the most recently approved pre-feasibility and feasibility studies, and the operating mine life-of-mine plans.

At Cadia East, only draw-columns generating a positive NSR value (economic draw-columns) are included in the reserve, except where it is necessary to include an uneconomic draw-column to ensure a practical mining shape. Draw-column heights were limited by a shut-off NSR value of US$24.62/t. All development material is planned to be hauled to the surface portal dump. From the portal, dump ore is then screened and cleaned of any remnant ground support steel and then hauled to the mill for processing. Waste is hauled to the waste rock storage facility (WRSF) using surface equipment. Mining footprints were determined using a cost of US$525,000 per drawpoint, or US$1.05 million per drawbell. No other capital costs are included in the evaluations as the remaining costs are sunk as part of footprint establishment. Internal dilution is incorporated into the mine plan. All development has mining factors for dilution and recovery applied to accurately represent the expected mined tonnes. The following recovery ranges are anticipated over the LOM: gold: 70–85%; copper: 80–87%; molybdenum: 65–75%; and silver: 62–67%.

Estimation of the mineral reserves at Ridgeway involved standard steps of mine optimization, mine design, production scheduling, and financial modelling. Factors and assumptions were based on operating experience and performance in gained in the Cadia Valley Operations. The basis of the analysis is considered to be at a pre-feasibility level of study or higher. Mine plans are based on the extraction of caving blocks solely delineated on the basis of Indicated material. Dilution is included within the probable mineral reserve. The NSR calculation includes reserve revenue factors, metallurgical recovery assumptions, transport costs and refining charges and royalty charges. The site operating costs include mining cost, processing cost, relevant site general and administration costs, and relevant sustaining capital costs. This cost equates to a

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New South Wales, Australia
Technical Report Summary

break-even cut-off value (equivalent to a shut-off value) of approximately US$24.62/t milled. All development material is planned to be hauled to the surface portal dump. All drawpoints with a positive net present value (NPV) are considered, with the assumption that all draw columns will be mined to a profitable height after the cost of cave establishment has been sunk. Recoveries for gold are anticipated to range from approximately 60–70% and recoveries of copper are expected to range from approximately 65–75% through the life of the project.

Royalties are calculated as 4% of block revenue less all off site realization costs (treatment and refining charges), less ore treatments costs and less one third of site general and administrative costs. The royalty payments equate to approximately 3% of total revenue on average.

1.12.2 Mineral Reserve Statement

Mineral reserves are reported using the mineral reserve definitions set out in SK1300 on a 100% basis. Newmont has a 100% Project interest. Mineral reserves are current as at December 31, 2025.

The reference point for the mineral reserve estimate is as delivered to the process facilities.

Mineral reserves are reported in Table 1-3.

The Qualified Person for the estimate is Mr. Shaun Chanter, RM SME, Head Reserve Governance - Global, a Newmont employee.

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Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Table 1-3: Proven and Probable Mineral Reserve Statement

Reserve Confidence Classification	Area	Tonnage (kt)	Grade			Contained Metal		
			Gold (g/t Au)	Copper (% Cu)	Silver (g/t Ag)	Gold (koz)	Copper (kt)	Silver (koz)
Probable	Stockpile	4,300	0.48	0.31	0.74	100	0	100
	Underground	1,003,300	0.42	0.29	0.67	13,400	2,900	21,700
Total probable mineral reserves		***1,007,600***	***0.42***	***0.29***	***0.67***	***13,500***	***2,900***	***21,800***

Reserve Confidence Classification	Area	Tonnage (kt)	Grade Molybdenum (% Mo)	Contained Metal Molybdenum (kt)
Probable	Stockpile	4,300	0.01	0
	Underground	992,100	0.01	100
Total probable mineral reserves		***996,400***	***0.01***	***100***

Notes to Accompany Mineral Reserves Table:

1. Mineral reserves current as at December 31, 2025. Mineral reserves are reported using the definitions in SK1300 on a 100% basis. The Qualified Person responsible for the estimate is Mr. Shaun Chanter, RM SME, Head Reserve Governance - Global, a Newmont employee.

2. The reference point for the mineral reserves is the point of delivery to the process plant.

3. Mineral reserves are reported using the assumptions listed in Table 12-1 to Table 12-4.

4. Tonnages are metric tonnes. Gold and silver ounces and copper and molybdenum tonnes are estimates of metal contained in tonnages and do not include allowances for processing losses.

5. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Tonnes are rounded to the nearest 100,000 tonnes. Ounces are rounded to the nearest 100,000 ounces. In instances where tonnage and grade are presented but metal is shown as "0", this is due to the metal contained falling below the metal rounding limit.

1.12.3 Factors That May Affect the Mineral Reserve Estimate

Areas of uncertainty that may materially impact the mineral reserve estimates include: changes to long-term metal price and exchange rate assumptions; changes to metallurgical recovery assumptions; changes to the input assumptions used to derive the cave outlines and the mine plan that is based on those cave designs; changes to operating and capital cost assumptions used, including changes to input cost assumptions such as consumables, labor costs, royalty and taxation rates; variations in geotechnical, mining, dilution and processing recovery assumptions, including changes to designs as a result of changes to geotechnical, hydrogeological, and engineering data used; changes to the shut-off criteria used to constrain the estimates; ability to source power supplies if the current assumptions cannot be met; ability to obtain sufficient water to meet operational needs; changes to the assumed permitting and regulatory environment under

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Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

which the mine plan was developed; ability to permit additional TSF capacities or facilities; ability to maintain mining permits and/or surface rights; ability to obtain operations certificates in support of mine plans; ability to obtain and maintain social and environmental license to operate.

There is a risk to the mineral reserve estimates if Newmont is not able to demonstrate that the Cadia Valley Operations can remediate, maintain and operate the existing TSFs in line with the costs estimated in the LOM plan. A similar risk exists with the costs estimated for the TSF expansion included in the cash flow analysis. Newmont must also demonstrate that the operations can be mined within the existing environmental permit requirements.

1.13 Mining Methods

1.13.1 Cadia East

The current Cadia East operations are planned as a series of three lifts (Lifts 1, 2, and 3). The relative elevation of these lifts and all underground infrastructure is expressed in mine height datum which is 5,000 m above AHD. Lifts 1 and 2 are approximately 1,200–1,400 m high with their bases located at approximately 4650 mRL and 4450 mRL, respectively. Lift 3 sits below Lift 2 with a block height of 275 m and a base at 4,175 mRL. Lift 1 refers to the following panel caves: PC1–1, PC1–2, PC1–3 and PC1–4. Lift 2 refers to the following panel caves: PC2, PC2–3, PC2–4 and PC2–5. Lift 3 refers to the following panel cave: PC 3–1.

Cadia East is accessed via two declines, the main access decline, and the conveyor decline.

An overall geotechnical block model was created for the Cadia underground mining area. This model allows for a detailed understanding of the rock mass and its likely response to the cave mining process. Caveability tests and modelling undertaken as part of studies has shown that the orebody is amenable to caving. The planned preconditioning design for cave growth is one that implements a regular and tightly-spaced hydraulic fracturing geometry of between 1.5–2 m fracture spacing with a draw sequence that is initiated adjacent to the existing cave, to mitigate any potential pendant effect. Cave initiation will commence adjacent to existing caves for operations on the Lift 1 and Lift 2 levels. This cave initiation position was aligned to prevent the formation of a low-mobility cave-flow area (pendant). The Lift 3 level will be initiated under the existing Lift 2 caves, and the breakthrough to the lift above will be managed via a combination of fracturing, draw control, and personnel exclusion from high-risk zones. Future mining blocks at Cadia will adopt new technologies in cave monitoring, using magnetic cave beacons that can actively monitor the cave propagation and material flow and can be combined with expert systems and software packages that simulate the whole caving process. At the end of the Cadia East mine life, the surface subsidence area would be approximately 250 ha and would resemble a dish-shaped depression surrounded by steep slopes on the margin.

A quantitative prediction of water inflow to the extraction level was completed with modelling predicting an increase of cave moisture with time and an increase of total discharge (both ore moisture and seepage). Most of inflow will occur from the base of the subsidence crater. Inflow via the non-ponded crater zone will be limited. The modelling predicted that peak discharge to the extraction level will mimic surface infiltration, with multi-day extreme storm events associated with the highest risks of increased inflow. Dewatering facilities are designed to accommodate groundwater and surface catchment area water inflows for a one-in-100-year rainfall event. There is no discharge of water from the mine dewatering activities to the environment, with water reused in processing facilities or recycled into the underground operations.

Date: February 2026 Page 1-15

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-16 The mining method involves inducing caving of the rock mass by undercutting a block of ore. Mining proceeds by progressively advancing an “undercut” level beneath the block of ore. Above the undercut level, the overlying host rocks are pre-conditioned using blasting and/or hydraulic fracturing, resulting in controlled fracturing of the ore block. Following pre-conditioning of the overlying host rocks, broken ore is removed through an extraction level developed below the undercut level. The extraction level is connected to the undercut level by drawbells, through which the ore gravitates to drawpoints on the extraction level. The ore is removed by a load–haul–dump (LHD) fleet to underground crushing stations. At each crushing station, ore is tipped into a coarse ore bin, which then feeds the crusher itself which passes material to a surge bin used to regulate the feed from the crushing station onto the collection conveyors. The collection conveyors are in turn used to regulate feed onto the main trunk belt system and to allow for the automated removal of tramp metals. The main trunk belt is used to transport ore to the surface at a rate of approximately 4,600 t/h (with work underway to upgrade this to 5,150 t/h). The incline conveyor commences at 4,400 mRL (i.e. the base of Lift 2), extends approximately 7,500 m to the surface and is deposited onto the concentrator coarse ore stockpile where it is gravity fed into the ore processing system. Waste rock is removed from the underground workings via the decline and is hauled to the South Waste Rock Facility. Fresh air enters the underground workings via the main and conveyor declines and six ventilation intake shafts (VR4, VR6, VR10, VR122, VR16, VR18). A total flow intake of approximately 2,500 m3/s of installed capacity to maintain underground air quality. Air is expelled from the workings via six vertical shafts and exhaust fan installations (VR3, VR5, VR7, VR8, VR121, VR11). Blasting consists of development blasting and production blasting to precondition the ore. Emulsion explosives are typically used for blasting purposes. Ammonium nitrate fuel oil (ANFO) may be used on occasions if emulsion charging is not available. Hydraulic fracturing is used to augment the caving process. Groundwater that accumulates in the underground mine workings is collected, and then pumped to the surface at a maximum rate of about 160 L/s. Underground facilities include workshops, wash bays, fuel bays, offices, and crib rooms. Underground workshops are used to maintain the development and production fleet. The Cadia East mine is supplied by a dedicated 132 kV transmission line feed which in turn feeds into the site switchyard. Three 33 kV feeders run from the surface substation to provide a ring main to the underground workings. Equipment requirements include primary development, cave development, and production equipment. A secondary production fleet will support this equipment. These equipment types are conventional to panel cave mining operations. The mining personnel total requirement for LOM operations is approximately 505 for underground production and 424 for mining projects. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-17 1.13.2 Ridgeway The upper portion of the deposit down to 5040 mRL (approximately 800 m below surface) has been mined using SLC methods, resulting in a column of caved material that extends to the surface to form a subsidence zone. An underground crusher was installed at the base of the SLC area and crushed ore was conveyed out of the mine via an inclined conveyor system. SLC mining is now complete. As a result of extensive reviews and study it was proposed that a 5.6 Mt/a block cave mine be established 250 m downdip of the base of the SLC at the 4786 mRL. Subsequent to establishment and ramp-up, the mine was debottlenecked to the point of achieving a total of 9.6 Mt/a. Mineral reserves still remain in Lift 1. There are four primary domains of generally good RMR rates within Ridgeway Deeps. The drawpoints are designed to manage cave draw and the extraction is scheduled to manage load transfer within the cave footprint. The primary ground support consists of fiber-reinforced shotcrete, mesh, and rock bolts. Secondary support consists of Osro straps and cables. Subsidence zone monitoring has been modelled using FLAC3D for surface and underground subsidence. Existing monitoring of the subsidence undertaken through a mixture of techniques, including LiDAR survey, InSAR and visual inspections. A simple model that assumes a direct hydraulic connection between rain falling in the catchment formed by the crater and being directly transmitted to the workings is used for pump designs. Pumping capacity was found to be adequate to deal with inflows generated by a one-in-100-year rainfall event. The Ridgeway deposit is accessed via two declines. Ridgeway Deeps L1 uses an offset herringbone design for drawpoint layouts. Extraction crosscuts are spaced at 30 m intervals and drawbells at 18 m apart. Ridgeway has an established ventilation system that uses the VR1, VR2, VR3 and VR7 raises to provide fresh air. Return air reports to the VR4 and VR6 systems. There are no proposed changes to the current ventilation plan at Ridgeway. Ore will initially be transported to surface using of 60 t trucks while evaluation of reinstating the crushing and materials handling system is undertaken. There are jaw crushers with tipping points installed on the 4786 mRL with rock breakers installed to precondition oversize. The currently installed maintenance workshop, refueling station, crib room and offices will be used to support current underground operations. Equipment requirements include loaders, grader, service truck, rock breaker, and integrated tool carrier. The mining personnel total requirement for LOM operations is approximately 180 for Ridgeway Deeps Lift 1. 1.14 Recovery Methods The copper-gold plants were first commissioned in 1998 and 2002 respectively for Concentrator 1 and Concentrator 2. Both concentrators have undergone a number of alterations and expansions. Metallurgical testwork, in conjunction with operational results, were used to refine plant operations. Metallurgical testing programs have been conducted since the 1990s to test the amenability of the mineralization to conventional separation processes for gold, copper, and Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-18 molybdenum. Based on these tests, two concentrators were constructed using conventional flotation and gravity separation methods and have subsequently treated the Cadia Hill, Ridgeway, and Cadia East mineralization. Testing programs included extensive comminution testing with results informing past and future throughput upgrades and debottlenecking of the two concentrator plants. Coarse particle flotation has been applied to the scavenger tails of Concentrator 1 Train 3 since 2018. A coarse particle flotation circuit with dedicated regrind and cleaning was installed on Train 1 and Train 2 in 2022. The molybdenum plant was designed to produce molybdenum concentrate as a by-product from the concentrator operations. Concentrator 1 consists of: a gyratory crusher crushing excess ore stockpiled on the surface; a screening plant; two cone crushers for secondary crushing of screen oversize; a HPGR for further size reduction ahead of SAG milling; a single 20 MW SAG mill in open circuit configuration with oversize pebbles returning to the screening plant; three ball mills in closed circuit with hydrocyclones; flash flotation and gravity concentrator processing of hydrocyclone underflow, gravity concentrator processing of flash flotation concentrate; and rougher and scavenger flotation of the slurry from three ball mill circuits (i.e. flotation trains 1, 2, and 3) with concentrate reporting to regrind mills; a coarse ore flotation circuit using HydroFloat technology on train 3 rougher tailings; cleaner flotation circuits using both conventional and Jameson cell technology; and thickening of rougher tailings before pumping to the tailings storage facilities. Concentrator 2 was commissioned in 2002 and had a target rate of 4 Mt/a. The circuit consisted of primary crushing, SAG and ball milling, gravity concentration to produce gold doré and flotation to produce copper–gold concentrate. In mid-2008, the facilities were upgraded to suit predictions of harder and fines-deficient ore from Ridgeway Deeps block cave mine. The upgrade included installation of a secondary crushing circuit and additional regrind mill power. A 2.24 MW Vertimill was installed in 2011 in a tertiary milling duty to reduce flotation feed size and improve metal recoveries. In 2022, Concentrator 2 was upgraded to increase throughput and maintain recovery of Cadia East ore. This included the addition of a second tertiary duty 3.2 MW Vertimill, upgraded secondary and tertiary crushers from MP800 to MP1000, upgraded primary cyclones and pumps, and a rougher Jameson cell. Capacity will increase to over 8 Mt/a nominal capacity over a three- year ramp up period. Concentrator 2 consists of: an overland conveyor system transporting ore from the main coarse ore stockpile (COS) to the processing plant; secondary and tertiary crushing using conventional cone crushers; a SAG mill in closed circuit with two pebble crushers; a ball mill and Vertimill (0.93 MW) in closed circuit with hydrocyclones for secondary grinding; another Vertimill (2.2 MW) for tertiary grinding; flash flotation and gravity concentrators processing hydrocyclone underflow; additional gravity concentrator treating flash flotation concentrate; and rougher and scavenger flotation (conventional cells) processing grinding circuit product; regrind mill; cleaner flotation stages using both conventional and Jameson flotation cells; thickening of rougher tailings before pumping to tailings storage facility; and thickening of final gold/copper concentrate product. The combined, thickened copper concentrate slurry, with a grade of 23–26% copper, is pumped to Blayney where it is filtered and railed to Port Kembla before export. Approximately 15% of the gold in feed ore is recovered from the gravity concentrator product via shaking tables and then smelted on site to produce gold doré for sale. The molybdenum plant produces molybdenum by processing the copper concentrate stream to produce two saleable products, a gold-rich copper concentrate and a molybdenum-rich concentrate. The flotation circuit consists of conditioning, a rougher flotation, cleaner–scavenger, and regrind circuits. Each stage of the flotation process increases the molybdenum grade and Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-19 returns copper ores to the discharge streams. The final molybdenum concentrate is thickened, filtered, and dried before being packed into bulk bags for transport. The rougher tails are sent to rejoin the Blayney copper concentrate slurry pipeline. Power is sourced from the State grid. Concentrator 1 uses approximately 60% of the site total power consumption, with Concentrator 2 using an additional 15%. The process plants use a combination of on-site recycled water (e.g. thickener overflow and TSF return water) and make- up water. Sources have included Cadiangullong Dam, Rodds Creek Water Holding Dam, Belubula River, Flyers Creek Weir, Cadia Creek Weir, on-site groundwater extraction bores, and site run-off. Key processing reagents include collectors, frother, lime, and flocculant with other key materials being mill grinding media. The processing facilities directly employ 250 persons. 1.15 Infrastructure Existing project infrastructure includes the following: operating panel cave mining operations at Cadia East; block cave operations at Ridgeway (on care and maintenance); Ridgeway and Cadia declines and conveyor incline boxcuts and portals, hardstand areas, contractor area, mine workshops, general stores building, fuel storage facility, and administration and ablution facilities; underground crushing, handling and incline conveyor systems to transfer ore and waste rock mined from Cadia East and Ridgeway to the Cadia Valley Operations processing facilities; ventilation shafts; Concentrator 1 and Concentrator 2, molybdenum plant (under construction); TSFs and associated tailings pipelines, pumps and tailings water return infrastructure; concentrate dewatering facilities; concentrate loading and handling facilities; water management structures; water pipelines and pumping stations; electrical substations and associated electrical infrastructure; support facilities such as truck and vehicle shops, warehouse, offices, clinic and emergency response facilities, and environmental monitoring facilities. The railway facilities are leased. The ongoing Cadia expansion project includes the following still to be executed: • Underground mine cave establishment for PC2–3, PC1–2, PC1–3, PC1–4, PC2–4, PC2–5, and PC3–1 in Cadia East with associated support infrastructure; • Ridgeway Deeps Lift 1 at Ridgeway with associated support infrastructure. An expansion to the tailings storage infrastructure is also required. As the Project is drive-in-drive-out of Orange and other nearby communities, there are no accommodation requirements. The operations are supplied by dual 132 kV feeders from Orange, known as the 9MC and 94G circuits, each consisting of a 5.2 km underground section of cable from the Orange North 132 kV switching station to the outskirts of Orange. The 94G circuit continues via a 22.2 km long overhead line directly to the Cadia 132 kV substation. The 9MC circuit continued via an overhead line to the Flyers Creek 132 kV switching station where it then splits into the 9MT circuit, which supplies Flyers Creek Wind Farm, and the 9MR circuit that supplies the Cadia 132 kV substation. The combined 9MR/94G service load is limited to the connection agreement maximum site load of 220 MVA.

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-20 1.16 Markets and Contracts The Cadia Valley Operations produce two types of concentrates: • A high-quality clean copper concentrate with typical copper grades, elevated gold grades, payable silver, and relatively low levels of impurities; • A high-quality molybdenum concentrate. The quality of both concentrates and the continuing strong global demand for concentrates, means that these concentrates are readily marketable, and highly sought after by smelters and traders. Newmont also produces doré that is delivered to a gold refinery in Australia to produce refined gold and silver. Once refined, gold and silver is sold on the open market. Newmont uses a combination of historical and current contract pricing, contract negotiations, knowledge of its key markets from a long operations production record, short-term versus long- term price forecasts prepared by Newmont’s internal corporate marketing group, public documents, and analyst forecasts when considering long-term commodity price forecasts. Higher metal prices are used for the mineral resource estimates to ensure the mineral reserves are a sub-set of, and not constrained by, the mineral resources, in accordance with industry-accepted practice. The long-term commodity price and exchange rate forecasts shown in Table 1-4. Table 1-4: Commodity Price and Exchange Rate Forecasts Commodity Units Mineral Reserves Mineral Resources Gold US$/oz 2,000 2,300 Silver US4/oz 25.00 28.00 Copper US$/lb 3.75 4.25 Molybdenum US$/lb 13.00 16.00 Exchange rate US$:AU$ 0.70:1 0.70:1 There are contracts currently in place to support sales of all products produced by the Cadia Valley Operations; including long-term, smelter direct copper concentrates sales and purchase agreements, molybdenum concentrate sales and purchase agreements, and doré refining agreements. There are contracts in place providing ship-loading services, rail services, and loading/port agency services. Other major contracts for the Cadia Valley Operations cover categories such as electricity supply, bulk commodities, operational and technical services, mining and process equipment, earthworks projects, security, transportation and logistics, and administrative support services. Contracts are typically reviewed and negotiated on an as-needs basis. Based on Newmont’s knowledge, the contract terms are typical of similar contracts both regionally and nationally. Contracts required to support the Cadia East and Ridgeway operations are expected to be in line with existing contract terms and norms. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-21 1.17 Environmental, Permitting and Social Considerations Newmont presently holds a Project Approval for the Cadia East Project (06_0295) under the Environmental Planning and Assessment Act 1979 (EP&A Act; as modified) that provides for mining operations until June 30, 2031. Newmont holds an approval under the Environment Protection and Biodiversity Conservation Act 1999 (EPBC Act) that is current until June 30, 2031. Detailed baseline studies were completed at each major development stage of the Cadia Valley Operations. It is expected that a number of social, cultural heritage and environmental baseline studies will require updating to support the submission of the proposed Cadia expansion project permitting application. 1.17.1 Environmental Studies and Monitoring Environmental monitoring across the Project includes the following key areas: noise monitoring; air quality monitoring; blast and vibration monitoring; groundwater level and quality monitoring; spring monitoring; surface water flows and quality; aquatic ecosystem monitoring; rehabilitation monitoring; and pollution discharge monitoring. The Mining Leases require a Mining Operations Plan to be prepared that outlines significant disturbance, rehabilitation plans, and mine closure strategies. Development not otherwise covered by existing approvals and Mining Operation Plans will require new authorizations. 1.17.2 Waste Rock The current waste rock materials and low-grade ore categories are classified using color nomenclature that reflects the management approach to that material (yellow, green, blue, and pink). Low-grade ore and mineralized waste (yellow and green materials) are placed in accessible parts of the South Waste Rock Facility for reclamation. Blue waste rock can be used as construction material (e.g. for raising of the TSFs). Pink waste material is encapsulated with a combination of a low permeability layer and a cover of blue waste rock over each layer of pink waste material. The cover system is designed to reduce oxygenation and infiltration rates. 1.17.3 Tailings Storage Facilities There are three tailings storage facilities: the Northern TSF (NTSF), the Southern TSF (STSF), and the mined-out Cadia Hill open pit (Cadia Pit TSF), each of which are located within the Cadia mining lease. Newcrest was granted approval on April 20, 2018 to use the former Cadia Hill open pit as a TSF. Tailings were shown to be non-acid-forming (NAF). The NTSF design consists of an earth and rock-fill dam, with nine embankment raises undertaken. All raises since 2008 have involved upstream construction. The STSF is also an earth and rock- fill dam, with, to date, six embankment raises undertaken, the last three of which used the upstream method. On March 9, 2018, a slump (the Event) occurred in the southern wall of the NTSF, causing it to lose containment of tailings. The tailings were captured within the basin of the STSF. A prohibition notice issued by the NSW resources regulator on depositing tailings in the NTSF remains in place as at December 31, 2025. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-22 An Independent Technical Review Board (ITRB) investigation of the Event was completed in April, 2019 and has been publicly released. The Independent Technical Review Board ultimately attributed the failure to slow movement in a previously unidentified weak foundation layer, which lead to the liquefaction of tailings and sudden failure of the slope. In response to the Independent Technical Review Board recommendations, Newcrest expanded geotechnical investigations of the TSF foundations and identified areas where additional embankment buttressing was required. Newmont have also significantly increased surface and subsurface monitoring of the TSFs since the Event. Newmont continues to investigate the remediation of the NTSF slump zone, and is undertaking buttressing of the embankment, as approved. Since April 2018, tailings deposition has primarily been in the Cadia Pit TSF with some deposition in the STSF also occurring, with no deposition in the NTSF. Newcrest engaged expert engineering firms to develop buttress designs and to remediate existing TSF embankments to acceptable safety levels. Where there was a lack of data, conservative assumptions on foundation strengths were assumed. Initial buttressing of the NTSF western wall was completed in 2023, with buttressing work on-going as at December 31, 2025. Buttress construction along the STSF has been completed in 2025 to support ongoing operations. Future tailings storage beyond the Cadia Pit TSF and STSF storage capacities will be required later in the mine plan to support the LOM production plan envisaged in this Report. Planning and community engagement is currently ongoing to extend the STSF in height and footprint (referred to as the Southern Tailings Storage Facility Extended) and different technologies are being considered as part of the regulatory approvals process. The capital and operating cost estimates include provision for future tailings storage. These costs were included in the economic analysis that supports the mineral reserves. 1.17.4 Water Supply and Water Management Water supply is characterized by variable supply sources. Water requirements are proportional to the amount of mineral processing and significant water storage is required to provide consistent supply. The amount of water taken from each source is dependent on the conditions set through agreement or licensing and the physical amount available. The water supply scheme comprises recycling of water used on-site and make-up water required to compensate for losses in the system. Newmont also manages water that accumulates in the Cadia Pit TSF (from tailings supernatant water and rainfall runoff) by recovering (pumping) this water to the water management system for re-use in ore processing. Droughts have, in the past, resulted in a prolonged period of very low water supply. Drought conditions are a risk to future operations if unduly prolonged. The LOM plan assumes that 65– 70% of all water will be recycled. Newmont continues to pursue further water saving initiatives, both in the plant and by way of optimization of onsite bores. Water management structures and facilities include: tailings storage facilities return water system including the Central Pumping Station; process water pond; Cadia Pit TSF, NTSF, and STSF; sediment dams and ponds containing site runoff; WRSF leachate ponds; Cadiangullong Dam; Cadia Creek Weir; Belubula River pumping system; and the Rodds Creek Water Holding Dam. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 1-23 1.17.5 Closure and Reclamation Considerations The Cadia Mine Closure Plan includes a detailed cost estimate, which is used in determining the closure liability. Additionally, the Mining Operations Plan is a requirement of the mining leases and contains Newmont’s rehabilitation commitments for the period of the plan (usually three years). Considerable rehabilitation of WRSFs has already been completed, with success evidenced by the absence of significant erosion and by well-established vegetation. Newmont’s closure planning includes provision for retention of infrastructure of potential use to other parties, and extensive monitoring, especially of water quality and landform stability. The closure provision in the financial analysis supporting the mineral reserves is estimated at US$0.5 B. 1.17.6 Permitting Newmont holds the key permits required to support the current operations. The Cadia expansion will trigger a need to evaluate the proposal under various NSW Government environment and mining legislation and key Commonwealth legislation. Changes to the project will require a new application and reviews conducted under a number of these legislative acts. 1.17.7 Social Considerations, Plans, Negotiations and Agreements Community Relations are managed in accordance with the Communities Policy and Social Performance Standard. Community relations are undertaken by the Health, Safety, Environment and Social Responsibility Department in line with the Community Relations Strategy. The objective of the Cadia Community Relations Strategy is to provide a strategic and systematic organizational approach to interactions with local communities and stakeholders which facilitate the open exchange of information so that Newmont can respond to emerging needs at any point of its operations in the Cadia area. Regular forums are held with local government authorities and residents and contributes to a Community Partnerships Program (CPP) in which employee volunteers are involved in assessing applications for funding of community projects based on established criteria. In accordance with the requirements of the site’s Project Approval, the Cadia Valley Operations have a Community Consultative Committee, which provides a regular forum for discussion of community issues related to operational activities, and for accurate dissemination of material about those activities. 1.18 Capital Cost Estimates Capital cost estimates are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%. The Cadia East estimate was broken down into: • Direct costs: Permanent plant equipment supply; bulk materials supply; direct labor; contractors’ distributable costs; construction equipment for mass earthworks; freight, construction indirect costs;

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary
Newmont

- Indirect costs: Engineering, procurement and contract management (EPCM) costs including field construction management services, project office and home office costs for engineering, procurement, project services, and sub-consultant EPCM costs; Owner's team costs; and contingency.

The Ridgeway cost estimate was based on the following parameters:

- Mining: detailed estimate;
- Underground material handling and infrastructure: factored estimate for direct costs, indirect costs factored.

The overall capital cost estimate for the combined Cadia Operations as envisaged in the financial analysis is outlined in Table 1-5, and totals US$9.7 B.

Table 1-5: Capital Cost Estimate Summary

Cost Area	Units	Value
Mining	US$ billion	4.1
Processing	US$ billion	4.9
Site general and administrative	US$ billion	0.6
Total Capital	***US$ billion***	***9.7***

Note: numbers may not sum due to rounding.

1.19 Operating Cost Estimates

Operating cost estimates are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%.

Operating costs were based on actual costs seen during operations and were projected through the LOM plan. These costs were applied to an activity-based cost model and factored according to estimated fixed/variable components for existing assets. Operating costs for new infrastructure were based on a zero-based forecast cost base.

Labor and energy costs were based on budgeted rates applied to headcounts and energy consumption estimates.

Site operating costs for the Cadia Operations LOM total US$22.0 B. The operating cost estimate is summarized in Table 1-6 and Table 1-7.

Table 1-6: Operating Cost Estimate Summary

Cost Area	Units	Value
Mining	US$ billion	7.1
Processing	US$ billion	10.8
General and administrative	US$ billion	4.1
Total Operating Costs	***US$ billion***	***22.0***

Note: numbers may not sum due to rounding

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Table 1-7: Operating Unit Cost Estimate

Area	Unit	Value
Mining	US$/t mined	7.06
Process	US$/t milled	10.72
G&A	US$/t milled	4.11

1.20 Economic Analysis

1.20.1 Economic Analysis

The financial model that supports the mineral reserve declaration is a standalone model that calculates annual cash flows based on scheduled ore production, assumed processing recoveries, metal sale prices and US$:AU$ exchange rate, projected operating and capital costs and estimated taxes.

The financial analysis is based on an after-tax discount rate of 5%. All costs and prices are in unescalated "real" dollars. The currency used to document the cash flow is US$.

All costs are based on the 2026 business plan. Revenue is calculated from the recoverable metals and long-term metal price and exchange rate forecasts.

Taxation considerations include: Federal tax rate of 30%; State government royalty of 4%; payroll tax; annual land taxes; and local government area rates and levies.

The economic analysis is based on 100% equity financing and is reported on a 100% project ownership basis. The economic analysis assumes constant prices with no inflationary adjustments.

The NPV5% is US$2.6 B. As the cash flows are based on existing operations where all costs are considered sunk to January 1, 2026, considerations of payback and internal rate of return are not relevant. Free cash flow is US$ 5.3 B.

A summary of the financial results is provided in Table 1-8.

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Newmont

Table 1-8: Cash Flow Summary Table

Item	Unit	Value
Gold price	US$/oz	2,000
Copper price	US$/lb	3.75
Silver price	US$/oz	25.00
Molybdenum price	US$/lb	13.00
Material mined	Mt	1,007.6
Ore processed	Mt	1,007.6
Contained gold, processed	Moz	13.5
Contained copper, processed	kt	2,924
Contained silver, processed	Moz	21.8
Contained molybdenum, processed	kt	84
Processed ore gold grade	g/t	0.42
Processed ore copper grade	%	0.29
Processed ore silver grade	g/t	0.67
Processed ore molybdenum grade	%	0.01
Recovered gold	Moz	10.7
Recovered copper	kt	2,447
Recovered silver	Moz	13.2
Recovered molybdenum	kt	51
Recovery, gold	%	79
Recovery, copper	%	84
Recovery, silver	%	60
Recovery, molybdenum	%	62
Net revenue	US$ billion	39.1
Costs applicable to sales	US$ billion	(22.8)
EBITDA	US$ billion	16.2
Operating cash flow (after estimated taxes and other adjustments)	US$ billion	15.0
Total capital	US$ billion	(9.7)
Free Cash Flow (FCF)	***US$ billion***	***5.3***
Net Present Value	***US$ billion***	***2.6***

Note: Table 1-8 contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Please refer to the note regarding forward-looking information at the front of the Report. The cash flow is only intended to demonstrate the financial viability of the Project. Investors are cautioned that the above is based upon certain assumptions which may differ from Newmont's long-term outlook or actual financial results, including, but not limited to commodity prices, escalation assumptions, and other technical inputs. For example, Table 1-8 uses the price assumptions stated in the table, including a gold commodity price assumption of US$2,000/oz, a copper commodity price assumption of US$3.75/lb, a silver commodity price assumption of US$25/oz, and a molybdenum price assumption of US$13.00/lb, which vary significantly from current

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New South Wales, Australia
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Newmont

gold, copper, silver, and molybdenum prices and the assumptions that Newmont uses for its long-term guidance. Please be reminded that significant variation of metal prices, costs and other key assumptions may require modifications to mine plans, models, and prospects. Numbers have been rounded; totals may not sum due to rounding. EBITDA = earnings before interest, taxes, depreciation, and amortization. The cash flow in this Report has been adjusted to align with the generally-accepted accounting principles (GAAP) required for US-listed companies. In the cash flow analysis 2026 is evaluated at a gold price of US$2,000/oz; with the copper price at US$3.75/lb. Material mined total includes 4.3 Mt of initial stockpiles.

1.20.2 Sensitivity Analysis

The sensitivity of the Project to changes in grades, sustaining capital costs and operating cost assumptions was tested using a range of 25% above and below the base case values. The resulting sensitivities are shown in Figure 1-1.

Figure 1-1: Sensitivity Analysis


FCF & NPV Sensitivity
14.0
12.0
10.0
8.0
6.0
4.0
2.0
0.0
-2.0
-4.0
USD$B
-25%
0
25%
OPEX FCF
OPEX NPV
CAPEX FCF
CAPEX NPV
Price FCF
Price NPV

Note: figure prepared by Newmont, 2025. FCF = free cash flow, NPV = net present value at 5% discount rate, OPEX = operating expenditure, CAPEX = capital expenditure.

The changes in metal prices are representative of changes in grade.

The Project is most sensitive, in order, to metal prices and grade, less sensitive to operating costs, and least sensitive to capital costs.

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1.21 Risks and Opportunities

1.21.1 Risks

Risks that may affect the mineral resource and mineral reserve estimates are identified in Chapter 1.11.3 and Chapter 1.12.3 respectively.

Risks associated with the block cave mining method include a cave not propagating as anticipated, excessive air gaps forming during the cave propagation, unplanned ground movement occurring due to changes in stresses released in the surrounding rock and larger or more frequent mining-induced seismicity than anticipated. Additionally, during cave establishment and propagation, higher levels of seismic activity, and higher likelihood of damage to excavations from seismic events, are expected. This has been observed during the cave establishment phase of Cadia's PC2–3 project and is expected during the establishment of Cadia's PC1–2 project in the coming years. Such seismic events and associated damage may require changes to the mining plan and upgrades to ground support systems, which could take several months. Large seismic events may also occur after cave establishment and propagation and during steady state caving, although the likelihood of this is lower.

Excessive water ingress, disturbance, and the presence of fine materials may also give rise to unplanned releases of material of varying properties and of water through drawbells. The Cadia Valley Operations recorded sudden unplanned releases of both dry fine ore material and wet mud material through drawbells in 2023.

Failure to maintain compliance with applicable law or the Cadia Valley Operations' Environmental Protection License may result in the Environment Protection Authority suspending or revoking the Environmental Protection License, seeking court orders, or issuing additional prevention notices to specify actions that must, or must not, be taken, or prohibition notices directing Cadia to cease an activity. Ongoing enforcement, and challenges in maintaining compliance, may impact the Cadia Valley Operations' ability to secure a future expansion of its project approval to extend the LOM beyond 2031.

The Cadia Valley Operations have previously been, and may in the future be, subject to prosecutions and penalties for noncompliance with air quality requirements or the terms of its Environmental Protection License, including in respect of emissions from any vent rise or emissions from the NTSF and the STSF. Operational changes required to achieve or maintain compliance, including reductions in mining rates and other limitations on mining or processing operations, or additional requirements to install costly pollution control equipment, may adversely impact the assumptions used in the mine plan and economic analysis that supports mineral reserves.

An ongoing Project risk is the operations' ability to manage the TSF instability. The LOM plan assumes that the STSF can resume operations. If this cannot be managed, there is a risk that once the Cadia Pit TSF is filled mining and processing operations will cease pending other solutions. This will affect both the Project LOM plan and forecast economic outcomes.

There is a risk that the Southern Tailings Storage Facility Extended cannot be permitted as envisaged in this Report. In this instance, mining and processing operations will be delayed or could even cease. This will affect both the Project LOM plan and forecast economic outcomes.

There is a heightened level of community concern relating to the perceived impact of mining activities on the health of the community, and the condition of residential properties, located in

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Technical Report Summary

proximity to the Project. These developments, including community complaints associated with Newmont's Cadia Valley Operations activities, could give rise to reputational harm, operational disruptions, increased regulatory scrutiny of mining activities or delays to Project development.

1.21.2 Opportunities

There is Project upside opportunity if the mineral resources exclusive of mineral reserves can be upgraded to mineral reserves with additional testwork and study.

1.22 Conclusions

Under the assumptions presented in this Report, the Cadia Valley Operations have a positive cash flow, and mineral reserve estimates can be supported.

1.23 Recommendations

As Cadia is an operating mine, the QP has no material recommendations to make.

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Newmont

2.0 INTRODUCTION

2.1 Introduction

This technical report summary (the Report) was prepared for Newmont Corporation (Newmont) on the Cadia Valley Operations (Cadia Valley Operations or the Project), in New South Wales (NSW), Australia. The location of the Cadia Valley Operations is shown in Figure 2-1.

The Cadia Valley Operations are 100% owned by Newmont. The operations consist of the operating Cadia East gold mine (Cadia East), the mined-out Cadia Hill gold mine (Cadia Hill), and the Ridgeway gold mine (Ridgeway) that is on care-and-maintenance.

2.2 Terms of Reference

2.2.1 Report Purpose

The Report was prepared to be attached as an exhibit to support mineral property disclosure, including mineral resource and mineral reserve estimates, for the Cadia Valley Operations in Newmont's Form 10-K for the year ending December 31, 2025.

2.2.2 Terms of Reference

Mineral resources are estimated for the Cadia East and Ridgeway deposits and the Cadia Hill stockpile. Mineral reserves are estimated for Cadia East and Ridgeway, and in stockpiles. The major deposits within the Project area are shown in Figure 2-2.

Mineral resources and mineral reserves are reported using the definitions in Regulation S–K 1300 (SK1300), under Item 1300.

All measurement units used in this Report are metric unless otherwise noted, and currency is expressed in United States dollars (US$) as identified in the text. The Australian currency is the Australian dollar (AU$).

Unless otherwise indicated, all financial values are reported in US$ including all operating costs, capital costs, cash flows, taxes, revenues, expenses, and overhead distributions.

The mine plan uses the terms block cave (Ridgeway) and panel cave (Cadia East). A block cave operation produces from the full orebody footprint from the outset of the operation. In panel caving the active caving zone moves across the full footprint with time. Development of a new panel in a panel caving operation is analogous to a pit cutback in an open pit mining operation.

The Report uses US English.

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Newmont

Figure 2-1: Project Location Plan


CABONNE SHIRE COUNCIL
ORANGE
ORANGE CITY COUNCIL
CABONNE SHIRE COUNCIL
LUCKNOW
SHADFORTH
SPRING HILL
MILLTHORPE
FOREST REEFS
Ridgeway
Cadia Hill
Cadia East
BLAYNEY SHIRE COUNCIL
BLAYNEY
CVD Dewatering Facility
CARCOAR
MANDURAMA
Kilometres


QUEENSLAND
NEW SOUTH WALES
PROJECT SITE
SYDNEY
ACT
VICTORIA
LEGEND
Mining Lease/Mining Lease Application Boundary
Local Government Area
Road
Railway
NSW State Forest
NPWS Reserve
Source: Department of Lands NSW (2006); Department of Industry (2017)
NEWCREST
CADIA VALLEY OPERATIONS
Regional Location

Note: Figure prepared by Newcrest, 2020.

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New South Wales, Australia
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Newmont

Figure 2-2: Deposit Locations


ML1449
Big Cadia
ML1472
Cadia Hill
Cadia East
ML1405
NTSF
ML1481
STSF
ML1690
ML Tenement Boundary
Cadia Deposits
0 0.5 1 2 3 4
Kilometers

Note: Figure prepared by Newmont, 2024.

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Newmont

2.3 Qualified Persons

This Report was prepared by the following Newmont Qualified Person (QP):

- Mr. Shaun Chanter, RM SME, Head Reserve Governance - Global, Newmont.

Mr. Chanter is responsible for all Report chapters.

2.4 Site Visits and Scope of Personal Inspection

Mr. Chanter visited the Cadia Valley Operations on September 10, 2025. During that visit he inspected the underground operations, toured the mill facility, and viewed the tailings storage facilities. Mr. Chanter had meetings with onsite staff and management discussing aspects of mine plans and costs.

2.5 Report Date

Information in this Report is current as at December 31, 2025.

2.6 Information Sources and References

The reports and documents listed in Chapter 24 and Chapter 25 of this Report were used to support Report preparation. .

2.7 Previous Technical Report Summaries

Newmont previously filed a technical report summary on the Project:

- Doe, D., 2024: Cadia Valley Operations, New South Wales, Australia, Technical Report Summary, current at December 31, 2023.

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3.0 PROPERTY DESCRIPTION

3.1 Introduction

The Cadia Valley Operations are located approximately 25 km south–southwest of the town of Orange in NSW, and about 190 km west–northwest of Sydney, at approximately 33º28'25" S latitude, 149º00'00" E longitude.

The deposit locations are summarized in Table 3-1.

Table 3-1: Deposit Locations

Deposit	Latitude (South)	Longitude (East)
Cadia East	-33.464307	149.014074
Ridgeway	-33.435933	148.977096

3.2 Property and Title in New South Wales

3.2.1 Mineral Title

All exploration and mining activity in NSW must be conducted under an exploration, assessment, or mining title. Licenses are granted for one or more 'groups' of minerals. The types of licenses are summarized in Table 3-2.

Table 3-2: Mineral Titles

Title Type	Note
Exploration License	Gives the holder the exclusive right to explore for specified mineral group(s) within the Exploration License area, during the term of the license. The granting of an Exploration License does not give any right to mine, nor does it guarantee a Mining Lease will be granted with the Exploration License area. Although Exploration Licenses may be granted for periods of up to six years, they are usually granted for a period of five years. They can be renewed for a further term (up to six years but usually five years), with the opportunity for subsequent renewals. Exploration Licenses are generally required to be reduced by 50% on each renewal. Applications for Exploration Licenses must include a program of activities that the applicant proposes to undertake if the license is granted.
Assessment Lease	An Assessment Lease is designed to cater for situations between exploration and mining. The lease allows the holder to maintain an authority over a potential project area, without having to commit to further exploration. The holder can, however, continue exploration to further assess the viability of commercial mining.

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Title Type	Note
	The application area must generally coincide with what would normally be appropriate for a Mining Lease. It must include the mining area outlined in the conceptual mine plan, together with areas for infrastructure and any appropriate buffer zone. Any portions of the original exploration title beyond the application should be relinquished unless the applicant can justify the retention of these areas. Assessment leases may be granted for up to six years and may be renewed for further periods of up to six years.
Mining Lease	A Mining Lease gives the holder the exclusive right to mine for specified minerals within the Mining Lease area during the term of the lease. In addition to allowing mining, a Mining Lease permits prospecting operations and Ancillary Mining Activities (AMA) to be conducted in association with mining operations. A Mining Lease for mining purposes only may also be applied for. A Mining Lease area may also include any associated infrastructure and must be consistent with the development consent area. Mining Leases may be granted for up to 21 years, and may be renewed for further period of 21 years (or longer with the approval of the Premier).
Ancillary Mining Activities	Titleholders seeking regulation for their AMAs have the option to either apply for a mining lease for Ancillary Mining Activities only, or an Ancillary Mining Activity (AMA) Condition to be imposed on an existing mining lease for minerals.

NSW uses a graticular system for granting of Exploration Licenses. This system divides the State into a series of ‘blocks’ with dimensions of five minutes of latitude by five minutes of longitude. Each block comprises 25 ‘units’ with dimensions of one minute of latitude by one minute of longitude. Although the area of a unit varies slightly depending on the location within the State, each unit is approximately 3 km^2.

3.2.2 Surface Rights

Mineral rights are separate to surface rights. Land access agreements must be negotiated with surface rights holders for exploration activities. The duration of those agreements will vary depending on the terms agreed to by the various parties.

3.2.3 Government Mining Taxes, Levies or Royalties

In New South Wales the royalty rate is 4% of the ex-mine value of the bullion and concentrate “recovered” (recovered being sold material and increases in stockpile material), less allowable deductions (treatment, depreciation, realization, and administration costs). Currently, gold, silver, copper and molybdenum are levied at 4% of the ex-mine value less allowable deductions.

3.3 Ownership

The Cadia Valley Operations are 100% owned by Newmont through its wholly-owned subsidiary, Cadia Holdings Pty Ltd (CHPL).

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Newmont

3.4 Mineral Title

The Cadia Valley Operations consist of 11 granted Mining Leases and 11 granted Exploration Licenses, with a total approximate area of 386 km^2. Details of leases and licenses are provided in Table 3-3 and Figure 3-1.

Mining Leases do not have statutory annual expenditure requirements.

The current minimum statutory annual expenditure changes on an annual basis depending on approved work programs. As at December 31, 2025, minimum expenditures had been met on all leases.

Table 3-3: Mineral Tenure Summary Table

Lease Name	Lease Type	Lease Status	Grant Date	Expiry Date	Legal Entity	Area (km^2)
EPL1024	Exploration License	Granted	21/05/1985	20/05/2028	Newmont NOL Pty Ltd	3.29
EL2033	Exploration License	Granted	07/07/1983	06/07/2026	Cadia Holdings Pty Ltd	71.15
EL2378	Exploration License	Granted	26/02/1985	05/02/2027	Cadia Holdings Pty Ltd	93.27
EL2984	Exploration License	Granted	11/01/1988	10/01/2028	Cadia Holdings Pty Ltd	16.6
EL3767	Exploration License	Granted	18/02/1991	17/02/2028	Cadia Holdings Pty Ltd	19.0
EL3856	Exploration License	Granted	21/05/1991	20/05/2027	Newcrest Mining Limited	99.18
EL4616	Exploration License	Granted	8/11/1993	7/11/2026	Newcrest Mining Limited	11.5
EL4620	Exploration License	Granted	19/11/1993	18/11/2029	Newmont NOL Pty Ltd	10.9

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Lease Name	Lease Type	Lease Status	Grant Date	Expiry Date	Legal Entity	Area (km^2)
EL5609	Exploration License	Granted	23/08/1999	22/08/2029	Newmont NOL Pty Ltd	0.1
EL6589	Exploration License	Granted	03/07/2006	02/07/2029	Newcrest Mining Limited	1.57
EL9751	Exploration License	Granted	24/02/2025	23/02/2031	Newmont NOL Pty Ltd	0.012
ML1242	Mining Lease	Granted	22/08/1991	21/08/2029	Climax Australia Pty Ltd	1.64
ML1243	Mining Lease	Granted	22/08/1991	21/08/2029	Climax Australia Pty Ltd	2.58
ML1405	Mining Lease	Granted	5/10/1996	4/10/2038	Cadia Holdings Pty Ltd	31.16
ML1449	Mining Lease	Granted	1/6/1999	4/10/2038	Cadia Holdings Pty Ltd	0.99
ML1472	Mining Lease	Granted	23/10/2000	22/10/2021 (renewal pending)	Cadia Holdings Pty Ltd	12
ML1481	Mining Lease	Granted	8/3/2001	7/3/2043	Cadia Holdings Pty Ltd	5.84
ML 1689	Mining Lease	Granted	11/9/2013	11/9/2034	Cadia Holdings Pty Ltd	1.54
ML 1690	Mining Lease	Granted	10/9/2013	10/9/2034	Cadia Holdings Pty Ltd	0.7
ML1189	Mining Lease	Granted	14/05/1987	13/05/2029	Climax Australia Pty Ltd	2.47

Date: February 2026 Page 3-4

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New South Wales, Australia
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Newmont

Lease Name	Lease Type	Lease Status	Grant Date	Expiry Date	Legal Entity	Area (km^2)
MPL272	Mining Lease	Granted	22/08/1991	21/08/2029	Climax Australia Pty Ltd	0.002
MPL273	Mining Lease	Granted	22/08/1991	21/08/2029	Climax Australia Pty Ltd	0.37
						385.86

Note: Dates in day, month, year format. Cadia Holdings Pty Ltd, Newmont NOL Pty Ltd, and Newcrest Mining Limited are Newmont subsidiaries. Climax Australia Pty Ltd. (Climax) is the registered holder of the mineral tenures within the Second Junction Reef Joint Venture. Newmont holds a 81.10% interest in the joint venture and Barrick Gold Corp holds the remaining 18.9% interest. Newcrest, prior to being purchased by Newmont, bought out Climax's interest in the joint venture in August 2021. On completion of the sale agreement the exploration licenses were transferred to Cadia Holdings Pty Ltd. However, due to legacy environmental liabilities associated with the mining leases, the mining leases were retained in Climax's name.

3.5 Surface Rights

Land over which Newmont holds surface rights is shown in Figure 3-2.

Newmont predominantly owns all surface properties covered by the Mining Leases and a number of surface properties in the surrounding area.

Newmont also holds licenses to occupy crown roads within the Mining Leases and a small portion of crown land comprising Lot 7001 in Deposited Land (DP) 1020360 within Mining Lease 1405. Newmont holds occupation permits for infrastructure within surrounding State forest lands. Some road areas within crown lands are still in the process of purchase.

The concentrate pipeline and return water line from Blayney are subject to leases within public lands under the control of the Blayney and Cabonne local government areas (LGAs or councils).

Newmont owns the land on which the Cadia dewatering plant is located (Lot 106 DP1161062) and leases adjoining Lot 102 that contain the rail track spur line from Mitziya Pty Ltd as owner of the adjoining 'Sea-Link' development site. The rail track spur line connects to the Great Western Railway line, with transport of concentrate ultimately to Port Kembla.

Under the Minister's Condition of Approval issued under the *Environmental Planning and Assessment Act 1979* (EP&A Act), Newmont may be required to acquire additional properties where mining operations may have environmental impacts that exceed certain specified limits upon those properties.

The surface rights are sufficient to support mining operations, provided that subsidence or other impacts do not occur outside existing approved Mining Leases.

Date: February 2026 Page 3-5

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New South Wales, Australia
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Newmont

Figure 3-1: Mineral Tenure Location Plan


EL4616
EL5609
ML1449
ML1472
EPL1024
EL9751
EL4620
Millthorpe
EL2984
EL3856
ML1405
ML1689
EL2378
ML1481
ML1690
Blayney
EL6589
EL2033
Tenement
ML1243
EL3767
ML1242
MPL273
MPL272
ML1189
5
Kilometers
680,000mE
700,000mE
6,300,000mN
6,280,000mN

Note: Figure prepared by Newmont, 2025.

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New South Wales, Australia
Technical Report Summary

Figure 3-2: Surface Rights Location Map


ML1449
ML1472
ML1405
ML1689
ML1481
ML1690
ML1243
Four Mile Creek
Cadia
Waldegrave
Panuara
Errowanbang
Cadia Mine Tenement
Residences
State Forest
CVO_Owned_Land
Crown Land
Lots
Kilometers

Note: Figure prepared by Newmont, 2024.

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Technical Report Summary

3.6 Water Rights

Newmont holds water access licenses under the *Water Management Act 2000* for water extraction as listed in Table 3-4.

Table 3-4: Water Access Licenses

Water Access License (WAL)	Water Source	Unit Share (ML)	Description
31062	Orange Basalt	286	Pumped extraction: 'Te Anau' bore. Incidental groundwater inflow: Ridgeway and Cadia East.
31072 *	Lachlan Fold Belt MDB	371	Pumped extraction: CB3, CB6, CB8, CB9 and RH641.
36229	Lachlan Fold Belt MDB	931	Incidental groundwater inflow: Ridgeway, Cadia East, Cadia Extended Pit and the Pit tailings storage facility.
32255	Belubula River Regulated Water Source	3,125	Pumped extraction: Belubula River, Supplementary.
32280	Belubula River Regulated water Source	4,080	Pumped extraction: Belubula River, General Security.
31527	Lachlan Unregulated and Alluvial Water Source	4,200	Pumped/piped extraction: Cadiangullong Creek, Cadia Creek #, Copper Gully, Rodds Creek, Flyers Creek.
31517	Belubula tributaries below Carcoar Dam	6	Irrigation supply for 'Narambon' property.
31505	Lachlan Unregulated and Alluvial Water Source	4	Stock and domestic supply for 'Stratton Vale' property.

Notes: * = groundwater extraction from water supply bores is limited to a maximum of 2.5 ML/day up to the total water access license limit in each water year. # = water is piped from Cadia Creek to Cadiangullong Dam and accounted for as a component of the total Cadiangullong Creek extraction.

Harvesting of water on-site (including Cadiangullong Creek, Flyers Creek, Cadia Creek, Rodds Creek and Copper Gully) is licensed at 4,200 ML/a. Newmont also holds about 1,588 ML in groundwater licenses in the Orange Basalt and Lachlan Fold Belt lithologies and 4,080 ML of Belubula River General Security and 3,125 ML of Belubula River Supplementary license.

Newmont must demonstrate through groundwater impact assessments that there is minimal to no impact on surrounding groundwater levels if such extraction is undertaken.

Additional information on water management is provided in Chapter 15.

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Technical Report Summary

3.7 Royalties

Royalties levied at the State level are outlined in Chapter 3.2.3. There are no other royalties or similar obligations payable on the Project.

3.8 Encumbrances

There are no known encumbrances.

3.9 Permitting

Permitting and permitting conditions are discussed in Chapter 17.10 of this Report. The operations as envisaged in the life-of-mine (LOM) plan are either fully permitted, or the processes to obtain permits are well understood and similar permits were granted to the operations in the past, such as TSF raises.

There are no current material violations or fines, as imposed in the mining regulatory context of the Mine Safety and Health Administration (MSHA) in the United States, that apply to the Cadia Valley Operations.

3.10 Community Concerns, Regulatory Actions, and Legal Proceedings

Ongoing issues related to tailings storage are discussed in Chapter 17.6.2.

In October 2023 the New South Wales Environment Protection Authority commenced two charges against Newmont for the Cadia Valley Operations relating to alleged air pollution from the surface of the Cadia Valley Operations' tailing storage facilities on October 13 and 22, 2022. Newmont has entered a plea of not guilty in relation to both charges, and the matter will go to court in February 2026.

Community concerns were raised in relation to groundwater and surface water quality downstream of the Cadia Valley Operations, and in relation to both metals and per- and polyfluoroalkyl substances. The New South Wales Environment Protection Authority completed extensive sampling of the surface water network in the Upper Belubula River catchment and produced publicly available reports. The Environment Protection Authority sampling shows that water in the district meets irrigation and livestock criteria.

Traces of perfluorooctane sulfonic acid, a chemical found in fire-fighting foams amongst other uses, were detected in water monitoring within the Cadia Valley Operations. As a result, the New South Wales Environment Protection Authority altered the site's Environment Protection License to have Newmont engage an independent consultant to undertake an investigation of potential sources of perfluorooctane sulfonic acid on site. The New South Wales Environment Protection Authority has also put the same investigative condition on other major industries in the Orange district. Newmont has not used fire-fighting foam containing perfluorooctane sulfonic acid since 2016.

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Newmont

3.11 Significant Factors and Risks That May Affect Access, Title or Work Programs

To the extent known to the QP, there are no other significant factors and risks that may affect access, title, or the right or ability to perform work on the Cadia Valley Operations that are not discussed in this Report.

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Newmont

4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1 Physiography

The Cadia Valley Operations are located in the Central Tablelands of NSW on the western side of the Great Dividing Range. Elevations range from approximately 600 m Australian Height Datum (AHD) to 1,000 mAHD. Areas of higher elevation in the region include Mount Canobolas (1,396 mAHD) and Mount Towac (1,136 mAHD) located to the north of the Cadia Valley.

The region is characterized by gently undulating hills, cleared open grassland and vegetation consisting mainly of scattered paddock trees, with isolated patches of remnant woodland and shelterbelts, and State Forest plantations of Monterey Pine. State Forests situated in the area include the Glenwood and Canobolas State Forests to the southwest of Orange, and Mullion Range State Forest to the north of Orange.

The main watercourse through the Cadia valley is Cadiangullong Creek, which flows in a southerly direction to its junction with the Belubula River, some 15 km south. Tributaries of Cadiangullong Creek within the Cadia valley include Rodds Creek, Cadia Creek, Copper Gully and Hoares Creek.

The Cadia Valley is defined by a series of rolling hills which form ridgelines to the east and west of Cadiangullong Creek. To the south, the Cadia Valley opens out to generally gently-undulating land extending to the Belubula River, with occasional steeply sided gullies in the lower portion of the catchment.

The dominant land use in the Orange region is agriculture, principally grazing (sheep and cattle), cropping and orchards. Other agricultural activities include honey production, viticulture, and softwood production. Land use in the vicinity of the Cadia Valley Operations is dominated by sheep and cattle grazing in the more gently undulating areas, and private and state forestry operations on poorer soil and steeper slopes such as the Mount Canobolas State Forest.

The bushfire season experienced in the Cadia Valley area and Central West Region is generally from mid-November to mid-March. Depending on factors such as weather, fuel loads (build-up of leaf litter and broken branches) and drought indices, this season can be extended from early September to late April. There are moderate fuel loads associated with the open forest and woodland areas within the Cadia East subsidence zone and the tailings storage facilities expansion areas.

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Newmont

4.2 Accessibility

The Cadia Valley Operations are located approximately 25 km southwest of Orange, in the NSW Central Tablelands.

Orange is connected to Sydney, the largest city in NSW, by 265 km of sealed road.

The Mid-Western Highway (State Highway 6) and the Mitchell Highway (State Highway 7) provide regional highway access to the Cadia area. The Mid-Western Highway connects Bathurst to West Wyalong in western NSW, via Blayney, and the Mitchell Highway connects Bathurst to Bourke in northwestern NSW, via Orange. The Great Western Highway (State Highway 5), connects Bathurst to Sydney.

Access to the operations from Orange, Blayney and surrounding regional road network is available via Forest Road, Cadia Road, Orchard Road, Long Swamp Road/Woodville Road, and Panuara Road. Panuara Road is a local road that provides an east–west link between Four Mile Creek Road and Errowanbang Road, passing to the south of Cadia.

The principal route used to access the Cadia Valley Operations from Orange is via Forest Road, Cadia Road and Ridgeway Road. The existing site access road is located off Ridgeway Road. A secondary access road, the molybdenum plant access road, also provides access to the operations, and is located approximately 5 km to the south of the intersection of the Cadia and Ridgeway Roads.

Commuter airlines provide Brisbane to Orange, Sydney to Orange, and Melbourne to Orange services. The Orange airport is about 12 km northeast of the Cadia Valley Operations. Bus and passenger rail services also operate between Orange and Sydney.

4.3 Climate

The closest Bureau of Meteorology weather station to the Cadia Valley Operations is located approximately 12 km east–northeast, at Orange airport.

The mean annual rainfall recorded at the station is approximately 885 mm. The lowest mean monthly rainfall (approximately 50 mm) occurs in autumn (March and April) and the highest mean monthly rainfall occurs in August (approximately 92 mm). Evaporation rates vary markedly between winter and summer.

The area experiences the warmest temperatures from November to March and the coolest from May to August. Average daily maximum temperatures peak in January, while average daily minimum temperatures are lowest in July.

The most common wind directions are from the southwest and northeast. The bushfire season is typically from mid-November to mid-March.

Mining and exploration activities are currently conducted year-round. It is expected that mining activities associated with the Ridgeway operations will also be year-round.

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4.4 Local Resources and Infrastructure

Local shires or local government authorities include Orange (population of approximately 38,000), Blayney (population approximately 7,000) and Cabonne (population approximately 12,000).

The Cadia Valley Operations are located on lands designated under the respective LGA Local Environment Plans (LEP) as Zone 1(a) or general rural; Zone 1(f) or forestry; Zone 1(c) or rural small holdings; Zone 2(v) or urban or village; and Zone 7(a) which is designated for environment protection.

The operations are located within rural zone RU1 Primary Production land in both the Blayney Local Environment Plan (LEP) 2012 and Cabonne LEP 2012. The Cadia East project area falls within the Blayney and Cabonne LGAs. Surrounding land is also zoned RU1 Primary Production except for state forest land to the north and east of Cadia which is zoned RU3 Forestry where located on state forest-owned land. The Cadia dewatering plant is situated on land zoned IN1 General Industrial, while the rail track spur line is within zone SP2 Rail Infrastructure Facilities.

The mining operations are within driving distance of Orange. There is a skilled mining workforce in the region.

The Cadia Valley Operations currently either have all infrastructure in place to support mining and processing activities (see also discussions in Chapter 13, Chapter 14, and Chapter 15 of this Report), or the requirements for LOM are well understood. These Report chapters also discuss water sources, electricity, personnel, and supplies.

4.5 Seismicity

The deposits are located in an area which has been seismically active both prior to and subsequent to mining by Newmont. These events can produce seismic loading at the site and this risk is considered in infrastructure design.

Block caving operations can induce local seismicity. In the case of the Cadia Valley Operations, the risk impacts are managed by the Technical Services department.

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Newmont

5.0 HISTORY

The Project history is summarized in Table 5-1.

Table 5-1: Project History

Year	Company	Work Completed
1851		Discovery of copper and gold in Cadia area.
1918–1929; 1941–1943		Quarrying and underground operations undertaken at Big Cadia.
mid-1960s	Pacific Copper Limited (Pacific Copper)	Targeted the Big and Little Cadia deposits, prompted by the proximity of historical mine workings, and in particular, by magnetic anomalies over the skarn at Big Cadia.
1980s	Pacific Copper, Homestake Australia Limited (Homestake)	Joint venture to explore for gold. Work completed included grid-based soil sampling and drilling at Cadia Hill, core, reverse circulation (RC), and rotary air blast (RAB) drilling. Drilled two RC percussion holes to downhole depths of 95 m to test magnetic targets, with poor results. Seven core holes, three RC percussion holes and numerous RAB holes at Cadia Hill. None of this work continued on to the main area of mineralized monzonite, partly due to the presence of post-mineral sediments and residual and transported soil.
Newcrest	1991–November 2023	Acquired the property in March 1991 with an initial focus on the small shallow oxide resources at Big Cadia. Completed soil, rock chip geochemical sampling; core and RC drilling; mining studies; environmental baseline and supporting studies; metallurgical testwork. Feasibility study assuming open pit mining methods at Cadia Hill, mining commenced 1998, and was completed in 2012, after more than 4 Moz Au and 0.35 Mt Cu were produced over the LOM. Stockpile treatment continued until 2018. Concentrator 1 constructed to support Cadia Hill operation. Construction of Ridgeway underground operations commenced 2000, first production recorded in 2002. The Ridgeway mine is currently on care and maintenance. Ridgeway ore supplied to a new 4 Mt/a concentrator (Concentrator 2) adjacent to Concentrator 1. Concentrator 2 design capacity was increased to about 8 Mt/a. Mining of Cadia Extended, via open pit methods, commenced 2003, ceased in 2004, following pit highwall failure, and displacement of the access ramp. As instability of the pit walls prevented mining of the lowest two benches, the pit was permanently closed and backfilled. In 2009, mining extended into the Ridgeway Deeps area below the completed sub-level caving (SLC) operation using the lower-cost block cave mining method. Mining operations were completed in 2016. Some stockpile material was treated in 2017–2018. Underground operations at Cadia East approved in 2010, and mining commenced in 2012 as a series of panel caves, across multiple lifts. Panel

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Newmont

Year	Company	Work Completed
		Cave 1 (PC1) commenced in January 2013. Commercial production from Panel Cave 2 (PC2) commenced in October 2014. Panel Cave 2–3 (PC2–3) commenced production in 2023. Panel Cave 1–2 (PC1–2) is currently being developed in preparation for production. Program of upgrades and modifications was completed at Concentrator 1 to enable ore from Cadia East to be processed at a design capacity rate of about 26 Mt/a. Concentrator upgrade included provision to produce a separate molybdenum concentrate due to elevated molybdenum grades in some parts of Cadia East. Modification 14, approved in December 2021, to increase the permitted processing capacity from 32 Mt/a to 35 Mt/a is subject to condition 6A (reproduced below) which includes Newcrest commissioning an independent air quality audit report to the satisfaction of the DPE Secretary in relation to Newcrest's approach to managing and minimizing the off-site air quality impacts of the Cadia Valley Operations. The independent air quality audit report has been undertaken and Newmont is continuing to work with NSW government agencies to gain approval to increase the throughput rate to 35 Mt/a of ore processed on-site. Condition 6A states: *"A maximum of 35 million tonnes of ore from the project in a calendar year may be processed on-site, subject to the Proponent commissioning an independent air quality audit report to the satisfaction of the Secretary. The independent audit report must:* *(a) be prepared in accordance with the Independent Environmental Audit requirements in Schedule 5 of this approval; and* *(b) describe details and scheduling of all reasonable and feasible best practice measures that are being implemented for managing and minimizing off-site air quality impacts of the project, particularly from the NTSF, STSF, and ventilations shafts".*
November 2023–2025	Newmont	Acquires Newcrest November 2023. Modification 15, approved January 2025 addressing additional tailings buttressing and hydrocyclone sands tailings activities

Note: NTSF = north tailings storage facility; STSF = south tailings storage facility. DPE: New South Wales Department of Planning and Environment.

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Newmont

6.0 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT

6.1 Deposit Type

6.1.1 Alkalic Porphyry Gold–Copper Deposits

The major deposits that comprise the Cadia Valley Operations are considered to be examples of alkalic porphyry gold–copper-style mineralization. Features of this deposit style are summarized in Table 6-1.

Table 6-1: Deposit Model Features

Item	Note
Setting	Alkaline rocks associated with gold–copper deposition are commonly found in arc environments and areas of extensional tectonics. Host rocks are often subaqueous volcanic-related sequences that were intruded by equigranular to coarsely porphyritic and locally pegmatitic, high-level stocks and dike complexes. Multiple intrusive phases are common, and a wide variety of breccia types can develop. Intrusive rocks can range from (alkalic) gabbro to syenite in composition.
Host features	Alkalic deposits are typically locally high-grade, and are associated with small volume, pipe-like alkalic intrusions that may be as small as a few hundred meters. Deposit outlines are highly variable, ranging from small to large, but typically showing significant vertical extents. Deposits can occur in clusters, with locations influenced by a combination of structural, stratigraphic, breccia, and intrusive controls.
Alteration	Alteration generally has a restricted footprint, but displays complex assemblages and zonation. Potassium metasomatism leads to the development of a potassic alteration footprint commonly surrounded by a propylitic aureole. The deepest parts of some systems can be associated with a calc-silicate assemblage, commonly accompanied by sodic alteration. Sodic alteration has also been recognized peripheral to potassic zones. Advanced argillic alteration is rarely present, and phyllic zones are usually restricted to fault zones that developed late in the history of the hydrothermal system. Supergene enrichment zones are generally not present. Wall rock alteration is often represented by a biotite–magnetite–orthoclase assemblage. The abundance of biotite and magnetite is controlled by the iron and magnesium content of the wall rocks. Skarns may occur and can be economically significant. Potassic-style alteration in igneous rocks tends to correlate with calc–potassic assemblages in altered carbonate rocks dominated by andraditic garnets, diopside, epidote, and sometimes biotite.
Mineralization	Mineralization can be present in the form of stockworks, veinlets, disseminations, and replacements. The major sulfides present can include chalcopyrite, pyrite, and magnetite. Other minerals can include bornite, chalcocite, galena, sphalerite, tellurides, and tetrahedrite. Gangue minerals often include K-feldspar, and sericite, with lesser garment, clinopyroxene (diopsidic) and anhydrite. Hydrothermal magnetite veinlets are generally abundant. Quartz veining is well developed in the Cadia Valley.

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Technical Report Summary

Item	Note
Brecciation	Breccias in alkalic systems are associated with hydrothermal and phreatomagmatic processes. Magnetite-cemented hydrothermal breccias may host high-grade mineralization.
Gold–copper mineralogical associations	Gold may be present as discrete grains of native gold, tellurides, or auriferous sulfides. Alkalic porphyry deposits may also show elevated tellurium and platinum-group element concentrations. In copper-rich deposits, gold is commonly associated with bornite and high copper concentration. Gold is usually found in stockwork veins of quartz, sulfides, native gold, and tellurides.

6.2 Regional Geology

The alkalic porphyry gold–copper deposits of the Cadia district are located in the eastern Lachlan Fold Belt of New South Wales. The district comprises four porphyry deposits, Ridgeway, Cadia Extended (Cadia Quarry), Cadia Hill and Cadia East, and two related iron-skarn deposits, Big Cadia and Little Cadia.

The Cadia deposits formed within the intra-oceanic Macquarie Arc (Figure 6-1), a belt of Ordovician to early Silurian mafic to intermediate volcanic, volcaniclastic and intrusive rocks. As much as 2.5 km of Ordovician stratigraphy is preserved in the Cadia district, including siltstone and sandstones of the Weemalla Formation and andesitic to basaltic andesitic Forest Reefs Volcanics (FRV; Wilson et al., 2003; Harris et al., 2009).

Porphyry-style mineralization is centered on multiphase monzodiorite to quartz monzonite intrusions (Figure 6-2; Wilson et al., 2003) of the Cadia Intrusive Complex (CIC). Silurian conglomerates, sandstones, and siltstones (part of the Waugoola Group) cover large portions of the Ordovician volcano-sedimentary succession. Tertiary basalts of the Canobolas Volcanic Complex cover the Paleozoic rocks to the north and east of the district.

Published geochronologic studies show that the mineralization-related Ordovician to Silurian alkalic intrusions become progressively younger to the east across the Cadia Valley, with Ridgeway being the oldest deposit in the district (ca. 455 Ma) and Cadia East the youngest (ca. 437 Ma; Wilson et al., 2007). Narrow pipe-like stocks and dikes that are associated with gold and copper mineralization cut the volcano–sedimentary rocks and the large, compositionally zoned (dioritic to monzonitic) intrusive suite that is exposed in the center of the district.

Regional east–west shortening, linked to terrane docking and accretion at the end of the Benambran Orogeny, produced thrust fault systems around the CIC during the early Silurian, including curviplanar, northerly-striking, moderately-dipping basement thrust faults of the Cadiangullong system.

Post-mineral deformation has partially dismembered the district, superposing different porphyry copper–gold systems as well as the host stratigraphy levels (Figure 6-3; Harris et al., 2009).

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Figure 6-1: Regional Geology of the Ordovician Rocks of New South Wales


147°00'E
150°00'E
New England Orogen
Gunnedah Basin
31°00'S
Nyngan
Wellington
RGVB
Parkes
Sydney Basin
Cargo
Orange
33°00'S
JNVB
Sydney
CVO
MVB
KVB
Canberra
35°00'S
Geological Legend
Carboniferous-Permian basins
Sydney and Gunedah Basins
Silurian-Middle Devonian rift basins
Hill End and Cowra Trough
Middle to Late Ordovician Island arc
Macquarie Arc
Early to Middle Ordovician turbidites
Girilambone Group
Adaminaby and Bendoc Groups
MORB-like rocks
Major fault
0
Kilometres
300

Note: Figure prepared by Newcrest, 2011. RBVB = Rockley–Gulgong Volcanic Belt; JNVB = Junee–Narromine Volcanic Belt; MVB = Molong Volcanic Belt; KVB = Kiandra Volcanic Belt; CVO = Cadia Valley Operations; MORB = mid-ocean ridge basalt.

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New South Wales, Australia
Technical Report Summary

Figure 6-2: Cadia Valley Geological Plan


Canobolas Volcanic Complex
undifferentiated basaltic rocks
Middle Silurian Waugoola Group
Conglomerate
Siltstone and sandstone
Middle Ordovician to Early Silurian Macquarie Arc
Late Ordovician to Early Silurian intrusive rocks
Tunbridge Wells Diorite
diorite
grey monzodiorite
coarse grey monzodiorite
Carngle Monzodiorite
feldspar - clinopyroxene porphyry
Cadiangullong Porphyry
porphyritic clinopyroxene monzonite and monzodiorite
Tallwood Monzonite
undifferentiated monzonite, feldspar and pyroxene porphyritic rocks mafic monzodiorite
biotite clinopyroxene monzonite
Errowan Monzonite
K-feldspar phyric monzonite
coarse crowded monzonite
diorite/syenite
monzodiorite dykes
Cadia Intrusive Complex
magnetite skarn
latite and trachyte dykes and intrusions
Forest Reefs Volcanics
basaltic to basaltic-andesitic volcanic and volcaniclastic rocks and limestone
Weemalla Formation
feldspathic sandstone, siltstone and siliceous siltstone
mine or economic deposit
prospect/sub-economic resource
fault (indicated and inferred)
0
500
1000
metres
North (AMG)
North (CML)
682,000 mE
684,000 mE
686,000 mE
688,000 mE
6,298,000 mN
6,296,000 mN
6,294,000 mN
Ridgeway
Big Cadia
Cadia Quarry
Cadia Hill
Little Cadia
Cadia East
North Fault
Pump Fault
PC 40 Fault
Cadia Extended Fault
Cadiangullong Fault
Powerline Fault
Copper Gully Fault
Fors Fault
Gibb Fault
Cat Fault

Note: Figure prepared by Newcrest, 2011. Cadia Hill and Cadia Quarry are not reported as having current mineral resource or mineral reserve estimates. Mining has previously occurred at both Cadia Hill and Cadia Quarry.

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Technical Report Summary

Figure 6-3: Cadia Valley Geological Cross Section (long-section looking north 22500N)


Cadia Valley - District Long Section 22500N
West
Ridgeway
Cadia Quarry
Cadia Hill
Cadia East
East
?
?
?
0
500
1000
1500

Note: Figure prepared by Newmont, 2024. Cadia Hill and Cadia Quarry are not reported as having current mineral resource or mineral reserve estimates. Mining has previously occurred at both Cadia Hill and Cadia Quarry.

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6.3 Local Geology

The mineralization within the Project area occurs within a 6 km-long west–northwest-oriented corridor.

6.3.1 Lithologies

Figure 6-4 presents a comparative stratigraphy across the Cadia Valley. Figure 6-5 presents a series of geological cross-sections through the deposits.

The basement rocks in the Cadia district are fine-grained, thinly-laminated, carbonaceous to volcanic siltstones, with minor arenaceous volcanic beds of the Weemalla Formation. The Weemalla Formation crops out to the south and southwest of Cadia Hill and to the west of Ridgeway.

It is conformably overlain by the FRV, a sequence of basic to intermediate volcanic and volcano-sedimentary rocks. The FRV is divided into four lithofacies (Wilson, 2003):

- Volcanic lithic conglomerates, breccias and sandstones;
- Planar laminated volcanic siltstone;
- Bedded calcareous volcanic sandstone;
- Clinopyroxene- and plagioclase-phyric lava and subvolcanic intrusions of basaltic to basalt–andesite composition.

Three main Ordovician intrusive complexes were identified in the Cadia district. Although currently spatially separated due to the current erosion level, they may be connected at depth.

The Cadia Intrusive Complex (CIC) consists of pyroxene diorite, monzodiorite and occasional pyroxenite in the west to monzonite, quartz monzonite, and quartz monzodiorite in the east. The mafic, western portion of the CIC is interpreted to be separated from the eastern, felsic portion of the CIC by a major north–northwest-striking, west–southwest-dipping thrust fault, the Purple Fault.

The Ridgeway Intrusive Complex (RIC) is located 2.5 km northwest of the Cadia Hill portion of the CIC, with the top of the RIC occurring about 500 m below surface. At least three intrusive stages were defined, of which the latter two have a clearly demonstrated temporal relationship with Ridgeway deposit alteration and mineralization. The RIC comprises a vertically attenuated composite pipe of monzodiorite to quartz monzonite. It has horizontal dimensions of 200 x 100 m, is elongated along a northwest-trending axis, and extends subvertically for at least 1 km.

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Figure 6-4: Comparative Stratigraphy


RL (metres)
Northwest
4.5 km
Southeast
Ridgeway
Cadia Quarry
Cadia East
Cadia Far East
Cadiangullong Fault Zone
Gibb Fault
fault zone?
Ea3
Ridegway Intrusive Complex
Cadia Intrusive Complex
Cadia Far East Intrusive Complex
6000
5800
5600
5400
5200
5000
4800
4600
4400
4200
4000
Volcano-sedimentary units
Miocene
Basaltic lava, inter-flow soil horizons
Silurian
Bedded siltstone, sandstone and marl
Forest Reefs Volcanics
Lithofacies 1
OVC Basaltic clast volcanic conglomerate
OVP Andesitic clast volcanic conglomerate
OVS Plagioclase-rich volcanic sandstone
Lithofacies 2
OB1 Planar laminated volcanic siltstone
Lithofacies 3
OB2 Bedded calcareous volcanic sandstone
Magnetite skarn
Late Ordovician
Lithofacies 4
OVF Massive clinopyroxene-phyric lava
OIC Clinopyroxene-phyric subvolcanic intrusions
OIP Plagioclase-phyric subvolcanic intrusions
Weemalla Formation
Transitional siltstone - sandstone
Laminated feldspathic siltstone
Felsic intrusions
Late Ordovician - Early Silurian
Monzonite, monzodiorite, quartz monzonite, quartz monzodiorite
Post-Silurian thrust fault

Note: Figure from Wilson, 2003. The Cadia Far East Intrusive Complex referred to in the figure is currently termed the Cadia East Intrusive Complex.

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Figure 6-5: Comparative Geological Cross-Sections


Legend
VOLCANO-SEDIMENTARY UNITS
HYDROTHERMAL BRECCIAS
FELSIC INTRUSIONS
A. Ridgeway, Section 11,050mE
North Fault
Purple Fault
B. Cadia Quarry, Section 13,100 mE
C. Cadia Hill, Section 14,020 mE
D. Cadia East, Section 14,920 mE
E. Cadia Far East, Section 15,820 mE
Pyrite Fault Zone

Note: Figure from Wilson, 2003. The Cadia Far East Intrusive Complex referred to in the figure is currently termed the Cadia East Intrusive Complex.

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Newmont

The Cadia East Intrusive Complex (CEIC; formerly termed the Cadia Far East Intrusive Complex) comprises a series of west–northwest- to west-striking dikes that dip steeply to the north. The top of the complex averages about 800 m below the surface. Dyke compositions range from monzodiorite and quartz monzodiorite to quartz monzonite.

Middle to Late Silurian shale, sandstones, and fossiliferous limestone of the Cadia Coach Shale unconformably overlie the eastern part of the district. This unit can reach 200 m in thickness above the Ordovician rocks at Cadia East. Elsewhere in the district, the Cadia Coach Shale infills deep down-faulted basins and can be as much as 1,500 m thick.

Rafts and inliers of Silurian lithologies are also preserved along part of some major fault structures. A clast to cobble-rich lithology, informally termed the "valley-fill breccia", also of Silurian age, forms a north–south-oriented zone that is preserved on the southern slopes of Sharps Ridge, the highest local topography.

Patchy outcrops of Tertiary olivine basalt to basaltic andesite, related to the Canobolas Volcanic Complex, occur throughout the Cadia district. They totally conceal the Ridgeway deposit and partially overlie the Cadia East and Little Cadia deposits. The basalts are up to 80 m thick at Cadia Far East and comprise at least six lava flows with vesicular tops and local intercalations of peat.

6.3.2 Metamorphism

Regional metamorphism is sub to lower greenschist facies.

6.3.3 Structure

The major regional structure is the 30 km long Werribee–Cadiangullong Fault Zone. Where the Werribee–Cadiangullong Fault Zone intersects structures related to the west–northwest oriented Lachlan Transverse Zone, it forms a series of north–northwest- and northeast-trending thrust faults. This structural intersection appears to have controlled the location of the CIC and associated mineralization, and has disrupted the Cadia Hill deposit. The Cadia Hill deposit sits in a fault-bounded block within the basement thrust fault system, whereas the Ridgeway deposits lie in the hanging wall and the Cadia East deposit in the footwall.

6.3.4 Mineralization

Several mineralization styles are known in the district:

- Cadia Hill: intrusive wall rock, and volcanic-hosted deposit associated with sheeted quartz vein mineralization;
- Cadia East: volcanic-hosted, intrusion-centered deposit with disseminated and sheeted quartz vein mineralization;
- Cadia Far East (historical, now discontinued name; part of Cadia East): volcanic- and intrusion-hosted deposit with mainly sheeted quartz vein mineralization;

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Technical Report Summary

- Cadia Quarry: intrusive wall rock deposit associated with sheeted quartz–calcite–sulfide veins and locally developed zones of mineralized pegmatitic breccia;
- Ridgeway: intrusion- and volcanic-hosted quartz stockwork vein mineralization;
- Big/Little Cadia, Little Cadia: iron-rich skarn mineralization.

6.3.5 Weathering

Weathering is typically restricted to 30–60 m depth. The overlying Silurian sedimentary and Tertiary volcanic rocks have largely protected the mineralization from weathering effects.

6.4 Deposit Geology

6.4.1 Cadia East

The Cadia East deposit occupies a mineralized zone 2.5 km in strike length, 600 m in width and over 1,900 m in vertical extent. It is located below and to the east of the Cadia Hill deposit.

During early exploration activities, the name "Cadia East" was used to refer to disseminated near-surface mineralization that was hosted by FRV valley-fill units, while the name "Cadia Far East" referred to the sheeted vein-hosted mineralization within the underlying FRV basement. After mining commenced at Cadia East, the distinction between the two mineralization types as separate deposits was discontinued.

6.4.1.1 Geology

Mineralization is developed in the FRV, and in a series of subvertical to steeply north-dipping monzodioritic to quartz monzonitic dikes, that are termed the Cadia Far East intrusive complex (CFEIC). The syn-mineral nature of at least some of the intrusions is indicated by the presence of mineralized xenoliths within monzonite porphyry dikes that also host porphyry-style veining and alteration.

The Weemalla Formation has been intersected at depth and consists of finely-bedded siltstone interbedded with basaltic volcanic rocks. Overlying this unit are five lithofacies of the FRV, and from shallow emplacement to depth, the lithofacies include:

- Upper bedded unit: approximately 80 m thickness of finely planar-laminated feldspathic siltstone;
- Volcaniclastic unit: approximately 200 m thickness of sandy matrix polymictic conglomerate and volcaniclastic sandstones and locally volcanic breccia;
- Lower bedded unit: around 60 m thickness of bedded calcareous sandstone, typically altered to skarn mineral assemblages;

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Technical Report Summary

- Massive volcanic rocks: about 150 m thickness of massive pyroxene phyric basalt to andesite lavas;
- Lower sequence: at least 1,100 m thickness of polymictic conglomerates and volcaniclastic sandstones.

Intrusive porphyry dikes and sills are interpreted to be coeval with the FRV volcanic units. In the Cadia East area, the 5–30 m thick porphyry dikes appear to be stratigraphically controlled by the bedded units, and acted as feeders to overlying sills. The largest dyke has been traced for 1,500 m along strike, is coincident with a change in shape of the orebody on Easting 15570, and is cross-cut by mineralized veins. Two large porphyry sills located above the lower bedded unit can be traced along the upper portion of Cadia East. Numerous smaller sills and dikes also exist in this area. The uppermost of the units is termed the capping porphyry, and is thickest (approximately 70 m) in the middle of the deposit.

Figure 6-6 and Figure 6-7 are sections showing the geology, alteration, mineralization zoning, and vein distribution in the Cadia East and Cadia Far East zones respectively.

6.4.1.2 Alteration

Mineralization at Cadia East is associated with an alteration system that occurs in roughly concentric zones about the core of the deposit. Within this alteration system both pervasive and selvage styles of alteration are recognized. The pervasive alteration overprints regional propylitic (chlorite–carbonate–epidote) alteration and is characterized by variably intense albite alteration.

The selvage style of alteration is largely made up of three alteration types:

- Hematite/K-feldspar alteration associated with quartz veins (generally mineralized);
- Phyllic alteration associated with faults;
- Iron carbonate–albite alteration associated with faults.

Figure 6-6 and Figure 6-7 include example sections showing alteration zoning.

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Technical Report Summary

Figure 6-6: Geology Section, Cadia East (15,820 mE)


A
21,000mN
21,400mN
21,800mN
22,400mN
22,800mN
NC424
CE002
NC379
CE003
NC273
NC262
NC383
NC104
NC423
5600mRL
5200mRL
4800mRL
B
Post-mineral Silurian shale
ep-grt skarn
or
C
D
Geology Legend
Silurian shale
Quartz vein fragment breccia
Forest Reefs Volcanics
Basaltic-clast volcanic conglomerate (1)
Calcareous volcanic sandstone (3)
Massive clinopyroxene-phyric basaltic lava (4)
Plagioclase-phyric dyke (4)
Cpx-plag-phyric dyke (4)
Fault
> 0.1 % Cu
Diamond drill hole
> 0.2 g/t Au
Alteration distribution
Potassic I
Potassic II (alteration envelopes)
Potassic III
Potassic IV (± Sodic II , Phyllic)
Outer propylitic
Inner propylitic
Hydrothermal magnetite (upper / outer limit)
Sulphide distribution
Pyrite only
Pyrite > chalcopyrite
Chalcopyrite > pyrite
Vein distribution
Stage CE-1A mgt veinlets
Stage CE-1B qtz-mgt veins
Stage CE-4 qtz-cal-ccp veins
Stage CE-6 prehnite veins

Note: Figure from Wilson, 2003.

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Technical Report Summary

Figure 6-7: Geology Section, Cadia Far East (Section 15820 mE)


A
6000 mRL
21,500 mN
22,000 mN
22,500 mN
5500 mRL
5000 mRL
4500 mRL
200m
Pyrite Fault Zone
B
orthoclase subzone
biotite subzone
Silurian shale
Tertiary basalt
C
D
Geology Legend
Tertiary basalt
Silurian shale
Forest Reefs Volcanics
Basaltic clast volcanic conglomerate (1)
Andesitic clast volcanic conglomerate (1)
Laminated siliceous siltstone (2)
Calcareous volcanic sandstone (3)
Skarn (calc-silicate / magnetite)
Plag ± cpx - phyric dyke (4)
Cpx - phyric dyke (4)
Massive clinopyroxene-phyric basaltic lava (4)
CFEIC
Porphyritic hornblende diorite
Porphyritic quartz monzonite
Fault
Diamond drill hole
> 0.1 % Cu
> 0.2 g/t Au
Alteration distribution
Potassic I
Potassic II (alteration envelopes)
Potassic III
Potassic IV (± Sodic II , Phyllic)
Outer propylitic
Inner propylitic
Hydrothermal magnetite (upper / outer limit)
Ep-grt-cal skarn
Mgt-py-ccp skarn
"Phyllic Fault"
Sulphide distribution
Pyrite only
Pyrite > chalcopyrite
Chalcopyrite > pyrite
Chalcopyrite > bornite
Bornite > chalcopyrite
Vein distribution
Stage CE-1A mgt veinlets
Stage CE-1B qtz-mgt veins
Stage CE-4 qtz-cal-ccp veins
Stage CE-6 prehnite veins

Note: Figure from Wilson, 2003.

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6.4.1.3 Structure

Three major groups of faults were identified (Table 6-2).

Table 6-2: Major Fault Types, Cadia East

Fault Type	Description
Sericite–chlorite–clay (SCC) shears	Most common type of fault at Cadia East, and range in scale from millimeters wide to tens of centimeters wide. Infill can vary from friable sericite–chlorite to puggy clay–gouge. Pyrite is common, hence the former description as a "pyrite fault", a nomenclature that has been discontinued. The most continuous sub-set, the P Faults (P1 and P2) are east–northeast–west–southwest-striking (parallel to the orebody) and transect the panel cave areas. These faults are anastomosing, and locally discontinuous with splays, and consist of SCC shears that are soft, present deteriorating ground upon exposure, and have a well-developed shear fabric. East–northeast–west–southwest- and east–southeast–west–southwest-striking fault subsets appear to be limited to a 50–100 m strike length and do not have the continuity of the P Faults. The east–southeast-striking shears may be shear fractures that link the tensional fractures within a fault jog, hence their limited (<100 m) continuity along strike.
Carbonate–laumontite (Ca–La) fracture zones	Highly fractured and veined zones to tens of meters wide. Calcite-laumontite mineralization is common throughout the Cadia East system, but there are concentrations of calcite–laumontite on the hanging wall (Ca–La North) and footwall (Ca–La Central) sides of the higher-grade orebody (copper and gold), and on the northwest corner of the lower-grade copper zone (Ca–La West). The faults are late-stage zones of very poor ground conditions as a consequence of the hydration/dehydration of laumontite and reactivation of sub-vertical faults during episodes of basin inversion.
Carbonate faults	Either related to late low-angle thrusts that are likely splays off the regional Gibb Fault (e.g., Cat Fault), or flexural slip along bedding planes and volcanic contacts during basin inversion and reactivation of steeper SCCs (e.g. Carb 1, 2, 3, 4, 5). Characterized by zones of iron-carbonate–albite alteration and chlorite shearing around a zone of calcite veins, or intervals of calcite-rich puggy (sticky) gouge with an iron carbonate selvedge. The Cat Fault has been estimated to have at least 80 m of reverse movement and 200m of sinistral offset.

6.4.1.4 Mineralization

Mineralization at Cadia East is divided into two broad overlapping zones: an upper, copper-rich disseminated zone and a deeper gold-rich zone associated with sheeted veins. The upper zone forms a relatively small cap to the overall mineralized envelope and has a core of disseminated chalcopyrite (and rare bornite), capped by chalcopyrite–pyrite mineralization (Fox et al., 2009).

The deeper zone is localized around a core of steeply-dipping, sheeted, quartz–calcite–bornite–chalcopyrite–molybdenite veins, with the highest gold grades associated with the bornite-bearing veins. Copper and molybdenite form a mineralized blanket above and to the east of the higher-grade gold envelope.

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Technical Report Summary

Gold:copper values are vertically zoned. The upper, disseminated zone of volcanic-hosted mineralization typically has low Au:Cu values (<1), whereas the envelopes of sheeted quartz–calcite–sulfide veins have higher Au:Cu values (typically >2).

Figure 6-6 and Figure 6-7 include examples of mineralization zoning.

6.4.2 Ridgeway

The deposit is a subvertical body of quartz–sulfide vein stockwork mineralization with an elliptical, pipe-like geometry, elongated along a northwest-striking axis. Stockwork dimensions are approximately 400 m east–west, 250 m north–south and the deposit extends to a depth in excess of 1,000 m.

6.4.2.1 Geology

Mineralization is spatially and temporally associated with a composite intrusive plug consisting of multiple mafic monzonite to quartz monzonite phases that intruded the FRV. The earliest phase is a mafic monzonite, which is a northwest striking, subvertical body with horizontal dimensions of 200 x 50 m wide and a vertical extent of at least 500 m. It occurs as a subvertical plug along the southern side of the Ridgeway deposit.

Three phases of porphyritic intrusion (early-mineral monzonite, and inter- and late-mineral quartz monzonite) post-date the mafic monzonite, and form a composite pipe along the northeastern margin of the mafic monzonite. This pipe has a horizontal footprint of about 130 x 40 m, oriented along a west–northwest trending axis. The pipe has been recognized over a vertical interval of >650 m and remains open at depth.

Figure 6-8 is a level plan showing the relationship of the various intrusive phases. Figure 6-9 is a section through the deposit showing the geology in relation to the copper and gold grade shells.

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Technical Report Summary

Figure 6-8: Geology Level Plan, Ridgeway (5280RL level)


Legend
Ridgeway Intrusive Complex
Undifferentiated monzonite porphyry
Equigranular mafic monzonite
Forest Reefs Volcanics
OIC
Clinopyroxene-phyric subvolcanic intrusions
OVP
Andesitic clast volcanic conglomerate
Fault
Outer limit of >0.5 g/t Au
10,900 mE
11,000 mE
11,100 mE
11,200 mE
22,800 mN
22,700 mN
22,600 mN
North Fault
AMG N
CMLG N
32°

Note: Figure from Wilson, 2003.

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Technical Report Summary

Figure 6-9: Geological Sections, Ridgeway


A
22,400mN
22,800mN
23,200mN
NC498
NC519
NC502
NC554
NC500
NC503
NC503W
NC510
North Fault
5800mRL
5400mRL
UR024
5000mRL
Purple Fault
0
200
400m
Tertiary basalt
Forest Reefs Volcanics
Basaltic-clast volcanic conglomerate (1)
Andesitic-clast volcanic conglomerate (1)
Feldspar-phyric volcanic sandstone (1)
Plagioclase-phyric dyke (4)
Cpx-pl-phyric dyke (4)
Woemalla Formation
Transitional volcanic conglomerate - siltstone
Siltstone
Ridgeway Intrusive Complex
Late-mineral quartz monzonite porphyry
Inter-mineral quartz monzonite porphyry
Early-mineral monzonite porphyry
Mafic monzonite
Fault
>0.2 % Cu
>0.2 g/t Au
A
10,600 mE
11,000 mE
11,400 mE
11,800 mE
NC526
NC526W
NC549
NC519
NC561
NC528
NC525
5800 mRL
5400 mRL
5000 mRL
4600 mRL
Purple Fault Zone
0
200
400m
Tertiary basalt
Forest Reefs Volcanics
Basaltic-clast volcanic conglomerate (1)
Andesitic-clast volcanic conglomerate (1)
Feldspar-phyric volcanic sandstone (1)
Massive cpx-phyric volcanics (4)
Plagioclase-phyric dike (4)
Cpx-pl-phyric dike (4)
Woemalla Formation
Transitional volcanic conglomerate - siltstone
Siltstone
Ridgeway Intrusive Complex
Late-mineral quartz monzonite porphyry
Inter-mineral quartz monzonite porphyry
Early-mineral quartz monzonite porphyry
Mafic monzonite
>0.2% Cu
>0.2 g/t Au
Fault

Note: Figure from Wilson, 2003. Section on left at 11,050 mE; section on right at 22,750 mE.

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6.4.2.2 Alteration

Hydrothermal alteration is broadly zoned from an inner calc-potassic (actinolite–biotite–orthoclase) and potassic (orthoclase–biotite–quartz) core, outwards through propylitic (chlorite–hematite–magnetite–epidote–albite–pyrite ± calcite) and sodic (albite–pyrite) assemblages (Wilson et al., 2003). The transition to more distal metal-poor propylitic alteration zones has been long recognized by the disappearance of hematite-dusted secondary albite (Holliday et al., 2002).

Figure 6-9 includes a cross-section through the deposit showing the alteration zoning.

6.4.2.3 Structure

The Ridgeway deposit is centered on multiple steeply-dipping porphyries occurring at the confluence of two gently-dipping structural blocks. To the west of Ridgeway, stratigraphy gently dips east, whereas sedimentary units to the east dip west to west–northwest at 10–20°. These rocks are cut by multiple moderate-dipping reverse faults. A single prominent fault, the Tinnock Fault, occurs with ~500 m of stratigraphic offset (as defined by two stratigraphic pinpoints, including the two lowermost units of the Forest Reefs Volcanics), placing lower parts of the stratigraphy over higher parts. Numerous other moderately-dipping faults splay from this master fault and dismember parts of the Ridgeway deposit. In the deposit, these faults only displace the intrusions by several tens of meters (Harris et al., 2009).

6.4.2.4 Mineralization

Mineralization at Ridgeway and Ridgeway Deeps occurs in dense quartz vein stockworks and sheeted arrays localized in and around the small (50–100 m diameter) composite diorite to quartz–monzonite intrusive complex. The most strongly developed quartz stockwork veining and alteration, and the highest copper and gold grades, occur immediately adjacent to the monzonite.

The frequency of the veins and intensity of alteration decreases away from the intrusive complex margin (Wilson et al., 2003). Ore minerals include bornite and chalcopyrite with lesser covellite and gold and occur in veins and as disseminations (Wilson et al., 2003).

Sulfide minerals are zoned from a bornite to chalcopyrite (plus gold) core, outwards and upwards through a chalcopyrite-rich to an outer pyrite-rich domain.

Figure 6-10 includes a cross-section through the deposit showing the sulfide mineralization zoning.

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Technical Report Summary

Figure 6-10: Alteration and Pyrite Zoning, Ridgeway (section 11050 mE)


B
22,400mN
22,800mN
23,200mN
Post-mineral basalt
5800mRL
5400mRL
5000mRL
Alteration Legend
Outer propylitic
Sodic
Inner propylitic
Potassic
Calc-potassic
Silicic / calc-silicate
C
Sulphide Distribution
No Sulphide
py only
py > ccp
ccp > py
ccp > bn
bn > ccp
10,600 mE
11,000 mE
11,400 mE
11,800 mE
5800 mRL
5400 mRL
5000 mRL
4600 mRL

Note: Figure from Wilson, 2003. Section at top at 11,050mE; section on bottom at 22,750mE. Bn = bornite, ccp = chalcopyrite, cpx = clinopyroxene, pl = plagioclase, py = pyrite

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7.0 EXPLORATION

7.1 Exploration

7.1.1 Grids and Surveys

The Cadia Valley Operations grid and co-ordinate system is consistent for all deposits and operations. Grid north is aligned at 30.5º east of true north, and 19.3º east of magnetic north. This grid was used to locate all historical data, including drilling, and is used for all current drilling.

A constant added to the entire Project grid co-ordinates in approximately 1995, to allow for the Ridgeway area, such that 10,000 was added to the easting, 20,000 to the northing, and 5,000 m added to the Australian height datum (AHD) elevation for all deposits.

Surface topography as-builts across the Cadia East area are based on a combination of GPS, theodolite/total station and aerial photogrammetry surveys. Photogrammetry is levelled by ground-surveyed control points. The data is considered to be accurate to within ±500 mm.

7.1.2 Geological Mapping

Surface geological mapping was performed by Newcrest geologists, in conjunction with staff of the NSW Department of Primary Industry (Orange 1:100 000 Geological Sheet, 1997).

At the Ridgeway mine, during operations, development advances of approximately 4 m in length were mapped in detail to paper, at 1:250 scale for rock type, quartz veining, and structures. The paper maps were georeferenced and digitized. The information was used to update the geological and fault interpretations for the deposit.

Paper-based mapping was completed during the development of Cadia East Panel Caves 1 and 2. Underground mapping at a scale of 1:500, captured rock type and structures that were used to inform geological and structural interpretations. Data collected from mapping were transferred to the acQuire database, with digital records of the maps stored on the local network.

Underground digital mapping at Cadia East commenced in November 2018, using the Maptek I-Site SR3 laser scanner, coinciding with commencement of the early works for PC2-3 development. This technology enables the capture of high-quality 3D photogrammetry for more accurate geological and structural interpretations. In addition, the system reduced the exposure of personnel at the development face underground and can be used to collect digital scans of unsupported development headings. Digital images are collected, geo-referenced and geologically mapped to inform the geological interpretation of the PC2-3 and PC1-2 footprint. Geological interpretation is focused on structural and lithological mapping within the mining footprint.

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Newmont

7.1.3 Geochemistry

Geochemical sampling has predominantly been completed in areas of Ordovician basement outcrop. Areas of Silurian sedimentary cover and Tertiary basalt are largely unsampled due to the lack of effectiveness of sampling techniques within these areas.

Newmont has trialed its proprietary deep sensing geochemistry in areas with Silurian cover. These samples are similar to soil samples and are combined with those samples in the soil sampling totals.

Sampling methods included rock chip (6,372 samples), stream sediment (1,951), and soil (31,812) sampling, for a total of 40,135 samples recorded in the database. Sampling was ongoing at the Report date.

Sample locations are shown in Figure 7-1 (stream sediment), Figure 7-2 (rock chip) and Figure 7-3 (soil).

Surface geochemical sampling has principally been used as a mineralization vectoring tool to prioritize exploration prospects and generate direct drill targets.

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Newmont

Figure 7-1: Stream Sediment Sampling


Stream samples (n=1,951)
Legend
Newmont
Tenements
Granted
Application
CadiaSurfaceSamplesOc
N
0
4
8
Kilometers

Note: Figure prepared by Newmont, 2025.

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Technical Report Summary

Figure 7-2: Rock Chip Sampling


Rock Chips (n=6,372)
Legend
Newmont
Tenements
Granted
Application
CadiaSurfaceSamplesOc
N
0
4
8
Kilometers

Note: Figure prepared by Newmont, 2025.

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Newmont

Figure 7-3: Soil Sampling


Soils (n=31,812)
Legend
Newmont
Tenements
Granted
Application
CadiaSurfaceSamplesOc
N
Kilometers

Note: Figure prepared by Newmont, 2025.

7.1.4 Geophysics

Airborne, ground, and drill hole geophysical surveys were conducted as summarized in Table 7-1.

The areas covered by geophysical surveys are shown in Figure 4-4.

Date: February 2026 Page 7-5

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Newmont

Table 7-1: Geophysical Surveys

Survey Type	Year	Note
Airborne heli-magnetic and radiometric survey	1996	The entire Cadia mineralized system was covered by a heli-magnetic and radiometric survey, acquired by Geoinstruments during 1996. The system used a compensated 'stinger' magnetometer mounted on a Bell JetRanger, and a 16 L radiometric crystal pack. The specifications were 50 m spaced north–south lines, and a 25 m flight height. Magnetic data were acquired at 0.1 s intervals, and radiometric data at 1 s intervals. The heli-magnetic and radiometric data provide lithological, structural, and alteration information over the area. Three-dimensional inversion of the total magnetic intensity (TMI) data using UBC MAG3D software was used to create a 3D susceptibility block model. The magnetic response west of Cadia Hill is primarily the result of more mafic phases of the intrusive complex, which average around 0.01 SI susceptibility. The anomalies associated with Ridgeway, Cadia East, and the magnetic rim around part of Cadia Hill are primarily a result of magnetite alteration. The Tertiary basalt can sometimes be observed in the TMI data as remnantly-magnetized 'lows'.
Heliborne Falcon geophysical survey	2010	A heliborne Falcon geophysical survey was completed in June 2010. The survey was conducted on a 200 m traverse line spacing, and 2 km tie-line spacings, with a terrain clearance of 80 m. The survey was designed to gain a better picture of structure and gross lithology not evident in existing helimagnetic data as well as facilitate the investigation of blind felsic intrusive targets, and to assist in optimizing future drilling campaigns. Data interpretation indicates the presence of a number of felsic bodies in the survey area. Intrepid Geophysics were approached in September 2023 to apply their full-tensor processing workflow on the Falcon airborne (heliborne) gravity gradiometry (AGG) survey data acquired in 2010, across the Cadia Valley Operations. The full-tensor workflow is designed to maximize the AGG data signal to noise ratio to ensure the cleanest possible primary products for input into derived enhancements and other applications. The resultant data processed by Intrepid showed more consistency than the original Fugro data with more detail and less line parallel striations in the data. The processed raster images will be useful in the understanding of fundamental basement faults and the orientation of late intrusions along favorable hydrothermal pathways across Newmont's tenure.
Ground magnetic survey	1992	A ground magnetic survey using Overhauser magnetometers was conducted around the Cadia Hill and Cadia East areas. Newcrest personnel acquired the data on the local grid at 50 m line spacing, using a hip chain to trigger readings every meter.

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New South Wales, Australia
Technical Report Summary

Newmont

Survey Type	Year	Note
		These data were used to help optimize the direction of the initial drilling at Cadia Hill. The data confirmed north–northwest structural and alteration trends extending outwards from limited exposures of quartz veining. Drill holes were oriented normal to this strike, which proved to be the dominant direction of mineralization. In early 1994, 2D and 2.5D inversions were performed on the ground magnetic data at Cadia East, using Geosoft MAGMOD3 software. The models suggested that an earlier 221 m hole drilled by Pacific Copper did not properly test the magnetic 'high' anomaly at Cadia East, as seen in the TMI data. As a result, a vertical core hole was drilled to 404 m depth in early 1994 (NC104). The hole intersected magnetite veins, monzonite dikes, and increasing copper grades at depth. Follow-up drilling discovered the Cadia East mineralization under Silurian sedimentary cover.
	1994	Partly as a result of the magnetite association with mineralization, the ground magnetic survey work was extended over the entire contiguous Cadia magnetic complex. This included the Ridgeway area northwest of Cadia Hill, where the magnetic complex continued under Tertiary basalt cover.
Ground induced polarization	1995	Trial 200 m dipole-dipole induced polarization (IP) surveys were carried out by Scintrex Pty Ltd at Cadia Hill and Cadia East, with the dipole spacing selected to provide adequate depth of investigation. A Scintrex IPR-12 receiver was used, measuring apparent chargeability and resistivity. The Cadia Hill sulfides gave a large response about three times background in the pseudosection. Cadia East, which has a very high pyrite content in an upper disseminated zone (Sulfide Lode), gave a very large response about three times background beneath a minimum of 60 m of cover. Due to the success of these trials, additional lines along strike to the southeast and northwest were acquired. The stronger IP responses measured within the Cadia East area are due to the pyrite-rich Weemalla Formation sediments. The Ridgeway IP anomaly was drilled by RC drilling during 1995, and the drill hole intersected as much as 5% pyrite, with anomalous copper and gold, below the Tertiary cover. Subsequent deeper drilling discovered the Ridgeway deposit, at depths below 500 m.
Ground 2D Mount Isa Mines Distributed Acquisition System (MIMDAS) IP and magneto-tellurics (MT)	2018–2019	Geophysical Resources and Services Pty Ltd (GRS) carried out a survey of 2D MIMDAS IP and MT)to survey four prospects in the greater Cadia area, two of which, Cadia NE and Cadia NW, are within the current Project area. All lines used 200 m spaced receivers with a dipole-dipole configuration. The transmitter dipole locations, also on 200 m intervals, were spaced equidistantly between the receivers.

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New South Wales, Australia
Technical Report Summary

Newmont

Survey Type	Year	Note
Ground 3D MIMDAS IP and MT survey	2023	GRS were consulted to carry out a 3D MIMDAS IP and MT survey over the Barton Park–Rowan Brae prospects, situated to the northwest of the Ridgeway and Cadia mines. The array used 200 m spaced receivers with a dipole-dipole configuration. The transmitter dipole locations were read on 400 m intervals between the receivers. An additional sulfide discrimination AMIRA-P1245 Spectral IP project is proposed to be run once the final block is completed, providing suitable target and chargeability contrast exists. The survey was completed in November 2023. Preliminary 3D models have been produced with data quality control on the contractor's final model underway. Geological interpretation of geophysical signatures within the models has also commenced for the purpose of target generation.
Ground gravity	1994–1995	Acquired at nominal 500 m spacing, using digital global positioning system (DGPS) instruments for positioning and levelling. Significant structural trends are evident in the data, especially a northeast-oriented structure in the vicinity of Cadia Hill, and the west over east Cadiangullong thrust fault.
Ground magneto-telluric survey	2017	Consisted of two lines, with station spacings at 500 m along lines 1 km apart. Due to the limited nature of the data collected, no evaluations have been done to date. Magneto-telluric survey extensions are planned as part of anticipated MIMDAS IP survey activity.
Downhole electromagnetics		Downhole transient electromagnetics has been trialed in the Ridgeway area, with data being acquired by Outer Rim using Crone equipment. No off-hole conductors were observed.
Physical property measurements	1995–2023	A significant quantity of physical property information has been acquired, both from well logs, and measurements on core. The information has been used as constraints in geophysical modelling, as well as to assist density characterization for resource calculations. Remnant magnetization measurements were performed on core from the Big and Little Cadia magnetite-bearing skarns.
Ground induced polarization/resistivity survey	1997	17 lines of dipole-dipole IP/Resistivity (200m dipoles) over Ridgeway, Cadia and Cadia East.
	2005	12 lines of pole-dipole IP/Resistivity (100m dipoles) were collected at Barton Park
	2002	A 3D IP/Resistivity survey (100m dipoles) was collected at Gooleys.
Ground induced polarization/resistivity survey and ground audio-magneto-telluric survey	2014	3 lines of AMT, 5 lines of pole-dipole, 1 line of offset pole-pole and 3 lines of dipole-dipole were collected at Junction Reefs.
Ground induced polarization/resistivity survey	2005	3D 100 m pole-dipole IP/Resistivity surveys were collected at Warrengoong, Gooley's West and East and also Willow Park.

Date: February 2026 Page 7-8

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Figure 7-4: Geophysical Survey Location Plan


660,000mE
680,000mE
700,000mE
Cudal
Orange
10
Kilometers
1:350,000
1392 m
1230 m
Canobolas State Forest
B81
Cargo
Millthorpe
6,280,000mN
Geophysics Index
Chargeability
Gravity
Induced Polarization
Magnetics
Magnetotellurics
Resistivity
Seismic
Time Domain EM
Cadia Tenements
Granted
EL4616
ML1405
ML1449
EL9751
EL2984
ML1472
EL4620
EL3856
EPL1024
ML1689
ML1690
ML1481
EL2378
EL6589
EL2033
ML1243
EL3767
MPL273
MPL272
ML1242
ML1189
Mandurama
1215 m

Note: Figure prepared by Newmont, 2025.

Date: February 2026 Page 7-9

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Geophysical surveys are principally used to assist with subsurface modelling of lithology and structural frameworks, as well as being used to refine prospect sizes and locations.

7.1.5 Petrology, Mineralogy, and Research Studies

Numerous research projects and studies were completed on the Cadia district and deposits within the district. Regional/academic studies were completed that include:

- Geochemical vectors to mineralization from hydrothermal alteration minerals such as epidote (green rocks studies);
- Evaluation of the relationship of shoshonitic magmatism to gold–copper porphyry mineralization;
- Examination of the system architecture of the alkalic porphyry copper deposits in the Cadia area.

Multiple petrological studies were conducted as part of broader research studies and to directly understand the mineralogy of the Cadia deposits. Petrology has been completed on selected core and rock samples from Ridgeway, Cadia East, Cadia Hill and numerous exploration prospects.

Corescan infra-red and near-infra-red hyperspectral analyses were conducted on selected drill core and RC chips from the Cadia deposits. This technique provides accurate mineralogical information through very high-resolution scanning of the sample and use of specific algorithmic processing of the acquired spectra. This technique can be used to accurately identify hydrothermal alteration minerals that are not readily identifiable during geological logging. As the targeted mineralization styles are well known to have predictably zoned hydrothermal alteration patterns around mineralized centers, being able to identify the mineralogical assemblages of drilling samples can be a useful tool for improving the understanding of the known orebodies and vectoring towards orebodies in exploration.

Drill core from the Cadia East and Ridgeway deposits, as well as from regional prospects, were analyzed to assist in this process.

7.1.6 Qualified Person’s Interpretation of the Exploration Information

The exploration programs completed to date are appropriate to the style of the deposits and prospects;

Exploration potential remains within the Project area, and Newmont is actively exploring using a number of conceptual geological models to drive the exploration activities.

Date: February 2026 Page 7-10

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

7.1.7 Exploration Potential

Cadia is a mature district, and the amount of data and geological knowledge that is available is extensive. The exploration programs focus on the following mineralization styles:

- Porphyry gold–copper, mainly located on northwest–southeast-oriented structural trends extending outwards from the Cadia deposits. Includes associated pegmatite-related sulfide lenses and breccias;
- Gold–base metal quartz–carbonate veins and breccias;
- Gold–copper ‘breccia pipes’;
- Replacement style magnetite/hematite–copper–gold skarns;
- Distal reduced gold skarns.

Prospects within the Project area are shown in Figure 7-5. Historically these prospects have broadly been divided into the following target styles:

- Porphyry gold–copper, mainly located on northwest–southeast-oriented structural trends extending outwards from the Cadia deposits. Includes associated pegmatite-related sulfide lenses and breccias;
- Gold–base metal quartz–carbonate veins and breccias;
- Gold–copper ‘breccia pipes’;
- Replacement style magnetite/hematite–copper–gold skarns;
- Distal reduced gold skarns.

Date: February 2026 Page 7-11

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Newmont

Figure 7-5: Regional Prospects


4616
1024
Four Mile Creek (West)
Lucknow Consols
Ridgeway West
Rowan Brae
Ridgeway
1449
Ridgeway East
Tinnocks
Cadia West
Big Cadia
Rosebank North
Barton Park
Four Mile Creek
Ridgeway South
White Cadia
Big Cadia Deep
Quarry
Engine/ Cadia West
1472
White Engine Workings
Holman's Lode
Middle Cadia?
Cadia
Cadia North East
Cadia Hill
Little Cadia
3856
Cadia East
Cadia Far East
Cadia South
1405
Ashleigh Park
Panuara
North West
Wire Gully
1481
1690
1689
Errowanbang
Waldegrave
4620
Finnemans
Great Extended
Ballarat of NSW
Benaree Trend
Forest Reefs
6589
_Prospect_Locations
Tenement Owner
NCM
Newcrest_tenure
COMPANY
CADIA HOLDINGS PTY LIMITED
NEWCREST MINING LIMITED
NEWCREST OPERATIONS LIMITED
CLIMAX AUSTRALIA PTY LIMITED
0.8 0.4 0 0.8 1.6 2.4 3.2
Kilometers

Note: Figure prepared by Newmont, 2024.

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Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

7.2 Drilling

7.2.1 Overview

7.2.1.1 Drilling on Property

Table 7-2 summarizes the drilling to December 31, 2025 on a Project-wide basis. Across all programs, a total of 7,039 drill holes (about 1,772 km), has been completed. A Project-wide drill location plan is included as Figure 7-6.

Table 7-2: Project Drill Summary Table by Company

Operator	Number of Drill Holes	Meters Drilled (m)
BHP Gold Mines	33	571
Newcrest/Newmont	5,173	1,610,192
Pacific Copper	363	31,690
Unknown	1,470	129,486
Totals	***7039***	***1,771,939***

Note: numbers have been rounded to the nearest meter.

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Cadia Valley Operations
New South Wales, Australia
Technical Report Summary
Newmont

Figure 7-6: Project Drill Hole Location Plan


Ridgeway
Big Cadia
Cadia Quarry
Cadia Hill
Cadia Far East
Cadia East
Millthorpe
Blayney
6,300,000mN
6,280,000mN
680,000mE
700,000mE
N
5
Kilometers
Drill hole
Deposit
Tenement footprint

Note: Figure prepared by Newmont, 2025

Date: February 2026 Page 7-14

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Drill types used on a Project basis to December 31, 2025 include core, RC, aircore, rotary air blast (RAB), sonic, and percussion (Table 7-3). Core drilling is the predominant drill type.

Table 7-3: Project Drill Summary Table by Area

Deposit/Location	Drill Types	Number of Drill Holes	Meters Drilled (m)
Big Cadia	Core, resource development, RC, percussion, trench, other	500	40,134
Cadia Central	Core, resource development	22	9,131
Cadia East[(1)]	Aircore, core, geotechnical, raisebore, resource development, RC, RAB, percussion, sonic, other	2,174	778,667
Cadia Hill	Aircore, core, geotechnical, resource development, RC, RAB, percussion, other	1,488	288,208
Cadia Extended (Cadia Quarry)	Core, resource development, RC, trench, other	531	118,486
Cadia West	Core	6	5,853
Forest	Core, RC, other	305	33,753
Four Mile Creek	Core, resource development, RC, percussion, other	301	54,039
General exploration	Aircore, core, RC, other	64	5,050
Nashdale	Core, RC	21	3,245
Paunara	Other	624	102,429
Ridgeway	Aircore, core, geotechnical, resource development, underground, RC, percussion, RAB, trench, other	998	329,505
Wire Gully	Core, resource development	5	3,439
Total		***7,039***	***1,771,939***

Note: Numbers have been rounded to the nearest meter. "Other" is assigned to drill holes in the database for which no drill hole purpose was allocated. General exploration includes some RC holes that were assigned to joint venture purposes in the database, but are within the Project mineral tenure outline. Trenches are included in the drill database as dummy drill holes. There are 29 geotechnical inspection and monitoring drill holes that have no recorded metreage in the database.

Drill holes are typically coded in the database by drill hole purpose, which can include geotechnical, raise bore, resource development (ResDev), and general underground designations; however, the database may not record the drill hole type for every drill hole. Drill holes for which no purpose or drill type were recorded are tabulated as "other". The database stores trench data as a dummy drill hole type.

The drilling that supports the mineral resource estimates consists of:

- Cadia East: 691 drill holes (about 495 km), Table 7-4;
- Ridgeway: 495 drill holes (about 232 km), Table 7-5.

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Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Table 7-4: Drill Holes Supporting Cadia East Mineral Resource Estimate

Drill Type	Number of Drill Holes	Meters Drilled (m)
Core	275	174,639
RAB,RC	3	280
ResDev department	407	317,032
Geotech	6	2,809
Total	***691***	***494,759***

Note: numbers have been rounded to the nearest meter

Table 7-5: Drill Holes Supporting Ridgeway Mineral Resource Estimate

Drill Type	Number of Drill Holes	Meters Drilled (m)
Core	491	228,836
ResDev department	3	3,210
percussion	1	50
Total	***495***	**232,096**

Note: numbers have been rounded to the nearest meter

Drill collar locations for these drill holes are shown in Figure 7-7 (Cadia) and Figure 7-8 (Ridgeway).

Date: February 2026 Page 7-16

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Figure 7-7: Cadia East Drill Hole Location Plan


+14000 E
+15000 E
+16000 E
+17000 E
+23000 N
+22000 N
+21000 N
ML1472
ML1405
Legend
Newmont Mine Lease
Newmont Exploration Lease
Cadia East Resource outline
Cadia East Resource collar
Slicer Position +4949.03
Plunge +90
Azimuth 000
Looking down

Note: Figure prepared by Newmont, 2025. Due to the block model extents, some drilling that is used in the Ridgeway model is included in the plan view.

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Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Figure 7-8: Ridgeway Drill Hole Location Plan


+10500 E
+11000 E
+11500 E
+12000 E
+23000 N
+22500 N
Legend
Newmont Mine Lease
Gold Resource outline
Copper Resource outline
Ridgeway Resource collar
Slicer Position +4850.01
Plunge +90
Azimuth 000
Looking down

Note: Figure prepared by Newmont, 2025. Due to the block model extents, some drilling that is used in the Cadia East model is included in the plan view.

Date: February 2026 Page 7-18

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

7.2.1.2 Drilling Excluded For Estimation Purposes

Aircore, sonic, and percussion drill types are not used in mineral resource estimation. The majority of the RAB drilling is excluded; however, there may be instances where RAB drilling that has passed all validation checks may be used.

7.2.1.3 Drilling Since Database Close-out Date

The data supporting the Cadia East resource estimate was extracted on May 12, 2025. Since the database closeout, 14 drill holes have been completed for 5,692 m as at December 31, 2025. Drill hole locations are shown on Figure 7 9.

Recent drilling and assaying has been completed within PC1–3 and PC3–1 cave volumes. Additional drilling located in PC1–3 was completed to increase the level of in-situ geological confidence and is expected to have only a local impact on grade. Drilling proximal to PC3–1 and the margins of mineralization at depth is expected to have a larger impact on the resource model, when incorporated, due to the wide drill spacing. Changes may occur in the locations of the bounding lithological contacts, to the grades assumed on the edges of the cave design, and to mine planning optimization of higher grades in the upper portion of the lift.

The data supporting the Ridgeway mineral resource estimate was extracted on February 28, 2025. Thirteen drill holes have been completed for 7,943 m post the database close-out date to December 31, 2025 (Figure 7-9). The holes have been drilled and assayed for a variety of reasons, including resource definition and to delineate the mineralization within the Weemalla sequence and evaluate the continuity and geometry of the orebody at depth.

Date: February 2026 Page 7-19

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Figure 7-9: Drilling Since Cadia East Database Closeout Date


EL5609
EPL1024
24500 N
ML1449
21500 N
ML1472
ML1405
ML1689
EL3856
18500 N
ML1690
15500 N
ML1481
9500 E
12500 E
15500 E
18500 E
Legend
Drilling Since Database Closeout Date

Note: Figure prepared by Newmont, 2025.

Date: February 2026 Page 7-20

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 7-21 7.2.2 Drill Methods The drilling of the Cadia East deposit includes drill core of the following sizes, NQ3 (47.6 mm core diameter), HQ3 (63.5 mm) and PQ (85 mm). Drilling at Ridgeway is predominantly LTK60 (44.0 mm), NQ (47.6 mm) or HQ (63.5 mm) core sizes. Most drill holes are collared at PQ or HQ sizes for accurate and safe drilling. The drill hole size is then reduced at the geologist’s discretion as the drill hole advances. All recent drilling is orientated using the Reflex Orientation tool (ACT III). During logging the length (or number) of consistently oriented runs provides a gauge of the reliability of oriented core. Core drilling in the 2000s was oriented using the BallMark orientation system or the ACE electronic (accelerometer) tool. During early programs, drill holes were oriented using a chinagraph spear on three consecutive runs at defined intervals. All recent core drilling retrieves the core using triple-tube splits for enhanced recovery and protection from core loss. Surface RC drilling has historically been used for infill resource definition on occasion; however, geotechnical data is not collected from RC drilling. Percussion, RC, aircore, and RAB drilling techniques have been used, where Project requirements and objectives allow; however, currently core drilling is the preferred drill method. 7.2.3 Logging Early logging (pre-2000) was conducted on 1 m intervals. Geological logging style and quality is dependent on the drill program and date. Logging completed prior to 1995 was recorded on paper logs. Only Newcrest drill holes after 1995 are electronically recorded in acQuire. For Newmont programs after 2000, lithology is logged on a variable interval basis with intervals determined from combinations of rock type, alteration, structure, and mineralization. Geological logging is performed using acQuire software to record observations made on core and percussion chips onto laptop computers. Procedures for geological and geotechnical logging are outlined in Newmont’s logging guides. The exploration drill core logging system consists of eight log sheets (windows) into which data are entered. Log sheets include information on the drill collar, lithology, mineralization, alteration, structure, geotechnical, bulk density, and a summary. Lithology is logged based on the geological unit, with subdivision created based on alteration and mineralization. The lithology intervals form the base of lithological models and geotechnical domains. Historically, mineralization was logged on 2 m intervals that corresponded to the 2 m sample intervals. Modern logging records mineralization from short to broad intervals relative to the absence/presence of potentially-economic sulfide content. The structure log is designed to capture major discontinuities such as shears, faults, intrusive contacts, foliation, bedding, and veins. Geotechnical logging includes interpretation and identification of major structures likely to form a discrete failure surface. Unless joints and fractures are related to a larger structure, their logging is recorded as a set. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 7-22 Detailed geotechnical data collection is not routinely obtained from all core drill holes; however, basic geotechnical parameters such as rock quality designation (RQD), recovery and fracture frequency are collected. Logging information is recorded directly from the digital loggers. The software automatically validates the data using validation checking tables to ensure only accepted codes can be entered into specific areas. The acQuire database management software has data entry protocols that ensure the soundness of imported data. Sample identifiers are generated on site and assays are loaded by direct transfer from laboratory, validated by a geologist. All assay results are provided with laboratory certification. All core holes are processed in-house by, in order, orienting, marking-up, then photographing, and cutting for sample assay. In September 2025 a Veracio TruScan unit arrived on site which resulted in a change in workflow. Core processing completed in house is oriented, XRF data is collected, then photography, then mark-up and cutting for sample assay. As this is a trial not all core will be processed with the XRF data capture. 7.2.4 Recovery There are only minor zones of lost core or poor core recovery overall. Core recovery is generally excellent Project-wide, with core recoveries in fresh rock of around 99–100%. Core recoveries are routinely recorded by geologists and core technicians. This is monitored by geological personnel to highlight core loss in mineralized areas. At Cadia East, there are small zones of lost core or poor core recovery. Core loss is largely constrained to surface drilling, with underground drilling returning 99.7% recovery. At Ridgeway, in general, there are only minor zones of lost core or poor core recovery. For the majority of the completed drill holes, core recovery is 100%. 7.2.5 Collar Surveys All drill hole collars were surveyed by Newmont/Newcrest or predecessor company survey staff. Survey methods included theodolite surveys and differential global positioning system (DGPS) instruments. The majority of drill hole collars are recorded by mine surveyors, loaded by the database administrator or geologists, and validated by supervising geologist. Drill holes that require high accuracy are aligned by mine surveyors before commencement of drilling. 7.2.6 Down Hole Surveys Drill holes are normally surveyed using a combination of electronic and gyroscope survey tools. Currently, at Cadia East, single-shot surveys using the Imdex OMNIx42 tool at 15 m or 30 m intervals. At the geologist’s discretion, end-of-hole continuous surveys are requested if there are suspect surveys throughout the hole. Historically, tools such as the FlexIT Smart Tool EMS system (EMS), the Ranger EMS system, and an Eastman camera were used. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 7-23 Down-hole surveys at Ridgeway were collected using a variety of instrumentation, including Eastman Camera, Eastman single-shot, electronic multi-shot, Maxibor, north-seeking gyro, and standard gyro. The majority of underground drill holes were surveyed using the Maxibor optical tool. Gyro surveys were completed by Downhole Surveys Pty Ltd at drill hole completion at down- hole intervals of 5 m. Surveys were completed to as close to total hole depth as possible. 7.2.7 Comment on Material Results and Interpretation Drill spacing in Cadia East ranges from approximately 20 x 20 m in the better drilled deposit areas to about 200 m spacing on the less well drilled portions of the deposit. Ridgeway Deeps drill spacing ranges from approximately 30 x 30 m to about 100 x 100 m. The term “true thickness” is not generally applicable to porphyry-style deposits as the entire rock mass is potentially mineralized and there is often no preferred orientation to the mineralization. In areas that display porphyry-style mineralization, in general, most drill holes intersect mineralized zones at an angle, and the drill hole intercept widths reported for those drill holes are typically greater than the true widths of the mineralization at the drill intercept point. In the opinion of the QP, the quantity and quality of the logged geological data, collar, and downhole survey data collected in the exploration and infill drill programs are sufficient to support mineral resource (Ridgeway) or mineral reserve (Cadia East, Ridgeway) estimation. While dated, the Ridgeway information is considered sufficient for the proposed mining method, based on historical reconciliation. In the QP’s opinion, no material factors were identified with the data collection from the drill programs that could significantly affect mineral resource (Ridgeway) or mineral reserve (Cadia East, Ridgeway) estimation. 7.3 Hydrogeology 7.3.1 Overview The main aquifers in the Cadia region are within fractured systems of the Tertiary basalt and structural zones in the underlying Silurian and Ordovician rocks. The extent of the fractured aquifer system is uncertain, and is dependent on the connectivity of fracture networks, as well as the occurrence of chemical precipitates, or clay infill restricting groundwater flow. The transmission of groundwater within these fractured systems may be enhanced in the weathered zone and restricted at depth, due to a combination of reduced fracture connectivity, narrowing of fracture apertures under overburden stress ,and the absence of weathering. Perched groundwater systems may form at the interface between weathered and fractured units (including Silurian/Ordovician rocks and Tertiary basalt), which overlie fresh massive rock. These systems will drain downslope and emanate as surface seepage typically within creek lines or topographic breaks of slope. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 7-24 7.3.2 Sampling Methods and Laboratory Determinations The Cadia monitoring groundwater monitoring network has continuously expanded over time due to the inherent complexity of fractured bedrock aquifers. Currently there are 149 groundwater monitoring boreholes active within, and surrounding, the Cadia Valley Operations, of which 120 are monitored on a routine basis. Groundwater monitoring is conducted through a comprehensive network of boreholes that span the entire mine lease and adjacent regional areas. In total, 321 groundwater quality samples are collected annually. Monitoring data are collected for the following variables: • Groundwater level (piezometric surface); • Water quality. Groundwater quality sampling is performed in accordance with Australian New Zealand Standard AS/NZS 5667.11. All samples sent for analytical testing are provided to ALS Environmental Division (ALS Environmental), a National Association of Testing Authorities Australia (NATA) certified laboratory, located in Sydney, NSW. ALS Environmental is independent of Newmont. 7.3.3 Comment on Results Groundwater levels are constantly monitored via a telemetry network of 66 monitoring boreholes, providing six hourly data on water levels. Additional to the automated network, site personnel routinely collect water level and quality information on a monthly, quarterly, and annual basis. Information obtained from monitoring is summarized and reviewed by specialist hydrogeology third party consultants every six months. The piezometric surface on a regional scale has been relatively stable over time, with the exception of the steep zone of depressurization that has developed locally around the Cadia Hill Pit, Ridgeway, and Cadia East mines. 7.3.4 Groundwater Models A regional numerical groundwater flow model has been developed to predict impacts from mining and tailings storage at Cadia. This model has been modified, refined, and improved to replicate site conditions and prediction capacity through subsequent updates in 2013, 2016, and 2021. The most recent revision of the groundwater model (using MODFLOW-USG software) occurred in 2021 using monitoring data up to mid-2020. The updated model provides predictions of groundwater level drawdown, inflow to mining areas and pits, leakage from TSFs, and baseflow losses in creeks and streams. A new regional numerical flow model is under development for environmental impact statement (EIS) submission under the Cadia Continued Operational Project and, when finalized, will integrate all of the geological, hydrological, and hydrogeological information gathered after 2021.

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 7-25 7.3.5 Water Balance The site water balance is on average negative and as a result, the site needs to import water to satisfy all the demand requirements. During wet seasons, however, the site water balance becomes positive, capturing more water than required. The climatic cycle from late 2019 to early 2023 resulted in an excess of water on site, primarily stored in the former Cadia pit, which is being used as tailings storage facility. The Goldsim based water balance model simulates water storage, supply, and usage using both historical weather data and projected climatic scenarios. The model incorporates wide range of variables, including initial water storage volume, pumping, and processing rates, triggers, and other site specific parameters. It serves as a forecasting tool for assessing the site water balance over short-term and long-term horizons. Input assumptions include available water sources, water security licenses, anticipated future production rates, water recovery efficiencies, tailings settled density, and overall operational water demand. 7.4 Geotechnical 7.4.1 Overview Most drilling is core drilling with a triple tube configuration, as this suits the mineralization style. Geotechnical data are not collected from RC drill holes. The procedures for geotechnical logging are outlined in an internal guidance document, the Cadia Logging Guide. Core drillers are directed to mark induced breaks in the core so that these breaks are not counted as natural fractures. The geotechnical logger also assesses the breaks and excludes any deemed to be mechanically induced that have not been marked by the core driller. Detailed geotechnical data collection is not routinely obtained from all core drill holes, with the extent of collection dictated by the aims of the individual drilling program, considering the existing geotechnical data proximal to the planned drilling targets. At pre-mining stages when limited data may be available, geotechnical logging and sampling of drill core is prioritized to obtain sufficient data to make an informed geotechnical assessment of the rock mass conditions. At later development stages, rock strength testing and geotechnical logging may not be considered necessary, though all attempts are made to geotechnically log the core if the resources are available. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 7-26 7.4.2 Sampling Methods and Laboratory Determinations 7.4.2.1 Geotechnical Logging Newmont uses acQuire software systems to record and manage geological and geotechnical data. Until April 2021, geotechnical logging was collected in one data entry object that covered rock mass data (e.g., RQD, fracture frequency, intact rock strength) and defect data (e.g., joint, fracture, vein) grouped into sets. From April 2021, the rock mass and defect data have been separated into two data entry objects (rock mass and defects), with the defect data collected per defect (and not as sets within a defined interval) to allow for fracture spacing analysis to be undertaken and average spacing to be calculated. 7.4.2.2 Laboratory Rock Strength Testing Where considered necessary by the geotechnical department, core specimens are sent to a NATA-accredited laboratory for rock strength testing. These tests routinely include uni-axial compressive, tri-axial compressive and tensile strength tests, with specialty testing (e.g., raise bore index, CERCHAR abrasivity index) as required for the drill hole purpose. 7.4.2.3 On-site Point Load Testing Selected drill holes are point load tested at the on-site core processing facility using a Geosystems PLT-10 point load tester to obtain point load strength index (Is50) data. This is usually done systematically (every 1–2 m, on the meter mark) to remove sample selection bias and to facilitate determining rock mass strength at various scales through synthetic rock mass modelling, in addition to providing an intact rock strength determination at the tested depth. 7.4.3 Comment on Results The geological hard rock setting at Cadia East and Ridgeway is well understood and displays reasonable consistency through the spatial extent of the host sequences. Where this is not the case due to geotechnical conditions or alteration (e.g. Ca-La Fracture Zones), these areas are well defined and domained accordingly. To date, the geotechnical data collection programs have provided data suitable for use in the mining operations, with this data used in various geotechnical models (e.g., RMR, Q’, P32 and Is50) that inform at both tunnel (development design) and cave/mine-wide (e.g., subsidence, flow, fragmentation, propagation, and seismic hazard) scale. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 8-1 8.0 SAMPLE PREPARATION, ANALYSES, AND SECURITY 8.1 Sampling Methods 8.1.1 RC RC drilling is used sparingly. When drilled, samples were taken on 1 m intervals in pre-2000 drill programs. Splits were retained in calico bags and placed on spoil piles on the ground. Samples were composited to 4 m from the spoil piles. If anomalous grades were returned, the 1 m splits were analyzed. Post 2000, 2–5 kg samples were collected through a 1:8 riffle splitter attached to the rig cyclone. 8.1.2 Core Intact and competent drill core was cut in half along the cut-line using a diamond saw. Where the core was too soft to be cut with a diamond saw, a knife was used. Where the core was too broken or brittle to be cut by the saw, the fragments were manually sampled. Typically core was sampled on 2 m intervals. For some locations and historic periods sampling was completed on 1 m intervals. 8.1.3 Grade Control Grade control drilling cannot be conducted in block or panel mines once caving is initiated. Historically, close spaced cave pre-conditioning drilling was completed to facilitate ground mass fracturing. The core was logged and assayed as grade control drilling. 8.1.4 Production Sampling At Cadia East and Ridgeway production sampling from drawpoints is predominantly used in reconciliation. Production sampling within Cadia East consists of 3–8 kg samples, collected and screened from drawpoints at a target rate of one sample per 2,000 t mined. 8.2 Sample Security Methods Sample security at the Cadia Valley Operations has not previously been monitored. Historically, sample collection from drill point to laboratory relied upon the fact that samples were either always attended to, or stored in the locked on-site preparation facility, or stored in a secure area prior to laboratory shipment. In June 2023, the core processing facility transitioned to a boom gate security system, which is activated when persons entering the location are ‘tagged on’ and logged into the site. This allows for the monitoring of all personnel entering the sample preparation area. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 8-2 Chain-of-custody procedures consist of sample submittal forms to be sent to the laboratory with sample shipments to ensure that all samples are received by the laboratory. Three core yards are currently in use: • Mine site core processing facility: secure facility used for core processing (logging, sampling); • Mine site core storage facility: approximately 2 km north of the mine site processing yard; designated yard used to store core following processing at the mine site facility; • Exploration yard: about 5 km northeast of the mine site core processing facility; used for exploration core processing and storage. Site personnel have a system of ordering the archival core. Exploration core tray locations are recorded. Pulps and coarse rejects are delivered to the Corfe Processing Facility and Exploration Yard in shrink wrapped (plastic wrapping) pallets. Exploration and resource definition drilling pulps are sorted and housed within sea containers or sheds for permanent storage. Grade control pulps (drawpoint and/or face samples) are stored for a period of six months before disposal. 8.3 Density Determinations Intervals for bulk density determination are selected according to lithology, alteration, and mineralization considerations. Density determinations are performed on site by geologists or geological assistants as part of the logging process, and use the water immersion method. Depending on the deposit and the geotechnical conditions encountered, measurements are generally taken at 20–50 m intervals down hole. Density measurements are statistically analyzed during the estimation process, with outlying or erroneous data excluded from any calculations or estimations. There were 16,056 density determinations in the database for Cadia East as at May 12, 2025. These range from 117–to 5.26 t/m3, with a mean of 2.76 t/m3, and median of 2.76 t/m3. There were 7,913 density determinations in the database for Ridgeway as at February 28 , 2025. These range from 2–4.7 t/m3, with a mean of 2.80 t/m3, and median of 2.79 t/m3. 8.4 Analytical and Test Laboratories A number of laboratories were used during the exploration and operational history: • Analabs, located in Townsville (Analabs): used as the primary laboratory in early campaigns from 1998–2000. Laboratory was independent of Newmont/Newcrest. Accreditations during the time used are not recorded in the Project database; • AMDEL, located in Orange (AMDEL Orange): used as the primary laboratory for assaying until May 2004. Laboratory was independent of Newmont/Newcrest. Accreditations during the time used are not recorded in the Project database;

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 8-3 • AMDEL, located in Perth (AMDEL Perth): noted to have been used for primary assay of two drill holes from Ridgeway in 2005–2006. Laboratory was independent of Newmont/Newcrest. Accreditations during the time used are not recorded in the Project database. There is no information as to sample preparation or analytical protocols used; • ALS Chemex, located in Orange (ALS Orange): used from May 2004 until May 2010 as a primary laboratory, and since September 2023, currently used for exploration and resource definition assays. Laboratory was independent of Newmont/Newcrest. ALS Orange and ALS Brisbane are currently used as the primary laboratories for all resource definition core samples. Preparation and fire assay is performed at ALS Orange. Pulp samples, prepared at ALS Orange, are currently being sent on to ALS Brisbane for multi-element assay. Both ALS laboratories are ISO 17025-2005 accredited for specific analytical methods and ISO 9001:2015 accredited; • Newmont Services Laboratory, located in Orange (NSLO): used as the primary laboratory for resource sample analysis from June 2010–2023. Currently, the NSLO is used as the primary laboratory for production drawpoint and development samples, and infill drilling.; • Intertek Laboratory, located in Perth, Western Australia (Intertek Perth): used as check laboratory from 2018–2023. Laboratory is independent of Newmont/Newcrest. ISO 17025 accredited for specific analytical methods. Earlier in the Project history, check assays were completed at Genalysis in Townsville, AAL in Orange, Analabs in Townsville, and ALS Chemex in Townsville. Genalysis is now owned by the Intertek Group. Laboratory accreditations at the time used are not recorded in the Project database. All of these laboratories were independent of Newmont/Newcrest. Only a limited number of samples were generated by exploration activities in 2024–2025. As a result, no check assays were completed. Once there are sufficient samples to warrant the check assay program being re-instated, and a currently underway internal transfer of data handling from the mine geology team to the exploration geology team is completed, Newmont intends to select and use an appropriate laboratory for the check programs. 8.5 Sample Preparation Sample preparation methods have some variations over time. For sample preparation prior to April 2009, where known, the overall sample preparation procedure typically included: • Weighing and oven-drying; • Crushing to 2 mm; • Pulverizing to 90% passing 75 µm. From 2009 the sample preparation procedure has typically been: • Weighing and oven-drying; • Crushing to 3.5 mm; Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 8-4 • Pulverizing to 95% passing 106 µm. 8.6 Analysis Sample preparation and analytical methods varied over time. Elemental detection limits varied depending on the element being analyzed, the laboratory performing the analysis, and the digestion and analytical method used. Where known, prior to 2016, samples were generally assayed as follows: • Gold determined using fire assay and atomic absorption spectroscopy (AAS); • Copper in the Ridgeway deposit area was initially determined by multi-acid digest with AAS finish; • Copper determined by inductively coupled plasma–optical emission spectrometry (ICP– OES). Ore grade (>1%) mixed acid digest for Cu ≥1% with flame AAS finish; • Sulfur, iron, molybdenum, lead, zinc grades determined by ICP–OES; • Cyanide-soluble copper (CuCN) determined by flame AAS. Results were recorded electronically and uploaded to the resource database for checking and validation. Analytical methods from 2016 onward include: • Fire assay using a nominal 30 g or 50 g sample charge, four-acid digest/AAS read, two-acid digest/OES read for grade control samples; • Copper determined by ICP–OES after four-acid digest; • Ag, As, Bi, Co, Fe, Ni, Pb, Sn, Zn and S determined by ICP–OES after four-acid digest; • F determined by combustion ion chromatography; • Multi-element geochemical analysis by ICP-MS and ICP-OES after four-acid digest; • S >10% by combustion analysis (furnace and infra-red absorption); • CuCN (solution strength 0.4% CN/sample weight 0.2 g and time four-hour leach). 8.7 Quality Assurance and Quality Control 8.7.1 QA/QC Procedures A comprehensive QA/QC program is in place for sample analysis. Metallurgy and waste characterization are generally determined once assays have been received, validated, and interpreted. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 8-5 The QA/QC procedures currently involve some or all of the following: • Received sample weights; • Standard reference material (SRMs) at a rate of 1:20. • Field duplicates from the original sample (The other half of the core) at a rate of 1:20. • Duplicates from the crusher coarse splits at rate of 1:20. • Duplicates from the pulverizer pulp at rate of 1:20. • Checks on grind and crush size from the sample preparation steps; • Insertion of blank samples at a rate of 1:40. • Replicate submissions of pulps to an alternative laboratory for analysis; The procedures also include visits to the laboratory for confirmation of actual procedures applied, and monthly QA/QC meetings with laboratory personnel. A monthly report is prepared for the site Superintendent – Geology detailing QA/QC performance and reports are prepared to support the documentation of the mineral resource estimates. All assays are checked and verified in accordance with QA/QC and database management procedures. Sample identifiers are generated on site and assays are loaded by direct transfer from one of the laboratories, then validated by a geologist. All assay results are also provided with laboratory certification. Logging information is transferred directly from the digital loggers. A validation checking table ensures only valid codes can be entered to specific areas. The acQuire database management software has data entry protocols that ensure the validity of imported data. 8.7.2 Current QA/QC Reviews 8.7.2.1 Short-Term Control Measures and Reporting Weekly monitoring of key metrics including SRMs and blanks have been recorded by the sites on the corporate server since November 2011 and that process was in place as at December 31, 2025. A log of non-compliant laboratory batches with associated actions has been filed on the corporate server since December 2013. 8.7.2.2 Longer-Term Control Measures and Reporting From November 2010 to June 2017, the corporate QA/QC specialist prepared monthly consolidated assay reviews that highlighted improvements and issues needing attention. This reporting was accompanied by individual QA/QC reviews of assays used for resource modelling. These reports are filed on the corporate server and were reviewed by the QA/QC specialist to investigate any issues requiring improvement actions. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 8-6 From June 2017 to July 2019, the procedure was modified such that all reporting was done by the mine site on a monthly basis. A corporate review of the monitoring was conducted in July 2019. From July 2019 onward, monthly site-based reporting was undertaken, and all reports were filed on the Newmont server and reviewed by the geology superintendent. 8.7.3 Analytical QA/QC Review All resource drill hole data are checked as the batch is loaded and any errors are corrected if possible. Errors that could have an effect on either the geological interpretation or the resource model trigger re-assaying of all or part of the analytical job. 8.8 Database Data are stored in a SQL server database using acQuire software. Assay data and geological data are electronically loaded into acQuire and the database is replicated in a centralized database system. Regular reviews of data quality are conducted by site and corporate teams prior to resource estimation, in addition to external reviews. The databases are regularly backed up, and copies are stored both offsite and in Newmont facilities. 8.9 Qualified Person’s Opinion on Sample Preparation, Security, and Analytical Procedures In the opinion of the QP, the sample methods, including preparation, analysis, and security practices and results are acceptable, are in line with industry-accepted practices, and are adequate to support mineral resource and mineral reserve estimation and mine planning purposes at Cadia East and Ridgeway, based on the following: • Drill sampling was adequately spaced to first define, then infill, gold, copper, silver and molybdenum (Cadia East) and gold and copper (Ridgeway) anomalies to produce prospect- scale and deposit-scale drill data; • Sample preparation for core samples has followed a similar procedure since Newmont/Newcrest’s Project involvement. The preparation procedure is in line with industry- standard methods; • Analytical methods for core samples used similar procedures for the core drill programs. The analytical procedure is in line with industry-standard methods; • Newmont/Newcrest used a QA/QC program comprising blank, SRM and duplicate samples. QA/QC submission rates are typical for the program at the time the data were collected. Evaluations of the QA/QC data do not indicate any material problems with the analytical programs; therefore, the gold, copper, silver and molybdenum (Cadia East) and gold and

Cadia Valley Operations
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Technical Report Summary

copper (Ridgeway) analyses from the core drilling are suitable for inclusion in mineral resource estimates;

- Data collected prior to the introduction of digital logging were subject to validation, using inbuilt program triggers that automatically checked data on upload to the database;
- Verification is performed on all digitally-collected data on upload to the main database, and includes checks on surveys, collar co-ordinates, lithology, and assay data. The checks are appropriate, and consistent with industry standards;
- Sample security has relied upon the fact that the samples were always attended or locked in the on-site sample preparation facility. Chain-of-custody procedures consist of filling out sample submittal forms that are sent to the laboratory with sample shipments to make certain that all samples are received by the laboratory;
- Current sample storage procedures and storage areas are consistent with industry norms.

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9.0 DATA VERIFICATION

9.1 Internal Data Verification

Internal data verification measures on information included in the database are summarized in Table 9-1.

Table 9-1: Internal Data Verification Measures

Verification Area	Note
Laboratory inspections	Regularly conducted by the Newmont Operations chemist. Intertek Perth: 2013, 2017, 2018, 2019, 2021, 2023; ALS Orange: 2023; ALS Brisbane: 2023; Newmont Laboratory Service in Orange (NLSO): annually.
Round-robin laboratory checks	Run quarterly by Geostats Pty Ltd (Geostats), an independent third-party organization that undertakes world-wide assay programs. The NSLO participates in Geostats' programs on a six-monthly basis, and has performed within expected industry standards. The most recent program participation report was dated October 2023.
Data verification	All data and interpretative inputs to mineral resource models are checked and verified in accordance with a range of site operating procedures and governance standards.
Database review	In-house team check, verify and validate new data and to ensure the integrity of the total resource database. Day-to-day management of the data is undertaken by geologists on site using the acQuire database system.
Resource model reviews	The following detailed data review was carried out for the current resource models: validation of collar surveys against the DTM; downhole surveys consistency of hole path; missing or overlapping intervals; presence of negative values; depth of the assayed holes compared to the hole depth stored with the collar details; silver assay values and detection limits; removal and correction of duplicate assays stored in database as primary assays. All corrections were completed before final data extraction for input into the mineral resource estimate.

9.1.1 Mineral Resource and Mineral Reserve Estimates

Newmont established a system of "layered responsibility" for documenting the information supporting the mineral resource and mineral reserve estimates, describing the methods used, and ensuring the validity of the estimates. The concept of a system of "layered responsibility" is that individuals at each level within the organization assume responsibility, through a sign-off or certification process, for the work relating to preparation of mineral resource and mineral reserve estimates that they are most actively involved in.

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9.1.2 Reconciliation

Newmont staff have performed a number of internal studies and reports in support of mineral resource and mineral reserve estimation. These include reviews of the reconciliation and mixing model, drill hole spacing evaluations, ventilation, and long-range plan reviews.

9.1.3 Mineral Resource and Mineral Reserve Review

Newmont completed a Reserve and Resource Review (3R) audit in 2023, which examined

- Geological model;
- Geostatistical assumptions;
- Confidence classifications;
- Assumptions used when assessing reasonable prospects of economic extraction;
- Inferred not included in mine plan;
- Cave design;
- Geotechnical and hydrogeological assumptions;
- Throughput rates and metallurgical recovery assumptions;
- Capital and operating costs;
- Sustainability;
- Mine plan and production schedule;
- Tailings;
- Review of risks and opportunities.

9.1.4 Subject Matter Expert Reviews

The QP requested that information, conclusions, and recommendations presented in the body of this Report be reviewed by Newmont experts or experts retained by Newmont in each discipline area as a further level of data verification.

Peer reviewers were requested to cross-check all numerical data, flag any data omissions or errors, review the manner in which the data were reported in the technical report summary, check the interpretations arising from the data as presented in the report, and were asked to review that the QP's opinions stated as required in certain Report chapters were supported by the data and by Newmont's future intentions and Project planning.

Feedback from the subject matter experts was incorporated into the Report as required.

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9.2 External Data Verification

A number of external data verification programs have been undertaken and are summarized in Table 9-2.

Table 9-2: External Data Verification Programs

Year	Consultant	Review	Findings and Notes
December 2011	Minffordd Pty Ltd	acQuire resource development database	No material issues were identified following the review.
March 2013	acQuire Technology Solutions	Resource development and ore control databases	No material issues were noted with either database.
2015	SRK	Cadia Extended and Big Cadia resource estimates	No material issues were identified following the reviews.
September 2015	Agoratek International Consultants Inc. (Agoratek)	investigate possible causes for underground mine to mill variances in grade at Cadia East	No material issues were identified following the reviews, with several recommendations actioned.
2016	SRK	2016 Cadia East resource model	No material issues were identified with the gold, copper, molybdenum, or silver estimates following the review.
July 2016	Agoratek	Investigate behavior of coarse and gravity recoverable gold in the plant processing streams and determining whether some of it could escape the successive sampling stages between mine and ship	No material issues were identified following the reviews, with several recommendations actioned.
March 2018	Agoratek	Review Cadia East geological draw point sampling method, sample weight, sample frequency, sample size fraction	The current sampling methodology is adequate in most areas when followed. Some improvements were recommended for the process.
July 2018	Agoratek	Validate the drawpoint sampling practice at Cadia East, by reviewing recently acquired, new experimental data	Noted that the current drawpoint sampling was globally correct and satisfactory, with minor recommendations actioned.
March 2019	Agoratek	Validation of current sampling per cave, deportment of Au, Cu and Mo at each cave, sample frequency, effect of maturation of caves on sampling performance	No material issues were identified following the reviews, with several recommendations actioned.

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Year	Consultant	Review	Findings and Notes
2021	Derisk Geomining Consultants	2021 Cadia East mineral resource estimate (model)	The estimate is robust with no material or immaterial concerns.
2024	Geological Data Design	Review of collar and survey location data, geological logging data, and sample and assay data used in the current Cadia East model	The exported resource dataset is suitable for use in the resource update

9.3 Data Verification by Qualified Person

The QP performed a site visit in September 2025 (refer to Chapter 2.4). Observations made during the visit, in conjunction with discussions with site-based technical staff also support the geological interpretations, and analytical and database quality. The QP's personal inspection supports the use of the data in mineral resource and mineral reserve estimation, and in mine planning.

The QP received reconciliation reports from the operations. Through the review of these reconciliation factors, the QP can accept the use of the data in support of the mineral resource and mineral reserve estimates.

9.4 Qualified Person's Opinion on Data Adequacy

Data that were verified on upload to the database, checked using the layered responsibility protocols, and reviewed by subject matter experts are acceptable for use in mineral resource and mineral reserve estimation.

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Newmont

10.0 MINERAL PROCESSING AND METALLURGICAL TESTING

10.1 Introduction

Newmont operates two adjacent concentrators, Concentrator 1 and Concentrator 2, currently treating ore from Cadia East mine. Molybdenum is recovered from the copper concentrate at a separate molybdenum plant.

Metallurgical testing programs have been conducted since the 1990s to test the amenability of the mineralization to conventional separation processes for gold, copper, and molybdenum. Based on these tests, two concentrators were constructed using conventional flotation and gravity separation methods and have subsequently treated the Cadia Hill, Ridgeway, and Cadia East mineralization.

Laboratories and testwork facilities used during metallurgical evaluation included AMML, ALS Townsville, ALS Brisbane, Metso Minerals Process Technology, JKTech, Metcon, Enviromet, Optimet, Amdel, Normet, Lakefield Laboratory (Canada), ALS Burnie, ALS Perth, Aminpro Santiago (Chile), and KYSPYmet. These facilities are independent of Newmont. Metallurgical testwork facilities are typically not accredited for metallurgical testwork techniques.

10.2 Metallurgical Testwork

Metallurgical testwork and mineralogical analysis completed on the deposits has included:

- Cadia East: optical mineralogy, micro-XRF (µXRF), X-ray diffraction (XRD) and mineral laboratory analysis (MLA); comminution tests (Bond ball work index (BWi), drop weight index (DWi), SAG mill comminution (SMC) tests, rod work index (RWi) and abrasion index (Ai)); gravity testwork; rougher and cleaner flotation tests, primary grind and regrind size sensitivity tests; evaluation of alternate reagents; flash flotation testing, fluorine depression batch flotation tests, and locked cycle flotation tests;
- Ridgeway: BWi, DWi, SMC tests; comparison to the original feasibility data; gravity and flotation testing; primary grind and regrind sensitivity flotation tests; and locked cycle confirmatory tests;

10.2.1 Cadia East

Initial testwork programs focused on determining the response of Cadia East ores types to the original Concentrator 1 flowsheet designed for processing Cadia Hill open pit ore. Subsequent metallurgical investigation efforts were directed towards improving the understanding of the specific processing needs of the Cadia East mineralization, particularly in regard to maximizing gold recovery and reducing fluorine content in copper concentrate product. A total of 12 campaigns (stages) of bench-scale laboratory testwork were completed between 1995 and 2011.

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Confirmatory testing of bulk ore samples in a laboratory pilot plant, and also in a plant trial with Cadia East underground ore, was completed in 2008.

Testwork conducted from 2015–2021 focused on revising the models used to forecast copper and gold recoveries based on information gathered from further drill sampling, face samples, and the metallurgical response in the process plants from ore provided from the PC1 and PC2 caves. These data were used to update all areas of the orebody to provide a realistic representation of the expected processing performance, and were incorporated into a LOM plan that includes a concentrator throughput increase to 33–35 Mt/a.

10.2.1.1 Sample Selection

The mine plan presented in the Cadia East feasibility study recommended two initial panel caves (PC) PC1–1 and PC2–1, to be followed by two larger panel caves, PC1–2 and PC2–2. Samples used in the early testwork (Stages 1 to 8) were core samples mostly sourced relatively high in the PC1–2 cave, consistent with the initial open pit mining concept. Later program stages (Stages 9 to 12) selected material from PC1–1, PC1–2 and an area east of the mine; samples based on lithology and grade, categorized as volcanic, breccia, monzonite, conglomerate, or porphyry; composites with similar grades and expected mineralogy, but not lying within any one particular mining block; and a composite sample sourced from a drill hole intersecting the lower-central, and upper-central portion of the PC2–1 mining block.

The 2015–2021 tests included material from panel caves designated as PC1–2, PC1–3, PC2–3, PC3–1 and PC2 (PC2–1 and PC2–2) to reflect updated mine plans. Ongoing geometallurgical testwork programs include PC2 Upper Infill (10 samples), PC1-2 Upper Infill (12 samples), PC2–3 Lower Infill (10 samples) and PC1–3 prefeasibility study (50 samples). Current programs will continue to apply the standardized geometallurgical testwork program that has been in use since 2016.

10.2.1.2 Testwork Summary

Key findings from the 1995–2011 test work programs that informed early stages of the process design for Cadia East, and hence planned upgrades to the existing Cadia Hill and Ridgeway Concentrators include:

- Two geometallurgical domains were identified, a fine-grained, disseminated, predominantly chalcopyrite domain near surface and a deeper, sheeted vein domain, predominantly consisting of bornite. Pyrite was present but more prolific at the edges of the deposit and gold was present as free gold or attached to copper minerals. Fluorite was identified as a gangue mineral;
- Comminution test work identified the Cadia East ores to be generally harder than those from Cadia Hill and Ridgeway. The 75th percentile DWi value was 10. The BWi was 20.6 kWh/t compared to 18.6 kWh/t for Ridgeway;
- Gravity gold recovery tests were undertaken, confirming that a reasonable proportion of gold could be recovered using the existing gravity circuits;

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Newmont

- Flotation testing initially focused on a primary grind size P80 of 150 µm and regrinding to a P80 of 38 µm ahead of cleaning. Both laboratory, pilot plant, and industrial scale (processing a parcel of Cadia East ore through the existing concentrator) demonstrated that marketable grade copper concentrates 20–25 % Cu could be produced using the existing flotation circuit with few modifications.

Table 10-1 provides a summary of the 1995–2011 testwork. Table 10-2 provides a summary of the 2015–2021 testwork results that support the current LOM plan designs. Results for work currently underway are not included in Table 10-2.

Table 10-1: Cadia East Testwork Summary (1995–2011)

Test	Notes
Optical mineralogy, X-ray diffraction, and mineral laboratory analysis	Identified two geometallurgical domains: a finer grained, disseminated chalcopyrite domain, predominantly near surface; and sheeted veining, containing bornite, predominantly at depth. Both chalcopyrite and bornite were observed to be relatively coarse grained. Pyrite content is variable but tends to be higher at the periphery of the orebody. Gold occurs as either fine grained free gold or attached to the copper minerals. Gangue minerals present include fluorine containing minerals sericite and fluorite, as well as minor apatite and biotite. The mineralogy of the fluorine containing minerals is important with regards to meeting concentrate fluorine specifications.
DWi; SAG mill competency	The 75th percentile value for the DWi results was calculated to be 10.0, and was used in flowsheet design. This represented approximately 20% increased energy demand when compared with Cadia Hill ore with a typical value of 8.1.
BWi	BWi average for all tests was 20.6 kWh/t, which is higher than the typical values of 17.5 kWh/t for Cadia Hill ores and 18.7 kWh/t for Ridgeway ores. The 75th percentile value of 21.5 kWh/t was used for plant design.
Rod work index (RWi)	RWi average of all tests was 29.1 kWh/t and is therefore over 40% harder than the typical values of 20 kWh/t for Cadia Hill ores, and 21 kWh/t for Ridgeway ores. The 75th percentile value of 31.1 kWh/t was used for plant design.
Abrasion index (Ai)	The average from all tests was 0.193, which is lower than typical values for Cadia Hill and Ridgeway, indicating that the Cadia East underground ore is less abrasive. A value of 0.21 was used in design.
High pressure grinding rolls (HPGR)	Tests were encouraging. Design parameters were determined for inclusion of a HGPR circuit to reduce ore sizing ahead of the semi-autogenous grind (SAG) mill.
Gravity recoverable gold	Recovery increases with increasing gold head grade; recovery increases at finer grind sizes. Based on a primary grind size of P_{80} = 150 µm the following relationship was proposed: For gold head grade < 0.5 g/t: gravity gold recovery (%) = 22.9 x Au + 0.54; For gold head grade > 0.5 g/t: gravity gold recovery (%) = 5.0365 x Au + 10.94.
Flotation testing	Design primary grind size of P_{80} = 150 µm selected. Regrinding testwork indicated a requirement for rougher and scavenger concentrates to be reground to a particle size of P_{80} = 38 µm for optimum copper recovery. Concentrate regrinding at a size of P_{80} = 38 µm results in concentrate with fluorine content near to, or above, the rejection limit in most samples. A nominal regrind size of

Date: February 2026 Page 10-3

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 10-4 Test Notes 25 μm was shown to reduce fluorine to more acceptable levels, but at the expense of copper and gold recovery. Other elements of potential concern in final concentrate quality as determined in batch tests were chlorine, mercury, and molybdenum. However, mercury levels from both piloting and a plant trial were satisfactory, and molybdenum can be recovered from concentrate as a by-product, leaving fluorine and chlorine as the principal elements to be managed. The Cadia East ore types are composed of a finer mineral grain structure than the Cadia Hill and Ridgeway ores, resulting in slower flotation kinetics. Flotation recovery models for gold and copper were developed based on batch tests, but it was noted that variability within the models was high. The major driver for higher gold recovery was found to be gold grade of feed, and likewise copper head grade was found to be the major driver for higher copper recovery. Flotation piloting of four ore types resulted in copper recoveries varying between 85% and 94%, at concentrate grades of 19.9% to 25.5% Cu. A plant trial with underground ore resulted in recoveries of 80.1% for gold and 83.6% for copper. Evaluation of alternative reagent schemes resulted in the standard Cadia Hill flotation reagent suite, consisting of Cytec 8761 collector and MIBC frother, being used as the basis of flotation design. Table 10-2: Cadia East Testwork Summary (2015–2021) Test Notes Mineralogy PC1-2 samples exhibit consistency in their general mineralogy. Mineralogical evaluation of PC1-2 ores indicates that chalcopyrite is the dominant CuS mineral; no anomalous Cu mineralogy was detected. There does not appear to be variation in mineral abundances with location within the cave; however, the CuS association data indicates that there are distinct spatial zones of differing mineral association. This regional difference is further supported by the analysis of CuS grain size data. PC1-2 ores contain higher levels of pyrite than PC2, but similar levels to PC1-1 and PC2-3 ores. The pyrite to copper sulfide ratio in PC1-2 is higher than other caves due to lower copper mineralization. The ores tested under the feasibility study cover a wide range of sulfide mineral ratios and grades, which should provide a sound basis for the recovery modelling work. Mineralogical evaluation of PC2-3 ores indicates that chalcopyrite is the dominant CuS mineral in PC2-3 ores. No anomalous Cu mineralogy was detected, with chalcopyrite and bornite the only significant Cu species. PC2-3 is considered to be a high Cu, low Au zone. Plant Cu recovery is anticipated to be higher than PC1-1 and PC2 ores currently being processed, commensurate with PC2-3’s higher average Cu head grade (0.42% versus 0.32% Cu for PC2). PC2-3 has the highest Mo head grade of all Cadia East mining zones and this Mo is observed to be present in a similar form to that found in all other samples analyzed for Cadia to date, ranging from disseminated grains at low grades through to clustered at higher grades. 138 samples have been tested for mineralogy across the Cadia East deposit. Comminution All ores are generally categorized as ‘hard’. Ores that have previously been processed are represented by PC1 and PC2 belt cut data tested routinely. The remaining ores in PC1–2, PC2–3 and PC3–1 are all harder than any ore processed to date. The updated hardness values were incorporated into the LOM plan. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 10-5 Test Notes Recoveries The metallurgical performance of Cadia East has been tested using diamond drill core samples primarily using the mineral laboratory AMML (formally known as Metcon). All recovery figures quoted as based on a laboratory batch flotation test at 150 μm primary grind size. Detailed recovery and mineralogical investigations conducted through the pre-feasibility and feasibility studies of the mine macro blocks has determined the following: • Gold recovery is mineralogically driven by association with copper sulfide grains. Gold recovery is modelled using spatial location and Au assays to estimate Au recovery. • Copper recovery is mineralogically driven by copper sulfide grain size. Copper recovery model uses spatial location and Cu assay to estimate Cu recovery. • Molybdenum recovery is driven by Mo grain type, which corresponds to increases in head grade. Mo flotation response is observed to be aligned with changes in grain type and consequently, head assay with an inflection point observed at 70 and 300 ppm in the feed. 69 samples were geometallurgical tested within PC2. The average gold head grade of ore samples tested from PC2 was 1.30 g/t, ranging from 0.12–5.11 g/t. The average copper head grade of ores tested from PC2 was 0.47%, ranging from 0.12–0.94%. The average gold recovery of PC2 ores was 84.8% over the total flotation time. The average copper recovery of PC2 ores was 91.6% over the total flotation time. 36 samples were geometallurgical tested within PC2-3. The average gold head grade for ores tested from PC2–3 is 0.36 g/t, ranging from 0.01–1.58 g/t. The average copper head grade for ores tested from PC2–3 is 0.41%, ranging from 0.09–0.97%. The average Au recovery of PC2–3 ores is 83.5% Au recovery over the total flotation time. In general, PC2–3 ores are performing consistently in terms of their gold recovery. The copper recovery performance of PC2–3 ores can be considered high, averaging 91.6% over the total flotation time, which is the highest copper recoveries of all ores tested. 90 samples were geometallurgical tested within PC1-2. The average gold head grade for ores tested from PC1–2 was 0.52 g/t, ranging from 0. 04–2.47 g/t. The average copper head grade of ores tested from PC1–2 was 0.22%, ranging from 0.09–0.69%. The gold recovery performance of PC1–2 ores have the highest recoveries from all ores tested, averaging 85.6% over the total flotation time. The copper recovery performance of PC1-2E ores can be considered high, averaging 90.4% Cu recovery over the total flotation time. 26 samples were geometallurgical tested within PC3-1. The average gold head grade of ores tested from PC3–1 is 0.77 g/t, ranging from 0.18–3.21 g/t. The average copper head grade of ores tested from PC3–1 is 0.42%, ranging from 0.19–0.75%. The average gold recovery of PC3–1 ores was 82.7% over the total flotation time, which is the lowest of the ores tested. The average copper recovery of PC3–1 ores tested was 90.0% which is consistent with the recoveries reported for PC2, and the average recovery to the first flotation concentrate of 56.1% is also consistent with PC2 performance, showing slower flotation kinetics than PC1–2. 10.2.2 Ridgeway Concentrator 2 was designed to treat a throughput rate of 4 Mt/a from the Ridgeway underground mine. Testwork was undertaken as part of initial feasibility studies, and the concentrator was commissioned in 2002. The flowsheet included autogenous (AG) grinding, pebble crushing, ball milling, flash float and gravity concentration, rougher flotation, and cleaner flotation to produce Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 10-6 gold doré, and marketable gold-rich copper sulfide concentrates. The circuit capacity was progressively increased to 5.6 Mt/a through the conversion of the AG mill to a SAG mill. A regrind mill was installed to improve copper concentrate grades. In 2007, additional phases of metallurgical testwork were undertaken to investigate the predicted metallurgical performance of deeper ore below the 5065 mRL crusher, and to support changes that would result from moving from sub-level caving (SLC) to block caving (Ridgeway Deeps Lift 1). A total of 151 samples were tested across the three separate stages. In 2024, a fourth stage of testwork (12 samples) was completed focusing on the metallurgical performance of sub-level caving in Lift 2 below the Lift 1 block cave (4786 mRL). The testwork procedure for the most recent program was aligned with the current standard that has been in place since 2016. 10.2.2.1 Sample Selection Drill core intervals from a wide range of spatial locations across the deposit were selected and sorted by lithology to prepare five variability lithology composites. The lithology composites were subjected to grind sensitivity flotation testing and locked cycle flotation tests. A master composite sample was used in comminution testing, grind sensitivity flotation tests, gravity/flotation testing, and locked cycle confirmatory tests. The master composite consisted of 33% sediment, 30% volcanic, 21% monzonite, 11% porphyry and 6% monzodiorite lithologies. 10.2.2.2 Testwork Summary Testwork and testwork results are summarized in Table 10-3. Table 10-3: Ridgeway Deeps Testwork Summary Test Notes Bond work index (BWi) The average BWi across Stages 1-4 was 19.1 kWh/t. Sediment material was the hardest ore type averaging 20.1 kWh/t. SAG mill competency (A*b) Impact to breakage resistance was higher for Ridgeway Deeps ore than previous ore mined. The average breakage hardness as defined by a standard comminution parameter (A*b) was 40.1, compared to an equivalent average of 45.5 for previous ore mined. Flotation grind Conducted at sizes between 53–212 µm. Flotation performance of Ridgeway Deeps ore is grind-dependent. Gold recovery is very grind dependent while copper recovery was less dependent. A finer grind in the regrind of rougher flotation concentrate was considered necessary to realize optimum recovery. Grind sensitivity with individual rock types showed differences in sensitivity to grind, with monzonite as the least sensitive, and porphyry the most sensitive. Gravity gold Variable between rock types with mean gravity recoveries ranging between 17% and 26%. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 10-7 Test Notes Locked cycle; rougher flotation copper recovery Locked cycle tests at simulated plant conditions resulted in final concentrate grades ranging from 18–26% copper and copper recoveries ranging between 89–96%. Concentrate Concentrate generally had low levels of penalty elements, but the levels of fluorine and Al2O3+MgO in some samples were of concern. The higher hardness with increasing depth and the change from SLC mining to block cave mining, resulted in a requirement to install more energy in the Concentrator 2 comminution circuit. Comminution modelling showed that installation of a secondary crusher would be required to maintain target throughput. Based on an analysis of all results, the required changes to Concentrator 2 for processing of the deeper ore were determined to be: • Installation of a secondary crusher to allow the mill to maintain 5.6 Mt/a; • Installation of additional grinding capacity to achieve a finer primary grind; • An upgrade of the concentrate regrind circuit to target a concentrate P80 of 38 μm. 10.3 Recovery Estimates 10.3.1 Cadia East The 2015–2021 testwork resulted in mine block-specific gold recovery models being developed for the purpose of forecasting the expected gold recovery on the basis of gold head grade and spatial location. These are summarized in Table 10-4. Table 10-4: Cadia East Gold Recovery Models Area Model/Algorithm PC3–1 & PC2–L (lower) Gold recovery (%) = 76.68 + 2.25 x Ln (Au) PC2–M (middle) PC2–U (upper) Gold recovery (%) = 79.76 + 3.52 x Ln (Au) PC2–3 Low Fe:S group (the majority of ore): Gold recovery (%) = (9.022 – 0.000417 x Y + 0.000210 x Z + 0.0560 x Ln (Au)) x 100; High Fe:S group (a small subset of the ore): Gold recovery (%) = (0.855 + 0.133 x Ln (Au)) x 100. PC1–1 Gold recovery (%) = 80.65 + 2.88 x Ln (Au) PC1–2, PC1–3 Above Carb 2 Fault: Gold recovery (%) = 100 x (0.7499 + 0.0609 x Au (g/t) + 0.0723 x S %) Gold dominant domain: Gold recovery (%) = 24.32 + (0.7 x CuRghrRec%) + 3.67 x Ln(Aug/t:S%) + 3.51 x S% Copper dominant domain: Gold recovery (%) = 1.0 x CuRghrRec% - 8.06

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 10-8 Gold recovery is expected to be lowest for PC3–1 and the lower part of PC2–1. The middle and upper parts of PC2 are expected to have lower gold recoveries than those of the PC1 group ores. Block-specific copper recovery models were developed for the purpose of forecasting the expected copper recovery on the basis of copper head grade and spatial location. These are summarized in Table 10-5. Table 10-5: Cadia East Copper Recovery Models Area Model/Algorithm PC2–M Copper recovery (%) = 90.92 +7.30 x Ln (Cu) PC3–1 Copper recovery (%) = 88.49 + 4.45 x Ln (Cu) PC1–1, PC2–M, PC2–U, PC1-4, PC2-4 & PC2-5 Copper recovery (%) = ((Cu) – 0.067 x (Cu) + 0.0127)) ÷ (Cu) x 100 – 3 PC2–3 Copper recovery (%) = (1.126 + 0.170 x Ln (Cu) – 0.234 x Cu) x 100 PC1–2, PC1–3 Above the Carb 2 Fault: copper recovery (%) = 2.9693 x Ln(Cu x 10000) + 68.216 High recovery domain (massive/vein textured): copper recovery (%) = 1.76 x Ln (Cu) + 95.59 Mixed recovery domain (mixed texture): copper recovery (%) = 4.42 x Ln(Cu) + 93.18 Low recovery domain (disseminated texture): copper recovery (%) = 10.52 x Ln(Cu) + 92.39 Copper recoveries for PC1-2 are expected to be higher than those experienced for PC1–1 ores (baseline). Current experience of lower plant recoveries while treating PC2 lower ores is indicated to be limited to those ores, and copper recoveries are expected to improve as ores from the middle and upper parts of PC2 begin to be processed. PC3–1 is expected to have lower copper recoveries than the PC1–1 ores currently treated. Molybdenum recovery is driven by molybdenite morphology, which is related to increases in head grade. Molybdenite flotation response is observed to have data inflection points at head grades of 70 and 300 ppm in feed. Three models were developed based on these inflection points for molybdenum recovery to copper concentrate: • Mo in feed >70 ppm, recovery (%) = 56.40 + 5.811 x Ln (Mo in ppm); • Mo in feed ≤70 ppm, recovery (%) = 21.047 + 13.788 x Ln (Mo in ppm); • Mo in feed >300 ppm, recovery (%) = 89.5. The overall sliver recovery model for Cadia East ore is: • Silver recovery (%) = 0.81 x gold recovery (%). Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 10-9 An optimization testwork program, including both locked cycle tests and piloting was conducted to evaluate whether a saleable molybdenum concentrate could be produced from copper concentrate. The outcomes of this testwork included: • High concentrate grades of >52% Mo were achieved at recoveries up to 96% Mo recovery; • The use of diesel as a molybdenum collector was required to give high molybdenum recoveries; • The inclusion of a Jameson cell in the roughing duty, followed by mechanical rougher scavenger cells, enabled higher concentrate grades in pilot plant test work. A Jameson cell has been included in the plant flowsheet; • Regrinding was shown to be beneficial for both grade and recovery. The gold and copper recovery equations are based on standardized laboratory results. For final anticipated recovery performance, a number of modifying factors are applied in order to account for actual plant performance. These modifying factors account the recovery impact of flowsheet unit processes including Jameson cells, HydroFloat and gravity concentration and plant grind variability. These modifying factors take the form of a copper and gold adjustment of +2–3% for the current concentrators and are included in the recoveries reported. Cadia East gold recovery rates are forecast at approximately 81%, copper recovery rates at approximately 87%, silver recovery rates at approximately 67%, and molybdenum recovery rates (relative to plant feed) of approximately 67%. 10.3.2 Ridgeway The overall copper recovery algorithm for Ridgeway Deeps mineralization is: • Copper recovery (%) = 83.5447 + 8.2837 * Copper head grade (%Cu) + 1.5007 * Cu:S ratio in feed. The overall gold recovery model for Ridgeway Deeps mineralization is: • Gold recovery (%) = 4.0445 x Gold head grade (g/t) + 77.406. The overall sliver recovery model for Ridgeway Deeps mineralization is: • Silver recovery (%) = 0.81 x gold recovery (%). Recovery forecasts for Ridgeway overall are 81% for gold, 88% for copper and 66% for silver. 10.4 Metallurgical Variability Samples selected for metallurgical testing during feasibility and development studies for Cadia East and Ridgeway were representative of the various styles of mineralization within the different deposits. Samples were selected from a range of locations within the deposits. Sufficient samples were taken, and tests were performed using sufficient sample mass for the respective tests undertaken. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 10-10 Variability assessments are supported by mill production and extensive underground exposures. Cadia East and Ridgeway are “well-behaved” porphyry copper deposits where the mineralogical drivers of metallurgical performance are well understood, risks have been recognized and appropriate industry standard mitigating actions are identified. 10.5 Deleterious Elements 10.5.1 Cadia East Fluorine is the main deleterious element identified at Cadia East that could influence concentrate sales and marketing. The average fluorine head grade in the mill feed material is predicted to be 1,500 ppm F, and in the range of 1,200–1,900 ppm F over the LOM. The majority of fluorine is present as fluorite (about 50%) and as biotite-dominant and sericite micas (also about 50%). The relationship between copper concentrate quality and deleterious fluorine content is dependent on the type and quantity of fluorine-bearing minerals. Fluorine-bearing minerals may end up in the concentrate through either of two processes: • Fluorine minerals attached to, or locked within, sulfide or other floating minerals, and recovered into concentrate; • Fluorine minerals recovered into concentrate by entrainment, physically “dragged” in to concentrate by high mass recovery and poor froth washing. Jameson cells were installed in the plant to remove fluorine from the concentrate. The first Jameson cell was installed in Concentrator 1 in 2013, followed by Concentrator 2 in 2016 and another 2 in Concentrator 1 in 2017. Since 2024 all HydroFloat concentrate is directed to dedicated regrind and Jameson cell cleaner. All material within the plant is processed through a Jameson cell, giving maximum fluorine rejection, particularly of the entrained fluorine-bearing minerals, and therefore it is unlikely that fluorine levels in copper concentrate will exceed the maximum contractual limits over the LOM. 10.5.2 Ridgeway During its operating history, Ridgeway produced a high-quality copper concentrate with high gold grades, payable silver credits and relatively low levels of impurities that did not attract a penalty from smelters. There are expected to be no deleterious elements in any Ridgeway concentrates that will trigger penalty payments or rejection rates. This forecast is supported by resource analyses that do not indicate any change in geochemistry which is likely to impact on concentrate sales for the Ridgeway material. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 10-11 10.6 Qualified Person’s Opinion on Data Adequacy The QP notes: • The testwork undertaken is of an adequate level to ensure an appropriate representation of metallurgical characterization and the derivation of corresponding metallurgical recovery factors for Cadia East and Ridgeway. Independent external reviews of its Cadia East geometallurgical program in recent years. Initial metallurgical assumptions are supported by multiple years of production data; • More recent testwork data were used to update all areas of the Cadia East to provide a realistic representation of the performance; • Block-specific gold and copper recovery models were developed for Cadia East for the purpose of forecasting the expected gold recovery on the basis of head grade and spatial location. Each model is customized during pre-feasibility and feasibility studies and are applied to the specific Cadia East mine blocks the models were developed for. Mineralogical drivers have been identified for areas of gold and copper recovery variability linked to copper sulfide grain size; • Molybdenum recovery at Cadia East is driven by molybdenite morphology, which corresponds to increases in head grade. Molybdenum flotation response is observed to be aligned with changes in grain type and consequently, head assay with inflection points observed at 70 and 300 ppm in feed; • Cadia East gold recovery rates are forecast at approximately 80%, copper recovery rates at approximately 86%, silver recovery rates at approximately 67% and molybdenum recovery rates (relative to plant feed) of approximately 67%; • Recoveries for Ridgeway are based on algorithms; gold recovery forecasts for the overall are 81% for gold, 88% for copper and 66% for silver; • Fluorine is the main deleterious element identified at Cadia East that could influence concentrate sales and marketing. Since 2017, all material within Concentrator 1 has been processed through a Jameson cell giving maximum fluorine rejection of fluorine-bearing entrained minerals, and therefore it is considered unlikely that future concentrate will not be able to meet the marketing conditions set by the smelters; • The Ridgeway concentrate was historically clean, very marketable, and had high copper grades. There are expected to be no deleterious elements in any Ridgeway concentrates that will trigger penalty payments or rejection rates. Based on these checks, the geometallurgical testwork, geometallurgical recovery modelling, and reconciliation and historical production data support the estimation of mineral resources and mineral reserves, and the inputs to the economic analysis.

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 11-1 11.0 MINERAL RESOURCE ESTIMATES 11.1 Introduction The following database closeout dates and modelling assumptions apply: • Cadia East: May 12, 2025. The model was constructed from 20 x 20 x 20 m cells, with no sub-celling; • Ridgeway: March 31, 2009. The model was estimated using Datamine software. Modelling used a block size of 25 x 25 x 25 m with sub-celling to 5 x 5 x 5 m. 11.2 Modelling Approach 11.2.1 Cadia East The resource model is based on a structural model and lithological model that uses multi-element geochemistry. Grade shells of 0.1% copper, 0.1 ppm gold, and 20 ppm molybdenum inform the area of mineralization. Cadia East geological wireframes were constructed in Leapfrog software using implicit modelling interpolations from primary logging codes extracted from the acQuire database. A total of five estimation domains were constructed, and were used in the estimation of gold, copper, silver, molybdenum, fluorine, iron, lead, sulfur, and zinc. Ordinary kriging was used as the estimation method for all elements in all domains. Gold, copper, and molybdenum were estimated using locally varying anisotropy (LVA). 11.2.2 Ridgeway The geological inputs for the Ridgeway resource model were constructed by incorporating all available drill holes (surface and underground) and data collected from the underground mining levels. The interpretations were conducted on mining level plans between 5330RL and 4980RL. Level plans were generated in MapInfo and included all “backs” mapping and drill hole data. Major structures and lithologies were interpreted and then digitized for loading into Datamine. Estimation domains were based on lithology and structure inside a mineralized envelope. Individual domains were created for gold, copper, sulfur, and silver. Data were separated into six geological domains, seven structural domains, and six grade domains. The Claudia Fault shows a 150 m offset, and was interpreted to be a hard domain boundary. To accommodate the fault influence, two sub-faults were interpolated, the Deep Purple and Deep Red faults, which had the same relationships and orientations of the faults of the same names above the Claudia Fault. The Deep Red fault was not used to domain grade; however, the Deep Purple fault was a major hard boundary for both mineralization and grade. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 11-2 11.3 Exploratory Data Analysis 11.3.1 Cadia East Core drilling is the primary drill method for Cadia East, with drill holes ranging from PQ through to NQ size. All core drill holes that were captured in the acQuire database under the CE project code were extracted to ensure all holes across the Cadia East deposit were used. Exploration data analysis was completed for all estimated variables. Contact analysis was conducted to assess data sharing across domain boundaries. 11.3.2 Ridgeway The statistical characteristics of the gold, copper and sulfur domains were reviewed for the Ridgeway deposit in 25 m horizontal, east–west and north–south slices through the mineralized system. 11.4 Composites 11.4.1 Cadia East At Cadia East, the drill hole database was composited to 10 m downhole for use in all subsequent analysis and estimation. The length of 10 m was selected as a balance between geological resolution, scale of the mineralization and mining, and the block size used for estimation (20 x 20 x 20 m). The composites are distributed evenly, to ensure all sampling is retained. Missing assay values were removed or ignored during compositing. The drill hole database is first composited, and then flagged by the final estimation domains. Checks were completed on the raw grades before and after compositing to ensure that no samples were lost during the compositing process. Nearest neighbor and inverse distance declustering were conducted in Resource Modelling Solutions Platform. Declustering was undertaken for all estimated elements to assess declustered statistics. 11.4.2 Ridgeway Composite lengths of 2 m and 4 m were tested at Ridgeway to verify the optimum length, and the 4 m length was selected to support resource estimation of gold and copper. The global statistics and stationarity of all of the domains were assessed using Isatis software. Subsequently, some of the original domains were re-combined due to similar geostatistical characteristics and some were discarded. The quartz veining and sulfide species domains, and the majority of the grade domains were not used. However, the 0.2 g/t Au and 0.2% Cu domains were retained as they separate background metal values from the Ridgeway mineralization. The resulting domains were a combination of the geological and structural domains within a 0.2 g/t Au and/or 0.2% Cu grade domain. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 11-3 11.5 Grade Capping/Outlier Restrictions 11.5.1 Cadia East Grade capping was determined statistically to optimize estimation performance. Capping was assessed during exploration data analysis and applied to composites by domain. An assessment of global capping for all elements was completed. The global caps for gold, copper, and molybdenum were used to calibrate the local capping, while the global capping for other elements was used in the estimates. Local capping was employed for gold, copper, and molybdenum to preserve higher grades where those grades are supported by surrounding data. The result is a capping scheme with minimal cutting where high grades are locally consistent, but increased cutting for grades that are spatial outliers. 11.5.2 Ridgeway No grade caps were applied during estimation at Ridgeway. 11.6 Density (Specific Gravity) Assignment 11.6.1 Cadia East At Cadia, intervals for bulk density determination are selected according to lithology/alteration/mineralization as part of the logging process. The measurements are performed on site by geologists or geological assistants using the Archimedes water immersion method. Measurements are generally taken at 20–50 m intervals down hole. At Cadia East, bulk density was interpolated using ordinary kriging (OK). 11.6.2 Ridgeway Bulk density was assigned by domain at Ridgeway. 11.7 Variography 11.7.1 Cadia East Variography was completed for Cadia East using Resource Modeling Solutions Platform software using the capped 10 m composites. Pairwise Relative variograms were calculated and modeled by domain for all estimated elements. Local variograms were calculated and modeled for gold, copper, and molybdenum to better match changes to mineralization orientations within domains. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 11-4 11.7.2 Ridgeway Ridgeway variograms were modelled for gold, copper, silver, and sulfur within each estimation domain. All models are spherical, typically with two structures, and were developed over raw experimental variograms. The main orientation of the Ridgeway mineralization is west–northwest to east–southeast, dipping sub-vertically. This is the plane of maximum continuity. Drilling at Ridgeway is predominantly from south to north at various dips. Downhole variograms orientated in this direction (with tolerances ± slicing width applied) were generated to provide information on the nugget and short-range structures, and in the wider domains to provide insight into longer- range structures. 11.8 Estimation/Interpolation Methods 11.8.1 Cadia East Cadia East grade estimates were completed in Resource Modeling Solutions Platform for all elements. The estimate occurred into a regularized and unrotated 20 x 20 x 20 m block grid. Model blocks were coded with lithology, and estimation domains. Ordinary kriging was used for all elements. Each estimated element was estimated in a unique model prior to combination in a final model. The estimation methodology included the following: • Kriging parameter assessment and optimization, including minimum and maximum numbers of samples, search ranges, and numbers of samples used per drill hole; • Domains were treated as soft to firm with variable data sharing ranges between 5–40 m; • Grade interpolation as a single estimation pass defined by the variogram directions; • Block discretization of 4 x 4 x 4 within 20 x 20 x 20 m blocks; • Estimation review and validation. Key estimation parameters are provided in Table 11-1.

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Table 11-1: Kriging Estimation Parameters

Model	Au, Cu, Mo	Density	Other Elements
Minimum number of samples	10	10	10
Maximum number of samples	16	40	12–20
Maximum number of samples per drill hole	4	4	4
Minimum number of drill holes	3	3	3
Maximum number of drill holes	16	40	12–20
Maximum number of composites per octant	NA	NA	NA
Single/multi pass estimate	Single	Single	Single
Capping type	Local	None	None or global

Note: N/A = not applicable

Density at Cadia East is low variability and exhibits a low nugget variogram. Ordinary kriging was employed with a maximum of 40 composites and validated against, nearest neighbor, inverse distance, simple kriging, and theoretical discrete gaussian check models.

11.8.2 Ridgeway

Estimation parameters for the Ridgeway resource model were optimized using quantitative kriging neighborhood analysis. This process involved estimating individual blocks using OK to test the slope of regression between the true and estimated grade, estimate value, variance, and percentage of negative kriging weights. Each block was simple kriged to record the weight-of-the-mean, which was used as an indicator of estimation quality.

Blocks on the margins of domains, in the center of domains, of higher than average grade, average grade and lower than average grade were tested. The results of analysis indicate that the estimation parameters are not sensitive to changes in search neighborhood. The most sensitive estimation parameter was found to be the number of samples used to estimate each block. The following estimation parameters were used for the Ridgeway mineral resource estimate:

- Block size of 25 m (E) x 25 m (N) x 25 m (elevation);
- Minimum of eight samples and maximum of 48 samples;
- OK interpolation.

11.9 Block Model Validation

Block model validation varied by deposit, and could include the following methods: visual inspection; filtering the models and checking for any un-estimated blocks; comparing the global statistics of each domain and variable with the corresponding block estimates; comparing OK

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estimates and the kriging and cell declustered composite means; comparing the composite and block grades in slices throughout the deposit; locally comparing drill holes and estimated blocks in cross-section and plan; comparing the models to the previous estimate by area and level; swath plots; and comparison against theoretical change of support models and alternative estimates.

The Cadia East model was internally independently peer reviewed.

11.10 Confidence Classification of Mineral Resource Estimate

11.10.1 Mineral Resource Confidence Classification

11.10.1.1 Cadia East

Mineral resource classification at Cadia East was assigned primarily based on drill hole spacing in accordance with Newmont's internal standards. Drill spacing used in classification was determined from a 2024 drill hole spacing study. The spacing used are provided in Table 11-2.

Table 11-2: Cadia East Drill Spacing Supporting Confidence Categories

Category	Grid Spacing X (m)	Grid Spacing Y (m)	Grid Spacing Z (m)
Indicated	125	125	125
Inferred	175	175	175

11.10.1.2 Ridgeway

The Ridgeway resource classification was reviewed with relation to sample density, hole spacing, survey method, geological interpretation, and confidence in the geological model (especially fault projection) and geologically through slope of regression.

Mineral resources were classified within a 0.2 g/t Au grade shell based on the following assumptions:

- Indicated mineral resources: an average weighted sample distance of <60 m;
- Inferred mineral resources: an average weighted sample distance of 60–100 m.

11.10.2 Uncertainties Considered During Confidence Classification

Following the analysis in Chapter 11.10.1 that classified the mineral resource estimates into the indicated and inferred confidence categories, uncertainties regarding sampling and drilling methods, data processing and handling, geological modelling, and estimation were incorporated into the classification assigned. The areas with the most uncertainty were assigned to the inferred category, and the areas with fewest uncertainties were classified as indicated.

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11.11 Stockpiles

Stockpile tonnes and grades are built up from a combination of truck and survey data, and modelled in three dimensions.

Stockpiled material is classed as measured mineral resources.

11.12 Reasonable Prospects of Economic Extraction

11.12.1 Input Assumptions

For each resource estimate, an initial assessment was undertaken that assessed likely infrastructure, mining, and process plant requirements; mining methods; process recoveries environmental, permitting, and social considerations relating to the proposed mining and processing methods, and technical and economic considerations in support of an assessment of reasonable prospects of economic extraction. Metal price assumptions used in mineral resource estimation are summarized in Table 11-3.

Table 11-3: Metal Price and Exchange Rate Assumptions

Metal Price Assumptions	Units	Value
Gold	US$/oz	2,300
Copper	US$/lb	4.25
Silver	US$/oz	28.00
Molybdenum	US$/lb	16.00
Exchange rate	US$:AU$	0.70:1

11.12.1.1 Cadia East

Mineral resources considered amenable to underground mining method Block Caving for Cadia East was reported within a volume determined by a mineable shape evaluation which assesses areas achieving net smelter return (NSR) cut-off, cave establishment costs, resource classification, and minimum caving dimension requirements. The mineable volume process included depleting reserve caves, mineable block cave volume assessment, and then limiting the top of draw columns to US$24.62 NSR cut-off, key economic parameters are set out in Table 11-3 and Table 11-4.

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Table 11-4: Inputs Used for Reasonable Prospects of Economic Extraction, Cadia East

Activity	Units	Value
Mine operating cost	US$/t milled	6.78
Ore treatment operating cost	US$/t milled	9.58
General & administrative cost	US$/t milled	3.98
Sustaining capital cost	*US$/t milled*	4.28
Cut-off NSR value	***US$/t milled***	***24.62***
Gold recovery	%	81
Copper recovery	%	87
Silver recovery	%	68
Molybdenum recovery	%	67

Note: numbers have been rounded.

The metallurgical recovery assumptions were provided in Chapter 10.3.1.

11.12.1.2 Ridgeway

The estimate was reported assuming an underground mass mining method, likely block/panel caving. There was an assumption of a change in the mining method at 5040 mRL, from sub-level caving to block caving.

The conceptual cave was constructed by assigning an NSR value to all blocks in the resource block model, determining a cave footprint string, and projecting directly to the top of the cave column. The cave was not allowed to expand beyond the extraction level footprint, but could be reduced in diameter as a draw bell can be shut-off at cut-off grade before the entire column was extracted. Column heights ranged from 150–400 m with minimum diameters of 120 m.

Metallurgical formulae were used on the Ridgeway grade model to estimate recoverable metal, regardless of sulfide species as input to the estimated block value. The formulae estimate the metal deportment to gravity, tailings, and concentrate (refer to discussion in Chapter 10.3.2). The recoveries were grind-size dependent.

There was no direct input of geotechnical parameters to the resource model.

Mineral resources were reported inclusive of internal zones of non-mineralized diluting material. These zones can include low-grade to barren monzonite zones and late-stage pyroxene porphyry dikes.

Mineral resources input parameters are provided in Table 11-5. Metal prices used were included in Table 11-3.

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Newmont

Table 11-5: Inputs Used for Reasonable Prospects of Economic Extraction, Ridgeway

Activity	Units	Value
Mine operating cost	US$/t milled	10.72
Ore treatment operating cost	US$/t milled	9.58
General & administrative cost	US$/t milled	3.98
Sustaining capital cost	*US$/t milled*	4.28
Cut-off NSR value	***US$/t milled***	***28.57***
Gold recovery	%	81
Copper recovery	%	87
Silver recovery	%	66

11.12.1.3 Cadia Hill Stockpiles

Assumptions used in the determination of reasonable prospects of economic extraction for the Cadia Hill stockpiles are provided in Table 11-6.

Table 11-6: Inputs Used for Reasonable Prospects of Economic Extraction, Cadia Hill Stockpiles

Assumption	Unit	Input
Gold recovery	%	64
Copper recovery	%	75
Gold price	US$/oz	2,300
Copper price	US$/lb	4.25
Exchange rate	US$:AU$	0.70:1
Surface rehandle	US$/t milled	1.00
Processing	US$/t milled	9.58
General and administrative	US$/t milled	3.98
Total Costs	***US$/t milled***	***14.56***

11.12.2 Commodity Price

Commodity prices used in resource estimation are based on long-term analyst and bank forecasts, supplemented with research by Newmont's internal specialists. An explanation of the derivation of the commodity prices is provided in Chapter 16.2. The estimated timeframe used for the price forecasts is the 31-year LOM that supports the mineral reserve estimates.

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11.12.3 Cut-off

For those deposits considered potentially amenable to underground mass mining methods, Cadia East and Ridgeway. No cut-off is used within the mineable shape outline, the entire volume within is reported including internal dilution due to mining method.

Stockpiles reported as mineral resources are reported above a US$14.56/t cut-off. The cut-off grade must cover the costs of surface rehandle (US$1.00/t), processing (US$9.58/t) and general and administrative costs (US$3.98/t).

11.12.4 QP Statement

The QP is of the opinion that any issues that arise in relation to relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work. The mineral resource estimates are performed for a deposit that is in a well-documented geological setting; the district has seen nearly decades of open pit and underground operations conducted by Newmont and its predecessors; Newmont is familiar with the economic parameters required for successful operations in the Cadia area; and Newmont has a history of being able to obtain and maintain permits, social license and meet environmental standards in New South Wales. There is sufficient time in the 31-year timeframe (processing ends 2056) considered for the commodity price forecast for Newmont to address any issues that may arise, or perform appropriate additional drilling, testwork and engineering studies to mitigate identified issues with the estimates.

11.13 Mineral Resource Statement

Mineral resources are reported using the mineral resource definitions set out in SK1300 on a 100% basis. Newmont holds a 100% Project interest.

The estimates are current as at December 31, 2025. The reference point for the estimates is in situ and in stockpiles.

Mineral resources are reported exclusive of those mineral resources converted to mineral reserves.

The Qualified Person for the estimates is Mr. Shaun Chanter, RM SME, Head Reserve Governance – Global, a Newmont employee.

Measured and indicated mineral resources are included in Table 11-7 (gold, copper, and silver) and Table 11-8 (molybdenum). Inferred mineral resources are summarized in Table 11-9 (gold, copper, and silver) and Table 11-10 (molybdenum).

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Newmont

Table 11-7: Measured and Indicated Mineral Resource Statement (gold, copper, silver)

Resource Confidence Classification	Area	Tonnes (kt)	Grade			Contained Metal		
			Au (g/t)	Cu (%)	Ag (g/t)	Au (koz)	Cu (kt)	Ag (koz)
Measured	Stockpile	28,500	0.30	0.13	—	300	0	—
Indicated	Underground	1,009,300	0.29	0.25	0.62	9,400	2,600	20,200
Total measured and indicated		***1,037,800***	***0.29***	***0.25***	***0.62***	***9,700***	***2,600***	***20,200***

Table 11-8: Measured and Indicated Mineral Resource Statement (molybdenum)

Resource Confidence Classification	Area	Tonnes (kt)	Grade	Contained Metal
			Mo (%)	Mo (kt)
Indicated	Underground	938,100	0.01	100
Total measured and indicated		***938,100***	***0.01***	***100***

Table 11-9: Inferred Mineral Resource Statement (gold, copper, silver)

Resource Confidence Classification	Area	Tonnes (kt)	Grade			Contained Metal		
			Au (g/t)	Cu (%)	Ag (g/t)	Au (koz)	Cu (kt)	Ag (koz)
Inferred	Underground	163,900	0.2	0.1	0.4	1,300	300	2,300
Total inferred		***163,900***	***0.2***	***0.1***	***0.4***	***1,300***	***300***	***2,300***

Table 11-10: Inferred Mineral Resource Statement (molybdenum)

Resource Confidence Classification	Area	Tonnes (kt)	Grade	Contained Metal
			Mo (%)	Mo (kt)
Inferred	Underground	124,200	0.01	0
Total inferred		***124,200***	0.01	0

Notes to Accompany Mineral Resource Tables:

1. Mineral resources are current as at December 31, 2025. Mineral resources are reported using the definitions in SK1300 on a 100% basis. The Qualified Person responsible for the estimate is Mr. Shaun Chanter RM SME, Head Reserve Governance – Global, a Newmont employee.
2. The reference point for the mineral resources is in situ or in stockpiles.

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3. Mineral resources are reported exclusive of mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.
4. Mineral resources that are potentially amenable to underground mass mining methods are reported using the inputs summarized in Table 11-4 and Table 11-5. Mineral resources in stockpiles are constrained using the inputs summarized in Table 11-6.
5. Tonnages are metric tonnes. Gold and silver ounces and copper and molybdenum tonnes are estimates of metal contained in tonnages and do not include allowances for processing losses.
6. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Tonnes are rounded to the nearest 100,000 tonnes. Ounces are rounded to the nearest 100,000 ounces. In instances where tonnage and grade are presented but metal is shown as "0", this is due to the metal contained falling below the metal rounding limit.

11.14 Uncertainties (Factors) That May Affect the Mineral Resource Estimate

Areas of uncertainty that may materially impact the mineral resource estimates include:

- Changes to long-term metal price and exchange rate assumptions;
- Changes in local interpretations of mineralization geometry, structures, and continuity of mineralized zones;
- Changes to geological and grade shape and geological and grade continuity assumptions;
- Changes to metallurgical recovery assumptions;
- Changes to the input assumptions used to derive the conceptual underground mass mining methods used to constrain the estimates;
- Changes to the to the input assumptions used in the constraining pit shell for those mineral resources amenable to open pit mining methods;
- Changes to the NSR cut-offs applied to the estimates;
- Variations in geotechnical (including seismicity), hydrogeological and mining assumptions;
- Forecast dilution;
- Changes to environmental, permitting, and social license assumptions.

An additional risk to the mineral resource estimate is the assumption that there will be sufficient tailings storage capacity at the tailings cost input assumption used when considering reasonable prospects of economic extraction.

There are no other environmental, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to the QP that would materially affect the estimation of mineral resources that are not discussed in this Report.

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12.0 MINERAL RESERVE ESTIMATES

12.1 Introduction

Mineral reserves are reported for Cadia East and Ridgeway. The Cadia East mine is operating; Ridgeway is currently on care-and-maintenance.

Mine designs supporting the mineral reserves were based on the most recently approved pre-feasibility and feasibility studies, and the operating mine life-of-mine plans.

Metal price and exchange rate assumptions used in mineral reserve estimation are provided in Table 12-1.

Table 12-1: Metal Price and Exchange Rate Assumptions

Item	Units	Price
Gold price	US$/oz	2,000
Copper price	US$/lb	3.75
Molybdenum price	US$/lb	13.00
Silver price	US$/oz	25.00
Long-term exchange rate	US$:AU$	0.70:1

Cost estimates used in the preparation of the mineral reserves are based on the most recent studies approved by Newmont relating to the exploitation of the two deposits. The mineral reserves include material that, when delivered to the mine portals, has a recovered value greater than the cost of all downstream processes, including fixed costs.

Mineral reserves are estimated assuming bulk underground mining methods.

12.2 Cadia East

12.2.1 Overview

The current Cadia East mine plan is at a minimum of pre-feasibility level of evaluation and outlines the execution of the life of mine plan over a series of three lifts (Lifts 1, 2, and 3). Lift 1 and Lift 2 have an existing panel cave and will, by the end of operations, have four extensions in total each, with Lift 3 having one panel extension.

The planned mine layout is provided in Figure 12-1.

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Newmont

Figure 12-1: Planned Mine Layout Schematic, Cadia East


8,000E
9,000E
10,000E
11,000E
5,000RL
4,000RL
Cadia Hill Pit
Gibb Fault
PC1-3 & PC1-2
PC1
PC2-5
PC2
PC2-3
PC3-1
1,000N

Note: Figure prepared by Newmont, 2024.

The basic methodology employed to complete mine designs included:

- Creation of drawbell footprints;
- Extraction and undercut layouts were designed and access, infrastructure and related ventilation and materials handling development were added to build total mine design;
- All design was undertaken using mine design and geotechnical parameters;
- Geotechnical modelling was undertaken on mine design to determine stability and highlight problem areas that need modification;
- Final mine design was completed using geotechnical recommendations.

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12.2.2 Net Smelter Return

The panel cave outline was prepared by analyzing the cost of constructing and establishing drawpoints, and mining and processing ore. These cost estimates were then compared to the estimated NSR generated by mining the material from the draw-column overlying the drawpoint. NSR values are calculated on a payable metal basis taking metal prices, metallurgical recoveries, and realization costs (transportation, smelting, royalties, etc.) into account.

Only draw-columns generating a positive NSR value (economic draw-columns) are included in the reserve, except where it is necessary to include an uneconomic draw-column to ensure a practical mining shape. Draw-column heights were limited by a shut-off NSR value of US$24.62/t.

12.2.3 Development Ore Selection

All development waste and part of the ore material will be hauled to the surface portal dump. From the portal, dump ore is then screened and cleaned of any remnant ground support steel and then hauled to the mill for processing. Waste is hauled to the waste rock storage facility (WRSF) using surface equipment. The costs involved are:

- Site processing cost US$9.58/t;
- Surface cleaning and screening: US$3.15/t.

A breakeven cut-off value has been used for ore waste delineation of US$12.73/t.

12.2.4 Panel Cave Ore Selection

Mining footprints were determined using a cost of US$525,000 per drawpoint, or US$1.05 million per drawbell. No other capital costs are included in the evaluations as the remaining costs are sunk as part of footprint establishment. All drawpoints with a positive net present value (NPV) are considered, with the assumption that all draw columns will be mined to a profitable height after the cost of cave establishment has been sunk.

12.2.5 Shut-off Values

Long term breakeven mineral reserve shut-off value inputs are provided in Table 12-2.

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Table 12-2: Mineral Reserve Shut-off Value

Activity	Units	Value
Mining	US$/t milled	6.78
Processing	US$/t milled	9.58
Site general & administrative (G&A)	US$/t milled	3.98
Sustaining capital cost	US$/t milled	4.28
Shutoff NSR value	***US$/t milled***	***24.62***

12.2.6 Dilution

Internal dilution is incorporated into the mine plan. All development has mining factors for dilution and recovery applied to accurately represent the expected mined tonnes.

12.2.7 Metallurgical Recoveries

The recovery ranges in Table 12-3 are anticipated over the LOM.

Table 12-3: Metallurgical Recovery, Cadia East

Element	Unit	Value
Gold	%	70–85
Copper	%	80–87
Silver	%	62–67
Molybdenum	%	65–75

12.3 Ridgeway

12.3.1 Overview

A schematic showing the relationships of the mined-out SLC and Ridgeway Deeps Lift 1 operations is provided in Figure 12-2.

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Figure 12-2: Ridgeway Mine Layout Schematic


2,500E
3,000E
3,500E
4,000E
6,500RL
6,000RL
5,500RL
RWD - SLC
RWD - L1
N

Note: Figure prepared by Newmont, 2024.

Estimation of the mineral reserves involved standard steps of mine optimization, mine design, production scheduling, and financial modelling. Factors and assumptions were based on operating experience and performance in gained in the Cadia Valley Operations. The basis of the analysis is considered to be at a pre-feasibility study level or higher.

Mine plans are based on the extraction of caving blocks solely delineated on the basis of Indicated material. Dilution is included within the probable mineral reserve.

12.3.2 Net Smelter Return

Estimation uses a value-based cut-off by determining the NSR value equal to the relevant site operating cost. The NSR calculation considers reserve revenue factors, metallurgical recovery assumptions, transport costs and refining charges and royalty charges. The site operating costs include mining cost, processing cost, relevant site general and administration costs. This cost

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equates to a break-even cut-off value (equivalent to a shut-off value) of approximately US$24.62t milled (Table 12-4).

Table 12-4: Ridgeway Deeps Lift 1 Shut-Off Values

Activity	Unit	Break Even NSR
Mine operating cost	US$/t milled	13.72
Ore treatment operating cost	US$/t milled	9.58
General & administration cost	US$/t milled	1.32
Shutoff NSR value	***US$/t milled***	***24.62***

12.3.3 Development Ore Selection

All development material is planned to be hauled to the surface portal dump. From the portal, dump ore will be screened and cleaned of any remnant ground support steel and hauled to the mill for processing. Waste will be hauled to the waste dump using surface equipment.

12.3.4 Block Cave Ore Selection

All drawpoints with a positive net present value (NPV) are considered, with the assumption that all draw columns will be mined to a profitable height after the cost of cave establishment has been sunk.

12.3.5 Metallurgical Recovery

Metallurgical recoveries are listed in Table 12-5.

Table 12-5: Metallurgical Recovery, Ridgeway

Element	Unit	Value
Gold	%	70–80
Copper	%	80–90
Silver	%	55–65

12.4 Royalties

Royalties are calculated as 4% of block revenue less all off site realization costs (treatment and refining charges), less ore treatments costs and less one third of site general and administrative costs. The royalty payments equate to approximately 3% of total revenue on average.

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12.5 Mineral Reserve Statement

Mineral reserves are reported using the mineral reserve definitions set out in SK1300 on a 100% basis. Mineral reserves are current as at December 31, 2025.

The reference point for the mineral reserve estimate is as delivered to the process facilities.

Mineral reserves are reported in Table 12-6.

The Qualified Person for the estimate is Mr. Shaun Chanter, RM SME, Head Reserve Governance - Global, a Newmont employee.

Table 12-6: Proven and Probable Mineral Reserve Statement

Reserve Confidence Classification	Area	Tonnage (kt)	Grade			Contained Metal		
			Gold (g/t Au)	Copper (% Cu)	Silver (g/t Ag)	Gold (koz)	Copper (kt)	Silver (koz)
Probable	Stockpile	4,300	0.48	0.31	0.74	100	0	100
	Underground	1,003,300	0.42	0.29	0.67	13,400	2,900	21,700
Total probable mineral reserves		***1,007,600***	***0.42***	***0.29***	***0.67***	***13,500***	***2,900***	***21,800***

Reserve Confidence Classification	Area	Tonnage (kt)	Grade Molybdenum (% Mo)	Contained Metal Molybdenum (kt)
Probable	Underground	4,300	0.01	0
	Stockpile	992,100	0.01	100
Total probable mineral reserves		***996,400***	***0.01***	***100***

Notes to Accompany Mineral Reserves Table:

1. Mineral reserves current as at December 31, 2025. Mineral reserves are reported using the definitions in SK1300 on a 100% basis. The Qualified Person responsible for the estimate is Mr. Shaun Chanter, RM SME, Head Reserve Governance - Global, a Newmont employee.
2. The reference point for the mineral reserves is the point of delivery to the process plant.
3. Mineral reserves are reported using the assumptions listed in Table 12-1 to Table 12-4.
4. Tonnages are metric tonnes. Gold and silver ounces and copper and molybdenum tonnes are estimates of metal contained in tonnages and do not include allowances for processing losses.
5. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Tonnes are rounded to the nearest 100,000 tonnes. Ounces are rounded to the nearest 100,000 ounces. In instances where tonnage and grade are presented but metal is shown as "0", this is due to the metal contained falling below the metal rounding limit.

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12.6 Uncertainties (Factors) That May Affect the Mineral Reserve Estimate

Areas of uncertainty that may materially impact the mineral reserve estimates include:

- Changes to long-term metal price and exchange rate assumptions;
- Changes to metallurgical recovery assumptions;
- Changes to the input assumptions used to derive the cave outlines and the mine plan that is based on those cave designs;
- Changes to the shut-off criteria used to constrain the estimates;
- Changes to operating and capital cost assumptions used, including changes to input cost assumptions such as consumables, labor costs, royalty, and taxation rates;
- Variations in geotechnical, mining, dilution, and processing recovery assumptions, including changes to designs as a result of changes to geotechnical, hydrogeological, and engineering data used;
- Ability to source power supplies if the current assumptions cannot be met;
- Ability to obtain sufficient water to meet operational needs;
- Changes to the assumed permitting and regulatory environment under which the mine plan was developed;
- Ability to permit additional TSF capacities or facilities;
- Ability to maintain mining permits and/or surface rights;
- Ability to obtain operations certificates in support of mine plans;
- Ability to obtain and maintain social and environmental license to operate.

There is a risk to the mineral reserve estimates if Newmont is not able to demonstrate that the Cadia Valley Operations can remediate, maintain and operate the existing TSFs in line with the costs estimated in the LOM plan. A similar risk exists with the costs estimated for the TSF expansion included in the cash flow analysis.

Newmont must also demonstrate that the operations can be mined within the existing environmental permit requirements.

There are no other environmental, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to the QP that would materially affect the estimation of mineral reserves that are not discussed in this Report.

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Newmont

13.0 MINING METHODS

13.1 Cadia East Operations

13.1.1 Overview

The current operations are planned as a series of three lifts (Lifts 1, 2, and 3). The relative elevation of these lifts and all underground infrastructure is expressed in mine height datum which is 5,000 m above AHD. Lifts 1 and 2 are approximately 1,200–1,400 m high with their bases located at approximately 4650 mRL and 4450 mRL, respectively. Lift 3 sits below Lift 2 with a block height of 275 m and a base at 4,175 mRL.

Lift 1 refers to the following panel caves: PC1–1, PC1–2, PC1–3 and PC1–4.

Lift 2 refers to the following panel caves: PC2, PC2–3, PC2–4 and PC2–5.

Lift 3 refers to the following panel cave: PC 3–1.

Cadia East is accessed via two declines, the main access decline, and the conveyor decline.

The mining method involves inducing caving of the rock mass by undercutting a block of ore. Mining proceeds by progressively advancing an "undercut" level beneath the block of ore. Above the undercut level, the overlying host rocks are pre-conditioned using blasting and/or hydraulic fracturing, resulting in controlled fracturing of the ore block (Figure 13-1).

Following pre-conditioning of the overlying host rocks, broken ore is removed through an extraction level developed below the undercut level. The extraction level is connected to the undercut level by drawbells, through which the ore gravitates to drawpoints on the extraction level. The ore is removed by a LHD fleet to underground crushing stations.

At each crushing station, ore is tipped into a coarse ore bin, which then feeds the crusher itself which passes material to a surge bin used to regulate the feed from the crushing station onto the collection conveyors. The collection conveyors are in turn used to regulate feed onto the main trunk belt system and to allow for the automated removal of tramp metals.

The main trunk belt is used to transport ore to the surface at a rate of approximately 4,600 t/h (with work underway to upgrade this to 5,150 t/h). The incline conveyor commences at 4,400 mRL (i.e. the base of Lift 2), extends approximately 7,500 m to the surface and is deposited onto the concentrator coarse ore stockpile where it is gravity fed into the ore processing system.

Waste rock is removed from the underground workings via the decline and is hauled to the South Waste Rock Facility.

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Figure 13-1: Schematic Showing Mining Operations


START OF MINE LIFE
DURING OPERATIONS
END OF MINE LIFE
Existing Surface Level
Cadia Hill Open Pit
RL 5665m
RL 5050m
RL 4650m
RL 4250m
Approximate Area of Lift 0 Ore
Approximate Area of Lift 1 Ore
Approximate Area of Lift 2 Ore
Subsidence Surface
Final Subsidence Surface
Zone of Influence
Broken Rock
Upward fracturing of overlying waste rock in caving zone
OREBODY
CAVED ZONE
Gradual downward subsidence of fractured rock
UNDERCUT LEVEL
EXTRACTION LEVEL
To Crusher
CROWN PILLAR
Pillar
STAGE 1
UNDERCUTTING
STAGE 2
DRAWBELL ESTABLISHMENT
STAGE 3
ORE EXTRACTION
CADIA EAST PROJECT
FIGURE 2-8
Panel Caving Mining Method Schematic
Cadia Holdings Pty Limited
ResourceStrategies

Note: Figure prepared by Resource Strategies, 2012.

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Fresh air enters the underground workings via the main and conveyor declines and six ventilation intake shafts (VR4, VR6, VR10, VR122, VR16, VR18) A total flow intake of approximately 2,500 m^3/s of installed capacity to maintain underground air quality. Air is expelled from the workings via six vertical shafts and exhaust fan installations (VR3, VR5, VR7, VR8, VR121, VR11). Blasting consists of development blasting and production blasting to precondition the ore. Emulsion explosives are typically used for blasting purposes.

Ammonium nitrate fuel oil (ANFO) may be used on occasions if emulsion charging is not available. Hydraulic fracturing is used to augment the caving process.

Groundwater that accumulates in the underground mine workings is collected, and then pumped to the surface at a maximum rate of about 160 L/s.

Underground facilities include workshops, wash bays, fuel bays, offices, and crib rooms. Underground workshops are used to maintain the development and production fleet.

The Cadia East mine is supplied by a dedicated 132 kV transmission line feed which in turn feeds into the site switchyard. Three 33 kV feeders run from the surface substation to provide a ring main to the underground workings.

13.1.2 Geotechnical Considerations

13.1.2.1 Rock Quality and Geotechnical Domains

Geotechnical data collection included:

- Rock mass rating (RMR_{90});
- Q prime (Q and Q') values.

In an effort to provide additional insight into the potential for veining or small defects within intact rock to affect the overall strength and behavior of the rock mass, where possible the data was used to calculate in-situ rock mass rating classification values.

Intact rock strength and competency generally increases with depth and to the east of the mine at Cadia East. Laboratory strength testing has confirmed these rock mass findings. Monzonite is the main intrusive type at Cadia East with varying levels found within the host volcanic unit.

An overall geotechnical block model was created for the Cadia underground mining area, and divided into five areas:

- Far West (including PC1–2 and PC1–4);
- Centre West (including PC1–2, PC1–4, and part of PC1);
- Centre East (including PC2, part of PC1 and the western part of PC3–1);
- Middle East (including PC2-3 and the eastern half of PC3–1);
- Far East (including some access development).

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A schematic section through the model is provided as Figure 13-2. This model allows for a detailed understanding of the rock mass and its likely response to the cave mining process.

Figure 13-2: Geotechnical Block Model Schematic



Surface Topography
approx. 5850 RLm
Current PC1/PC2 cave
interpretation (Feb 2018)
PC14 –
1,100m
PC12 –
1,150m
PC1 –
1,200m
PC2 –
1,400m
PC23 –
1,400m
PC3 –
225m

Note: Figure prepared by Newcrest, 2020.

13.1.2.2 Design Considerations

Modelling indicates that the caveability of panel caves is not significantly influenced by faults that are known to exist within the orebody. Localized effects, predominantly on cave establishment processes, have been taken into account whilst completing mine designs for the panel caves. Caveability tests and modelling undertaken as part of studies has shown that the orebody is amenable to caving.

Modelling also indicate that effective homogeneous preconditioning could increase the recovery of ore by having more material caved from the flanks, and prevent potential hangs-up in the areas that are not caved due to lower intensity hydraulic fracturing. The increased mobilization of the cave flanks would appear to reduce cave necking.

The planned preconditioning design for cave growth is one that implements a regular and tightly-spaced hydraulic fracturing geometry of between 1.5–4 m fracture spacing with a draw sequence that is initiated adjacent to the existing cave, to mitigate any potential pendant effect.

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13.1.2.3 Cave Initiation

Cave initiation will commence adjacent to existing caves for operations on the Lift 1 and Lift 2 levels. This cave initiation position was aligned to prevent the formation of a low-mobility cave-flow area (pendant). The Lift 3 level will be initiated under the existing Lift 2 caves, and the breakthrough to the lift above will be managed via a combination of fracturing, draw control, and personnel exclusion from high-risk zones.

13.1.2.4 Hydraulic Fracturing

Hydraulic fracturing activities will be conducted in two main functional areas, the orebody and infrastructure areas with two separate intents. The orebody will be fractured at a minimum of 1.5–4 m vertical spacings to enhance cave propagation. Pre-conditioning is expected to provide caving angles of 85–90°.

Infrastructure areas will be fractured at a minimum of 4 m vertical spacings to reduce the seismic hazard. Areas within the infrastructure that require fracturing are defined by excavations that are within 30 m of areas where there is significant potential for strain-bursting (based on numerical models), or excavations within 30 m of a major structure with the potential to produce local slippage along discontinuities.

13.1.2.5 Caveability, Fragmentation, and Flow

Findings from fragmentation studies, which included analysis of over 500 drawpoint photos and the results from cave markers and cave tracker beacons supports the current extraction level spacing, drawbell, and drawpoint designs being used as optimum for recovery of the fragmented ore.

Draw behavior results derived from the current cave marker and cave tracker beacons show that disturbed flow mechanisms are occurring in the cave material during cave draw.

Pre-conditioning was applied to the rock mass in Cadia East PC1 and PC2, and the results of this, combined with the rock mass properties, have shown that the mine is capable of caving to surface without significant risk of stall. Future caves have similarly been planned with pre-conditioning, and rock mass conditions are anticipated to be similar to current site experience.

The implementation of preconditioning reduces drawpoint hang-ups, oversize rocks and provides an improvement in caveability by placing regular fractures in the caving block. This preconditioning is specifically designed to address the first 50 m of draw where the largest and most inefficient production draw exists.

13.1.2.6 Cave Subsidence

A mine-scale tri-dimensional numerical model was completed and used to assess the potential underground and surface subsidence. The average break angle for the Ordovician volcaniclastic rock and the Silurian sediments at Cadia East are 70º and 55°, respectively. At the end of the

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Cadia East mine life, the surface subsidence area would be approximately 250 ha and would resemble a dish-shaped depression surrounded by steep slopes on the margin.

13.1.2.7 Ground Support

Primary support will consist of fiber-reinforced shotcrete, mesh, and rock bolts. In addition, each cut will have face meshing, and an additional ring of rock bolts to join mesh with the previous cut. Secondary support will consist of cables. In-cycle cables will be required through zones of high deformation such as strain burst-prone areas.

13.1.3 Hydrogeological Considerations

13.1.3.1 Hydrogeology

The hydrogeology of the Cadia East deposit area can be described as following:

- The Tertiary basalt forms a productive aquifer with yields that vary from low to high and produces consistently good water quality suitable for potable use;
- The underlying Silurian sequence is more variable but can form low yield aquifer from sandstone and siltstones, with locally high yields where fractured limestones are present;
- The Ordovician volcaniclastic basement rocks have widely spaced and poorly interconnected fracture networks beyond the major fault zones and form an aquitard with very low yields and slightly brackish water quality.

Any surface runoff from the within the subsidence crater and the upslope areas will drain into the cave, eventually flowing to the lowest point in the cave column. Some of the water will be held as entrained moisture in the cave material.

13.1.3.2 Inflows

A quantitative prediction of water inflow to the extraction level was completed with modelling predicting an increase of cave moisture with time, and an increase of total discharge (both ore moisture and seepage), typically for the 50th rainfall percentile:

- By FY29: 5–45 L/s;
- By FY48: 30–85 L/s.

Most of inflow will occur from the base of the subsidence crater. Inflow via the non-ponded crater zone will be limited. Cave moisture is predicted to increase through the mine life, although the muck pile is expected to remain largely unsaturated. There may still be pathways of quick water transfer, for example, under ponded areas or through fracture zones. The modelling predicted that peak discharge to the extraction level will mimic surface infiltration, with multi-day extreme storm events associated with the highest risks of increased inflow.

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Recharge of the groundwater levels is noted to occur following substantial rainfall events across the region. The actual recharge amount varies substantially across the entire field, due in part to the variable rock storage, permeability parameters, and topographic features. Discharge of groundwater in the field will occur in two main areas, baseflow into creeks and into mining voids.

13.1.3.3 Dewatering

Mine dewatering is currently achieved with a vertical dam and Geho positive displacement pump system placing water into thickener TH2003 for reuse in the ore treatment facility. The dewatering facilities are designed to accommodate groundwater and surface catchment area water inflows for a one-in-100-year rainfall event.

There is no discharge of water from the mine dewatering activities to the environment, with water reused in processing facilities or recycled into the underground operations.

13.1.4 Design Considerations

Key assumptions in the design process are included as Table 13-1.

Table 13-1: Cadia East Key Design Parameters

Development Area	Gradient
Access declines (max)	1 in 6
Conveyor declines (max)	1 in 5.3
Level development (max)	1 in 6
Level development (min)	1 in 50
Minimum development radius	25 m
Excavation Sizes: Vertical	**Diameter**
Ore passes	4.5 m
Ventilation rises	3.0–6.0 m
Geotechnical	**Distance**
Drawbell spacing	32 x 20 m
Major apex pillar	44 m
Minor apex pillar	22.5 m
Crusher cave footprint standoff	110 m
Minimum pillar distance (XY or Z)	17 m
Min angle BTW drives	59°

The default density for caved material is 2.2 t/m^3.

The range for neighboring drawpoints is 28 m. In each case, this allows for rilling and toppling interaction between neighboring drawpoints within the specified radius. The draw cone used has a maximum radius of 14 m and a maximum height of 1,350 m.

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Development profile assumptions are provided in Table 13-2.

Table 13-2: Future Development Profiles

Profile	Width (m)	Height (m)	Arch radius (m)	Type
A	5.5	6.0	5.7	Decline, access, ventilation
B	5.0	5.7	3.7	Turning bays
P	5.7	6.3	3.6	Conveyor decline
T	5.0	4.6	5.8	Drawpoints, perimeter drives, undercut drill drives
U	5.4	4.6	6.5	Extraction drive, tipple approaches
H	4.7	4.6	3.5	Sumps
Mass excavation	6–12	8–15	65% of width	Workshops, conveyor transfers, crushing station

13.1.4.1 Extraction Levels

Future extraction level development (inclusive of PC2–3) will consist of:

- 1,119 drawbells, with total footprint dimensions of 700,000 m^2 across seven panel areas;
- Crushers located adjacent to the footprint, connected to the level via development drives for LHD operation and situated with a 110–130 m standoff from the edge outer edge of the nearest drawbells.
- The standard extraction level layout used in mine planning is an El Teniente layout with spacing of 32 x 20 m, a 60° turn out angle and 5.4 m wide x 4.6 m high drive, as per PC1 and PC2. This spacing is considered to meet the needs of extraction level stability and ore recovery under Cadia East conditions;
- Extraction level perimeter drives are located at least 50 m from the edge of the undercut;
- Crushing stations have a four- or five-tipple dump arrangement.

Extraction level drainages are designed so that water flows away from the crusher.

13.1.4.2 Undercut Levels

A number of undercutting processes are planned for Cadia East.

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These are summarized as:

- Post undercutting: PC2–3, PC1–2, PC1–3; high post undercut;
- Advanced undercut: PC1–4, PC2–4, PC2–5 and PC3–1; W-cut advanced undercut with apex drive.

13.1.4.3 Monitoring and Cave Engineering Horizon

A monitoring and cave engineering horizon was designed for the 5050 mRL for PC1–1, PC1–2 and PC2–3. A perimeter drive was designed 150 m from the undercut edge to ensure adequate monitoring access post cave breakthrough. The development will be used for infrastructure hydro-fracturing, orebody hydrofracturing, geotechnical instrumentation, and ventilation.

13.1.4.4 Waste

Waste material from development activities will be trucked to the surface by underground trucks to a stockpile near the portal, and then be rehandled to the surface South Waste Rock Facility by surface equipment.

13.1.5 Declines

The Cadia East deposit is accessed via two declines:

- Main access decline: approximately 10 km long; dimensions of 6.0 mW x 6.5 mH; gradient of 1:7 to 1:8. Functions as an air intake, and is the general mine access for heavy vehicles, light vehicles, and personnel;
- Conveyor decline: about 7 km long; dimensions of 6.0 mW x 6.5 mH; gradient of 1:5. Functions as an air intake, and is the main trunk conveyor system and secondary access for light vehicles and personnel.

13.1.6 Ventilation

Fresh air enters the underground workings via the main decline, conveyor decline, the northern ventilation decline, four surface ventilation intake shaft systems (VR4, VR6, VR122, VR18) and two internal ventilation shaft system (VR10, VR16).

Return air reports to vertical shafts and exhaust fan systems (VR3, VR5, VR7, VR8, VR11, VR121)

The ventilation and cooling requirements for a base annual production rate of 33–35 Mt were examined. The airflow requirement was determined and a general allowance for fixed infrastructure and system leakage was included in the ventilation calculations. It was assumed a development rate of up to 1,000 m per month would be achieved during peak development.

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An allowance of 5% of mine ventilation requirements was added for ventilation system leakage to determine the total exhaust capacity requirements.

13.1.7 Materials Handling System

Infrastructure required to support each cave will include:

- Primary crusher (2 x in the case of PC1–2);
- Four- or five-way tipple arrangement;
- ROM bin (at least 450 t capacity);
- Crushed ore bin (at least 1,000 t capacity);
- Extension of an existing conveyor to transfer station 20 for PC2–3 and transfer station 30 for PC3–1; other caves will use the existing transfer stations on the trunk belt;
- Each crushing station will require the installation of lateral conveyors at a rate of up to 3,000 t/h (5,150 t/h in the case of PC1–2 and PC1–3).

The infrastructure required is illustrated in Figure 13-3. In that figure, PC1 and PC1–2 are shown in the uppermost image, and the remaining caves in the lowermost image.

Figure 13-3: Planned Infrastructure Schematic, Cadia East


VR16
PC1-2
North
Crusher
Servicing
and Re-fuel
PC1-3
PC1
PC2
PC2-3
South
Crusher

Note: Figure prepared by Newcrest, 2023.

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13.1.8 Equipment

Equipment forecasts are included in Table 13-3 and Table 13-4.

Table 13-3: Primary Equipment Summary, Cadia East

Purpose	Equipment Description	Equipment Type	Number at Peak
Primary development equipment	Face drilling jumbo	Atlas Copco E2C30	1
		Atlas Copco E2C	1
	Rock bolting jumbo	Atlas Copco M2D18	6
	Cable bolting jumbo	Sandvik DS422i	6
	Development loader	Sandvik LH621	5
	Truck 60 t	Sandvik TH663	10
	Tool carrier	Volvo L120F/ L90F	9
	Shotcrete rig	Jacon Maxijet X3	1
		Normet MF050VC Spraymec	3
		Elphinstone WR820	7
	Development charge up rig	Normet Charmec	4
Primary cave preparation equipment	Production drill	Atlas Copco E7C	7
	Charge-up Unit	Explosives Supplier Emulsion Truck	2
	Development loader	Sandvik LH621	2
Primary production equipment	Production loader	Caterpillar R3000H	25
		Epiroc S18	12
		Sandvik LH621i	2
		CAT R2900XE	1
	Secondary break hammer	Cat 321	3
		Sandvik LH517 Rockbreaker	3
		Epiroc ST14 LHD Rockbreaker	1
	Secondary break drill and blast	Maclean Engineering BH3 Blockholer	2
	Water cannon	Maclean WC3	3
	High hangup removal	Maclean Engineering High Hang-up Removal Unit BH3	6
	Secondary break preparation loader	Sandvik LH621i	2

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Newmont

Table 13-4: Secondary Production Equipment Summary, Cadia East

Equipment Description	Equipment Type	Number at Peak
Grader	Caterpillar 12M2	1
Water truck	Caterpillar 730C converted to water truck	2
Roller	Bomag 213	1
Light vehicle	Toyota Landcruiser 70	50–100
Backhoe	JCB	2
Service truck	Caterpillar 730 Service Truck	2
Integrated tool carrier	Volvo IT	16

13.1.9 Facilities

No changes are expected to the types of facilities that are used in support of current underground operations such as maintenance workshop facilities, refueling station, crib rooms, and offices. In addition to these facilities, the following will be required during the expansion:

- Lunch room and workshops;
- Substations and pumping facilities;
- Further dewatering surface connection for dewatering as the mine progresses;
- Additional ventilation fans.

The existing 33 kV and 11 kV electrical distribution systems will be extended to supply power to the operating caves.

The current operational philosophy for the existing dewatering system has three pump types to remove water from underground to the surface.

Raw water will be supplied from the surface raw and fire water tank, and distributed underground via the conveyor decline. Potable water is delivered underground in the form of water bottles.

The underground network system includes two fiber optic cable systems: one multi-mode fiber optic network, which connects protection relays to the site-wide load monitoring and control system; and one single-mode fiber optic network, which handles the plant control system and general communications.

13.1.10 Blasting

Drawbells will be drilled using 76 mm blastholes and blasted using smooth blasting techniques to minimize pillar damage. Each drawbell will require approximately 1,600 m of drilling.

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Undercuts will be drilled with 102 mm diameter blastholes. Minor bogging will be conducted from the undercut level which will be conducted for advanced undercutting and clean up any swell reporting into the drill drive for post undercutting areas.

Intensive blast preconditioning will be undertaken as part of the PC2–3 undercutting process. The design consists of 102 mm diameter blastholes to heavily fragment the ore.

13.1.11 Production Schedule

The dates of initiation of each cave are provided in Table 13-5.

Table 13-5: Forecast Production Schedule, Cadia East

Panel Cave ID	Start of Construction	Year of First Production	Anticipated Ore (Mt)
PC2–3	CY20	CY24	126
PC1–2	CY23	CY26	276
PC1–3	CY30	CY32	112
PC3–1	CY34	CY37	169
PC2–4	CY39	CY41	95
PC1–4	CY42	CY45	108
PC2–5	CY48	CY49	15

Note: CY = calendar year.

The cave locations are shown in Figure 12-2. During cave construction, an additional 7 Mt of cave development ore will be extracted and processed.

The LOM production schedule, that includes the production from Cadia East, is provided with the cash flow analysis in Chapter 19.

13.1.12 Personnel

The mining personnel total requirement for LOM operations is approximately 505 for underground production and 424 for mining projects.

13.2 Ridgeway

13.2.1 Introduction

Ridgeway is a vertical porphyry copper/gold deposit located within the Cadia Valley and approximately 5 km from the ore treatment facility and adjacent to the Cadia Hill deposit. The

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upper portion of the deposit down to 5040 mRL (approximately 800 m below surface) has been mined using SLC methods, resulting in a column of caved material that extends to the surface to form a subsidence zone. An underground crusher was installed at the base of the SLC area and crushed ore was conveyed out of the mine via an inclined conveyor system. SLC mining is now complete.

The Ridgeway Deeps Lift 1 block cave operation was mined from 2007–2015. The change to block caving was introduced after the identification that the grade profile for Ridgeway was declining to the point where subsequent SLC levels below the 5040 mRL were uneconomic. It was also recognized that experience with techniques and methods of cave establishment were required for the then future Cadia East operations which were significantly larger in scale.

As a result of extensive reviews and study it was proposed that a 5.6 Mt/a block cave mine be established 250 m downdip of the base of the SLC at the 4786 mRL. Subsequent to establishment and ramp-up, the mine was debottlenecked to the point of achieving a total of 9.6 Mt/a. A total of 17 Mt grading 0.57 g/t Au and 0.29% Cu remains in the Lift 1 level.

13.2.2 Geotechnical Considerations

There are four primary domains of generally good RMR rates within Ridgeway Deeps, the Eastern block volcanic rocks, Western block fractured sedimentary rocks, southern monzonite, and the southeastern massive sedimentary rocks.

The drawpoints are designed to manage cave draw and the extraction is scheduled to manage load transfer within the cave footprint. The primary ground support consists of fiber-reinforced shotcrete, mesh, and rock bolts. Secondary support consists of Osro straps and cables.

Subsidence zone monitoring has been modelled using FLAC3D for surface and underground subsidence. Existing monitoring of the subsidence undertaken through a mixture of techniques, including LiDAR survey, InSAR and visual inspections.

13.2.3 Hydrogeological Considerations

13.2.3.1 Inflows

A study was undertaken by third-party hydrologists Kalf & Associates in 2002 to assess the implications of a direct connection between the surface crater and the underground workings. The findings of this study proposed a simple model having a direct hydraulic connection between rain falling in the catchment formed by the crater and being directly transmitted to the workings. Pumping capacity was found to be adequate to deal with inflows generated by a one-in-100-year rainfall event.

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13.2.3.2 Dewatering

The design criteria for the pumping system were assumed to be unchanged from Ridgeway Deeps Lift 1 block cave with expected normal flows of 10–30 L/s, and capable of handling emergency flows of 85 L/s.

13.2.4 Design Considerations

Key assumptions used in the design process are provided in Table 13-6.

Table 13-6: Key Design Parameters, Ridgeway

Development	Width (m)	Height (m)
Access decline	5.5	6.0
Conveyor decline	6.0	6.0
Undercut level access	5.0	5.7
Undercut crosscuts	4.5	4.5
Extraction level access	5.5	6.0
Extraction level crosscuts	4.5	4.5
Drawpoint	4.0	4.0

Ridgeway Deeps L1 uses an offset herringbone design for drawpoint layouts (Figure 13-4).

Figure 13-4: Offset Herringbone Layout Schematic


Drawbell
Drawpoint
Loader
Extraction Drive

Note: Figure prepared by Newcrest, 2014.

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Technical Report Summary

Extraction crosscuts are spaced at 30 m intervals and drawbells at 18 m apart.

The Ridgeway deposit is accessed via two declines:

- Main access decline: approximately 10 km long; dimensions of 6.0 mW x 6.0 mH; and a gradient of 1:10 to 1:6. Functions as an air intake, and is the general mine access for heavy vehicles, light vehicles, and personnel;
- Conveyor decline: about 7 km long, dimensions of 6.0 mW x 6.0 mH; and a gradient of 1:6 to 1:5.3. Functions as an air intake, and contains the main trunk conveyor system and secondary access for light vehicles and personnel.

13.2.5 Ventilation

Ridgeway has an established ventilation system that uses the VR1, VR2, VR3 and VR7 raises to provide fresh air. Return air reports to the VR4 and VR6 systems.

There are no proposed changes to the current ventilation plan at Ridgeway.

13.2.6 Materials Handling System

Ore will initially be transported to surface using of 60 t trucks while evaluation of reinstating the crushing and materials handling system is undertaken.

There are jaw crushers with tipping points installed on the 4786 mRL with rock breakers installed to precondition oversize.

13.2.7 Facilities

The currently installed maintenance workshop, refueling station, crib room and offices will be used to support current underground operations.

13.2.8 Equipment

Equipment requirements are included in Table 13-7.

Table 13-7: Primary Equipment, Ridgeway

Equipment Description	Equipment Type	Number at Peak
Loaders	Sandvik LH517	1
	Epiroc ST18 LHD	1
Grader	Caterpillar 12M2	1
Service truck	Caterpillar 730	1
Rock breaker	Maclean BH3	1
Integrated tool carrier	Volvo IT 90F	1

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13.2.9 Production Schedule

The LOM production schedule that includes the production from Ridgeway is provided with the cash flow analysis in Chapter 19.

13.2.10 Personnel

The mining personnel total requirement for LOM operations is approximately 180 for Ridgeway Deeps Lift 1.

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Newmont

14.0 PROCESSING AND RECOVERY METHODS

14.1 Introduction

The copper-gold plants were first commissioned in 1998 and 2002 respectively for Concentrator 1 and Concentrator 2. Both concentrators have undergone a number of alterations and expansions. The testwork discussed in Chapter 10, in conjunction with operational results, were used to refine plant operations.

Metallurgical testing programs have been conducted since the 1990s to test the amenability of the mineralization to conventional separation processes for gold, copper, and molybdenum. Based on these tests, two concentrators were constructed using conventional flotation and gravity separation methods and have subsequently treated the Cadia Hill, Ridgeway, and Cadia East mineralization.

Testing programs included extensive comminution testing with results informing past and future throughput upgrades and debottlenecking of the two concentrator plants. Coarse particle flotation has been applied to the scavenger tails of Concentrator 1 Train 3 since 2018. A coarse particle flotation circuit with dedicated regrind and cleaning was installed on Train 1 and Train 2 in 2022.

The molybdenum plant was designed to produce molybdenum concentrate as a by-product from the concentrator operations.

14.2 Flowsheet

A simplified flow diagram for the two concentrators, molybdenum plant, and filter plant, is included as Figure 14-1.

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Figure 14-1: Simplified Process Flow Diagram



C1 Crushing & Grinding
Flotation
Concentrator 1
Secondary Crushers
HPGR
COS
3rd Secondary Crusher
22MW SAG Mill
Flash Float / Gravity Circuit
Gold Doré
Ball Mills
T3
T1/T2
Rougher / Scavenger Flotation Cells
Regrind / Cleaner Circuit
Coarse Particle Flotation (CPF) Circuit
Tailings Thickener
Coarse Tailings
Additional CPF Circuit
Tailings Thickener
Concentrator 2
Crushing & Grinding
Secondary Crusher Upgrade
Tertiary Crusher Upgrade
Pebble Crusher
SAG Mill
Flash Float / Gravity Circuit
Primary Cyclone Upgrade
Tertiary Mill
Ball Mill
Additional Tertiary Mill
Gold Doré
Flotation
New Jameson Cell Rougher
Rougher / Scavenger Flotation
Tailings Thickener
Regrind Mill
Cleaner Circuit
Concentrate Handling
Bulk Copper Concentrate Thickeners
Stock Tanks
Con Pumps
Pipeline to Blaney
Pipeline to Moly Plant
Filter Plant
Clarifier
Stock Tanks
Pressure Filters
Copper Concentrate Stocks
Train to Port
Moly Plant
Intermediate Thickener
Cleaner-Scavenger Cells
3rd/4th Cleaner Cells
Copper Con Thickener
Rougher Flotation
Regrind Mill
Moly Con Thickener
Con Pump
Stock Tank
Receival Tank
1st/2nd Cleaner Cells
Filter / Bag Loader

Note: Figure prepared by Newmont, 2025.

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14.3 Plant Design

14.3.1 Concentrator 1 Design

Concentrator 1 was commissioned in 1998, designed for Cadia Hill ore, and had a design capacity of 17 Mt/a. The circuit consisted of primary crushing, SAG and ball milling, gravity concentration to produce gold doré and flotation to produce copper–gold concentrate.

In 2012, Concentrator 1 was upgraded for the processing of harder Cadia East ore which included the addition of a HPGR circuit, ahead of the SAG mill, and a third ball mill and third flotation train.

In 2022, Concentrator 1 was upgraded to increase the throughput and recovery of Cadia East ore. This included the addition of a third secondary crusher, upgrading the SAG mill motor to 22 MW and a coarse particle flotation circuit. These modifications were designed to increase this circuit capacity to 26 Mt/a.

14.3.2 Concentrator 2 Design

Concentrator 2 was commissioned in 2002 and had a target rate of 4 Mt/a.

The circuit consisted of primary crushing, SAG and ball milling, gravity concentration to produce gold doré and flotation to produce copper–gold concentrate.

In mid-2008, the facilities were upgraded to suit predictions of harder and fines-deficient ore from Ridgeway Deeps block cave mine. The upgrade included installation of a secondary crushing circuit and additional regrind mill power.

A 2.24 MW Vertimill was installed in 2011 in a tertiary milling duty to reduce flotation feed size and improve metal recoveries.

In 2022, Concentrator 2 was upgraded to increase throughput and maintain recovery of Cadia East ore. This included the addition of a second tertiary duty 3.2 MW Vertimill, upgrading of the secondary and tertiary crushers from MP800 to MP1000, upgrading the primary cyclones and pumps, and installation of a rougher Jameson cell. These modifications were designed to increase this circuit capacity to 8 Mt/a.

14.3.3 Molybdenum Plant Design

Construction of the molybdenum plant commenced in 2020, and the plant was commissioned in 2022. The plant is scheduled to process between 300,000–400,000 t of Cadia concentrate and produce about 3,500–4,000 t of molybdenum concentrate annually.

The molybdenum plant receives feed from the overland copper concentrate pipeline that transports concentrate slurry from the copper concentrators to the Blayney concentrate filter plant.

The molybdenum flotation circuit includes a conditioning Eh/pH stage, a rougher flotation stage, a four-stage cleaner-scavenger circuit, a regrind stage, and thickener stage. The molybdenum concentrate is thickened, filtered, and dried, before being packaged into bulk bags for transport.

Date: February 2026 Page 14-3

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 14-4 Copper-rich tails from the molybdenum plant rougher flotation stage are thickened and returned to the existing copper concentrate transport system for pumping to Blayney. 14.4 Equipment Sizing An equipment list for the concentrators and molybdenum plant is provided in Table 14-1. Table 14-1: Process Equipment Plant Area Description Manufacturer Model/Size Quantity Note Underground Jaw-gyratory crusher Thyssen-Krupp BK 63-75 4 Surface Jaw-gyratory crusher Thyssen-Krupp BK 63-75 1 Concentrator 1 HPGR Thyssen-Krupp (Polysius) PM 8-24 / 17 M 1 Secondary crusher Metso (Nordberg) MP1000 2 SAG mill Mill – Metso (Svedala), gearless motor drive – Siemens 40 ft 1 Gearless motor drive (GMD) 22MW Ball mill Metso (Svedala) 22 ft x 36 ft 6 in 2 Dual pinion drive Ball mill Metso 26 ft x 42 ft 1 Dual pinion drive Flash flotation cell Outotec SK1200 3 Batch centrifugal concentrator ConSep QS48 5 Knelson concentrator Batch centrifugal concentrator Sepro SB2400 2 Falcon concentrator Batch centrifugal concentrator Sepro SB5200 1 Falcon concentrator Rougher/scavenger flotation cells Outotec OK150 14 Rougher/scavenger flotation cells Outotec OK300 5 Cleaner/cleaner scavenger flotation cells Outotec OK30 10 Recleaner flotation cells Outotec OK8 3 Cleaner/cleaner scavenger flotation cells Outotec e50 10 Vertimill Metso VTM1250 1 Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 14-5 Plant Area Description Manufacturer Model/Size Quantity Note Vertimill Metso (Svedala) VTM650 1 Although the body is that of a VTM650, the motor and gear box were modified effectively to a VTM800 Vertimill Metso VTM4500 1 Cleaner Jameson cell Glencore Technology B6500/24 1 (Formerly Xstrata Technology) Cleaner Jameson cell Glencore Technology B5400/18 1 (Formerly Xstrata Technology) Recleaner Jameson cell Glencore Technology E2532/6 1 (Formerly Xstrata Technology) Cleaner Jameson cell Glencore Technology E4232/10 1 (Formerly Xstrata Technology) Tailings thickener EIMCO 53 m 1 Tailings thickener FLSmidth 40 m 1 Concentrate thickener Outokumpu Supaflo 20 m 1 CrossFlow classifier Eriez XF-3050 4 HydroFloat cell Eriez HF-3350 2 HydroFloat cell Eriez HF-4250 4 Concentrator 2 Secondary crusher Metso MP1000 1 Tertiary crusher Metso MP1000 1 Pebble recycle crusher Kawasaki 1500Z 2 AG mill Metso (Svedala) 32’ x 16’ 1 Single pinion drive Ball mill Metso (Svedala) 6,706 mm x 8,534 mm 1 Single pinion drive Flash flotation cell Outotec SK1200 1 Batch centrifugal concentrator ConSep QS48 2 Knelson concentrator Batch centrifugal concentrator Sepro SB2400 2 Falcon concentrator Rougher Jameson cell Glencore Technology Z8500/12 1 (Formerly Xstrata Technology) Rougher/scavenger flotation cells Outotec OK100 7 Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 14-6 Plant Area Description Manufacturer Model/Size Quantity Note Cleaner/cleaner scavenger flotation cells Outotec OK30 9 Recleaner flotation cells Outotec OK20 1 Recleaner flotation cells Outotec OK8 3 Vertimill Metso VTM1250 2 Flotation regrind application Vertimill Metso VTM3000 1 Tertiary milling application Vertimill Metso VTM4500 1 Tertiary milling application Recleaner Concorde Cell MetsoOutotec E3432/8 1 Retrofit to E-Type Jameson cell Tailings thickener Outokumpu Supaflo 29 m 1 Concentrate thickener Outokumpu Supaflo 12 m 1 Molybdenum Concentrator Rougher Jameson cell Glencore Technology E2532/6 1 (Formerly Xstrata Technology) Rougher-scavenger cells Outotec e30 5 Intermediate thickener Outotec 7m 1 HiGmill Outotec HIG75/200F 1 Flotation regrind application Cleaner/cleaner scavenger flotation cells Outotec e5 10 Recleaner Jameson cells Glencore Technology Z1200/1 2 (Formerly Xstrata Technology) Concentrate thickener Outotec 7m 1 Dewatering filter press Outotec PF1281 1 Larox filter Tailings thickener Outotec 24m 1 Copper–gold concentrate filtration GEHO pump Weir Minerals TZPM500 1 Dewatering filter press Jord C-3811 2 Plate and frame filter Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 14-7 14.5 Power and Consumables 14.5.1 Energy Concentrator 1 uses approximately 60% of the site total power consumption, with Concentrator 2 using a further 15%. The site processing areas including water reticulation and tailings storage account for 75% of site power demand. Power is delivered via a distribution network fed by the site link to the state electricity grid. Power for the molybdenum plant is sourced from the Cadia Valley Operations network. 14.5.2 Water The water supply for the operations is from a number of sources including recovered water from tailings storage facility locations and tailings thickeners, onsite rainfall catchment, onsite bores, and nearby river systems. 14.5.3 Process Consumables The two copper–gold concentrators use the same suite of consumable products in the extraction of gold and copper concentrate from Cadia East ore including grinding media, primary collector (thiocarbamate), secondary collector (dithiophosphinate), tertiary collector (xanthate), emulsified diesel, frother, lime and flocculant. The molybdenum plant uses a suite of consumable products in the extraction of molybdenite from Cadia East copper–gold concentrate including sodium hydrosulfide, sodium hypochlorite, caustic soda, frother, carbon dioxide, defoaming agents, and emulsified diesel. 14.6 Personnel The processing facilities directly employ 250 persons.

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

15.0 INFRASTRUCTURE

15.1 Introduction

Key infrastructure supporting the Cadia Valley Operations includes:

- Operating panel cave mining operations at Cadia East;
- Block cave operations at Ridgeway (on care and maintenance);
- Ridgeway and Cadia decline and conveyor incline boxcuts and portals, hardstand areas, contractor's area, mine workshops, general stores building, fuel storage facility, and administration and ablution facilities;
- Underground crushing, handling, and incline conveyor systems to transfer ore and waste rock mined from Cadia East and Ridgeway to the ore processing facilities;
- Ventilation shafts at both Cadia East and Ridgeway;
- South waste rock facility;
- Ore treatment facilities consisting of Concentrator 1 and Concentrator 2;
- Molybdenum recovery plant;
- Northern tailings storage facility (NTSF), southern tailings storage facility (STSF) and Cadia Pit TSF and associated tailings pipelines, pumps and tailings water return infrastructure;
- Water management structures (Cadiangullong Dam, Copper Gully Dam, Hoares Creek Dam, Cadia Creek Weir, process water pond, site runoff pond, sediment ponds, waste rock dump leachate ponds, tailings drainage collection ponds);
- Water pipelines and pumping stations;
- Electricity substation, powerlines, communication towers, and switching stations;
- Cadia dewatering facilities;
- Various support facilities including truck and vehicle shops, warehouse, administration, contractor and temporary offices, fuel storage, core processing facilities, clinic and emergency response facilities, gatehouse, mess facilities, change rooms, personnel training facilities, information technology (IT) communications setups and towers, environmental monitoring facilities, water treatment plants, sewage treatment plants, reagents shed, and plant nurseries;
- Concentrate loading and handling facilities.

The railway facilities are leased.

The infrastructure layout for the operations is shown in Figure 15-1.

Date: February 2026 Page 15-1

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Newmont.

Figure 15-1: Infrastructure Layout Plan


Newmont.
FIGURE 1.2
Existing/Approved Cadia General Arrangement
Legend
Mining Lease Boundary
Ancillary Mining Activity
Approved Subsidence Zone
Existing/Approved Disturbance Area
Approved Cadia Road Realignment
Approved Panuara Road Realignment
Vent Raise - Active
Vent Raise - Approved but not Constructed
Weir
Adit
Decline
Portal
Cadia 33kV Powerline Distribution Network
Existing Tailings Pipe Route
Existing Cadia Dewatering Facility and Rail Siding
Existing Orange Effluent Pipeline
Existing Concentrate and Return Water Pipelines
Existing Belubula River Pipeline
Existing Flyers Creek Pipeline
Dam
Creek/River
Note: Excludes some incidental project components such as water management infrastructure, access tracks, topsoil stockpiles, power supply, temporary offices, other ancillary works and construction disturbance.
Kilometres
umwelt
Cadiangullong Dam
Orange Effluent Pipeline
Ridgeway Underground Mine
Approved Ridgeway Subsidence Zone
Cadia Creek Weir
Mine Access Road
Ridgeway Decline Portal
Cadia Extended
North Waste Rock Dump
Cadia Hill Open Cut Pit (PTSF)
Cadia East Underground Mine
Ore Processing Area
Site Runoff Pond
Process Water Pond
Main Decline Portal
South Waste Rock Dump
Approved Cadia East Subsidence Zone
Flyers Creek Weir
Upper Rodds Creek Dam
Molybdenum Recovery Plant
Mine Access Road
NTSF
Containment Bund
STSF
Belubula River Pipeline
Belubula Pumping Station 2
Existing Concentrate and Return Water Pipelines
Existing Cadia Dewatering Facility and Rail Siding

Note: Figure prepared by Newmont, 2025.

Date: February 2026 Page 15-2

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

The ongoing Cadia expansion project includes the following still to be executed:

- Underground mine cave establishment for PC2–3, PC1–2, PC1–3, PC1–4, PC2–4, PC2–5, and PC3–1 in Cadia East with associated support infrastructure;
- Ridgeway Deeps Lift 1 at Ridgeway with associated support infrastructure.

An expansion to the tailings storage infrastructure that will be required for the LOM plan is discussed in Chapter 17.6.3.

The final infrastructure layout that supports the LOM plan is provided in Figure 15-2.

15.2 Road and Logistics

15.2.1 Roads

Access details are discussed in Chapter 4.2.

The Mid-Western Highway (State Highway 6) connects Bathurst to Hay in western NSW, via Blayney, and the Mitchell Highway (State Highway 7) connects Bathurst to Bourke in northwestern NSW, via Orange. The Great Western Highway (State Highway 5) which connects Bathurst to Sydney provides access to Sydney.

Main Roads 245 and 559 provide a link between Orange and Blayney. The principal route used to access the Cadia Valley Operations is from Orange via Forest Road and Cadia Road.

Gravel haul roads provide access to the processing facilities, TSFs, and WRSFs. Gravel roads are used to access areas such as water supply dams, and ventilation shafts. Use of these internal access roads is restricted to mine personnel.

The Cadia Valley Operations Dewatering Facility is accessed from Newbridge Road, which connects to the Mid-Western Highway in Blayney.

15.2.2 Concentrate Dewatering and Handling

Copper concentrates are pumped to the Cadia dewatering facility at Blayney for final dewatering and railing to the Port Kembla Gateway for shipping to customer smelters. Design capacity is based on a concentrator copper metal production of up to 115 kt/a with a copper concentrate grade of 20.8% copper and 9% moisture content. The design of the dewatering facility includes an additional allowance for concentrate volume variations on a daily, weekly, and monthly basis, and maximum design capacity is 622,000 dt/a.

Concentrate is loaded into containers using a mobile loader and forklift. The current rail contract with Qube Logistics allows for trains of 44 wagons (88 containers), based on about 5.5 rail services per week.

Date: February 2026

Page 15-3

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Figure 15-2: Final Project Layout


CANOBOLAS SF
Ridgeway Underground Mine
CADIA
Cadia Extended
North Waste Rock Dump
Cadia Hill Open Cut Pit (PTSF)
Cadia East Underground Mine
Ore Processing Area
Proposed Cadia East Subsidence Zone
South Waste Rock Dump
CANOBOLAS SF
PANUARA
NTSF
STSF
Proposed Panuara Road Realignment
Newmont
FIGURE 1.3
Key Elements of the CCOP
Legend
CCOP Project Area
Additional Disturbance Area
Existing/Approved Disturbance Area
Approved Subsidence Zone
Indicative Subsidence Zone of Influence
Cadia Road Realignment Study Area
STSF Extension
Proposed Cadia Road Realignment
Proposed Panuara Road Realignment
Proposed Southern Access Road
Proposed Perimeter Road
Proposed Return Water Pipeline
Proposed Perimeter Drain
Proposed Cadiangullong Creek Diversion
Proposed Spillway
Proposed Pond Embankment
Proposed Reclaim Pond
Proposed Return Water Pond
Indicative Sand Stockpile Area
State Forest
Creek/River
Road
Note: Excludes some incidental project components such as water management infrastructure, access tracks, topsoil stockpiles, power supply, temporary offices, other ancillary works and construction disturbance.
0
1
2
Kilometres
umwelt



Note: Figure prepared by Newmont, 2025.

Date: February 2026 Page 15-4

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 15-5 Port Kembla Gateway currently loads between two and three ships per month at an annual rate of between 300,000–400,000 dt/a, and has the potential capacity to handle between 600,000– 700,000 dt/a. Newmont has a Services Agreement in place with Port Kembla Gateway for the receival of concentrate by rail, unloading of trains, storage of concentrate prior to shiploading, stevedoring of concentrate and loading by bulk conveyor and spout onto export vessels. 15.3 Stockpiles Stockpiles are discussed in Chapter 17.4. 15.4 Waste Storage Facilities The WRSFs are discussed in Chapter 17.5. 15.5 Tailings Storage Facilities The TSFs are discussed in Chapter 17.6. 15.6 Water Management The water management strategy and supporting infrastructure are discussed in Chapter 17.7. 15.7 Built Infrastructure As noted in Chapter 15.1, much of the mine infrastructure is constructed and operational. However, additional infrastructure will be required to support the LOM plan: • Construction of a larger tailings pilot plant and embankment using sand (known as hydrocyclone sands); • Expansion of the existing 132 kV electrical substation; • Upgrade of existing infrastructure at the PAX facility; • Two HydroFloat cells; • Realignment of a section of the Belubula River pipeline; • Two additional Cadia East Underground Mine upcast surface ventilation fans; • A major realignment of Panuara Road; • Relocation of the existing on-site batch plant, warehouse, and associated laydown facility; • Additional tailings storage capacity (see discussion in Chapter 17.6.3. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 15-6 15.8 Camps and Accommodation As the Project is drive-in-drive-out of Orange and other nearby communities, there are no accommodation requirements. 15.9 Power and Electrical The operations are supplied by dual 132 kV feeders from Orange, known as the 9MC and 94G circuits, each consisting of a 5.2 km underground section of cable from the Orange North 132 kV switching station to the outskirts of Orange. The 94G circuit continues via a 22.2 km long overhead line directly to the Cadia 132 kV substation. The 9MC circuit continued via an overhead line to the Flyers Creek 132 kV switching station where it then splits into the 9MT circuit, which supplies Flyers Creek Wind Farm, and the 9MR circuit that supplies the Cadia 132 kV substation. Ownership of the assets is as follows: • Cadia Valley Operations: 132/33 kV substation at the Cadia mine; • Transgrid: Orange North 132 kV switching station; • Essential Energy: Flyers Creek 132 kV switching station; 132 kV circuits connecting Transgrid Orange North switching station, Flyers Creek switching station and the Cadia Valley Operations. The combined 9MR/94G service load is limited to the connection agreement maximum site load of 220 MVA. 15.10 Fuel The Cadia Valley Operations maintain a month’s fuel supplies on site to service the light and heavy vehicle fleet requirements. 15.11 Communications There are two public cell towers in the Cadia Valley, owned by Telstra and Optus. There are three wide-area network connections to the operations. 15.12 Water Supply Water requirements for the Project are discussed in Chapter 17.7. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 16-1 16.0 MARKET STUDIES 16.1 Markets 16.1.1 Existing Markets The Cadia Valley Operations produce two types of concentrates: • A high-quality clean copper concentrate with typical copper grades, elevated gold grades, payable silver, and relatively low levels of impurities; • A high-quality molybdenum concentrate. The quality of both concentrates and the continuing strong global demand for concentrates, means that these concentrates are readily marketable, and highly sought after by smelters and traders. Newmont also produces doré that is delivered to a gold refinery in Australia to produce refined gold and silver. Once refined, gold and silver is sold on the open market. 16.1.2 Cadia East The majority of the world’s copper concentrate production is processed through pyrometallurgical processes in copper smelters and refineries throughout the world. Primary smelting technologies may be further broken down to Outokumpu, Mitsubishi, Teniente, Noranda, Isasmelt and Vanyukov processes. Recent technological advances have seen the introduction of double-flash and bottom-blown furnaces, with both technologies being advanced significantly in China. The bottom-blown furnaces are said to be able to treat lower concentrate grades with higher impurities while maintaining high metal recoveries. Copper market demand is largely driven by the development of electrical transport, electrical transmission grids, and renewable power generation. Global copper demand is fueled by the backdrop of an expected acceleration in Chinese economic activity. Mines producing concentrate and smelters smelting and refining concentrate can be categorized as either integrated or custom. Integrated mines/smelters produce concentrate from their own mines for feed to their own smelters. Custom producers buy or sell concentrate on the open market. Some integrated producers cross the arbitrary definition by buying or selling concentrate on the market from time to time to supplement smelter feed or to offload excess mine production. The custom market accounts for about 60% of global copper concentrate and has grown markedly over the last 20 years. In contrast, the integrated share of the market has diminished over time. Growth in demand for refined copper has been dominated by China over recent years, and global refined copper marginal demand is virtually completely dependent on Chinese demand. Demand for custom concentrate is manifested through demand by custom smelters. In terms of demand for copper concentrate, this market is also China-centric. China has emerged as the largest buyer of copper concentrate on a global basis. Consequently, whereas Japanese and Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 16-2 European smelters once led the market in establishing commercial terms which were often followed by others in the market, the Chinese smelters now share that role. Some 60% of custom concentrate purchasers are located in the Asian region. The natural market for concentrate from the Cadia Valley Operations is Asia, and the operations have a comparative advantage in selling to nearby smelters in Asia when compared with mines in the Americas and Africa. As additional tonnage at Cadia is produced, it will either be added to existing contracts (those contracts will be expanded) or sold to new smelter customers in Asia with whom direct communication already takes place. Although most smelters once sought to feed concentrate at 28–33% Cu on a blended basis, declining grades from major mines have forced them to feed at about 25–28% Cu. At a grade of around 22–25% Cu, Cadia concentrate will continue to be purchased for blending with other qualities of concentrates, in accordance with smelters’ feed plans. The forecast concentrate volume will be predominantly sold into the market on a forward (contracted) basis, with smelter direct contracts being the first preference. Any excess concentrate will be sold into the trader/spot market. Typical clean concentrates attract copper payable of 96.5%, subject to a 1.0 unit deduction. The gold-payable scale in a sales contract will vary depending on the smelter’s capabilities and gold in concentrate grade. Generally, the higher the gold in concentrate grade is the higher the payables will be. Gold payability typically ranges from 97.5–98.25%. In Asian markets, silver is paid at 90% of the analytical silver content subject to such content being higher than 30 g/t Ag. No payment is made below 30 g/t Ag. The concentrate market is influenced by an annual treatment and refinery charge (TC/RC), which are fees paid to smelters/refineries by mines for converting copper concentrate to copper cathode. These fees, known as the benchmark, are currently set by leading miners and smelters, and signal to the market that copper concentrate supply is in deficit or surplus. Molybdenum is used in steel alloys to increase strength, hardness, electrical conductivity and resistance to corrosion and wear. These 'moly steel' alloys are used in parts of engines. Other alloys are used in heating elements, drills and saw blades. The main end-use industries include building and construction industries and the aerospace and defense industries. Molybdenum supply predominantly comes from producers such as China, Chile, and the United States, with approximately 50% of production produced as a by-product from mining operations with other commodities as the primary payable element. The market is currently operating in supply deficit with non-Chinese mine production dropping 23% since 2020. The market continues to operate in a deficit as new roasting capacity comes online; hence the market is expected to remain strong and competitive. The molybdenum concentrate will have a grade ranging from 48–52% Mo with <2% Cu. The standard payable terms for molybdenum are 100% of the molybdenum value. Each concentrate is assessed on a case-by-case basis, and discounts are applied to cover the cost of consumers’ treatment costs. Material is currently loaded into bulk bags and containerized for global shipment.

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

16.1.3 Ridgeway

Marketing for any future copper concentrate and doré production from Ridgeway would use similar approaches to those outlined in Chapter 16.1.2. for Cadia East. Ridgeway would not produce a molybdenum concentrate.

16.2 Commodity Price Forecasts

Newmont uses a combination of historical and current contract pricing, contract negotiations, knowledge of its key markets from a long operations production record, short-term versus long-term price forecasts prepared by Newmont's internal corporate marketing group, public documents, and analyst forecasts when considering long-term commodity price forecasts.

Higher metal prices are used for the mineral resource estimates to ensure the mineral reserves are a sub-set of, and not constrained by, the mineral resources, in accordance with industry-accepted practice.

The long-term commodity price and exchange rate forecasts are shown in Table 16-1.

Table 16-1: Commodity Price and Exchange Rate Forecasts

Commodity	Units	Mineral Reserves	Mineral Resources
Gold	US$/oz	2,000	2,300
Silver	US4/oz	25.00	28.00
Copper	US$/lb	3.75	4.25
Molybdenum	US$/lb	13.00	16.00
Exchange rate	US$:AU$	0.70:1	0.70:1

16.3 Contracts

There are contracts currently in place to support sales of all products produced by the Cadia Valley Operations; including long-term, smelter direct copper concentrates sales and purchase agreements, molybdenum concentrate sales and purchase agreements, and doré refining agreements. There are contracts in place providing ship-loading services, rail services, and loading/port agency services.

Other major contracts for the Cadia Valley Operations cover categories such as electricity supply, bulk commodities, operational and technical services, mining and process equipment, earthworks projects, security, transportation and logistics, and administrative support services.

Contracts are typically reviewed and negotiated on an as-needs basis. Based on Newmont's knowledge, the contract terms are typical of similar contracts both regionally and nationally. Contracts required to support the Cadia East and Ridgeway operations are expected to be in line with existing contract terms and norms.

Date: February 2026 Page 16-3

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

17.0 ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

17.1 Introduction

The main New South Wales legislation of relevance is the *EP&A Act*.

Newmont presently holds a Project Approval for the Cadia East Project (06_0295) under the *EP&A Act* (as modified) that provides for mining operations until June 30, 2031.

Other NSW State legislation of particular relevance to the proposed Cadia expansion include the following Acts and subordinate regulations:

- Mining Act, 1992;
- Protection of the Environment Operations Act, 1997;
- Water Management Act, 2000;
- Biodiversity Conservation Act, 2016;
- National Parks and Wildlife Act, 1974.

The key Commonwealth act of potential relevance to Cadia is the *Environment Protection and Biodiversity Conservation Act 1999* (*EPBC Act*). Newmont holds an approval under the *EPBC Act* for the Cadia East Project (2006/3196). The *EPBC* Act approval (2006/3196) also has effect until June 30, 2031.

17.2 Baseline and Supporting Studies

Commencing in 1998 as an open cut mine, and operating continuously since then, the Cadia Operations currently operate in accordance with NSW Project Approval (PA 06_0295) (Cadia consent) granted by the NSW Minister for Planning on January 6, 2010. An Environmental Assessment (EA) was prepared to support the application for the consent which contains all baseline, supporting studies and impact assessments.

PA 06_0295 consolidates and replaced the previous NSW development consents issued to the Cadia Operations, and has been modified on 15 occasions to enable the optimization and expansion of mining operations at site. Each modification was supported by environmental studies and impact assessments. The modifications are listed in Table 17-1 .

Date: February 2026 Page 17-1

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New South Wales, Australia
Technical Report Summary

Table 17-1: Cadia Modifications

Modification	Chronology	Description
MOD 1	1	Cadia Hill decline;
MOD 2	3	Blayney dewatering facility;
MOD 3	2	Cadia road pipeline;
MOD 4	4	Surface preconditioning (hydraulic);
MOD 5	5	Surface preconditioning (blasting);
MOD 6	6	Processing rate increase;
MOD 7	7	Biodiversity offsets;
MOD 8	9	Administrative;
MOD 9	8	Surface preconditioning and on site warehouse
MOD 10	10	Molybdenum plant relocation;
MOD 11	11	Cadia Hill tailings;
MOD 12	12	Cadia Hill tailings Increase;
MOD 13	13	Cadia Hill tailings completion ;
MOD 14	14	Increased processing rate;
MOD 15	15	Various including tailings dam embankment upgrade.

17.3 Environmental Considerations/Monitoring Programs

Monitoring undertaken across the Project includes:

- Noise monitoring;
- Air quality monitoring;
- Blast and vibration monitoring;
- Groundwater level and quality monitoring;
- Spring monitoring;
- Surface water flows and quality;
- Aquatic ecosystem monitoring;
- Rehabilitation monitoring;
- Biodiversity (flora and fauna) monitoring;
- Pollution discharge monitoring;
- Energy and emissions monitoring; and

Date: February 2026 Page 17-2

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New South Wales, Australia
Technical Report Summary

Newmont

- Climate monitoring.

Environmental monitoring is documented in the following management plans:

- Cadia Water Management Plan (2023);
- Cadia Offsite Traffic Management Plan (2023);
- Cadia Biodiversity Management Plan (2025);
- Threatened Species Management Protocol (2025);
- Cadia Rehabilitation Management Plan (2024);
- Cadia Rehabilitation Strategy (2020);
- Cadia Cultural Heritage Management Plan (2022);
- Cadia Historic Heritage Management Plan (2025);
- Cadia Noise Monitoring Program (2021);
- Cadia Blast Monitoring Program, (2025);
- Cadia Dewatering Facility Water Management Plan (2023);
- Cadia Air Quality and Greenhouse Gas Management Plan (2024).

Conditions in the Project Approvals, Environmental Protection License 5590, and mining leases, require annual reporting to various organizations, and local and State government departments on Newmont's environmental performance at the Cadia Valley Operations.

The mining leases further require a Forward Works Program to be prepared that outlines significant disturbance, rehabilitation plans, and mine closure strategies.

Development not otherwise covered by the project approvals and Mining Operation Plans requires new authorizations.

Management plans and programs were developed in consultation with relevant community groups, government agencies, and departments, and are updated as required.

Table 17-2 summarizes the key documents and the monitoring regime in place.

Reports and results are regularly posted to the Cadia Valley Operations website.

Safety management systems at the Cadia Valley Operations are governed by the Cadia Safety Management Plan. In addition to established site standards and procedures, the Cadia Valley Operations maintain major hazard and risk registers.

Date: February 2026 Page 17-3

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary
Newmont

Table 17-2: Environmental Management and Monitoring Regime

Aspect	Management/Monitoring Plan or Program	Monitoring Type/ Parameters	Frequency of Sampling or Monitoring	Monitoring Locations
Vibration and overpressure	Cadia vibration (blast) monitoring program	Blast monitoring units (measure ground vibration (mm/sec) and air overpressure dB (Lin Peak))	24 hours continual (12:00–12:00)	Coorabin Meribah; Chimney; Chesterfield; Rosebank; Mayburies; Warrengong
Air quality	Cadia Air Quality and Greenhouse Gas Management Plan	Dust deposition	Monthly	DG5A: Bundella; DG15A: Bundarra; DG17: Ashleigh Park; DG18: Wire Gully; DG19: Oakey Creek; DG29A: Meribah; DG12A: Flyers Creek Weir; DG9A: Exploration; GL6: Somervaille; DGL8: CDWF; DGL9 – Hollwood
		Respirable crystalline silica	Monthly	D1: Bundarra; D2: Woodville; D3: Triangle Flat; D4: Meribah
		TSP	24-hour period, 6-day interval	D1: Bundarra; D2: Woodville; D3: Triangle Flat; D4: Meribah, Flyers Creek
		BAM (PM10 and PM2.5)	24 hours continual (12:00–12:00)	D1: Bundarra; D2: Woodville; D3: Triangle Flat; D4: Meribah
		TSP, Type 1 & Type 2 metals	Monthly	Vent rises VR3, VR5, VR7, VR8
		Diesel particulates, respirable crystalline silica	Annually	Vent rises VR3, VR5, VR7, VR8, VR11, VR12
Noise	Cadia Noise Monitoring Program	Unattended (7-day period) dBA and attended	Biannually on a rotation basis	Chesterfield; Warrengong; Willow Creek; South Log; Bonnie Glen; Rosebank; Northwest;
		Attended	2-monthly	Chesterfield; Warrengong; Willow Creek; South Log; Bonnie Glen; Rosebank; Northwest;

Date: February 2026 Page 17-1

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New South Wales, Australia
Technical Report Summary
Newmont

Aspect	Management/Monitoring Plan or Program	Monitoring Type/ Parameters	Frequency of Sampling or Monitoring	Monitoring Locations
	Cadia Offsite Traffic Management Plan	Traffic (directional unattended)	Biannual	Cadia Road; Woodville Road; Orchard Road
Pests and weeds	Biodiversity Management Plan	Vertebrate pests, noxious weeds, environmental weeds	Continuous	Site wide and neighboring Cadia owned farms
Meteorology	Water Management Plan	Temperature; barometric pressure; wind direction; wind speed; sigma-theta; relative humidity; solar radiation; evaporation; rainfall	Continuous	Weather stations Ridgeway; Southern Lease Boundary Pluviometers (rainfall only) PVDC; PVLO; 412147; USFC; SPR03; PV3; PV6; MB74; CWRR; 412167; 412702
Rehabilitation	Rehabilitation Management Plan	Ecology monitoring	Annually* *Pending climatic conditions, reference site monitoring may be extended to biannual	Woodland Reference Sites* RfWood01: Bundarra; RfWood02: Ashleigh Park; RfWood04: CVO Access Rd; RWood05 (RfBush01); RfPast01; RfPast03; RrRip02 (Bakers Shaft); RrRip03 (CVO Cadiang Ck) Monitoring Sites Ashleigh Park; South Dump 01; South Dump 02; South Dump 03; South Dump 04; South Dump 05; South Dump 06; South Dump 07; South Dump 08; South Dump 09; South Dump 10; North Dump 01; North Dump 02; North Dump 03; Willunga DS01; Willunga DS02; Cadiangullong Creek; Creek Diversion

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New South Wales, Australia
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Newmont

Aspect	Management/Monitoring Plan or Program	Monitoring Type/ Parameters	Frequency of Sampling or Monitoring	Monitoring Locations
Cover system performance (including acid rock drainage)	Rehabilitation Management Plan	Thermal conductivity water; content sensor net; radiometer water levels; interflow monitoring; rain gauge	Continuous	North Waste Rock Dump P1; P2; P3; P4; P5; P6; S1; S2 Natural Site South Waste Rock Dump P1; P2; P3, P4; P5; P6
Surface and Groundwater	Water Management Plan	Water Quality, Water Level	Monthly, biannually, yearly	53 surface water locations, 115 groundwater monitoring locations
Aquatic ecosystem monitoring	Water Management Plan	Macroinvertebrate, fish populations, and aquatic habitat condition	Biannually (autumn and spring)	Cadiangullong Creek CC1; CC2; CC3; CC4; CC5 Flyers Creek FC1; FC2 Swallow Creek SC1 Panuara Rivulet PR1; PR2 Rodd's Creek RC1 Diggers Creek DG1
Historical heritage	Historical Heritage Management Plan	Monitoring for structural damage of Cornish engine house, crusher and chimney and historic surrounds in SHR779	Monthly (internal); annual (external independent)	SHR 779

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New South Wales, Australia
Technical Report Summary
Newmont

Aspect	Management/Monitoring Plan or Program	Monitoring Type/ Parameters	Frequency of Sampling or Monitoring	Monitoring Locations
Sediment dams	Water Management Plan	Water level and maintenance/pump out requirements	Following 10 mm rainfall	1% AEP design dams SROP; northern leachate (NLD); southern leachate (SLD); ST14; R2 5% AEP design dams CS; AR1; AR4-5 combined; CD GL; CD HT; SB4A; SB10; SB12; SB14; SB15; CD15; CP1A*; CP2; CP3; CP4; CD11' CD13; CD14; molybdenum plant area; RCD (1); H18-H19 combined; T6; T7-T8 combined (1)

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Technical Report Summary

17.4 Stockpiles

The majority of the surface stockpiles generated from the mining of Cadia Hill and Ridgeway were processed through the concentrator facilities. Mineral resources in stockpiled materials were estimated at Cadia Hill.

17.5 Waste Rock Storage Facilities

The current waste rock materials and low-grade ore categories are classified using color nomenclature (Table 17-3).

Table 17-3: Waste Management

Waste Type	Comment
Blue waste	Managed as non-acid forming; identified by ore control as having a modelled total sulfur content that is less than 0.5%.
Pink waste	Managed as potentially acid-forming; identified by ore control as having modelled total sulfur content that is greater than or equal to 0.5%.
Yellow waste	Stockpiled, low-grade mineralized ore.
Green waste	Stockpiled mineralized waste rock with current sub-economic gold/copper content. This material may or may not be reclaimed for processing before the end of the mine life; is mineralized and managed as potentially acid forming.

Low-grade ore and mineralized waste (i.e. yellow and green materials) are placed in accessible parts of the South Waste Rock Facility for reclamation. Blue waste rock can be used as construction material (e.g. for TSF raises). Pink waste is encapsulated with a combination of a low permeability layer and a cover of blue waste material over each layer of pink waste material. The cover system is designed to reduce oxygenation and infiltration rates.

The approved South Waste Rock Facility has a surface disturbance area of approximately 450 ha and extends to about 100 m above the natural surface level. The facility is partially rehabilitated in accordance with Newmont's commitment for progressive rehabilitation over the life of the mine. In-line with this strategy, additional rehabilitation is planned to be completed prior to operational closure.

Mine waste and tailings were subject to rigorous geochemical testwork, using best-practice methods to assess risks of acid generation from oxidation of sulfides. While some waste is potentially acid forming (PAF), kinetic testwork (regular leaching of columns of material) has shown that sulfide oxidation is slow, so that PAF waste is unlikely to produce acid drainage while stored at surface prior to being encapsulated with non-acid forming (NAF) and/or acid-consuming waste.

Prior to encapsulation, PAF material is stored in a designated compartment within the waste stockpile, to manage risks of acidic and metal-enriched (particularly copper-enriched) drainage

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New South Wales, Australia
Technical Report Summary

escaping to the broader environment. As much as 50% of the open-pit mine waste was PAF, as is almost all underground waste.

17.6 Tailings Storage Facility

17.6.1 Overview

There are three tailings storage facilities: the Northern Tailings Storage facility (NTSF), the Southern Tailings Storage Facility (STSF), and the mined-out Cadia Hill open pit (Cadia Pit TSF), each of which are located within the Cadia mining lease (Figure 17-1).

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New South Wales, Australia
Technical Report Summary

Figure 17-1: Tailings Storage Facility Location Plan



Cadia Hill Pit
Upper Rodds Creek Dam
Northern TSF
Southern TSF
N
0
0.5
1
Kilometers
14/10/2025
Scale: 1:60,000 (A4)
Coordinate System:
GDA2020 MGA Zone 55

Note: Figure prepared by Newmont, 2025.

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New South Wales, Australia
Technical Report Summary

The NTSF, in operation since 1998, is located approximately 3 km south of the processing plant site, and the STSF, in operation since 2002, is downstream of the NTSF. Both TSF embankments were constructed across the former Rodds Creek; the NTSF being at the upstream location and the STSF at the downstream location.

The NTSF design consists of an earth and rock-fill dam, with nine embankment raises completed. All raises since 2008 have involved upstream construction.

The STSF is also an earth and rock-fill dam, with, to date, six embankment raises completed; the last three of which used the upstream method.

The Cadia Pit TSF and STSF are planned to be operated to the current approved tailings elevations with future STSF raises converted from upstream towards centerline raise methods.

Tailings were shown to be non-acid forming, which significantly reduces potential costs of closure and rehabilitation of the TSFs.

17.6.2 Northern Tailings Storage Facility (NTSF) Embankment Failure

On March 9, 2018, a slump (the Event) occurred in the southern wall of the NTSF, causing it to lose containment of tailings. The tailings were captured within the basin of the STSF. A prohibition notice issued by the NSW resources regulator on depositing tailings in the NTSF remains in place as at December 31, 2025.

An Independent Technical Review Board (ITRB) investigation of the Event was completed in April, 2019 and has been publicly released. The Independent Technical Review Board ultimately attributed the failure to slow movement in a previously unidentified weak foundation layer, which lead to the liquefaction of tailings and sudden failure of the slope.

In response to the Independent Technical Review Board recommendations, Newcrest expanded geotechnical investigations of the TSF foundations and identified areas where additional embankment buttressing was required. Newmont have also significantly increased surface and subsurface monitoring of the TSFs since the Event. Newmont continues to investigate the remediation of the NTSF slump zone, and is undertaking buttressing of the embankment, as approved.

Since April 2018, tailings deposition has primarily been in the Cadia Pit TSF with some deposition in the STSF also occurring, with no deposition in the NTSF.

Newcrest engaged expert engineering firms to develop buttress designs and to remediate existing TSF embankments to acceptable safety levels. Where there was a lack of data, conservative assumptions on foundation strengths were assumed. Initial buttressing of the NTSF western wall was completed in 2023, with buttressing work on-going as at December 31, 2025. Buttress construction along the STSF was completed in 2025 to support ongoing operations.

17.6.3 LOM Requirements

LOM plan requirements for tailings storage were reviewed during 2023. Storage capacity of the STSF was estimated at 85 Mt from December 31, 2025 to the currently-approved design height.

Date: February 2026 Page 17-4

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 17-5 The total deposition storage for the Cadia Pit TSF would be 140 Mt from July 1, 2023. The deposition plan for operations would therefore consist of the two TSFs, with the Cadia Pit TSF receiving tailings from trains 1, 2 and 3 from Concentrator 1 and the STSF receiving tailings from Concentrator 2. In this scenario, the current tailings facilities will be filled after 2030. Future tailings storage beyond the Cadia Pit TSF and STSF storage capacities will be required later in the mine plan to support the LOM production plan envisaged in this Report. Planning and community engagement is currently ongoing to extend the STSF in height and footprint (referred to as the Southern Tailings Storage Facility Extended) and different technologies are being considered as part of the regulatory approvals process. The capital and operating cost estimates include provision for future tailings storage. These costs were included in the economic analysis that supports the mineral reserves. 17.6.4 Deposition Methods The tailings delivery infrastructure currently delivers tailings from Concentrator 1 and Concentrator 2 to the Cadia Pit TSF. As at December 31, 2025, no tailings are being deposited into the NTSF and STSF. 17.7 Water Management 17.7.1 Management Strategy The water management system includes the components in Table 17-4. The majority of water on-site is recycled. The water management strategy is outlined in Table 17-5. Table 17-4: Water Management System Elements Item Item Tailings storage facilities return water system including the Central Pumping Station Return water from the Cadia dewatering facilities. Process water pond Cadia Hill open pit (dewatering). NTSF and STSF Ridgeway/Ridgeway Deeps underground mine (dewatering). Sediment dams and ponds containing site runoff Cadia East and Cadia Hill Deeps exploration declines (dewatering). Waste rock dump leachate ponds Orange Sewage Treatment Plant tertiary treated effluent (delivered to site via a pipeline owned by Orange City Council. Cadiangullong Dam, which has a capacity of approximately 4,200 ML On-site groundwater extraction bores (potable water, and process water under exceptional circumstances). Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 17-6 Item Item Cadia Creek Weir (gravity fed to Cadiangullong Dam) Flyers Creek Weir. Allows extraction of water from Flyers Creek when flows in the creek are above 3.5 ML/day. Belubula River pumping system Cadia Extended open pit acts as a water storage reservoir. Rodds Creek Water Holding Dam, which holds water pumped from the Belubula River (maximum annual licensed quantity of 7,205 ML) and other sources as required (see Table 17-5). Table 17-5: Water Management Strategy Area Comment Processing plant and ore stockpile areas Runoff from the ore processing facilities site is intercepted and conveyed to the process water pond via a system of bunded collection drains constructed around the perimeter of the plant area. The design basis is containment of all runoff from a one-in-100 year average recurrence interval (1% AEP), 72 hour rainfall event. Mining operations A system of sediment dams, clean water diversions, internal runoff drains and culverts are in place. Mine dewatering system Water collected from Ridgeway and Cadia Hill is sent to the process water pond or the Rodds Creek Water Holding Dam. Water from Cadia East is sent to TH2003 or the process water pond. Tailings Seepage from the NTSF reports to the STSF and decant pool. Seepage from the STSF reports to a seepage collection pond below the STSF. A float controlled pump located at the seepage collection pond returns collected seepage water to the STSF. Water recycling from the NTSF and STSF is maximized through the use of floating decant structures, a runoff/drainage collection pond and return water system. Rodds Creek Water Holding Dam Collects and holds the following: licensed water extractions from the Belubula River; water transferred from Cadiangullong Dam; excess water in the site water management system, including but not limited to excess water in the tailings storage facilities, water from on-site sediment dams, and water from underground dewatering activities; and treated effluent from Orange. Internal runoff collection Project area runoff is collected by a series of bunds and collection ponds, the majority of which are existing and approved. Runoff from the administration/laydown areas and other disturbed areas is collected during rainfall events and transferred to the process water pond or Rodds Creek Water Holding Dam for inclusion in the water supply system. The objectives of the erosion and sediment control system are to control soil erosion and sediment generation from areas disturbed by construction activities; and to maintain water quality (particularly in terms of suspended solids content) in local watercourses to acceptable standards for downstream use. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 17-7 The water management strategy incorporates the following components: • Sequencing to reduce to minimum practicable levels the potential for sediment generation; • Upslope clean water diversions to limit run-on to disturbed areas; • Use of small-scale runoff controls comprising silt fences and rockfill filter bunds; • Rapid stabilization and/or revegetation of disturbed areas. 17.7.2 Cadia Pit TSF A review was conducted of the impact of using the mined-out Cadia Hill open pit as a TSF. The geotechnical investigation, based on ongoing recalibration of geotechnical models, indicated that the Cadia Hill open pit and the Cadia East subsidence zone would not intersect. Instead of a single pit lake, there would be a lake on each of the two mining areas. The groundwater assessment considered the potential groundwater implications of the proposed deposition of approximately an additional 177 Mt of tailings in the Cadia Hill open pit. Tailings slurry, initially deposited to 713 mAHD, will settle to about 563 mAHD in the middle of the former Cadia Hill open pit. Within a 6–7-year period, it is anticipated that the level of the tailings will fall below 700 mAHD and a lake will form over the settling tailings. post-closure, as the pit water level falls and equilibrates, the potential for direct seepage to Cadiangullong Creek will reduce to zero. A post-mining groundwater elevation between 700–710 mAHD in the vicinity of Cadiangullong Creek indicates there will be an inward hydraulic gradient established southwest of the pit wall resulting in the pit forming a long-term groundwater ‘sink’. Additional monitoring bores were installed to monitor the impact of tailings deposition in the Cadia Hill open pit, with further bores planned adjacent to the southwestern corner of the Cadia Pit TSF. Monitoring activities will remain in place post closure of the Cadia Pit TSF. Surface water monitoring suggests that the in-pit water is currently significantly less saline than long term water quality predicted for the approved final void. From a surface water perspective, it was concluded that there would be minimal surface water impacts from the proposed continued tailings deposition into the Cadia Pit TSF. Newmont manages water that accumulates in the Cadia Pit TSF (from tailings supernatant water and rainfall runoff) by recovering (pumping) this water to the water management system for re- use in ore processing. Pumping rates would approximately match the tailings deposition rate and anticipated rainfall runoff. Reclaim from the Cadia Pit TSF would be given the same use priority as the other operational tailings storages. 17.8 Water Supply 17.8.1 Overview Water supply for mining and processing purposes is characterized by variable supply sources. Water requirements are proportional to the amount of mineral processing and significant water Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 17-8 storage is required to provide consistent supply. The amount of water taken from each source is dependent on the conditions set through agreement or licensing and the physical amount available. The water supply scheme consists of recycling of water used on-site and make-up water required to compensate for losses in the system. Mine water and excess water in the TSFs are recycled. Make-up water sources comprise extraction from the Belubula River, Cadiangullong Dam, Rodds Creek Water Holding Dam, Flyers Creek Weir, Cadia Creek Weir, Orange Sewage Treatment Plant treated effluent, on-site groundwater extraction bores, and site run-off (see also water management discussion in Chapter 17.7). Harvesting of water on-site (including Cadiangullong Creek, Flyers Creek, Cadia Creek, Rodds Creek and Copper Gully) is licensed up to 4,200 ML/a. In addition to ensuring adequate water supply, the water system also plays a critical role in managing water accumulation during prolonged periods of above average rainfall, as occurs during La Nina events. This is achieved by reserving airspace in the Rodds Creek Water Holding Dam to allow transfer of water from the TSF, leachate collection dams and sediment control dams. Tertiary treated effluent is sourced from Orange under an agreement between the Orange City Council and Newcrest (now Newmont). The agreement has an upper limit on the amount that can be supplied per annum, but varies depending on the rainfall. Extraction of water from surface water systems (creeks and river) and groundwater is governed by water licenses issued by the NSW State Government. The conditions imposed on those licenses limit the rate of extraction, the times at which water can be extracted and the total amount of water that can be extracted per year. A water balance review in support of 32 Mt/a operations till 2030 was completed, assuming deposition of highly-thickened tailings, 65% w/w solids, from Concentrator 1 into the STSF at a rate of 14 Mt/a. The remaining tailings from Concentrator 1 were assumed to continue to go to the Cadia Pit TSF at a rate of around 10 Mt/a, while Concentrator 2 tailings would report to the STSF at approximately 8 Mt/a. Models showed that there is a very low risk of water shortage in the short-term (five years). Over the longer term, there is a small risk of around 10% in any given year of a small shortfall of approximately 1,000 ML which equates to around 2 Mt/a of production rate. Installation of a high compression thickening facility to improve the overall recovery of water from tailings at the higher throughput rates and the installation of 150 L/s of dewatering capacity to return rainfall back to the process plant will be required to ensure acceptable water reliability for the Cadia Valley Operations. No further external water sources or supplies are considered necessary for the LOM. Droughts have, in the past, resulted in a prolonged period of very low water supply. Drought conditions are a risk to future operations if unduly prolonged. Based on the Aqueduct Water Risk Atlas, which assesses water risk on a five-tiered scale against a series of indicators (including physical quantity, quality, and regulatory and reputational risk), the water risk ranges from medium to high at the Cadia Valley Operations. This rating is the median of the risk ratings assigned in the atlas.

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 17-9 17.8.2 Water Recycling The LOM plan assumes that 65–70% of all water will be reused. Newmont has continued to implement water saving efficiency measures which has resulted in net water reuse rates increasing from approximately 65–70% to approximately 85%. This higher rate of water reuse has been driven by improving the level of water reuse from the tailings thickeners in the process plant and by exceptionally high water reuse rates being delivered from the Cadia Pit TSF. Newmont continues to pursue further water saving initiatives, both in the plant and by way of optimization of onsite bores. 17.9 Closure Plan The overarching rehabilitation goals, final land uses and landforms, and mine closure benchmarks are detailed in the Cadia Valley Operations Rehabilitation Management Plan (2024). At the completion of mining, the key final landforms/features, as currently approved, will include the following: • Landscaped pasture and woodlands over the South Waste Rock Facility and North Waste Rock Facility, and waste rock backfilled Cadia Extended open pit including selective encapsulation of potentially acid-forming waste rock, with a non-acid forming material and topsoil cover; • Grazing land over the NTSF and STSF; • Secured subsidence zones created by Ridgeway and Cadia East; • Water cover Cadia Hill open pit void; • Decommissioning and rehabilitation of mine infrastructure, e.g. ore processing facilities and workshops; • Retaining Rodds Creek Water Holding Dam, Cadiangullong Dam, and associated pipelines for potential future regional water infrastructure demands; • Vegetation corridor enhancement areas across Newmont-owned land. The key element of the Cadia expansion project that would require revision of the currently- approved Cadia East project rehabilitation commitments is the development and closure of the Cadia Pit TSF that would largely be backfilled with tailings with a supernatant final void lake. The Cadia Mine Closure Plan includes a detailed cost estimate, which is used in determining the closure liability. Additionally, the Forward Works Program is a requirement of the mining leases and contains Newmont’s rehabilitation commitments for the period of the plan (usually three years). Considerable rehabilitation of WRSFs has already been completed, with success evidenced by the absence of significant erosion and by well-established vegetation. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 17-10 Newmont’s closure planning includes provision for retention of infrastructure of potential use to other parties, and extensive monitoring, especially of water quality and landform stability. The closure provision in the financial analysis supporting the mineral reserves is estimated at US$0.5 B. 17.10 Permitting 17.10.1 Statutory Environmental Approvals and Compliance Project Approval 06_0295 (PA 06_0295) for the Cadia East Project was granted by the NSW Minister for Planning under Part 3A of the EP&A Act on January 6, 2010. PA 06_0295 includes the Cadia East underground mine, the Cadia Hill open pit mine (now used to store tailings), the Ridgeway underground mine, the NTSF and STSF, the concentrate dewatering facilities in Blayney, and a wide range of ancillary and supporting infrastructure. Commonwealth (Federal) approval under the EPBC Act was required for Cadia East Project Approval because of potential impacts on a Federally-Listed Endangered Ecological Community. The Commonwealth agreed, as is usual, that Federal requirements could be addressed through the NSW Assessment Bilateral Agreement (the Agreement). The Agreement streamlines the assessment process for major projects that require both NSW and Australian Government environmental approvals. It is made under the Commonwealth's EPBC Act. Under the Agreement, the NSW Government assesses development applications on behalf of the Australian Government. The Australian Government remains the decision-maker for the EPBC Act approval, considering the assessment report prepared by NSW's Department of Planning and Environment. Subordinate approvals (authorities to construct, licenses to operate and to extract groundwater and surface water, etc.) were obtained as required. These approvals have led to the development of sophisticated and well-integrated environmental management plans designed to satisfy the operational performance indicators and thresholds that form part of the approvals. Compliance is primarily reported via an Annual Review Report to the NSW Government, as required by the EA process and Environment Protection License. Other reports are produced to meet conditions of subsidiary licenses, as required by relevant legislation. Copies of these are publicly available on the Cadia Valley Operations website. 17.10.2 Operating Permits Newmont holds the key permits required to support the current operations. These permits are summarized in Table 17-6. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 17-11 Table 17-6: Key Permits Permit/Permit Area Note Cadia East Project Approval PA06_0295 and subsequent modifications. Granted mining leases ML1405; ML1449; ML1472; ML1481; ML1689; ML1690. Local development consents Black Rock Range Subdivision (Development Consent No. 16/2010). Environmental protection license Approval No. 5590, and subsequent variations and revisions. Heritage approvals and permits General monitoring/archival recording; conservation of Cadia (Cornish) engine house crusher room and chimney; development consent for a rural cemetery, garden of remembrance and interpretive center; excavation permits for Little and Big Cadia; retention of existing strengthening of engine house, crusher room, and chimney. Prescribed dams (Dams Safety Act 1978) Cadiangullong Dam; Cadia Tailings Dam (Northern TSF); Cadia Southern Tailings Dam (Southern TSF); Rodds Creek Water Holding Dam; North Waste Rock Dump Detention Basin (Hoares Creek Dam). Enclosure permit No. 20364. Work Cover Hazardous chemicals at premises; license to store explosives. Environmental Protection Authority Resource recovery order and resource recovery exemption – Orange treated sewage biosolids. 17.10.3 Modification 15 Newmont is seeking a modification to PA 06_0295 to allow for placing additional buttressing material on the outer wall of the TSF embankment footprints, and therefore changes to the embankment footprints, the restart of the Ridgeway underground mine and other changes to related elements at Cadia (referred to as the Tailings Storage Facility Embankment Buttressing Modification). 17.10.4 Cadia Continued Operations Project The Cadia Continued Operations project is proposal is for a continuation of existing operations beyond 2031 (for a period of approximately 22–25 years from the date of approval, to 2048– 2050). The three main elements are: • Continued underground mining in the Cadia East and Ridgeway mining areas; • Construction of an extension to the current STSF; • Realignment of the Panuara and Cadia Roads to account for these project features. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 17-12 Community involvement and input also underpins the Social Impact Assessment process that is being undertaken as a part of the Environmental Impact Statement, to ensure that the matters of most importance to stakeholders are understood and inform the planning and assessment of the Cadia Continued Operations project. 17.11 Considerations of Social and Community Impacts Community relations are managed in accordance with the Newmont Communities Policy and Social Performance Standard. Community relations are undertaken by the Social Performance Department in line with the Cadia Social Performance Strategy. The objective of the Cadia Social Performance Strategy is to provide a strategic and systematic organizational approach to interactions with local communities and stakeholders which facilitate the open exchange of information so that Cadia Valley Operations can respond to emerging needs at any point of its operations in the Cadia area. The Cadia Valley Operations holds regular forums with local government authorities and residents, including the Community Consultative Committee and contributes to a Community Partnerships Program in which employee volunteers are involved in assessing applications for funding of community projects based on established criteria. The Community Consultative Committee involves representatives of the three local government authorities and the community. This provides a regular forum for discussion of community issues related to Cadia Valley Operations’ activities, and for accurate dissemination of material about those activities. 17.12 Qualified Person’s Opinion on Adequacy of Current Plans to Address Issues Newmont notes that there has been some negative community feedback as a result of the operations, and particularly in relation to dust and noise generation from works at the NTSF and STSF which are currently not actively receiving tailings. These areas are actively managed to minimize dust generation, with corrective action plans developed and under implementation. Studies undertaken in 2023 by Cadia Valley Operations and the Environment Protection Authority showed that dust management practices are effective at protecting human health in alignment with background levels. Additionally, a report by the NSW Health department into community health concerns released in August 2025 confirmed no definitive evidence of health impacts from heavy metal exposure among participants, and that no broader community testing is required. Following the NTSF embankment slump, Newmont has been actively implementing recommendations from the Independent Technical Review Board to stabilize and repair the area and avoid the type of failure in future. Buttressing work of the western embankment was completed in 2023 with studies in progress to determine further work to stabilize the area further prior to the facility returning to service. Newmont is working closely with the New South Wales regulatory authorities on these plans.

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Based on the information provided to the QP by Newmont (see Chapter 25), there are no material issues known to the QP. The Cadia Operations are mature mining operations and currently have the social license to operate within local communities. The QP considers the plans outlined above are adequate to address the issues outlined.

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18.0 CAPITAL AND OPERATING COSTS

18.1 Introduction

Capital and operating cost estimates are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%.

18.2 Capital Cost Estimates

18.2.1 Basis of Estimate

The Cadia East estimate was broken down into:

- Direct costs: Permanent plant equipment supply; bulk materials supply; direct labor; contractors' distributable costs; construction equipment for mass earthworks; freight, construction indirect costs;

- Indirect costs: Engineering, procurement and contract management (EPCM) costs including field construction management services, project office and home office costs for engineering, procurement, project services, and sub-consultant EPCM costs; Owner's team costs; and contingency.

The Ridgeway cost estimate was based on the following parameters:

- Mining: detailed estimate;

- Underground material handling and infrastructure: factored estimate for direct costs, indirect costs were factored.

Mine capital costs were based on modelling, using mine plans and schedules, engineering take-off of development quantities, equipment data, consumable estimates, and labor schedules.

Mine infrastructure and services capital, and mill debottlenecking and supporting infrastructure capital were based on equipment lists and material take-offs from engineering drawings.

Owner's costs were factored from all direct costs, and based on benchmarking against costs from similar projects and historical precedence at site.

Sustaining capital costs were taken from current operational practice and adjusted using mine plans and schedules, engineering designs, and equipment recapitalization strategies. These costs included estimates for mining, ore processing, and tailings deposition.

Labor estimates for underground mining were calculated using project underground mine development and operating schedules consistent with site experience in execution of similar activities and using industry standard practices. Operator and maintenance labor rates were taken from standard pay scales and benchmarked against the eastern seaboard hard rock mining cost base in the McDonald Gold & General Mining Industries Remuneration Report (McDonald's remuneration survey). Labor estimates for construction activities were calculated using detailed project construction estimates. Labor rates were based on historical and current site project rates.

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Technical Report Summary

The operating assumption for underground activities is a 12-hour shift with 24/7 continuous work arrangements. For surface construction activities, the assumption was for a day-shift only, with a six-day, 56-hour working week.

Tailings cost estimates were prepared based on an EPCM model execution methodology. Direct and indirect costs were calculated, with Owners' costs and contingency added. Bulk earthworks package rates were sourced from competitive tender rates as part of the Cadia integrated tailings program.

18.2.2 Capital Cost Summary

The overall capital cost estimate for the Cadia Operations as envisaged in the financial analysis is outlined in Table 18-1 and totals US$9.7 B. This includes current and future tailings expenditure categorized as sustaining capital.

Table 18-1: Capital Cost Estimate Summary

Cost Area	Units	Value
Mining	US$ billion	4.1
Processing	US$ billion	4.9
Site general and administrative	US$ billion	0.6
Total Capital	***US$ billion***	***9.7***

Note: Numbers may not sum due to rounding.

18.3 Operating Cost Estimates

18.3.1 Basis of Estimate

Operating costs were based on actual costs seen during operations and were projected through the LOM plan. These costs were applied to an activity-based cost model and factored according to estimated fixed/variable components for existing assets. Operating costs for new infrastructure were based on a zero-based forecast cost base.

Labor and energy costs were based on budgeted rates applied to headcounts and energy consumption estimates.

18.3.2 Operating Cost Summary

Site operating costs for the LOM total US$22.0 B. The operating cost estimate is summarized in Table 18-2 and Table 18-3.

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Technical Report Summary

Table 18-2: Operating Cost Estimate Summary

Cost Area	Units	Value
Mining	US$ billion	7.1
Processing	US$ billion	10.8
General and administrative	US$ billion	4.1
Total Operating Costs	***US$ billion***	***22.0***

Note: Numbers may not sum due to rounding.

Table 18-3: Operating Unit Cost Estimate

Area	Unit	Value
Mining	US$/t mined	7.06
Process	US$/t milled	10.72
G&A	US$/t milled	4.11

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New South Wales, Australia
Technical Report Summary
Newmont

19.0 ECONOMIC ANALYSIS

19.1 Methodology Used

The financial model that supports the mineral reserve declaration is a standalone model that calculates annual cash flows based on scheduled ore production, assumed processing recoveries, metal sale prices and US$:AU$ exchange rate, projected operating and capital costs and estimated taxes.

The financial analysis is based on an after-tax discount rate of 5%. All costs and prices are in unescalated “real” dollars.

The currency used to document the cash flow is US$.

All costs are based on the 2026 business plan budget. Revenue is calculated from the recoverable metals and long-term metal price and exchange rate forecasts.

19.2 Financial Model Parameters

The economic analysis is based on the metallurgical recovery predictions in Chapter 10.4, the mineral reserve estimates in Chapter 12, the mine plan discussed in Chapter 13.10, the commodity price forecasts in Chapter 16, closure cost estimates in Chapter 17.9, and the capital and operating costs outlined in Chapter 18.

Royalties were summarized in Chapter 3.2.5 and Chapter 3.8.

Taxation considerations include:

- Federal tax rate of 30%;
- State government royalty of 4%;
- Payroll tax;
- Annual land taxes;
- Council rates and levies.

The Cadia Operations economic analysis is based on 100% equity financing and is reported on a 100% project ownership basis. The economic analysis assumes constant prices with no inflationary adjustments.

The $NPV_{5\%}$ is US$2.6 B. As the cash flows are based on existing operations where all costs are considered sunk to 1 January 2026, considerations of payback and internal rate of return are not relevant. Free cash flow is us$5.3 B.

A summary of the financial results is provided in Table 19-1.

Date: February 2026 Page 19-1

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary
Newmont

Table 19-1: Cash Flow Summary Table

Item	Unit	Value
Gold price	US$/oz	2,000
Copper price	US$/lb	3.75
Silver price	US$/oz	25.00
Molybdenum price	US$/lb	13.00
Material mined	Mt	1,007.6
Ore processed	Mt	1,007.6
Contained gold, processed	Moz	13.5
Contained copper, processed	kt	2,924
Contained silver, processed	Moz	21.8
Contained molybdenum, processed	kt	84
Processed ore gold grade	g/t	0.42
Processed ore copper grade	%	0.29
Processed ore silver grade	g/t	0.67
Processed ore molybdenum grade	%	0.01
Recovered gold	Moz	10.7
Recovered copper	kt	2,447
Recovered silver	Moz	13.2
Recovered molybdenum	kt	51
Recovery, gold	%	79
Recovery, copper	%	84
Recovery, silver	%	60
Recovery, molybdenum	%	62
Net revenue	US$ billion	39.1
Costs applicable to sales	US$ billion	(22.8)
EBITDA	US$ billion	16.2
Operating cash flow (after estimated taxes and other adjustments)	US$ billion	15.0
Total capital	US$ billion	(9.7)
Free Cash Flow (FCF)	***US$ billion***	***5.3***
Net Present Value (NPV)	***US$ billion***	***2.6***

Note: Table 19-1 contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Please refer to the note regarding forward-looking information at the front of the Report. The cash flow is only intended to demonstrate the financial viability of the Project. Investors are cautioned that the above is based upon certain assumptions which may differ from Newmont's long-term outlook or actual financial results, including, but not limited to

Date: February 2026 Page 19-2

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Newmont

commodity prices, escalation assumptions, and other technical inputs. For example, Table 19-1 uses the price assumptions stated in the table, including a gold commodity price assumption of US$2,000/oz, a copper commodity price assumption of US$3.75/lb, a silver commodity price assumption of US$25/oz, and a molybdenum price assumption of US$13.00/lb, which vary significantly from current gold, copper, silver, and molybdenum prices and the assumptions that Newmont uses for its long-term guidance. Please be reminded that significant variation of metal prices, costs and other key assumptions may require modifications to mine plans, models, and prospects. Numbers have been rounded; totals may not sum due to rounding. EBITDA = earnings before interest, taxes, depreciation, and amortization. The cash flow in this Report has been adjusted to align with the generally-accepted accounting principles (GAAP) required for US-listed companies. In the cash flow analysis 2026 is evaluated at a gold price of US$2,000/oz; with the copper price at US$3.75/lb. Material mined over the LOM total includes 4.3 Mt of initial stockpiles.

An annualized cash flow statement is provided in Table 19-2 to Table 19-5.

The overall recovery estimates shown in Table 19-2 to Table 19-5 will vary depending on the timing and mixing of individual mining zones at the time of processing, as well as the processing rate at the time of treatment. In addition, the cash flow model uses the output from flow model (PCBC) for tonnes and grade. Recovery equations are applied to each ore source by annualised periods resulting in minor variation between reserves (insitu recovery) and the cash flow model recoveries. The variances are not considered material for a positive economic valuation test via the cash flow model. Silver recovery equations applied in the cost model have been historically conservative, noting the variance is immaterial in the economic test

In these tables, EBITDA = earnings before interest, taxes, depreciation, and amortization. The active mining and processing operation ceases in 2056; however, closure costs are estimated to 2058.

Date: February 2026 Page 19-3

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Table 19-2: Annualized Cash Flow (2026–2033)

Item	Units	LOM Total	2026	2027	2028	2029	2030	2031	2032	2033
Material mined	Mt	1,007.6	29.4	31.6	30.9	32.9	31.6	34.0	34.0	34.0
Ore processed	Mt	1,007.6	32.0	30.1	29.2	32.0	32.0	33.3	34.5	34.5
Contained gold, processed	Moz	13.5	0.4	0.4	0.4	0.5	0.5	0.5	0.5	0.5
Contained copper, processed	kt	2,924	101	98	101	110	113	116	117	104
Contained silver, processed	Moz	21.8	0.8	0.7	0.7	0.7	0.7	0.7	0.7	0.7
Contained molybdenum, processed	kt	84	4	3	3	3	3	3	3	3
Processed ore gold grade	g/t	0.42	0.40	0.40	0.42	0.44	0.47	0.45	0.43	0.43
Processed ore copper grade	%	0.29	0.32	0.32	0.34	0.35	0.35	0.35	0.34	0.30
Processed ore silver grade	g/t	0.67	0.74	0.73	0.74	0.73	0.70	0.67	0.65	0.64
Processed ore molybdenum grade	%	0.01	0.01	0.01	0.01	0.01	0.01	0.01	0.01	0.01
Recovered gold	Moz	10.7	0.3	0.3	0.3	0.4	0.4	0.4	0.4	0.4
Recovered copper	Kt	2,447	84	81	84	94	96	99	100	89
Recovered silver	Moz	13.2	0.4	0.4	0.4	0.4	0.4	0.4	0.5	0.5
Recovered molybdenum	kt	51	2	2	2	2	2	2	2	2
Recovery, gold	%	79	76	76	77	79	81	81	82	83
Recovery, copper	%	84	83	83	84	85	85	86	86	85
Recovery, silver	%	60	56	56	56	59	62	63	63	64
Recovery, molybdenum	%	62	61	62	62	61	60	59	59	60
Net revenue	US$ billion	39.1	1.2	1.2	1.2	1.4	1.5	1.5	1.5	1.4
Costs applicable to sales	US$ billion	(22.8)	(0.7)	(0.7)	(0.7)	(0.7)	(0.8)	(0.8)	(0.8)	(0.8)
EBITDA	US$ billion	16.2	0.5	0.5	0.5	0.7	0.7	0.7	0.7	0.6
Operating cash flow (after estimated taxes and other adjustments)	US$ billion	15.0	0.7	0.5	0.5	0.6	0.7	0.7	0.7	0.6
Total capital	US$ billion	(9.7)	(0.8)	(0.9)	(0.8)	(0.6)	(0.4)	(0.4)	(0.2)	(0.2)
Free Cash Flow (FCF)	***US$ billion***	***5.3***	***(0.1)***	***(0.4)***	***(0.3)***	***0.1***	***0.3***	***0.4***	***0.5***	***0.5***

Date: February 2026 Page 19-4

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 19-5 Table 19-3: Annualized Cash Flow (2034–2043) Item Units 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 Material mined Mt 34.6 34.0 34.0 34.0 34.0 34.0 34.0 34.0 34.0 34.0 Ore processed Mt 34.5 34.4 34.5 34.5 34.4 34.4 34.2 34.5 34.0 33.8 Contained gold, processed Moz 0.5 0.5 0.5 0.5 0.6 0.6 0.5 0.5 0.5 0.5 Contained copper, processed kt 97 91 81 76 81 96 106 107 98 94 Contained silver, processed Moz 0.7 0.8 0.8 0.8 0.8 0.8 0.9 0.9 0.8 0.8 Contained molybdenum, processed kt 2 2 2 2 3 3 3 3 3 3 Processed ore gold grade g/t 0.42 0.41 0.45 0.49 0.50 0.52 0.50 0.47 0.43 0.43 Processed ore copper grade % 0.28 0.26 0.24 0.22 0.24 0.28 0.31 0.31 0.29 0.28 Processed ore silver grade g/t 0.65 0.68 0.69 0.70 0.70 0.73 0.78 0.77 0.73 0.70 Processed ore molybdenum grade % 0.01 0.01 0.01 0.01 0.01 0.01 0.01 0.01 0.01 0.01 Recovered gold Moz 0.4 0.4 0.4 0.5 0.5 0.5 0.4 0.4 0.4 0.4 Recovered copper Kt 81 76 67 63 67 81 90 91 83 79 Recovered silver Moz 0.5 0.5 0.5 0.5 0.5 0.5 0.5 0.5 0.5 0.5 Recovered molybdenum kt 1 1 1 2 2 2 2 2 2 2 Recovery, gold % 83 84 84 83 82 81 80 79 79 78 Recovery, copper % 84 84 83 83 83 85 85 85 85 84 Recovery, silver % 64 63 64 66 65 64 62 61 60 60 Recovery, molybdenum % 61 62 62 63 63 62 62 61 61 62 Net revenue US$ billion 1.4 1.3 1.3 1.3 1.4 1.5 1.5 1.5 1.3 1.3 Costs applicable to sales US$ billion (0.8) (0.8) (0.8) (0.8) (0.8) (0.8) (0.8) (0.8) (0.8) (0.8) EBITDA US$ billion 0.6 0.5 0.5 0.6 0.6 0.7 0.8 0.7 0.6 0.5 Operating cash flow (after estimated taxes and other adjustments) US$ billion 0.6 0.5 0.5 0.5 0.6 0.6 0.6 0.6 0.5 0.4 Total capital US$ billion (0.3) (0.3) (0.3) (0.4) (0.3) (0.3) (0.4) (0.3) (0.2) (0.3) Free Cash Flow (FCF) US$ billion 0.3 0.3 0.3 0.2 0.3 0.4 0.3 0.3 0.3 0.1 Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 19-6 Table 19-4: Annualized Cash Flow (2044–2053) Item Units 2044 2045 2046 2047 2048 2049 2050 2051 2052 2053 Material mined Mt 34.0 34.0 34.0 33.4 32.7 34.0 34.1 34.0 36.2 35.8 Ore processed Mt 34.5 34.5 34.5 33.8 32.7 34.0 34.0 33.9 34.5 34.5 Contained gold, processed Moz 0.5 0.5 0.5 0.5 0.4 0.4 0.4 0.4 0.4 0.4 Contained copper, processed kt 100 103 108 103 96 94 89 89 94 91 Contained silver, processed Moz 0.8 0.8 0.7 0.7 0.7 0.7 0.6 0.6 0.7 0.6 Contained molybdenum, processed kt 3 3 3 3 3 3 3 2 2 3 Processed ore gold grade g/t 0.43 0.44 0.42 0.42 0.40 0.39 0.35 0.37 0.37 0.32 Processed ore copper grade % 0.29 0.30 0.31 0.31 0.29 0.28 0.26 0.26 0.27 0.26 Processed ore silver grade g/t 0.71 0.68 0.67 0.63 0.63 0.63 0.59 0.58 0.59 0.58 Processed ore molybdenum grade % 0.01 0.01 0.01 0.01 0.01 0.01 0.01 0.01 0.01 0.01 Recovered gold Moz 0.4 0.4 0.4 0.3 0.3 0.3 0.3 0.3 0.3 0.3 Recovered copper Kt 84 86 91 86 79 77 73 73 77 74 Recovered silver Moz 0.5 0.5 0.4 0.4 0.4 0.4 0.4 0.4 0.4 0.4 Recovered molybdenum kt 2 2 2 2 2 2 2 2 1 2 Recovery, gold % 78 78 77 77 77 77 77 78 78 78 Recovery, copper % 84 84 84 83 83 82 82 82 82 82 Recovery, silver % 60 60 60 60 59 58 58 59 58 56 Recovery, molybdenum % 62 62 61 61 62 62 62 62 62 62 Net revenue US$ billion 1.4 1.4 1.4 1.3 1.2 1.2 1.1 1.2 1.2 1.1 Costs applicable to sales US$ billion (0.8) (0.8) (0.8) (0.8) (0.7) (0.8) (0.7) (0.7) (0.7) (0.7) EBITDA US$ billion 0.6 0.6 0.6 0.5 0.5 0.5 0.4 0.4 0.5 0.4 Operating cash flow (after estimated taxes and other adjustments) US$ billion 0.5 0.5 0.5 0.5 0.4 0.4 0.3 0.3 0.4 0.3 Total capital US$ billion (0.4) (0.4) (0.3) (0.2) (0.2) (0.2) (0.2) (0.1) (0.1) (0.1) Free Cash Flow (FCF) US$ billion 0.1 0.2 0.3 0.3 0.2 0.2 0.2 0.2 0.3 0.2 Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 19-7 Table 19-5: Annualized Cash Flow (2054–2058) Item Units 2054 2055 2056 2057 2058 Material mined Mt 29.6 23.9 8.8 — — Ore processed Mt 33.4 22.4 10.3 — — Contained gold, processed Moz 0.3 0.2 0.1 — — Contained copper, processed kt 89 57 25 — — Contained silver, processed Moz 0.6 0.4 0.2 — — Contained molybdenum, processed kt 3 2 1 — — Processed ore gold grade g/t 0.29 0.24 0.24 — — Processed ore copper grade % 0.27 0.26 0.24 — — Processed ore silver grade g/t 0.59 0.60 0.63 — — Processed ore molybdenum grade % 0.01 0.01 0.01 — — Recovered gold Moz 0.2 0.1 0.1 — — Recovered copper Kt 72 47 21 — — Recovered silver Moz 0.3 0.2 0.1 — — Recovered molybdenum kt 2 1 1 — — Recovery, gold % 77 77 77 — — Recovery, copper % 81 82 84 — — Recovery, silver % 54 54 62 — — Recovery, molybdenum % 64 64 65 — — Net revenue US$ billion 1.0 0.6 0.3 — — Costs applicable to sales US$ billion (0.6) (0.5) (0.4) — — EBITDA US$ billion 0.4 0.1 (0.2) — — Operating cash flow (after estimated taxes and other adjustments) US$ billion 0.4 0.1 (0.1) (0.2) (0.2) Total capital US$ billion (0.2) (0.1) (0.0) — — Free Cash Flow (FCF) US$ billion 0.2 (0.1) (0.2) (0.2) (0.2) Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 19-8 Note to accompany cash flow tables: Table 19-2 to Table 19-5 contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Please refer to the note regarding forward-looking information at the front of the Report. The cash flow is only intended to demonstrate the financial viability of the Project. Investors are cautioned that the above is based upon certain assumptions which may differ from Newmont’s long-term outlook or actual financial results, including, but not limited to commodity prices, escalation assumptions, and other technical inputs. For example, Table 19-2 to Table 19-5 use the price assumptions stated in the tables, including a gold commodity price assumption of US$2,000/oz, a copper commodity price assumption of US$3.75/lb, a silver commodity price assumption of US$25/oz, and a molybdenum price assumption of US$13.00/lb, which vary significantly from current gold, copper, silver, and molybdenum prices and the assumptions that Newmont uses for its long-term guidance. Please be reminded that significant variation of metal prices, costs and other key assumptions may require modifications to mine plans, models, and prospects. Numbers have been rounded; totals may not sum due to rounding. EBITDA = earnings before interest, taxes, depreciation, and amortization. The cash flow in this Report has been adjusted to align with the generally-accepted accounting principles (GAAP) required for US-listed companies. In the cash flow analysis 2026 is evaluated at a gold price of US$2,000/oz; with the copper price at US$3.75/lb. Material mined over the LOM total includes 4.3 Mt of initial stockpiles.

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

Table 19-1 to Table 19-5 contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Please refer to the note regarding forward-looking information at the front of the Report. The cash flow is only intended to demonstrate the financial viability of the Project. Investors are cautioned that the above is based upon certain assumptions which may differ from Newmont's long-term outlook or actual financial results, including, but not limited to commodity prices, escalation assumptions, and other technical inputs. For example, Table 19-1 to Table 19-5 use the price assumptions stated in the table, including a gold commodity price assumption of US$2,000/oz, a silver commodity price of US$2,000/oz, a copper commodity price of US$3.75/lb, and a molybdenum commodity price of US$13.00/lb, prices which vary significantly from current gold prices and the assumptions that Newmont uses for its long-term guidance. Please be reminded that significant variation of metal prices, costs and other key assumptions may require modifications to mine plans, models, and prospects.

19.3 Sensitivity Analysis

The sensitivity of the Project to changes in grades, sustaining capital costs and operating cost assumptions was tested using a range of 25% above and below the base case values. The changes in metal prices are representative of changes in grade.

The Project is most sensitive, in order, to metal prices and grade, less sensitive to operating costs, and least sensitive to capital costs (Figure 19-1).

Figure 19-1: Sensitivity Analysis


FCF & NPV Sensitivity
14.0
12.0
10.0
8.0
6.0
4.0
2.0
0.0
-2.0
-4.0
USD$B
-25%
0
25%
OPEX FCF
OPEX NPV
CAPEX FCF
CAPEX NPV
Price FCF
Price NPV

Note: Figure prepared by Newmont, 2025. FCF = free cash flow, NPV = net present value at 5% discount rate, OPEX = operating expenditure, CAPEX = capital expenditure.

Date: February 2026 Page 19-1

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

20.0 ADJACENT PROPERTIES

This Chapter is not relevant to this Report.

Date: February 2026 Page 20-1

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

21.0 OTHER RELEVANT DATA AND INFORMATION

This Chapter is not relevant to this Report.

Date: February 2026 Page 21-1

Cadia Valley Operations
New South Wales, Australia
Technical Report Summary

22.0 INTERPRETATION AND CONCLUSIONS

22.1 Introduction

The QP notes the following interpretations and conclusions, based on the review of data available for this Report.

22.2 Property Setting

The Project is located in an area with good local and regional infrastructure and the ability to supply of goods to support mining operations is well-established. Personnel with experience in mining-related activities are available in the district. There are transportation routes that access the Project area.

There are no significant topographic or physiographic issues that would affect the Cadia Valley Operations. However, the Project is in a seismically-active region.

Mining operations are conducted year-round.

22.3 Ownership

The Cadia Valley Operations are 100% owned by Newmont through its wholly-owned subsidiary, CHPL.

22.4 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements

Information from legal experts and Newmont's in-house experts supports that the tenure held is valid and sufficient to support a declaration of mineral resources and mineral reserves.

Newmont holds sufficient surface rights to allow mining activities at Cadia East and Ridgeway. The surface rights are sufficient to support mining operations, provided that subsidence or other impacts do not occur outside existing approved Mining Leases.

Additional negotiations and permits may be required in support of additional TSF storage to accommodate the mine plan envisaged in this Report.

Newmont holds permits that allow abstraction of groundwater, and surface water in support of the Cadia Valley Operations.

Royalties are payable to the NSW State. Currently, gold, silver, and copper are levied at 4% ex-mine value (value less allowable deductions).

Environmental liabilities for the Cadia Valley Operations are typical of those that would be expected to be associated with a long-life mining operation where mining activities were conducted via open pit and underground mass mining methods.

Date: February 2026 Page 22-1

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 22-2 In October 2023 the New South Wales Environment Protection Authority commenced two charges against Newmont for the Cadia Valley Operations relating to alleged air pollution from the surface of the Cadia Valley Operations’ tailing storage facilities on October 13 and 22, 2022. Newmont has entered a plea of not guilty in relation to both charges, and the matter will go to court in February 2026. Community concerns were raised in relation to groundwater and surface water quality downstream of the Cadia Valley Operations, and in relation to both metals and per- and polyfluoroalkyl substances. The New South Wales Environment Protection Authority completed extensive sampling of the surface water network in the Upper Belubula River catchment and produced publicly available reports. The Environment Protection Authority sampling shows that water in the district meets irrigation and livestock criteria. Traces of perfluorooctane sulfonic acid, a chemical found in fire-fighting foams amongst other uses, were detected in water monitoring within the Cadia Valley Operations. As a result, the New South Wales Environment Protection Authority altered the site’s Environment Protection License to have Newmont engage an independent consultant to undertake an investigation of potential sources of perfluorooctane sulfonic acid on site. The New South Wales Environment Protection Authority has also put the same investigative condition on other major industries in the Orange district. Newmont has not used fire-fighting foam containing perfluorooctane sulfonic acid since 2016. To the extent known to the QP, there are no other significant factors and risks that may affect access, title, or the right or ability to perform work on the Project that are not discussed in this Report. 22.5 Geology and Mineralization The Cadia East and Ridgeway deposits are considered to be examples of alkalic porphyry gold– copper-style mineralization. The understanding of the Cadia East and Ridgeway deposit settings, lithologies, mineralization, and the geological, structural, and alteration controls on mineralization is sufficient to support estimation of mineral resources and mineral reserves. Exploration potential remains within the Project area, and Newmont is actively exploring using a number of conceptual geological models to drive the exploration activities. 22.6 History The Cadia Valley Operations have had an active mining history, from 1998 onward, firstly by open pit methods, then from underground. Newmont and its predecessor, Newcrest, have been actively exploring in the Orange area since 1991. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 22-3 22.7 Exploration, Drilling, and Sampling The exploration programs completed to date are appropriate for the style of the deposits in the Project area. Sampling methods, sample preparation, analysis, and security conducted prior to Newmont/Newcrest’s interest in the operations were in accordance with exploration practices and industry standards at the time the information was collected. Current sampling methods are acceptable for mineral resource and mineral reserve estimation. Sample preparation, analysis and security for the Newmont/Newcrest programs are performed in accordance with current exploration practices and generally-accepted industry standards. The quantity and quality of the lithological, geotechnical, collar and down-hole survey data collected during the exploration and delineation drilling programs and included in the database subset that supports estimation are sufficient to support mineral resource and mineral reserve estimation. The collected sample data adequately reflect deposit dimensions, true widths of mineralization, and the style of the deposits. Sampling is representative of the gold, copper, silver, and molybdenum grades in the relevant deposits, reflecting areas of higher and lower grades. No material factors were identified with the data collection from the drill programs that could significantly affect mineral resource estimation. The sample preparation, analysis, quality control, and security procedures used by the Cadia Valley Operations have changed over time to meet evolving industry practices. Practices at the time the information was collected were industry-standard. The sample preparation, analysis, quality control, and security procedures are sufficient to provide reliable data to support estimation of mineral resources and mineral reserves. The QA/QC programs adequately address issues of precision, accuracy, and contamination. Modern drilling programs typically included blanks, duplicates, and standard samples. QA/QC submission rates meet industry-accepted standards. Density measurements are considered to provide acceptable density values for use in mineral resource and mineral reserve estimation. 22.8 Data Verification The database that supports mineral resource and mineral reserve estimates is checked using electronic data scripts and triggers. Data verification was performed by external consultants in support of mine development and operations. No material issues were identified in the reviews. Observations made during the QP’s site visit, in conjunction with discussions with site-based technical staff also support the geological interpretations, and analytical and database quality. The QP’s personal inspection supports the use of the data in mineral resource and mineral reserve estimation, and in mine planning. The QP received reconciliation reports from the operations. Through the review of these reconciliation factors, the QP can accept the use of the data in support of the mineral resource and mineral reserve estimates. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 22-4 22.9 Metallurgical Testwork Metallurgical testwork and associated analytical procedures were appropriate to the mineralization type, appropriate to establish the optimal processing routes, and were performed using samples that are typical of the mineralization styles found within the Cadia East and Ridgeway deposits. Samples selected for testing were representative of the various types and styles of mineralization. Samples were selected from a range of depths within the deposits. Sufficient samples were taken so that tests were performed on sufficient sample mass. Metallurgical recovery forecasts are: • Cadia East gold recovery rates are forecast at approximately 80%, copper recovery rates at approximately 86%, silver recovery rates at approximately 67% and molybdenum recovery rates (relative to plant feed) of approximately 67%; • Ridgeway: recovery forecasts for the overall LOM are 81% for gold, 87% for copper and 66% for silver; • Stockpiles: gold recovery of 64%, and copper recovery of 75%. Fluorine is the main deleterious element identified at Cadia East that could influence concentrate sales and marketing. Since 2017, all material within the plant has been processed through a Jameson cell, giving maximum fluorine rejection, particularly of the entrained fluorine-bearing minerals, and therefore it is unlikely that fluorine levels in copper concentrate will exceed the maximum contractual limits over the LOM. There are expected to be no deleterious elements in any Ridgeway concentrates that will trigger penalty payments or rejection rates. 22.10 Mineral Resource Estimates Mineral resources are reported using the mineral resource definitions set out in SK1300, and are reported exclusive of those mineral resources converted to mineral reserves. The reference point for the estimate is in situ or in stockpiles. Mineral resources are reported on a 100% basis. Areas of uncertainty that may materially impact the mineral resource estimates include: changes to long-term metal and exchange rate price assumptions; changes in local interpretations of mineralization geometry, structures, and continuity of mineralized zones; changes to geological and grade shape and geological and grade continuity assumptions; changes to metallurgical recovery assumptions; changes to the input assumptions used to derive the conceptual underground mass mining methods used to constrain the estimates; changes to the to the input assumptions used in the constraining pit shell for those mineral resources amenable to open pit mining methods; changes to the NSR cut-offs applied to the estimates; variations in geotechnical (including seismicity), hydrogeological and mining assumptions; and changes to environmental, permitting and social license assumptions. A risk to the resource estimates is the assumption that there will be sufficient tailings storage capacity at the tailings cost input assumption used when considering reasonable prospects of economic extraction. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 22-5 22.11 Mineral Reserve Estimates Mineral reserves were converted from measured and indicated mineral resources. Inferred mineral resources were set to waste. Mineral reserves are reported using the mineral resource definitions set out in SK1300. The reference point for the estimate is the point of delivery to the process facilities. Mineral reserves are reported on a 100% basis. Areas of uncertainty that may materially impact the mineral reserve estimates include: changes to long-term metal price and exchange rate assumptions; changes to metallurgical recovery assumptions; changes to the input assumptions used to derive the cave outlines and the mine plan that is based on those cave designs; changes to operating and capital cost assumptions used, including changes to input cost assumptions such as consumables, labor costs, royalty and taxation rates; variations in geotechnical, mining, dilution and processing recovery assumptions, including changes to designs as a result of changes to geotechnical, hydrogeological, and engineering data used; changes to the shut-off criteria used to constrain the estimates; ability to source power supplies if the current assumptions cannot be met; ability to obtain sufficient water to meet operational needs; changes to the assumed permitting and regulatory environment under which the mine plan was developed; ability to permit additional TSF capacities or facilities; ability to maintain mining permits and/or surface rights; ability to obtain operations certificates in support of mine plans; ability to obtain and maintain social and environmental license to operate. There is a risk to the mineral reserve estimates if Newmont is not able to demonstrate that the Cadia Valley Operations can remediate, maintain and operate the existing TSFs in line with the costs estimated in the LOM plan. A similar risk exists with the costs estimated for the TSF expansion included in the cash flow analysis. Newmont must also demonstrate that the operations can be mined within the existing environmental permit requirements. 22.12 Mining Methods Mining operations are conducted year-round. It is expected that mining activities associated with the Ridgeway mine will also be year-round. The mine plans are based on the current knowledge of geotechnical, hydrological, mining and processing information. Mine designs incorporate underground infrastructure and ventilation requirements. Underground operations use and will continue to use conventional block or panel cave underground mining methods and equipment fleets. The projected combined Cadia East and Ridgeway mine life is 31 years (2026–2056).

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 22-6 22.13 Recovery Methods The process methods are generally conventional to the industry. The comminution and recovery processes are widely used with no significant elements of technological innovation. The process plant flowsheet designs were based on testwork results, previous study designs, and industry-standard practices. The process plants will produce variations in recovery due to the day-to-day changes in ore type or combinations of ore type being processed. These variations are expected to trend to the forecast recovery value for monthly or longer reporting periods. 22.14 Infrastructure Infrastructure required for operations is constructed and operational. Some additional facilities will be required to support the operations as envisaged in the LOM plan. The preliminary modelling of the mid-western NSW transmission system has identified supply restrictions under various contingent scenarios, although under system intact conditions, the regional transmission system has sufficient capacity to meet the Project power demands. 22.15 Market Studies The Cadia Valley Operations produce a copper concentrate, a molybdenum concentrate and doré. All products are readily marketable. Newmont uses a combination of historical and current contract pricing, contract negotiations, knowledge of its key markets from a long operations production record, short-term versus long- term price forecasts prepared by Newmont’s internal corporate marketing group, public documents, and analyst forecasts when considering long-term commodity price forecasts. Higher metal prices are used for the mineral resource estimates to ensure the mineral reserves are a sub-set of, and not constrained by, the mineral resources, in accordance with industry-accepted practice. Contracts are typically reviewed and negotiated on an as-needs basis. Based on Newmont’s knowledge, the contract terms are typical of similar contracts both regionally and nationally. 22.16 Environmental, Permitting and Social Considerations Baseline studies were completed in support of current and former operations. Environmental monitoring is undertaken across the Project, and in the vicinity of the Cadia Valley Operations. The mining leases further require a Mining Operations Plan to be prepared that outlines significant disturbance, rehabilitation plans, and mine closure strategies. Development not otherwise covered by existing approvals and Mining Operation Plans will require new authorizations. The current waste rock materials and low-grade ore categories are classified using color nomenclature that reflects the management approach to that material. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 22-7 There are three tailings storage facilities: the NTSF, the STSF, and the mined-out Cadia Hill open pit (Cadia Pit TSF), each of which are located within the Cadia mining lease. The NTSF design consists of an earth and rock-fill dam, with nine embankment raises undertaken. All raises since 2008 have involved upstream construction. The STSF is also an earth and rock-fill dam, with, to date, six embankment raises undertaken, the last three of which used the upstream method. The Cadia Pit TSF and STSF are planned to be operated to the current approved tailings elevations with future STSF raises converted from upstream towards centerline raise methods. Tailings were shown to be non-acid forming. The Event occurred in the southern wall of the NTSF, causing it to lose containment of tailings. The tailings were captured within the basin of the STSF. A prohibition notice issued by the NSW resources regulator on depositing tailings in the NTSF remains in place as at December 31, 2025. An Independent Technical Review Board investigation of the Event was completed in April, 2019 and has been publicly released. The Independent Technical Review Board ultimately attributed the failure to slow movement in a previously unidentified weak foundation layer, which lead to the liquefaction of tailings and sudden failure of the slope. In response to the Independent Technical Review Board recommendations, Newcrest expanded geotechnical investigations of the TSF foundations and identified areas where additional embankment buttressing was required. Newmont have also significantly increased surface and subsurface monitoring of the TSFs since the Event. Newmont continues to investigate the remediation of the NTSF slump zone, and is undertaking buttressing of the embankment, as approved. Since April 2018, tailings deposition has primarily been in the Cadia Pit TSF with some deposition in the STSF also occurring, with no deposition in the NTSF. Newcrest engaged expert engineering firms to develop buttress designs and to remediate existing TSF embankments to acceptable safety levels. Where there was a lack of data, conservative assumptions on foundation strengths were assumed. Initial buttressing of the NTSF western wall was completed in 2023, with buttressing work on-going as at December 31, 2025. Buttress construction along the STSF has been completed in 2025 to support ongoing operations. Future tailings storage beyond the Cadia Pit TSF and STSF storage capacities will be required later in the mine plan to support the LOM production plan envisaged in this Report. Planning and community engagement is currently ongoing to extend the STSF in height and footprint and different technologies are being considered as part of the regulatory approvals process. The capital and operating cost estimates include provision for future tailings storage. These costs were included in the economic analysis that supports the mineral reserves. Water supply is characterized by variable supply sources. Droughts have, in the past, resulted in a prolonged period of very low water supply. Drought conditions are a risk to future operations if unduly prolonged. Newmont holds the key permits required to support the current operations. The Cadia expansion will trigger a need to evaluate the proposal under various NSW Government environment and mining legislation and key Commonwealth legislation. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 22-8 Community relations are managed in accordance with the Communities Policy and Social Performance Standard. The closure provision in the financial analysis supporting the mineral reserves, is estimated at US$0.5 B. 22.17 Capital Cost Estimates Capital costs are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%. The overall capital cost estimate for the Cadia Operations LOM is approximately US$9.7 B. 22.18 Operating Cost Estimates Operating costs are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%. Operating costs were based on actual costs seen during operations and were projected through the LOM plan. The overall operating cost estimate for the Cadia Operations LOM, is approximately US$22.0 B. 22.19 Economic Analysis The NPV at a discount rate of 5% is US$2.6 B and Free Cash flow of $5.3 B The active mining and processing operation ceases in 2056; however, closure costs are estimated to 2058. 22.20 Risks and Opportunities 22.20.1 Risks Risks that may affect the mineral resource and mineral reserve estimates are identified in Chapter 11.14 and Chapter 12.6 respectively. Risks associated with the block cave mining method include a cave not propagating as anticipated, excessive air gaps forming during the cave propagation, unplanned ground movement occurring due to changes in stresses released in the surrounding rock and larger or more frequent mining-induced seismicity than anticipated. Additionally, during cave establishment and propagation, higher levels of seismic activity, and higher likelihood of damage to excavations from seismic events, are expected. This has been observed during the cave establishment phase of Cadia’s PC2–3 project and is expected during the establishment of Cadia’s PC1–2 project in the coming years. Such seismic events and associated damage may require changes to the mining plan and upgrades to ground support systems, which could take several months. Large seismic events may also occur after cave establishment and propagation Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 22-9 and during steady state caving, although the likelihood of this is lower. Excessive water ingress, disturbance, and the presence of fine materials may also give rise to unplanned releases of material of varying properties and of water through drawbells. The Cadia Valley Operations recorded sudden unplanned releases of both dry fine ore material and wet mud material through drawbells in 2023. Failure to maintain compliance with applicable law or the Cadia Valley Operations’ Environmental Protection License may result in the Environment Protection Authority suspending or revoking the Environmental Protection License, seeking court orders, or issuing additional prevention notices to specify actions that must, or must not, be taken, or prohibition notices directing Cadia to cease an activity. Ongoing enforcement, and challenges in maintaining compliance, may impact the Cadia Valley Operations’ ability to secure a future expansion of its project approval to extend the LOM beyond 2031. The Cadia Valley Operations have previously been, and may in the future be, subject to prosecutions and penalties for noncompliance with air quality requirements or the terms of its Environmental Protection License, including in respect of emissions from any vent rise or emissions from the NTSF and the STSF. Operational changes required to achieve or maintain compliance, including reductions in mining rates and other limitations on mining or processing operations, or additional requirements to install costly pollution control equipment, may adversely impact the assumptions used in the mine plan and economic analysis that supports mineral reserves. An ongoing Project risk is the operations’ ability to manage the TSF instability. The LOM plan assumes that the STSF can resume operations. If this cannot be managed, there is a risk that once the Cadia Pit TSF is filled mining and processing operations will cease pending other solutions. This will affect both the Project LOM plan and forecast economic outcomes. There is a risk that the Southern Tailings Storage Facility Extended cannot be permitted as envisaged in this Report. In this instance, mining and processing operations will be delayed or could even cease. This will affect both the Project LOM plan and forecast economic outcomes. There is a heightened level of community concern relating to the perceived impact of mining activities on the health of the community, and the condition of residential properties, located in proximity to the Project. These developments, including community complaints associated with Newmont’s Cadia Valley Operations activities could give rise to reputational harm, operational disruptions, increased regulatory scrutiny of mining activities or delays to Project development. 22.20.2 Opportunities There is Project upside opportunity if the mineral resources exclusive of mineral reserves can be upgraded to mineral reserves with additional testwork and study. 22.21 Conclusions Under the assumptions presented in this Report, the Cadia Valley Operations have a positive cash flow, and mineral reserve estimates can be supported.

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 23-1 23.0 RECOMMENDATIONS As Cadia is an operating mine, the QP has no material recommendations to make. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 24-1 24.0 REFERENCES 24.1 Bibliography Barton, N., Lien, R., and Lunde, J., 1974: Engineering Classification of Rock Masses for the Design of Tunnel Support: Rock Mechanics vol 6, pp. 189–236. Beck, D, 2013: Ridgeway Deeps Lift 2 Coupled Simulation of Footprint Deformation: Beck Engineering. Cadia Holdings Pty Ltd, 2018: Rehabilitation Strategy: internal CHPL report. Chamberlain, C.M., Jackson, M., Jago, C.P., Pass, H.E., Simpson, K.A., Cooke, D.R., and Tosdal, R.M., 2006: Toward an Integrated Model for Alkalic Porphyry Copper Deposits in British Columbia (NTS 093A, N; 104G): BC Ministry of Energy, Mines and Petroleum Resources, Geological Field work 2006, Paper 2007-1259. Cuison, A.L., 2010: Geology and Genesis of the Ridgeway Porphyry Au-Cu Deposit, NSW: PhD thesis, University of Tasmania. Flores G., and Karzulovic, A., 2003: Geotechnical Guideline for a Transition from Open Pit to Underground Mining: Geotechnical Characterization: Report to International Caving Study II, Brisbane, Julius Kruttschnitt Mineral Research Centre. Fluor, 2010: Cadia East Project Feasibility Study Report: April 2010. Forster D.B., Seccombe P.K., and Phillips D., 2004: Controls on Skarn Mineralization and Alteration at the Cadia Deposits, New South Wales, Australia: Economic Geology and the Bulletin of the Society of Economic Geologists 99, pp. 761–788. Fox, N., Harris, A., Cooke, D., and Collett, D., 2009: Controls on the Formation of the Cadia East Alkalic Porphyry Au-Cu Deposit, NSW: Potential Reactivation of Early Basin Structures: Macquarie Arc Conference, Orange. Glen R.A., Walshe J.L., Barron L.M., and Watkins J.J., 1998: Ordovician Convergent-Margin Volcanism and Tectonism in the Lachlan Sector of East Gondwana: Geology 26, pp. 751– 754. Glen R.A., Hancock P.L., and Whittaker A., 2005: Basin Inversion by Distributed Deformation; the Southern Margin of the Bristol Channel Basin, England. Journal of Structural Geology 27, pp. 2,113–2,134. Glen R.A., Crawford A.J., and Cooke D.R., 2007: Tectonic Setting of Porphyry Cu-Au Mineralization in the Ordovician-Early Silurian Macquarie Arc, Eastern Lachlan Orogen, New South Wales; Geological Evolution and Metallogenesis of the Ordovician Macquarie Arc, Lachlan Orogen, New South Wales: Australian Journal of Earth Sciences 54, pp. 465–479. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 24-2 Harris, A.C., Percival, I.G., Allen, C.M., Cooke, D.R., Tosdal, R.M., McMillan, C., Dunham, P.D., and Collett, D., 2009: Inverted Submarine Basins Hosting the Cadia Valley Porphyry Ore Deposits, New South Wales: Fundamental Controls on System Architecture: Macquarie Arc Conference, Orange. Holliday J.R., Wilson A.J., Blevin P.L., Tedder I.J., Dunham P.D., and Pfitzner M., 2002: Porphyry Gold-Copper Mineralization in the Cadia District, Eastern Lachlan Fold Belt, New South Wales, and its Relationship to Shoshonitic Magmatism: Mineralium Deposita 37, pp. 100–116. Holliday J.R. and Cooke D.R., 2007: Advances in Geological Models and Exploration Methods for Copper ± Gold Porphyry Deposits: in Milkereit B. ed. Proceedings of Exploration 07: Fifth Decennial International Conference on Mineral Exploration: Toronto, Canada, pp. 791–809. Jeffries, M., Morgenstern, N.R., Van Zyl, D., and Wates, J., 2019: Report on NTSF Embankment Failure, Cadia Valley Operations, for Ashurst Australia: report prepared by the Independent Technical Review Board, April 17, 2019, 119 p. and appendices. Laubscher, D.H., 1990: A Geomechanics Classification System for the Rating of Rock Mass in Mine Design: Trans. S. Afr. Inst. Min. Metal. 9(10). Micko, J., Tosdal, R.M., Bissig, T., Chamberlain, C.M. and Simpson, K.A., 2014: Hydrothermal Alteration and Mineralization of the Galore Creek Alkalic Cu-Au Porphyry Deposit, Northwestern British Columbia, Canada: Economic Geology, v. 109, pp. 891–914. Newcrest Mining Limited, 2007: Ridgeway Deeps Feasibility Study: internal Newcrest report, Vols 1 to 4. Newcrest Mining Limited, 2014: Pre-Feasibility Study- Ridgeway Deeps Lift 2: internal Newcrest report. Newcrest Mining Limited, 2018: Cadia Expansion Pre-Feasibility Study: internal Newcrest report, August 8, 2018. Newcrest Mining Limited, 2019a: Expert Review of Cadia Tailings Facility Completed: news release, April 30, 2019, 3 p. Newcrest Mining Limited, 2019b: Cadia Valley Operations Cadia Hill Tailings Completion Modification – Modification Report: draft report prepared for NSW Department of Planning & Environment. Newcrest Mining Limited, 2019c: Cadia Expansion Feasibility Study: internal Newcrest report, September 9, 2019. Packham G., Percival I., and Bischoff G., 1999: Age Constraints on Strata Enclosing the Cadia and Junction Reefs Ore Deposits of Central New South Wales, and Tectonic Implications: Quarterly Notes - Geological Survey of New South Wales 110, pp. 1–12. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 24-3 Panteleyev, A., 1995: Porphyry Cu±Mo±Au: in Selected British Columbia Mineral Deposit Profiles, Volume 1, D.V. Lefebure and G.E. Ray, eds, British Columbia Ministry of Energy, Mines, and Petroleum Resources, pp. 87–91. Pfitzner, M, 2007: Ridgeway Deeps Feasibility Study Volume 4.3: Technical Geotechnical, August 8, 2007. Seedorff, E. Dilles, J.H., Proffett, J.M., Jr., Einaudi, M., Zurcher, L., Stavast, W.J.A., Johnson, D.A., and Barton, M.D., 2005: Porphyry Deposits: Characteristics and Origin of Hypogene Features: Economic Geology 100th Anniversary Volume, pp. 251–298. Sillitoe, R.H., 2000: Role of Gold-Rich Porphyry Models in Exploration, in S.G. Hagerman and P.H. Brown, eds., Gold in 2000, Reviews in Economic Geology, v. 13, pp. 311–346. Sillitoe, R.H., 2010: Porphyry Copper Systems: Economic Geology, v. 105, pp. 3–41. Sinclair, W.D., 2006: Consolidation and Synthesis of Mineral Deposits Knowledge - Porphyry Deposits: report posted to Natural Resources Canada website 30 January, 2006, 14 p., <http://gsc.nrcan.gc.ca/mindep/synth_dep/porph/index_e.php. Singer, D.A., Berger, V.I., and Moring, B.C., 2008: Porphyry Copper Deposits of the World: Database and Grade and Tonnage Models: U.S. Geological Survey Open-File Report 2008-1155, version 1.0 (http://pubs.usgs.gov/of/2008/1155/). Stevens, B.P.J., 1972: Mine Data Sheets to Accompany Metallogenic Map Bathurst 1:250,000 sheet: cited in Bajwah, Z.U., Seccombe, P.K., and Offier, R., 1987: Trace Element Distribution, Co:Ni Ratios and Genesis of the Big Cadia Iron-Copper Deposit, New South Wales, Australia: Mineralium Deposita, vol. 22, pp. 292–300. Washburn, M., 2008: Architecture of the Silurian Sedimentary Cover Sequence in the Cadia Porphyry Au-Cu District, NSW, Australia: Implications for Post-Mineral Deformation: M.Sc. thesis, University of British Columbia. Wilson A.J., 2003: The Geology, Genesis and Exploration Context of the Cadia Gold-Copper Porphyry Deposits, New South Wales, Australia: PhD thesis, University of Tasmania, Hobart, Tasmania, Australia. Wilson A.J., Cooke D.R., and Harper B.L., 2003: The Ridgeway Gold-Copper Deposit; a High- Grade Alkalic Porphyry Deposit in the Lachlan Fold Belt, New South Wales, Australia: Economic Geology 98, pp. 1,637–1,666. Wilson A.J., Cooke D.R., Stein H.J., Fanning C.M., Holliday J.R., and Tedder I.J., 2007: U-Pb and Re-Os Geochronologic Evidence for Two Alkalic Porphyry Ore-Forming Events in the Cadia District, New South Wales, Australia: Economic Geology 102, pp. 3–26.

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 24-4 24.2 Abbreviations Abbreviation/Symbol Term µm micrometer AU$ Australian dollar AA atomic absorption AG autogenous grind AHD Australian height datum Ai abrasion index ANSTO Australian Nuclear Science Technology Organisation ARD acid rock drainage B billion BWi Bond work index CHPL Cadia Holdings Pty Ltd CY calendar year DGPS differential global positioning system dmt dry metric tonnes dmt/a dry metric tonnes per annum DP Deposited Land DPE New South Wales Department of Planning and Environment. DWi drop weight index EA Environmental Assessment E&PA Act Environmental Planning and Assessment Act 1979 EPA Environment Protection Authority EPBC Act Environment Protection and Biodiversity Conservation Act 1999 EPCM engineering, procurement, and construction management EPL Environment Protection License FA fire assay FY financial year; in the Australian context G&A general and administrative GPS global positioning system HiG high intensity grind HPGR high pressure grinding roller ICP-AES inductively coupled plasma atomic emission spectroscopy ICP-MS inductively coupled plasma–mass spectrometry ICP-OES inductively coupled plasma optical emission spectroscopy ID2 inverse distance weighting to the power of two IFC International Finance Corporation Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 24-5 Abbreviation/Symbol Term IP induced polarization koz thousand ounces kt thousand tonnes LBMA London Bullion Market Association (now known simply as LBMA) LECO Analyzer designed for wide-range measurement of carbon and sulfur content of mineralization LG Lerchs–Grossmann LGA local government area LHD load–haul–dump vehicle LiDAR light detection and ranging LME London Metal Exchange LOM life-of-mine mAHD meters above Australian height datum masl meters above sea level mH meters high ML million liters ML/a million liters per annum MLA mineral liberation analysis/analyzer mRL meters relative level MSHA United States Mine Safety and Health Administration Mt million tonnes MVAr megavolt ampere reactive MW megawatt mW meters wide NAF Non-acid forming NATA National Association of Testing Authorities Australia Newcrest Newcrest Mining Limited Newmont Newmont Corporation NN nearest neighbor NPV net present value NSR net smelter return NSW New South Wales NTSF northern tailings storage facility OES optical emission spectrometry PAF potentially acid-forming PM10 Particulate matter with a diameter of ≤10 µm, inhalable into lungs PM2.5 Particulate matter with a diameter of ≤2.5 µm, inhalable into lungs Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 24-6 Abbreviation/Symbol Term QA/QC quality assurance and quality control QP Qualified Person RAB rotary air blast RC reverse circulation ROM run-of-mine RQD rock quality description RWi Bond rod mill work index SAG semi-autogenous grind SG specific gravity SMC breakage characteristics testing SME Society for Mining, Metallurgy and Exploration STSF southern tailings storage facility TSF tailings storage facility US United States US$ United States dollar wmt wet metric tonnes wmt/a wet metric tonnes per annum WRSF waste rock storage facility XRD X-ray diffraction 24.3 Glossary of Terms Term Definition acid rock drainage/acid mine drainage Characterized by low pH, high sulfate, high iron, and other metal species. alluvium Unconsolidated terrestrial sediment composed of sorted or unsorted sand, gravel, and clay that was deposited by water. ANFO A free-running explosive used in mine blasting made of 94% prilled aluminum nitrate and 6% No. 3 fuel oil. aquifer A geologic formation capable of transmitting significant quantities of groundwater under normal hydraulic gradients. autogenous grinding (AG) A grinding process in which the ore in the mill is crushed by the interaction between the ore particles or the ore and lining plates of the mill. azimuth The direction of one object from another, usually expressed as an angle in degrees relative to true north. Azimuths are usually measured in the clockwise direction, thus an azimuth of 90 degrees indicates that the second object is due east of the first. ball mill A piece of milling equipment used to grind ore into small particles. It is a cylindrical shaped steel container filled with steel balls into which crushed ore Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 24-7 Term Definition is fed. The ball mill is rotated causing the balls themselves to cascade, which in turn grinds the ore. bullion Unrefined gold and/or silver mixtures that have been melted and cast into a bar or ingot. carbonaceous Containing graphitic or hydrocarbon species, e.g., in an ore or concentrate; such materials generally present some challenge in processing, e.g., preg- robbing characteristics. CERCHAR abrasivity test This test method determines the abrasiveness of rock by of measuring the wear on the tip of a steel stylus caused by scratching against a freshly broken or saw cut rock surface for a prescribed 10 mm distance. comminution/crushing/grinding Crushing and/or grinding of ore by impact and abrasion. Usually, the word "crushing" is used for dry methods and "grinding" for wet methods. Also, "crushing" usually denotes reducing the size of coarse rock while "grinding" usually refers to the reduction of the fine sizes. concentrate The concentrate is the valuable product from mineral processing, as opposed to the tailing, which contains the waste minerals. The concentrate represents a smaller volume than the original ore curviplanar Has the form of a curved plane cut-off grade A grade level below which the material is not “ore” and considered to be uneconomical to mine and process. The minimum grade of ore used to establish reserves. data verification The process of confirming that data was generated with proper procedures, was accurately transcribed from the original source and is suitable to be used for mineral resource and mineral reserve estimation density The mass per unit volume of a substance, commonly expressed in grams/ cubic centimeter. diatreme A volcanic vent or pipe that formed when magma was forced through flat-lying sedimentary rock. dilution Waste of low-grade rock which is unavoidably removed along with the ore in the mining process. drawbell A funnel for broken rock that allows for rock extraction, connecting the undercut level, where the rock starts breaking, with the block cave production level, allowing the rock to flow into drawpoints. drawpoint The point at which gravity-fed ore or waste from a higher level is loaded into hauling units. easement Areas of land owned by the property owner, but in which other parties, such as utility companies, may have limited rights granted for a specific purpose. encumbrance An interest or partial right in real property which diminished the value of ownership, but does not prevent the transfer of ownership. Mortgages, taxes, and judgements are encumbrances known as liens. Restrictions, easements, and reservations are also encumbrances, although not liens. feasibility study A feasibility study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 24-8 Term Definition analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A feasibility study is more comprehensive, and with a higher degree of accuracy, than a pre-feasibility study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. financial year In the Australian context, a year commencing on July 1 and finishing on June 30 flotation Separation of minerals based on the interfacial chemistry of the mineral particles in solution. Reagents are added to the ore slurry to render the surface of selected minerals hydrophobic. Air bubbles are introduced to which the hydrophobic minerals attach. The selected minerals are levitated to the top of the flotation machine by their attachment to the bubbles and into a froth product, called the "flotation concentrate." If this froth carries more than one mineral as a designated main constituent, it is called a "bulk float". If it is selective to one constituent of the ore, where more than one will be floated, it is a "differential" float. flowsheet The sequence of operations, step by step, by which ore is treated in a milling, concentration, or smelting process. frother A type of flotation reagent which, when dissolved in water, imparts to it the ability to form a stable froth gangue The fraction of ore rejected as tailing in a separating process. It is usually the valueless portion, but may have some secondary commercial use graticule A grid of longitudinal/vertical and latitudinal/horizontal lines used in map or other representations. gravity concentrator Uses the differences in specific gravity between gold and gangue minerals to realize a separation of the gold from the gangue. heap leaching A process whereby valuable metals, usually gold and silver, are leached from a heap or pad of crushed ore by leaching solutions percolating down through the heap and collected from a sloping, impermeable liner below the pad. high pressure grinding rolls (HPGR) A type of crushing machine consisting of two large, studded rolls that rotate inwards and apply a high pressure compressive force to break rocks. hydrocyclone Separates out product phases on the basis of gravity within aqueous solutions. HydroFloat A fluidized bed coarse particle flotation device the overcomes buoyancy and froth recovery restrictions through up-current water velocity and plug flow conditions. indicated mineral resource An indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The term adequate geological evidence means evidence that is sufficient to establish geological and grade or quality continuity with reasonable certainty. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 24-9 Term Definition inferred mineral resource An inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The term limited geological evidence means evidence that is only sufficient to establish that geological and grade or quality continuity is more likely than not. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. A qualified person must have a reasonable expectation that the majority of inferred mineral resources could be upgraded to indicated or measured mineral resources with continued exploration; and should be able to defend the basis of this expectation before his or her peers. initial assessment An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralization to support the disclosure of mineral resources. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of mineral resources but cannot be used as the basis for disclosure of mineral reserves internal rate of return (IRR) The rate of return at which the Net Present Value of a project is zero; the rate at which the present value of cash inflows is equal to the present value of the cash outflows. IP Geophysical method, induced polarization; used to directly detect scattered primary sulfide mineralization. Most metal sulfides produce IP effects, e.g., chalcopyrite, bornite, chalcocite, pyrite, pyrrhotite Jameson cell High-intensity froth flotation cell. life of mine (LOM) Number of years that the operation is planning to mine and treat ore, and is taken from the current mine plan based on the current evaluation of ore reserves. measured mineral resource A measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The term conclusive geological evidence means evidence that is sufficient to test and confirm geological and grade or quality continuity. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. merger A voluntary combination of two or more companies whereby both stocks are merged into one. Merrill-Crowe circuit A process which recovers precious metals from solution by first clarifying the solution, then removing the air contained in the clarified solution, and then precipitating the gold and silver from the solution by injecting zinc dust into the solution. The valuable sludge is collected in a filter press for drying and further treatment Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 24-10 Term Definition mill Includes any ore mill, sampling works, concentration, and any crushing, grinding, or screening plant used at, and in connection with, an excavation or mine. mineral reserve A mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. The determination that part of a measured or indicated mineral resource is economically mineable must be based on a preliminary feasibility (pre- feasibility) or feasibility study, as defined by this section, conducted by a qualified person applying the modifying factors to indicated or measured mineral resources. Such study must demonstrate that, at the time of reporting, extraction of the mineral reserve is economically viable under reasonable investment and market assumptions. The study must establish a life of mine plan that is technically achievable and economically viable, which will be the basis of determining the mineral reserve. The term economically viable means that the qualified person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the mineral reserve is economically viable under reasonable investment and market assumptions. The term investment and market assumptions includes all assumptions made about the prices, exchange rates, interest and discount rates, sales volumes, and costs that are necessary to determine the economic viability of the mineral reserves. The qualified person must use a price for each commodity that provides a reasonable basis for establishing that the project is economically viable. mineral resource A mineral resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. The term material of economic interest includes mineralization, including dumps and tailings, mineral brines, and other resources extracted on or within the earth’s crust. It does not include oil and gas resources, gases (e.g., helium and carbon dioxide), geothermal fields, and water. When determining the existence of a mineral resource, a qualified person, as defined by this section, must be able to estimate or interpret the location, quantity, grade or quality continuity, and other geological characteristics of the mineral resource from specific geological evidence and knowledge, including sampling; and conclude that there are reasonable prospects for economic extraction of the mineral resource based on an initial assessment, as defined in this section, that he or she conducts by qualitatively applying relevant technical and economic factors likely to influence the prospect of economic extraction. net present value (NPV) The present value of the difference between the future cash flows associated with a project and the investment required for acquiring the project. Aggregate of future net cash flows discounted back to a common base date, usually the present. NPV is an indicator of how much value an investment or project adds to a company. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 24-11 Term Definition net smelter return (NSR) A defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of transportation, insurance, and processing costs. open pit A mine that is entirely on the surface. Also referred to as open-cut or open- cast mine. orogeny A process in which a section of the earth's crust is folded and deformed by lateral compression to form a mountain range ounce (oz) (troy) Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. overburden Material of any nature, consolidated or unconsolidated, that overlies a deposit of ore that is to be mined. pebble crushing A crushing process on screened larger particles that exit through the grates of a SAG mill. Such particles (typically approx. 50 mm diameter) are not efficiently broken in the SAG mill and are therefore removed and broken, typically using a cone crusher. The crushed pebbles are then fed to a grinding mill for further breakage. peperite A type of rock that forms when magma comes into contact with wet sediments. phyllic alteration Minerals include quartz–sericite–pyrite plant A group of buildings, and especially to their contained equipment, in which a process or function is carried out; on a mine it will include warehouses, hoisting equipment, compressors, repair shops, offices, mill or concentrator. potassic alteration A relatively high temperature type of alteration which results from potassium enrichment. Characterized by biotite, K-feldspar, adularia. preg-robbing A characteristic of certain ores, typically that contain carbonaceous species, where dissolved gold is re-adsorbed by these species, leading to an overall reduction in gold recovery. Such ores require more complex treatment circuits to maximize gold recovery. preliminary feasibility study, pre- feasibility study A preliminary feasibility study (prefeasibility study) is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the indicated and measured mineral resources may be converted to mineral reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable probable mineral reserve A probable mineral reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource. For a probable mineral reserve, the qualified person’s confidence in the results obtained from the application of the modifying factors and in the estimates of tonnage and grade or quality is lower than what is sufficient for a classification as a proven mineral reserve, but is still sufficient to demonstrate that, at the time of

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 24-12 Term Definition reporting, extraction of the mineral reserve is economically viable under reasonable investment and market assumptions. The lower level of confidence is due to higher geologic uncertainty when the qualified person converts an indicated mineral resource to a probable reserve or higher risk in the results of the application of modifying factors at the time when the qualified person converts a measured mineral resource to a probable mineral reserve. A qualified person must classify a measured mineral resource as a probable mineral reserve when his or her confidence in the results obtained from the application of the modifying factors to the measured mineral resource is lower than what is sufficient for a proven mineral reserve. propylitic Characteristic greenish color. Minerals include chlorite, actinolite and epidote. Typically contains the assemblage quartz–chlorite–carbonate proven mineral reserve A proven mineral reserve is the economically mineable part of a measured mineral resource. For a proven mineral reserve, the qualified person has a high degree of confidence in the results obtained from the application of the modifying factors and in the estimates of tonnage and grade or quality. A proven mineral reserve can only result from conversion of a measured mineral resource. qualified person A qualified person is an individual who is a mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and an eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must: (A) Be either: (1) An organization recognized within the mining industry as a reputable professional association, or (2) A board authorized by U.S. federal, state, or foreign statute to regulate professionals in the mining, geoscience, or related field; (B) Admit eligible members primarily on the basis of their academic qualifications and experience; (C) Establish and require compliance with professional standards of competence and ethics; (D) Require or encourage continuing professional development; (E) Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and; (F) Provide a public list of members in good standing. raisebore A method of obtaining vertical openings using a drilling machine reclamation The restoration of a site after mining or exploration activity is completed. refining A high temperature process in which impure metal is reacted with flux to reduce the impurities. The metal is collected in a molten layer and the impurities in a slag layer. Refining results in the production of a marketable material. resistivity Observation of electric fields caused by current introduced into the ground as a means of studying earth resistivity in geophysical exploration. Resistivity is the property of a material that resists the flow of electrical current Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 24-13 Term Definition rilling Running down a slope or chute. rock quality designation (RQD) A measure of the competency of a rock, determined by the number of fractures in a given length of drill core. For example, a friable ore will have many fractures and a low RQD. royalty An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a specific amount per tonne or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process. run-of-mine (ROM) Rehandle where the raw mine ore material is fed into the processing plant’s system, usually the crusher. This is where material that is not direct feed from the mine is stockpiled for later feeding. Run-of-mine relates to the rehandle being for any mine material, regardless of source, before entry into the processing plant’s system. semi-autogenous grinding (SAG) A method of grinding rock into fine powder whereby the grinding media consists of larger chunks of rocks and steel balls. shut-off The shut-off value (grade) in a block or panel cave mine determines when a drawpoint will be shut off and mining will cease from that drawpoint. skarn A calc-silicate metamorphic rock that has been chemically and mineralogically altered by metasomatism of fluid of magmatic, metamorphic, meteoric or are origin. specific gravity The weight of a substance compared with the weight of an equal volume of pure water at 4°C. tailings Material rejected from a mill after the recoverable valuable minerals have been extracted. triaxial compressive strength A test for the compressive strength in all directions of a rock or soil sample uniaxial compressive strength A measure of the strength of a rock, which can be determined through laboratory testing, and used both for predicting ground stability underground, and the relative difficulty of crushing. wrigglite Finely laminated skarn Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 25-1 25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT 25.1 Introduction The QP fully relied on the registrant for the information used in the areas noted in the following sub-sections. The QP considers it reasonable to rely on the registrant for the information identified in those sub-sections, for the following reasons: • The registrant, through its merger with Newcrest, has been Owner and operator of the mining operations for more than 27 years, with 15 of those years focusing on underground operations; • The registrant has employed industry professionals with expertise in the areas listed in the following sub-sections; • The registrant has a formal system of oversight and governance over these activities, including a layered responsibility for review and approval; • The registrant has considerable experience in each of these areas. 25.2 Macroeconomic Trends • Information relating to inflation, interest rates, discount rates, exchange rates, and taxes was obtained from the registrant. This information is used in the economic analysis in Chapter 19. It supports the assessment of reasonable prospects for economic extraction of the mineral resource estimates in Chapter 11, and inputs to the determination of economic viability of the mineral reserve estimates in Chapter 12. 25.3 Markets • Information relating to market studies/markets for product, market entry strategies, marketing and sales contracts, product valuation, product specifications, refining and treatment charges, transportation costs, agency relationships, material contracts (e.g., mining, concentrating, smelting, refining, transportation, handling, hedging arrangements, and forward sales contracts), and contract status (in place, renewals), was obtained from the registrant. This information is used in the economic analysis in Chapter 19. It supports the assessment of reasonable prospects for economic extraction of the mineral resource estimates in Chapter 11, and inputs to the determination of economic viability of the mineral reserve estimates in Chapter 12. Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 25-2 25.4 Legal Matters • Information relating to the corporate ownership interest, the mineral tenure (concessions, payments to retain property rights, obligations to meet expenditure/reporting of work conducted), surface rights, water rights (water take allowances), royalties, encumbrances, easements and rights-of-way, violations and fines, permitting requirements, and the ability to maintain and renew permits was obtained from the registrant. This information is used in support of the property description and ownership information in Chapter 3, the permitting and mine closure descriptions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12. 25.5 Environmental Matters • Information relating to baseline and supporting studies for environmental permitting, environmental permitting and monitoring requirements, ability to maintain and renew permits, emissions controls, closure planning, closure and reclamation bonding and bonding requirements, sustainability accommodations, and monitoring for and compliance with requirements relating to protected areas and protected species was obtained from the registrant. This information is used when discussing property ownership information in Chapter 3, the permitting and closure discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12. 25.6 Stakeholder Accommodations • Information relating to social and stakeholder baseline and supporting studies, hiring, and training policies for workforce from local communities, partnerships with stakeholders (including national, regional, and state mining associations; trade organizations; fishing organizations; state and local chambers of commerce; economic development organizations; non-government organizations; and state and federal governments), and the community relations plan was obtained from the registrant. This information is used in the social and community discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12. 25.7 Governmental Factors • Information relating to taxation and royalty considerations at the Project level, monitoring requirements and monitoring frequency, bonding requirements, and violations and fines was obtained from the registrant.

Cadia Valley Operations New South Wales, Australia Technical Report Summary Date: February 2026 Page 25-3 This information is used in the discussion on royalties and property encumbrances in Chapter 3, the monitoring, permitting and closure discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12.